PROSPECTUS	Filed Pursuant to 424(b)(4)
Registration No. 333-297487

6,250,000 Shares

Common Stock

This is an initial public offering of shares of common stock of Vogenx, Inc.

We are offering 6,250,000 shares of our common stock. The initial public offering price is $13.00 per share.

Prior to this offering, there has been no public market for our common stock. Our common stock has been approved for listing on the Nasdaq Capital Market under the symbol “VOGX.”

We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws, and as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and for future filings.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should read carefully the discussion of the material risks of investing in our common stock under the heading “Risk factors” starting on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$13.00	$81,250,000
Underwriting discounts and commissions(1)	$0.91	$5,687,500
Proceeds, before expenses, to Vogenx, Inc.	$12.09	$75,562,500

(1)	See “Underwriting” beginning on page 135 of this prospectus for additional information regarding underwriting compensation.

The underwriters are offering the shares for sale on a firm commitment basis. We have granted the underwriters an option for a period of 45 days to purchase up to 937,500 additional shares of our common stock from us at the initial public offering price, less underwriting discounts and commissions.

The underwriters expect to deliver the shares against payment in New York, New York on August 13, 2026.

Sole Book-Running Manager

Jones

Prospectus dated August 11, 2026.

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We have not, and the underwriters have not, authorized anyone to provide any information or to make any representation other than those contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus, any amendment or supplement to this prospectus or any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

Market data and certain other statistical information used throughout this prospectus are based on independent industry publications, governmental publications, reports by market research firms, or other independent sources that we believe to be reliable sources. Industry publications and third-party research, surveys, and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We are responsible for all of the disclosure contained in this prospectus, and we believe that these sources are reliable; however, we have not independently verified the information contained in such publications. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under the section entitled “Risk factors” and elsewhere in this prospectus. Some data are also based on our good faith estimates.

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

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PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes thereto included elsewhere in this prospectus. You should also consider, among other things, the information set forth under the sections entitled “Risk factors,” “Special note regarding forward-looking statements,” and “Management’s discussion and analysis of financial condition and results of operations,” in each case included elsewhere in this prospectus.

Overview

We are a clinical-stage biopharmaceutical company focused on the discovery and development of novel therapies for the treatment of serious diseases associated with dysfunctions in human metabolism, including post-bariatric hypoglycemia, or PBH, and gastroparesis. Our company was founded in 2021 by experienced leaders with proven expertise developing drugs in the metabolic disease space. Our primary objective is to advance our lead investigational product candidate, mizagliflozin, a selective inhibitor of the sodium-glucose transporter 1, or SGLT1, through clinical development for disorders related to glucose absorption and postprandial dysregulation, and towards regulatory approval.

Our lead product candidate, mizagliflozin, is an orally administered, minimally absorbed small molecule drug candidate in development for the treatment of PBH, gastroparesis, and GIP-dependent Cushing’s Syndrome, or GDCS. Mizagliflozin is a selective inhibitor of SGLT1, a glucose transporter present in the gastrointestinal tract responsible for transporting dietary glucose into the bloodstream.

Mizagliflozin was discovered by Kissei Pharmaceutical Co., Ltd., or Kissei, and, in 2021, we obtained exclusive rights to mizagliflozin on a worldwide basis, excluding Japan, Korea and Taiwan, in exchange for certain milestone payments and royalties on net sales for any product candidates or commercial products associated with the licensed Kissei patents and know-how.

To date, mizagliflozin has been administered to over 500 subjects in 10 clinical studies. Glucose absorption, and insulin and glucose-dependent insulinotropic polypeptide, or GIP, secretion were measured in six of these clinical studies. In each of the six studies, participants dosed with mizagliflozin were observed to have reduced and delayed postprandial glucose absorption and lowered overproduction of insulin and GIP when compared to participants dosed with placebo or as compared to baseline. These six clinical trials included studies VGX-001-011 and VGX-001-012, which involved a total of 24 patients diagnosed with PBH, D7101049 [healthy volunteers], D7101051 [healthy volunteers], SGA112534 [type 2 diabetics], and KWA1205 [chronic idiopathic constipation patients].

We have completed two Phase 2 clinical studies for mizagliflozin in patients diagnosed with PBH, in which a statistically significant reduction in postprandial glucose absorption and insulin secretion, as well as an improvement in both glucose nadir and glucose peak, was observed in the patients dosed with mizagliflozin versus those dosed with placebo or compared to baseline. Statistical significance is indicated by the p-value associated with the particular result. The term “p-value” represents the probability that random chance caused the result (e.g., a p-value=0.01 means that there is a 1% probability that the difference between the control group and the treatment group is purely due to random chance). Generally, a p-value less than 0.05 is considered statistically significant.

Study results have also shown reductions in Level 3 and Level 2 hypoglycemic events in PBH patients dosed with mizagliflozin compared to placebo. We have begun study startup activities for our Phase 2b EMERGE study for the PBH program and expect to begin screening patients in 2026. We are also planning a Phase 2 proof of concept clinical trial of mizagliflozin in patients diagnosed with gastroparesis, which we plan to initiate in 2027. In addition, we anticipate submitting an IND to the U.S. Food and Drug Administration, or the FDA, in 2027 for use of mizagliflozin in patients diagnosed with GDCS.

Our preclinical small molecule candidate, VGX-2857, is being considered for metabolic disease indications, including weight maintenance.

Our pipeline of product candidates

The current status of our product candidates is illustrated in the chart below. In addition to these product candidates, and subject to additional funding, we anticipate using our expertise in solute carrier biology to advance early discovery efforts to elucidate whether specific transporters are involved in mediating various disease areas including metabolic, neurologic, oncologic, immune-modulatory and cardiovascular diseases. We believe that a transporter-centric discovery effort has the potential to generate differentiated drug product candidates that leverage our core biology and translational insights while complementing our clinical stage programs.

Mizagliflozin: A novel inhibitor of SGLT1

Our lead product candidate, mizagliflozin, is a selective, minimally absorbed inhibitor of SGLT1 with a site of action in the intestinal lumen. SGLT1 is the primary glucose and galactose transporter in the human small intestine and plays a secondary role in renal glucose reabsorption. Unlike sodium-glucose cotransporter 2, or SGLT2, which is localized mainly in the kidney, SGLT1 governs postprandial glucose absorption in the gut, making it a critical regulator of blood glucose excursions after meals. Pharmacological inhibition of SGLT1 reduces and delays the rate and extent of intestinal glucose uptake, blunting postprandial hyperglycemia and, combined with a reduction in secreted GIP, reduces insulin secretion. GIP amplifies glucose signaling and evidence suggests it may be responsible for 60-80% of the postprandial insulin effect. We believe this dual effect—attenuating postprandial glucose absorption while modulating incretin response—makes SGLT1 an attractive target for the treatment of metabolic diseases.

By reducing and delaying intestinal glucose uptake, SGLT1 inhibition can reduce postprandial secretion of both GIP and insulin and mitigate subsequent hyperinsulinemic hypoglycemia. In the fasting state, SGLT1 inhibition in the gut is clinically silent because there is no substrate (glucose) to block. As a competitive inhibitor, mizagliflozin’s therapeutic effect is dependent on the presence of prandial glucose.

As described below, we believe that mizagliflozin may be useful in the treatment of PBH, gastroparesis and GDCS.

Potential treatment for Post-Bariatric Hypoglycemia

PBH is a form of postprandial hypoglycemia associated with bariatric surgeries. Following bariatric surgeries, patients often overexpress SGLT1 in the intestinal lumen, which increases the quantity and rate of glucose absorption and leads to the secretion of GIP and insulin.

PBH patients rapidly absorb glucose, causing increases in GIP secretion and abnormally elevated insulin (hyperinsulinemia). This hyperinsulinemia can result in low blood glucose and hypoglycemic events. During these hypoglycemic events, patients experience dangerously low blood sugar levels that can result in hypoglycemic symptoms such as confusion, weakness, dizziness, blurred vision, loss of consciousness and seizures. PBH is a spectrum disease with varying symptoms and levels of intensity ranging from mild to moderate and severe and may also present without symptoms. Onset of PBH typically occurs six months to several years after bariatric surgery. Recurring symptomatic and asymptomatic hypoglycemic events have been shown to be associated with long-term adverse comorbidities and are considered a marker of high-risk vulnerability for cardiovascular events, cognitive decline, dementia and higher mortality rates.

Although PBH is a relatively new disease, awareness surrounding the disease has significantly increased over the last several years. There are currently no FDA approved pharmacologic therapies for PBH, and current treatment options include dietary restrictions and the use of off-label drugs that have significant side effects with very limited and variable efficacy.

According to the Centers for Disease Control, or the CDC, the prevalence of severe obesity in the United States in adults was 9.4% from August 2021 through August 2023. While GLP-1 agonist-based therapies have been recently approved to treat obesity and its co-morbidities, people with severe obesity often require a greater degree of weight loss than these current therapies can achieve. As such, bariatric surgery remains one of the most efficacious means of treating severe obesity. The American Society for Metabolic and Bariatric Surgery, or the ASMBS, estimates that there have been approximately 235,000 bariatric surgeries performed each year over the last ten years in the United States with 270,000 having been performed in 2023.

At present, there is no single generally accepted set of criteria for diagnosis of PBH. As such, diagnostic criteria for PBH are evolving but generally include recurrent postprandial hypoglycemia (<54 mg/dL) occurring 1–3 hours after eating, with Whipple’s triad and exclusion of other causes. One key central and consistent condition appears to be abnormally high secretion of postprandial insulin resulting in hypoglycemia.

The true prevalence of PBH is still unknown. PBH is, however, generally believed to be significantly under reported. One recent estimate suggested there are over 160,000 people with symptomatic PBH requiring medical management and over 450,000 people exhibiting Level 2 and/or Level 3 hypoglycemic events in the United States, many of which we believe may benefit from a meal adjacent as-needed, or PRN, type product. However, PBH is a spectrum disease with varying symptoms and levels of intensity ranging from mild to moderate and severe. PBH patients may also be categorized as either symptomatic, where patients are aware of hypoglycemic events, or hypo-unaware, where patients do not have noticeable symptoms and are unaware of their hypoglycemic events. Therefore, categorizing PBH patients and even estimating the prevalence of PBH is particularly challenging. Recent studies suggest that between approximately 25% and 75% of bariatric surgery patients wearing continuous glucose monitors exhibited PBH.

We believe mizagliflozin has potential as a treatment for a wide range of PBH patients. In two previously conducted clinical trials in patients diagnosed with PBH, patients dosed with mizagliflozin demonstrated statistically significant improvements in glucose nadir (the low point measured over a time course) as the primary endpoint of both studies, peak glucose and peak insulin as secondary endpoints in both studies, and GIP secretion as an exploratory endpoint in VGX-001-011, as compared to placebo or baseline. The VGX-001-012 study also demonstrated a reduction of hypoglycemic events compared to participants dosed with placebo. Compared to alternative treatments in development, we believe the unique mechanism of action of mizagliflozin may provide better efficacy with respect to reducing hypoglycemic events, potentially have fewer side effects, and may allow patients to have fewer dietary restrictions and an improved quality of life.

Based on the promising results from prior clinical trials, we commenced study start-up activities for a Phase 2b study of mizagliflozin in patients diagnosed with PBH. This Phase 2b study is being designed to determine if 5 mg and 10 mg mizagliflozin three times a day (TID) will reduce Level 2 and Level 3 hypoglycemic events compared to a placebo group. For pharmacological and commercial reasons, we believe pre-meal dosing of mizagliflozin is optimal for the PBH patient population. We expect to begin screening patients for this study in 2026.

Potential treatment for Gastroparesis

Gastroparesis is delayed gastric emptying in the absence of mechanical obstruction, producing chronic nausea, vomiting, early satiety, bloating and poor oral intake. Causes include diabetic autonomic neuropathy, postsurgical vagal injury, idiopathic disease, and connective-tissue disorders. Gastroparesis is associated with elevated fasting and postprandial GIP, acute postprandial hyperglycemia and reduced gastrointestinal transit times and higher rates of slow transit constipation.

Gastroparesis is a condition with growing awareness and has been identified as a common side effect of pharmacological treatment with GLP-1 agonists. According to the International Foundation for Gastrointestinal Disorders, there were over 5 million individuals with gastroparesis in the United States in 2018, and we believe there is a multibillion dollar worldwide market for the treatment of gastroparesis.

Current standard/approved medical therapies include metoclopramide (a prokinetic and antiemetic), which is the only FDA-approved oral medication for chronic gastroparesis in the United States. However, long-term use of metoclopramide is limited by tardive dyskinesia risk.

Gastroparesis is associated with elevated fasting and postprandial GIP, acute postprandial hyperglycemia and reduced gastrointestinal transit times and higher rates of slow transit constipation. In healthy volunteers, type 2 diabetics, patients with chronic idiopathic constipation, or CIC, and PBH patients dosed with mizagliflozin (studies D7101049 [healthy volunteers], D7101051 [healthy volunteers], SGA112534 [type 2 diabetics], KWA1205 [CIC patients], and VGX-001-011 [PBH patients]), participants were observed to have reduced and delayed postprandial glucose absorption, leading to lower postprandial hyperglycemia and GIP when compared to participants dosed with placebo or compared to baseline. CIC patients dosed with mizagliflozin in clinical trials experienced a reduction in constipation compared with patients dosed with placebo. Therefore, we believe mizagliflozin has potential as a treatment for gastroparesis.

We are currently in the planning stages for a Phase 2 proof of concept clinical trial of mizagliflozin in patients diagnosed with gastroparesis. We expect to initiate this study in 2027.

Potential treatment for GIP-dependent Cushing’s Syndrome

Cushing’s Syndrome is a rare disease caused by chronic elevated cortisol levels (due to various causes including genetic defects or chronic use of glucocorticoids) with symptoms that include weight gain, rounded face, increased fat in specific depots (neck and shoulders), and weak muscles. Cushing’s Syndrome is considered an orphan disease, and GDCS is a subset of Cushing’s Syndrome caused by a genetic disorder in which the KDM1A gene (Lysine Demethylase 1A) is inactivated. GDCS is caused by overexpression of the GIP receptor in the adrenal glands and elevates cortisol levels due to activation by GIP secreted postprandially.

There are currently no FDA-approved pharmacologic therapies for GDCS. Adrenalectomy (surgical removal of the adrenal glands) has been the primary treatment for GDCS, and octreotide or pasireotide (somatostatin analogs) have also been used off-label with variable efficacy.

We believe that mizagliflozin may reduce postprandial GIP and prevent postprandial hypercortisolism. Therefore, we believe mizagliflozin has potential as a treatment for GDCS.

Subject to additional funding, we anticipate submitting an IND to the FDA in 2027.

Our company and team

Vogenx was founded in 2021 by a seasoned team of industry veterans with deep experience in the endocrine drug development field motivated by a common goal of improving the quality of life for patients suffering from serious dysfunctions in human metabolism. Our company is led by executives with significant experience in drug development and company building in the biopharmaceutical industry. Key members of our executive and leadership team include:

•	James Green, MBA, Chairman of the Board, President, and Chief Executive Officer, has spent more than 25 years as a pharmaceutical entrepreneur, leader and investor. Prior to co-founding Vogenx, Mr. Green has served as chief executive officer at Avolynt and BHV Pharma. He also held leadership positions at Lonza, GlaxoSmithKline, Ernst & Young and Bank of America.
•	William Wilkison, Ph.D., Director and Chief Scientific Officer, has over 30 years of experience in drug development and pharmaceutical operations, including leadership roles at Avolynt, BHV Pharma, GlaxoSmithKline, Artecel, and ZenBio.
•	Steven Delmar, Director and Chief Financial Officer, has over 35 years of senior financial leadership experience spanning strategic and operational finance roles, including serving as the chief financial officer of public and private companies, including Microlog Corporation, ACE*COMM, CSC and Avolynt.
•	Bentley Cheatham, Ph.D., Vice President of R&D, has over 40 years of experience in endocrine research and development including leadership roles at Avolynt, BHV Pharma and ZenBio, in addition to previously running his own lab at the Joslin Diabetes Center at Harvard Medical School.

Since our inception, we have raised approximately $11.5 million in funding from investors. Prospective investors should not rely on the investment decisions of our existing investors, as these investors may have different risk tolerances and in certain cases received their shares in prior offerings at prices lower than the price offered to the public in this offering. See the sections titled “Certain relationships and related person transactions” and “Principal stockholders” for more information.

Our strategy

We are working to build a leading biopharmaceutical company with a focus on endocrine and metabolic disorders associated with energy transport and solute carrier biology. Our mission is to enable patients with these disorders to live fuller and healthier lives through the discovery and development of transformative therapies that overcome the key limitations of currently available treatments. The key pillars of our business strategy to achieve this mission include:

•	Advance mizagliflozin, an SGLT1 inhibitor, through clinical development to potentially address the unmet medical need in patients with PBH.

•	Advance mizagliflozin through clinical development to improve outcomes for patients with gastroparesis/delayed gastric emptying.
•	Advance mizagliflozin through clinical development to treat patients with GIP-dependent Cushing’s Syndrome.
•	Advance VGX-2857 with a focus on weight maintenance after substantial weight loss.
•	Build a solute transporter drug discovery capability.
•	Build a fully integrated biopharmaceutical company and selectively evaluate strategic opportunities to grow and maximize the value of our pipeline.
•	Maintain an entrepreneurial, scientifically rigorous, and inclusive corporate culture where employees are fully engaged and strive to bring novel transformative therapeutic options to patients.

Risks associated with our business

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks could materially and adversely impact our business, financial condition and results of operations, which could cause the trading price of our common stock to decline and could result in a loss of all or part of your investment. Additional risks, beyond those summarized below or discussed elsewhere in this prospectus, may apply to our business, activities or operations as currently conducted or as we may conduct them in the future or in the markets in which we operate or may in the future operate. These risks include the following:

•	We have incurred significant losses since inception. We expect to incur losses for the foreseeable future and may never achieve or maintain profitability.
•	We have never generated revenue from product sales and may never become profitable.
•	We will need substantial additional funding in addition to the net proceeds we receive from this offering. If we are unable to raise additional capital when needed on acceptable terms, or at all, we may be forced to delay, reduce, or terminate certain of our research and product development programs, future commercialization efforts or other operations.
•	The results observed from preclinical studies or early-stage clinical trials of our product candidates, including, but not limited to, our studies of mizagliflozin, may not necessarily be predictive of the results of later-stage clinical trials that we may conduct. Similarly, positive results from such preclinical studies or early-stage clinical trials may not be replicated in our subsequent preclinical studies or clinical trials.
•	Our business is highly dependent on the success of our product candidates. If we are unable to successfully complete clinical development, obtain regulatory approval for or commercialize one or more of our product candidates, or if we experience delays in doing so, our business will be materially harmed.
•	If we fail to discover, develop and commercialize other product candidates, or successfully build out our own internal discovery capacities, we may be unable to grow our business and our ability to achieve our strategic objectives would be impaired.
•	We may incur unexpected costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.
•	Our product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following regulatory approval, if obtained.
•	We may find it difficult to enroll patients in our future clinical trials given the limited number of patients who have the diseases some of our product candidates are intended to target. Additionally, we also compete for trial participants with other clinical trials for product candidates that are in the same areas as our product candidates. If we experience delays or difficulties in the enrollment of patients in clinical trials, our clinical development activities and our receipt of necessary regulatory approvals could be delayed or prevented.
•	Our estimates as to prevalence of disease incidence may not be accurate, and the actual prevalence or addressable patient population for some or all of those indications, or any other indication that we elect to pursue, may be significantly smaller than our estimates. The actual number of patients with these disease indications may, however, be significantly lower than we believe, which may delay enrollment in our clinical trials and delay or prevent development of our product candidates.
•	Even if any of our product candidates receives regulatory approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success, in which case we may not generate significant revenues or become profitable.
•	We may be unsuccessful in obtaining or may be unable to maintain the benefits associated with the designation of a product candidate as an orphan drug, or an Orphan Drug Designation, including the potential for market exclusivity. Furthermore, Orphan Drug Designation does not shorten the development time or regulatory review time of a product candidate and does not provide any guarantee of approval in the regulatory review or approval process.

•	We face significant competition in an environment of rapid change, and there is a possibility that our competitors may achieve regulatory approval before us or develop therapies that are safer or more advanced or effective than ours, or that we are unable to compete with existing entities that have made substantial investment into novel treatments for disease, which may harm our financial condition and our ability to successfully market or commercialize any product candidates we may develop.
•	The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time-consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed. We have not yet demonstrated an ability to obtain regulatory approvals.
•	We may in the future conduct clinical trials for drug candidates outside the United States, and the FDA and comparable foreign regulatory authorities may not accept data from such trials.
•	We may seek to establish collaborations and, if we are not able to establish them on commercially reasonable terms, we may have to alter our development and commercialization plans.
•	We rely on third parties to assist in conducting our clinical trials. If they do not perform satisfactorily, we may not be able to obtain regulatory approval or commercialize our product candidates, or such approval or commercialization may be delayed, and our business could be substantially harmed.
•	Our use of third parties to manufacture our product candidates may increase the risk that we will not have sufficient quantities of our product candidates, raw materials, active pharmaceutical ingredients, or APIs, or drug products when needed or at an acceptable cost.
•	We are dependent on the services of our management and other clinical and scientific personnel, and if we are not able to retain these individuals or recruit additional management or clinical and scientific personnel, our business will suffer.
•	Our commercial success depends on our ability to obtain, maintain, enforce, and otherwise protect our intellectual property and proprietary technology, and if the scope of the intellectual property protection obtained is not sufficiently broad, our competitors or other third parties could develop and commercialize products and product candidates similar to ours and our ability to successfully develop and commercialize our product candidates may be adversely affected.
•	If we fail to comply with our obligations in the agreements under which we license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our current and future licensors, we could lose license rights that are important to our business.
•	We will need to continue to significantly increase the size of our organization, and we may have difficulties in managing our growth and expanding our operations successfully.
•	We have identified material weaknesses in our internal control over financial reporting. If we fail to remediate these material weaknesses, or if we experience additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock.
•	We do not know whether a market will develop for our common stock or what the market price of our common stock will be, and, as a result, it may be difficult for you to sell your shares of our common stock.

Corporate information

We were founded as Vogenx, Inc., a Delaware corporation, on February 5, 2021. Our principal executive offices are located at 3901 Barrett Drive, Suite 300, Raleigh, North Carolina 27609, and our telephone number is (919) 659-5677. Our website address is https://www.vogenx.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of being an emerging growth company and a smaller reporting company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;
•	reduced disclosure about our executive compensation arrangements;
•	not being required to hold advisory votes on executive compensation or to obtain stockholder approval of any golden parachute arrangements not previously approved;
•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and
•	an exemption from compliance with the requirements of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the financial statements.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission, or the SEC. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. Additionally, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, while we are an emerging growth company we will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies. As a result of this election, our financial statements may not be comparable to those of other public companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early adoptions are permitted for private companies.

We are also a “smaller reporting company,” meaning that the market value of our shares held by nonaffiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue was less than $100 million during our most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our shares held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our shares held by nonaffiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K, and similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

THE OFFERING

Shares of common stock offered by us	6,250,000 shares.
Offering price	The initial public offering price is $13.00 per share of common stock.
Underwriters’ option to purchase additional shares

We have granted the underwriters a 45-day option to purchase up to 937,500 additional shares of our common stock at the initial public offering price, less underwriting discounts and commissions on the same terms as set forth in this prospectus.

Shares of our common stock to be outstanding after this offering	13,917,587 shares (or 14,855,087 shares if the underwriters exercise their option to purchase additional shares in full).
Use of proceeds

We estimate that the net proceeds to us from the sale of 6,250,000 shares of our common stock in this offering will be approximately $73.6 million, or $84.9 million if the underwriters exercise their option to purchase additional shares in full, based on the initial public offering price of $13.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering, together with our existing cash and cash equivalents, to fund the continued development of mizagliflozin, payment of accrued expenses and for additional research and development, general corporate purposes and working capital. See “Use of proceeds.”

Proposed Nasdaq Capital Market symbol	Our common stock has been approved for listing on the Nasdaq Capital Market under the symbol “VOGX.”
Risk factors	Investment in our common stock involves substantial risks. You should read this prospectus carefully, including the section entitled “Risk factors” and the financial statements and the related notes to those statements included in this prospectus, before investing in our common stock.

The number of shares of our common stock outstanding after this offering is based on 7,667,587 shares of our common stock outstanding as of March 31, 2026, after giving effect to the conversion of all outstanding shares of our Series A convertible preferred stock into an aggregate of 1,887,144 shares of our common stock, the conversion of the outstanding aggregate principal amount of our convertible promissory notes into an aggregate of 64,102 shares of our common stock based on the initial public offering price per share of $13.00, and the cashless exercise of our outstanding warrants for an aggregate of 453,183 shares of our common stock based upon the initial public offering price per share of $13.00, each of which will occur immediately upon the closing of this offering, and excludes:

•	561,657 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2026, with a weighted-average exercise price of $1.04 per share under our 2022 Equity Incentive Plan, or the 2022 Plan;
•	24,153 shares of common stock reserved for issuance under the 2022 Plan as of March 31, 2026, which shares will cease to be available for issuance at the time our 2026 Equity Incentive Plan, or the 2026 Plan, becomes effective; and
•	1,750,000 shares of common stock reserved for future issuance under our 2026 Plan, which became effective upon the date immediately preceding the date on which the registration statement of which this prospectus forms a part was declared effective by the SEC.

Except as otherwise noted, all information in this prospectus assumes:

•	a 1-for-3 reverse stock split of our common stock effected on July 28, 2026;
•	no exercise of the underwriters’ option to purchase up to 937,500 additional shares of common stock in this offering;
•	no exercise, settlement or termination of the outstanding options described above; and
•	the filing and effectiveness of our second amended and restated certificate of incorporation immediately prior to the closing of this offering and the adoption of our amended and restated bylaws upon the effectiveness of the registration statement of which this prospectus forms a part.

SUMMARY FINANCIAL DATA

You should read the following summary financial data together with our financial statements and the related notes appearing elsewhere in this prospectus and the “Management’s discussion and analysis of financial condition and results of operations” section of this prospectus. We have derived the statement of operations data for the years ended December 31, 2024 and 2025 from our audited financial statements appearing elsewhere in this prospectus. We have derived the statement of operations data for the three months ended March 31, 2025 and 2026 and the summary balance sheet data as of March 31, 2026 from our unaudited condensed financial statements appearing elsewhere in this prospectus. As further discussed in note 2 to our audited financial statements appearing elsewhere in this prospectus, we have restated our financial statements for the years ended December 31, 2024 and 2025 to correct an error in the calculation of the net loss per share data. Our historical results are not necessarily indicative of the results that may be expected in any future period.

	Years Ended December 31,		Three Months Ended March 31,
	2024	2025	2025	2026
(in thousands, except share and per share data)	(As Restated)	(As Restated)

Statements of operations data:
Operating expenses
Research and development	$1,317	$572	$169	$238
General and administrative	984	867	203	225
Total operating expenses	2,301	1,439	372	463
Loss from operations	(2,301)	(1,439)	(372)	(463)
Interest and other income, net	39	6	3	-
Change in fair value of warrant liability	58	54	13	7
Change in derivative liability		(6)		(19)
Loss on issuance of convertible promissory notes, related party	-	(60)	-	-
Net loss	$(2,204)	$(1,445)	$(356)	$(475)
Net loss per common share attributable to common stockholders, basic and diluted (1)	$(0.40)	$(0.27)	$(0.07)	$(0.09)
Weighted-average number of common shares outstanding used in computation of net loss per common share, basic and diluted	5,451,873	5,451,873	5,451,873	5,451,873
Pro forma net loss per share attributable to common stockholders—basic and diluted (unaudited)(2)		$(0.19)		$(0.06)
Pro forma weighted-average shares of common stock outstanding—basic and diluted (unaudited)(2)		7,667,587		7,667,587

(1)	See note 3 to our audited financial statements and note 8 to our unaudited condensed financial statements appearing elsewhere in this prospectus for an explanation of the method used to calculate the net loss per share attributable to common stockholders, basic and diluted, and the weighted-average number of shares used in the computation of the per share amounts.
(2)	The pro forma basic and diluted net loss per share for the year ended December 31, 2025 and for the three months ended March 31, 2026 has been computed to give effect to (i) the automatic conversion of all of our outstanding Series A convertible preferred stock into shares of our common stock, (ii) the automatic conversion of the aggregate principal amount of all of our convertible promissory notes into shares of our common stock, (iii) the automatic cashless exercise of all of our warrants into shares of our common stock, and (iv) the filing and effectiveness of our second amended and restated certificate of incorporation immediately prior to the closing of this offering and the effectiveness of our amended and restated bylaws upon the effectiveness of the registration statement of which this prospectus forms a part. The unaudited pro forma basic and diluted net loss per share for the year ended December 31, 2025 and for the three months ended March 31, 2026 was computed using the weighted average number of shares of common stock outstanding, including the pro forma effect of the conversion of all outstanding shares of our Series A convertible preferred stock and the aggregate principal amount of our convertible promissory notes into shares of common stock as if the conversion had occurred on the later of the first day of the period presented or the original issuance dates of the respective Series A convertible preferred stock or convertible promissory notes.

	As of March 31, 2026
(in thousands)	Actual	Pro forma (1)	Pro forma as adjusted (2)
		(unaudited)
Balance sheet data:
Cash and cash equivalents	$251	$251	$73,831
Working capital(3)	(1,395)	(645)	72,935
Total assets	898	898	74,478
Total liabilities	2,298	1,544	1,544
Series A convertible preferred stock	0.6	-	-
Accumulated deficit	(11,317)	(11,317)	(11,317)
Total stockholders’ (deficit) equity	(1,399)	(645)	72,935

(1)	The pro forma column above gives effect to (i) the automatic conversion of our Series A convertible preferred stock as of March 31, 2026 into an aggregate of 1,887,144 shares of our common stock, (ii) the automatic conversion of the aggregate principal amount of our convertible promissory notes as of March 31, 2026 into an aggregate of 64,102 shares of our common stock, based on the initial public offering price per share of $13.00, (iii) the automatic cashless exercise of all of our warrants as of March 31, 2026 into an aggregate of 453,183 shares of our common stock, based on the initial public offering price per share of $13.00, and (iv) the filing and effectiveness of our second amended and restated certificate of incorporation immediately prior to the closing of this offering and the effectiveness of our amended and restated bylaws upon the effectiveness of the registration statement of which this prospectus forms a part.
(2)	Gives further effect to the sale of 6,250,000 shares of common stock in this offering based on the initial public offering price of $13.00 per share, after deducting underwriting fees and commissions and estimated offering expenses payable by us.
(3)	Working capital is defined as total current assets less total current liabilities. See our financial statements and the related notes thereto included elsewhere in this prospectus for further details regarding our current assets and current liabilities.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our financial statements and related notes appearing elsewhere in this prospectus, before deciding to invest in our common stock. If any of the events or developments described below were to occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our common stock could decline and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks related to financial position and need for capital

We have incurred significant losses since inception. We expect to incur losses for the foreseeable future and may never achieve or maintain profitability.

Since inception, we have incurred significant operating losses. Our net loss was $2.2 million and $1.4 million for the years ended December 31, 2024 and 2025, respectively. Our net loss was $475 thousand for the three months ended March 31, 2026. As of December 31, 2025, we had an accumulated deficit of $10.8 million. As of March 31, 2026, we had an accumulated deficit of $11.3 million. We have financed our operations primarily through issuing our Series A convertible preferred stock and our convertible promissory notes. Substantially all of our losses have resulted from expenses incurred in connection with our research and development and from general and administrative costs associated with our operations. We expect to continue to incur significant expenses and operating losses for the foreseeable future. Our ability to generate revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of our current product candidates and potential future product candidates. The net losses we incur may fluctuate significantly from quarter to quarter. We anticipate that our expenses will increase substantially for the foreseeable future if and as we:

•	advance our current research activities;
•	continue non-clinical and clinical development and progress clinical trials for our current product candidates and any future product candidates we may identify;
•	seek regulatory approval for any product candidates for which we complete clinical trials;
•	establish our manufacturing supply chain to supply clinical sites in our trials, and eventually for commercialization;
•	commercialize our product candidates, if approved, which will require significant marketing, sales, and distribution related expenses;
•	hire additional research and development, clinical, commercial, and general and administration personnel;
•	develop, maintain, expand, protect, and enforce our intellectual property portfolio;
•	develop, acquire or in-license product candidates, intellectual property and technologies;
•	confirm, maintain or obtain freedom to operate for any of our owned or licensed technologies and product candidates;
•	establish and maintain collaborations with third parties;
•	add operational, financial and management information systems and personnel; or
•	incur additional legal, audit, accounting, compliance, insurance, investor relations and other expenses to operate as a public company that we did not incur as a private company.

As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through the sale of equity, debt, or other capital financing sources, which may include third party collaborations or other strategic transactions. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as and when needed, we may have to significantly delay, reduce or eliminate the development and commercialization of product candidates or delay our pursuit of potential in-licenses or acquisitions.

We have not yet demonstrated an ability to successfully complete any pivotal clinical trials, advance any product candidate beyond Phase 2, obtain regulatory approvals, manufacture our product candidates at commercial scale, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. To become and remain profitable, we must develop and, either directly or through collaborators, eventually commercialize a therapy or therapies with market potential. This will require us to be successful in a range of challenging activities, including completing non-clinical studies and clinical trials of product candidates, obtaining regulatory approval for these product candidates, manufacturing, marketing and selling those therapies for which we may obtain regulatory approval and satisfying any post-marketing requirements. We may never succeed in these activities and, even if we do, may never generate revenues that are significant or large enough to achieve profitability.

Because of the numerous risks and uncertainties associated with developing our technology and our product candidates, we are unable to predict the extent of any future losses or when we will become profitable, if at all. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, maintain our research and development efforts, expand our business or continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.

We have never generated revenue from product sales and may never become profitable.

Our ability to generate revenue from product sales and achieve profitability depends on our ability, alone or with collaborative third parties, to successfully complete the development of, and obtain the regulatory approvals necessary to commercialize, our product candidates. We may not generate revenues from product sales for many years, if ever. Our ability to generate future revenues from product sales depends heavily on our or our future collaborators’ ability to successfully:

•	complete research and development of our product candidates;
•	identify new product candidates for development;
•	seek and obtain regulatory approvals for any product candidates for which we successfully complete clinical trials;
•	launch and commercialize any product candidates for which we may obtain regulatory approval by establishing a sales force, marketing and distribution infrastructure, or alternatively, collaborating with one or more third parties for commercialization;
•	qualify for adequate coverage and reimbursement by government and third-party payors for any product candidates for which we may obtain regulatory approval;
•	establish and maintain supply chain and manufacturing relationships with third parties that can provide adequate, in both amount and quality, products and services to support clinical development and the market demand for any product candidates for which we obtain regulatory approval and commercialize;
•	develop, maintain and enhance a sustainable, scalable, reproducible and transferable manufacturing process for the product candidates we may develop;
•	address competing technological and market developments;
•	negotiate favorable terms in any collaboration, licensing or other arrangements into which we may enter and perform our obligations in such collaborations;
•	receive market acceptance by physicians, patients, healthcare payors, and others in the medical community;
•	maintain, protect, enforce, defend and expand our portfolio of intellectual property and other proprietary rights, including patents, trade secrets and know-how;
•	defend against third-party intellectual property claims of infringement, misappropriation or other violations; and
•	attract, hire and retain qualified personnel.

Our expenses could increase beyond expectations if we are required by the U.S. Food and Drug Administration, or the FDA, or other regulatory authorities to perform non-clinical studies or clinical trials in addition to those that we currently anticipate. Even if one or more of our product candidates are approved for commercial sale, we anticipate incurring significant costs associated with commercializing any approved product candidate. Additionally, such products may become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives. Even if we are able to generate revenues from the sale of any approved product candidates, we may not become profitable and may need to obtain additional funding to continue operations.

We will need substantial additional funding in addition to the net proceeds we receive from this offering. If we are unable to raise additional capital when needed on acceptable terms, or at all, we may be forced to delay, reduce, or terminate certain of our research and product development programs, future commercialization efforts or other operations.

Developing product candidates, including conducting non-clinical studies and clinical trials, is a very time-consuming, expensive and uncertain process that takes years to complete. Our operations have consumed substantial amounts of cash since inception, and we expect our expenses to increase in connection with our ongoing activities, particularly as we continue the research and development of, continue, initiate and conduct clinical trials of, and seek regulatory approval for, our product candidates. In addition, if we obtain regulatory approval for our product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing, and distribution to the extent that such sales, marketing, manufacturing, and distribution are not the responsibility of a collaborator. Other unanticipated costs may also arise. Furthermore, upon the closing of this offering, we expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce, or eliminate our research and product development programs, future commercialization efforts or other operations.

As of March 31, 2026, we had cash and cash equivalents of $251 thousand. We expect that the net proceeds from this offering, together with our existing cash and cash equivalents, will enable us to fund our operating expenses and capital expenditure requirements through 2028; provided that prior to commencing a Phase 3 clinical trial for any of our product candidates we will be required to raise substantial additional capital. In addition, our operating plan may change as a result of factors currently unknown to us, and we may need to seek funding sooner than planned. Our future capital requirements will depend on many factors, including:

•	the timing and progress of research and development, non-clinical and clinical development activities;
•	the number, scope and duration of clinical trials required for regulatory approval of our product candidates;

•	the costs, timing, and outcome of regulatory review of any of our product candidates;
•	the costs and timing of manufacturing clinical and commercial supplies of our product candidates;
•	the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any of our product candidates for which we receive regulatory approval;
•	the costs of preparing, filing and prosecuting our patent applications, maintaining and enforcing our patents and other intellectual property rights and defending intellectual property-related claims;
•	our ability to maintain our existing licensing arrangements and establish new, strategic collaborations, licensing or other arrangements, and the financial terms of any such agreements, including the timing and amount of any future milestone, royalty or other payments due under any such agreement;
•	the extent to which we acquire or in-license other product candidates and technologies;
•	any product liability or other lawsuits related to our product candidates;
•	our implementation of various computerized informational systems and efforts to enhance operational systems;
•	expenses incurred to attract, hire and retain skilled personnel;
•	the costs of operating as a public company;
•	our ability to establish a commercially viable pricing structure and obtain approval for coverage and adequate reimbursement from third-party and government payers;
•	the extent to which we acquire or invest in businesses, products, and technologies;
•	the effect of competing technological and market developments; and
•	the impact of economic uncertainty, global health crises and geopolitical tensions, which may exacerbate the magnitude of the factors discussed above.

Identifying potential product candidates and conducting non-clinical testing and clinical trials is a time-consuming, expensive, and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain regulatory approval and achieve product sales. In addition, our product candidates, if approved, may not achieve commercial success. Our commercial revenues, if any, will be derived from sales of products that we do not expect to be commercially available for many years, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. Adequate additional financing may not be available to us on acceptable terms, or at all. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, declaring dividends, and possibly other restrictions.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. We have no committed sources of additional capital and, if we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of our future product candidates or other research and development initiatives. Without sufficient funding, our license agreements and any future collaboration agreements may also be terminated if we are unable to meet the payment or other obligations under such agreements.

If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce, or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves. Additionally, if we raise funds through collaborations, strategic alliances, or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs, or product candidates, or we may have to grant licenses on terms that may not be favorable to us and/or that may reduce the value of our common stock.

Our limited operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

We are an early-stage company with a limited operating history, have not completed any clinical trials beyond Phase 2 and have no products approved for sale. We commenced our operations in February 2021. Our operations to date have been limited to organizing and staffing our company, business planning, raising capital, and research and development activities such as developing our lead program, mizagliflozin for PBH. We have not yet demonstrated an ability to complete any large-scale, pivotal clinical trials, advance any product candidate beyond Phase 2, obtain regulatory approvals, manufacture our product candidates at commercial scale, arrange for a third party to do so on our behalf or conduct sales and marketing activities necessary for successful commercialization.

Our limited operating history may make it difficult to evaluate our technology and industry and predict our future performance. Our short history as an operating company makes any assessment of our future success or viability subject to significant uncertainty. We will encounter risks and difficulties frequently experienced by very early-stage companies in rapidly evolving fields. If we do not address these risks successfully, our business will suffer.

In addition, we may encounter other unforeseen expenses, difficulties, complications, and delays in our product development. We will need to transition from a company with a focus on research and conducting clinical trials to a company capable of supporting commercial activities if any of our product candidates are approved. We may not be successful in such a transition.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

Since our inception, we have incurred losses and we may never achieve profitability. As of December 31, 2025, we had U.S. federal net operating loss carryforwards of $9.4 million which are not subject to expiration and state net operating loss carryforwards of $9.6 million which begin to expire in various amounts in 2036 through 2041 and $468 thousand of U.S. federal general business credits carryforwards which begin to expire in various amounts beginning in 2041 through 2045. To the extent that we continue to generate taxable losses, under current law, our unused U.S. federal net operating losses, or NOLs, may be carried forward to offset a portion of future taxable income, if any.

Additionally, we continue to generate business tax credits, including research and development tax credits, which generally may be carried forward to offset a portion of future taxable income, if any, subject to expiration of such credit carryforwards. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” generally defined as one or more shareholders or groups of shareholders who own at least 5 percent of the corporation’s equity increasing their equity ownership in the aggregate by more than 50 percentage points (by value) over a three-year period, the corporation’s ability to use its pre-change NOLs and other pre-change tax attributes (such as research and development tax credits) to offset its post-change income or taxes may be limited. Similar rules may apply under state tax laws. To date, we have not completed an analysis under Section 382 of the Code. It is possible that our prior equity offerings and other changes in our stock ownership could have resulted in such ownership changes in the past. In addition, we may experience ownership changes in the future as a result of this offering or subsequent shifts in our stock ownership, some of which are outside of our control. As a result, if we earn net taxable income, our ability to use our pre-change NOLs or other pre-change tax attributes to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. There is a risk that due to changes under the tax law, regulatory changes or other unforeseen reasons, our existing NOLs or business tax credits could expire or otherwise be unavailable to offset future income tax liabilities. At the state level, there may also be periods during which the use of NOLs or business tax credits is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. For these reasons, we may not be able to realize a tax benefit from the use of our NOLs or tax credits, even if we attain profitability.

Changes in tax laws or in their implementation or interpretation may adversely affect our business and financial condition.

The rules dealing with U.S. federal, state and local income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. For example, the One Big Beautiful Bill Act, or the OBBBA, was signed into law on July 4, 2025 and made significant changes to U.S. federal tax law. Changes to tax laws (which changes may have retroactive application) could adversely affect our business and our financial condition. For example, under Section 174 of the Code, in taxable years beginning after December 31, 2021, expenses that are incurred for research and development performed outside the U.S. will be capitalized and amortized. The OBBBA provides that for taxable years beginning after December 31, 2024, expenses that are incurred for research and development performed in the U.S. may, at the taxpayer’s election, be immediately deducted or capitalized and amortized. In addition, the OBBBA provides that for taxable years beginning after December 31, 2021 and before January 1, 2025, certain eligible taxpayers generally may elect to retroactively deduct expenses for research and development performed in the U.S. in such taxable years by filing amended tax returns for such taxable years, and all other taxpayers that are not eligible to make such an election and that amortized expenses for research and development performed in the U.S. in such taxable years generally may elect to accelerate and deduct the remaining unamortized amounts of such research and development expenses (i) in the first taxable year beginning after December 31, 2024, or (ii) ratably over the two-taxable year period beginning with the first taxable year beginning after December 31, 2024. In recent years, many such changes have been made and changes are likely to continue to occur in the future. In addition, it is unclear how changes in U.S. federal income tax laws will affect state and local taxation. We cannot predict whether, when, in what form or with what effective dates, tax laws, regulations and rulings may be enacted, promulgated or decided or whether they could increase our or our stockholders’ tax liability or require changes in the manner in which we operate in order to minimize any adverse effects of changes in tax laws or in the interpretation thereof.

Risks related to our business and industry

Our business is highly dependent on the success of our product candidates. If we are unable to successfully complete clinical development, obtain regulatory approval for or commercialize one or more of our product candidates, or if we experience delays in doing so, our business will be materially harmed.

We are in the early stages of our development efforts and all of our development programs are in the clinical, non-clinical or drug discovery stage. To date, as an organization, we have not completed the development or achieved regulatory approval of any product candidates. Our future success and ability to generate revenue from our product candidates is dependent on our ability to successfully develop, obtain regulatory approval for and commercialize one or more of our product candidates. All of our product candidates will require substantial additional investment for clinical development, regulatory review and approval in one or more jurisdictions. If any of our product candidates encounters safety or efficacy problems, development delays or regulatory issues or other problems, our development plans and business would be materially harmed.

We may not have the financial resources to continue development of our product candidates if we experience any issues that delay or prevent regulatory approval of, or our ability to commercialize, our product candidates, including:

•	insufficiency of our financial and other resources to complete the necessary clinical trials and non-clinical studies;
•	our inability to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that our product candidates are safe and effective;
•	negative or inconclusive results from our clinical trials, non-clinical studies or the clinical trials of others for product candidates similar to ours, leading to a decision or requirement to conduct additional clinical trials or non-clinical studies or abandon a program;
•	product-related adverse events experienced by subjects in our clinical trials, including unexpected toxicity results or drug-drug interactions, or by individuals using drugs or therapeutics similar to our product candidates;
•	delays in submitting an investigational new drug, or IND, application or comparable foreign applications or delays or failure in obtaining the necessary approvals from regulators to commence a clinical trial or a suspension or termination, or hold, of a clinical trial once commenced;
•	conditions imposed by the FDA or comparable foreign regulatory authorities regarding the scope or design of our clinical trials;
•	poor effectiveness of our product candidates during clinical trials;
•	better than expected performance of control arms, such as placebo groups, which could lead to negative or inconclusive results from our clinical trials;
•	delays in enrolling or inability to enroll subjects in our clinical trials;
•	higher than anticipated drop-out rates of subjects from our clinical trials;
•	inadequate supply or quality of product candidates or other materials necessary for the conduct of our clinical trials;
•	higher than anticipated clinical trial or manufacturing costs;
•	our inability to timely or adequately finalize the design or formulation of any product candidate or demonstrate that a formulation of any product candidate will be stable for commercially reasonable time periods;
•	unfavorable FDA or comparable regulatory authority inspection and review of our clinical trial or manufacturing sites;
•	failure of our third-party contractors or investigators to comply with regulatory requirements or the clinical trial protocol or otherwise meet their contractual obligations in a timely manner, or at all;
•	failure to acquire patent rights over our product candidates;
•	delays and changes in regulatory requirements, policies and guidelines, including the imposition of additional regulatory oversight around clinical testing generally or with respect to our therapies in particular; or
•	varying interpretations of data by the FDA and comparable foreign regulatory authorities.

If we fail to discover, develop and commercialize other product candidates, or successfully build out our own internal discovery capacities, we may be unable to grow our business and our ability to achieve our strategic objectives would be impaired.

Although the development and commercialization of mizagliflozin for PBH and mizagliflozin for gastroparesis and the other development candidates in our portfolio are our initial focus, as part of our longer-term growth strategy, we plan to continue to identify additional assets in earlier stages of development and to build fully functional internal discovery capabilities to develop other product candidates. We intend to evaluate internal opportunities from our existing product candidates or other potential product candidates. We have historically relied on the discovery capabilities of our co-founder, Dr. William Wilkison, but we plan to more fully build out our functional internal discovery capabilities, including laboratory space, and internalizing our ability to develop other product candidates. If we are unable to complete this expansion and internalization, we may not be able to add internally-developed product candidates to our pipeline and will have to rely on our existing product candidates, additional product candidates we may in-license or acquire, or additional candidates we may develop through third-party research partners.

We also may choose to in-license or acquire other product candidates to treat patients suffering from other disorders with significant unmet medical needs and limited treatment options. These in-licensed or internally developed potential product candidates will require additional, time-consuming development efforts prior to commercial sale, including non-clinical studies, clinical trials and approval by the FDA and applicable foreign regulatory authorities. All product candidates are prone to the risks of failure that are inherent in pharmaceutical product development, including the possibility that the product candidate will not be shown to be sufficiently safe and effective for approval by regulatory authorities. In addition, we cannot assure you that any such products that are approved will be manufactured or produced economically, successfully commercialized or widely accepted in the marketplace or be more effective than other commercially available alternatives.

These research programs to discover and identify additional product candidates require substantial technical, financial and human resources, whether or not any product candidates are ultimately identified, and all efforts are as of now completed externally as we continue our efforts to internalize certain of our discovery capabilities. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for many reasons, including the following:

•	the research methodology used may not be successful in identifying potential product candidates;
•	competitors may develop alternatives that render our product candidates obsolete; product candidates that we develop may nevertheless be covered by third parties’ patents or other exclusive rights;
•	a product candidate may, on further study, be shown to have harmful side effects, interactions with other drugs, or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;
•	a product candidate may not be sufficiently differentiated or offer substantial improvement over the currently available treatment options or standard of care in a given therapeutic category;
•	a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and

•	a product candidate may not be accepted as safe and effective by patients, the medical community or third-party payors.

In the future, we may also seek to in-license or acquire additional product candidates or the underlying technology. The process of proposing, negotiating and implementing a license or acquisition is lengthy and complex. Other companies, including some with substantially greater financial, marketing and sales resources, may compete with us for the license or acquisition of product candidates. We have limited resources to identify and execute the acquisition or in-licensing of third-party products, businesses and technologies and integrate them into our current infrastructure. Moreover, we may devote resources to potential acquisitions or in-licensing opportunities that are never completed, or we may fail to realize the anticipated benefits of such efforts. We may not be able to acquire the rights to additional product candidates on terms that we find acceptable, or at all.

In addition, future acquisitions may entail numerous operational and financial risks, including:

•	exposure to unknown liabilities;
•	disruption of our business and diversion of management’s time and attention to develop acquired products or technologies;
•	incurrence of substantial debt, dilutive issuances of securities or depletion of cash to pay for acquisitions;
•	higher than expected acquisition and integration costs;
•	difficulty assimilating or integrating acquired or licensed technologies, products, employees or business operations;
•	issues maintaining uniform standards, procedures, controls and policies;
•	unanticipated costs associated with acquisitions or strategic alliances, including the assumption of unknown or contingent liabilities and the incurrence of debt or future write-offs of intangible assets or goodwill;
•	increased amortization expenses;
•	risks associated with entering new markets in which we have limited or no experience;
•	potential losses related to investments in other companies;
•	impairment of relationships with key suppliers or customers of any acquired businesses due to changes in management and ownership; and
•	inability to motivate key employees of any acquired businesses.

If we are unsuccessful in identifying and developing additional product candidates, either through internal development or licensing or acquisition from third parties, our potential for growth and achieving our strategic objectives may be impaired and we may not be able to increase our revenues in future periods, which could harm our business, results of operations and prospects, and the value of our shares.

We face significant competition in an environment of rapid change, and there is a possibility that our competitors may achieve regulatory approval before us or develop therapies that are safer or more advanced or effective than ours, or that we are unable to compete with existing entities that have made substantial investment into novel treatments for disease, which may harm our financial condition and our ability to successfully market or commercialize any product candidates we may develop.

The development and commercialization of new drug products is highly competitive. We will face competition with respect to our product candidates and any product candidates that we may seek to develop or commercialize in the future from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent or other intellectual property protection and establish collaborative arrangements for research, development, manufacturing and commercialization. There are a number of pharmaceutical and biotechnology companies that currently market and sell products or are pursuing the development of products for the treatment of the disease indications for which we have research programs. Some of these competitive products and therapies may be based on scientific approaches that are the same as or similar to our approach, while others are based on entirely different approaches. Our competitor Amylyx, for example, is developing avexitide, a potential GLP-1 receptor antagonist to mitigate the effects of PBH, and initiated a Phase 3 clinical trial in PBH 2025 and plans a results readout in 2026. For more information, see “Business–Competition.”

Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future that are approved to treat the same diseases for which we may obtain approval for any product candidates we may develop. This may include various types of therapies, such as small molecule, gene therapies, antisense, antibody and/or protein therapies.

Many of our current or potential competitors, either alone or with their collaboration partners, may have significantly greater financial resources and expertise in research and development, manufacturing, conducting non-clinical studies and clinical trials, obtaining regulatory approvals and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize product candidates that are safer, more effective, have fewer or less severe side effects, are more convenient, or are less expensive than any product candidates that we may develop or that would render any product candidates that we may develop obsolete or non-competitive. Our competitors also may obtain FDA or other regulatory approval for their product candidates more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. Additionally, technologies developed by our competitors may render our product candidates uneconomical or obsolete, and we may not be successful in marketing any product candidates we may develop against competitors.

In addition, as a result of the expiration or successful challenge of our patent or other intellectual property rights, we could face risks relating to our ability to successfully prevent or delay launch of competitors’ products. The availability of our competitors’ products could limit the demand and the price we are able to charge for any product candidates that we may develop and commercialize.

The successful development of pharmaceutical products is highly uncertain.

Successful development of pharmaceutical products is highly uncertain and is dependent on numerous factors, many of which are beyond our control. Product candidates that appear promising in the early phases of development may fail to reach the market for several reasons, including:

•	clinical trial results may show the product candidates to be less effective than expected (for example, a clinical trial could fail to meet its primary or key secondary endpoint(s)) or have an unacceptable safety or tolerability profile;
•	failure to receive the necessary regulatory approvals or a delay in receiving such approvals, which, among other things, may be caused by patients who fail the trial screening process, slow enrollment in clinical trials, patients dropping out of trials, patients lost to follow-up, length of time to achieve trial endpoints, additional time requirements for data analysis or new drug application, or NDA, preparation, discussions with the FDA, an FDA request for additional non-clinical or clinical data (such as long-term toxicology studies) or unexpected safety or manufacturing issues;
•	non-clinical study results may show the product candidate to be less effective than desired or to have harmful side effects;
•	post-marketing approval requirements; or
•	the proprietary rights of others and their competing products and technologies that may prevent our product candidates from being commercialized.

The length of time necessary to complete clinical trials and submit an application for marketing approval for a final decision by a regulatory authority varies significantly from one product candidate to the next and from one country or jurisdiction to the next and may be difficult to predict.

Even if we are successful in obtaining marketing approval, commercial success of any approved products will also depend in large part on the availability of coverage and adequate reimbursement from third-party payors, including government payors such as the Medicare and Medicaid programs and managed care organizations in the United States or country-specific governmental organizations in foreign countries, which may be affected by existing and future healthcare reform measures designed to reduce the cost of healthcare. Third-party payors could require us to conduct additional studies, including post-marketing studies related to the cost effectiveness of a product, to qualify for reimbursement, which could be costly and divert our resources. If government and other healthcare payors were not to provide coverage and adequate reimbursement for our products once approved, market acceptance and commercial success would be reduced.

In addition, if any of our product candidates receive marketing approval, we will be subject to significant regulatory obligations regarding the submission of safety and other post-marketing information and reports and registration, and will need to continue to comply (or ensure that our third-party providers comply) with current good manufacturing practices, or cGMPs, and good clinical practices, or GCPs, for any clinical trials that we conduct post-approval. In addition, there is always the risk that we, a regulatory authority or a third-party might identify previously unknown problems with a product post-approval, such as adverse events of unanticipated severity or frequency. Compliance with these requirements is costly, and any failure to comply or other issues with our product candidates post-approval could adversely affect our business, financial condition and results of operations.

We may incur unexpected costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.

To obtain the requisite regulatory approvals to commercialize any of our product candidates, we must demonstrate through extensive and costly non-clinical studies and clinical trials that our product candidates are safe and effective in humans. We may experience delays in completing our clinical trials or non-clinical studies and initiating or completing additional clinical trials or non-clinical studies, including as a result of regulators not allowing or delay in allowing clinical trials to proceed under an IND, or not approving or delaying approval for any clinical trial grant or similar approval we need to initiate a clinical trial. We may also experience numerous unforeseen events during our clinical trials that could delay or prevent our ability to receive marketing approval or commercialize the product candidates we develop, including:

•	regulators, institutional review boards, or IRBs, or other reviewing bodies may not authorize us or our investigators to commence a clinical trial, or to conduct or continue a clinical trial at a prospective or specific trial site;
•	we may not reach agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;
•	we may experience challenges or delays in recruiting principal investigators or study sites to lead our clinical trials;
•	the number of subjects or patients required for clinical trials of our product candidates may be larger than we anticipate, enrollment in these clinical trials may be insufficient or slower than we anticipate, including because of the small number of patients for certain of our rare disease indications, and the number of clinical trials being conducted at any given time may be high and result in fewer available patients for any given clinical trial, or patients may drop out of these clinical trials at a higher rate than we anticipate;
•	our third-party contractors, including those manufacturing our product candidates or conducting clinical trials on our behalf, may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;
•	we may have to amend clinical trial protocols submitted to regulatory authorities or conduct additional studies to reflect changes to incorporate adjustments in our planned analysis or in regulatory requirements or guidance, which may be required to resubmit to an IRB and regulatory authorities for re-examination;
•	regulators or other reviewing bodies may find deficiencies with, fail to approve or subsequently find fault with the manufacturing processes or facilities of third-party manufacturers with which we enter into agreements for clinical and commercial supplies, or the supply or quality of any product candidate or other materials necessary to conduct clinical trials of our product candidates may be insufficient, inadequate or not available at an acceptable cost, or we may experience interruptions in supply; and
•	the potential for approval policies or regulations of the FDA or the applicable foreign regulatory agencies to significantly change in a manner rendering our clinical data insufficient for approval.

Regulators or IRBs of the institutions in which clinical trials are being conducted may suspend, limit or terminate a clinical trial, or data monitoring committees may recommend that we suspend or terminate a clinical trial, due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. Negative or inconclusive results from our clinical trials or non-clinical studies could mandate repeated or additional clinical trials and, to the extent we choose to conduct clinical trials in other indications, could result in changes to or delays in clinical trials of our product candidates in such other indications. We do not know whether any clinical trials that we conduct will demonstrate adequate efficacy and safety to result in regulatory approval to market our product candidates for the indications that we are pursuing. If later-stage clinical trials do not produce favorable results, our ability to obtain regulatory approval for our product candidates will be adversely impacted.

Our failure to successfully initiate and complete clinical trials and to demonstrate the efficacy and safety necessary to obtain regulatory approval to market our product candidates would significantly harm our business. Our product candidate development costs will also increase if we experience delays in testing or regulatory approvals and we may be required to obtain additional funds to complete clinical trials. We cannot assure you that our clinical trials will begin as planned or be completed on schedule, if at all, or that we will not need to restructure or otherwise modify our trials after they have begun. Significant clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do and impair our ability to successfully commercialize our product candidates, which may harm our business and results of operations. In addition, many of the factors that cause, or lead to, delays of clinical trials may ultimately lead to the denial of regulatory approval of our product candidates.

Due to the significant resources required for the development of our pipeline, and depending on our ability to access capital, we must prioritize the development of certain product candidates over others. Moreover, we may fail to expend our limited resources on product candidates or indications that may have been more profitable or for which there is a greater likelihood of success.

We currently have product candidates as well as other programs at various stages of discovery and development. We seek to advance discovery and development for product candidates with an initial focus on metabolic disorders with high unmet need. At present, substantially all of our resources and development efforts are focused on mizagliflozin for the treatment of PBH.

Due to the significant resources required for the development of our product candidates, we must decide which product candidates and indications to pursue and advance and the amount of resources to allocate to each. Our decisions concerning the allocation of research, development, collaboration, management and financial resources toward particular product candidates, therapeutic areas or indications may not lead to the development of viable commercial products and may divert resources away from better opportunities. If we make incorrect determinations regarding the viability or market potential of any of our product candidates or misread trends in the pharmaceutical industry, our business, financial condition and results of operations could be materially and adversely affected. As a result, we may fail to capitalize on viable commercial products or profitable market opportunities, be required to forego or delay pursuit of opportunities with other product candidates or other diseases and disease pathways that may later prove to have greater commercial potential than those we choose to pursue, or relinquish valuable rights to such product candidates through collaboration, licensing or royalty arrangements in cases in which it would have been advantageous for us to invest additional resources to retain sole development and commercialization rights.

Even if we complete the necessary non-clinical studies and clinical trials, the marketing approval process is expensive, time-consuming and uncertain and may prevent us from obtaining approvals for the commercialization of our product candidates.

Any product candidate we develop and the activities associated with its development and commercialization, including its design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale, and distribution, are subject to comprehensive regulation by the FDA and other regulatory authorities in the United States and by comparable authorities in other countries. Failure to obtain marketing approval for a product candidate will prevent us from commercializing the product candidate in a given jurisdiction. We have not received approval to market any product candidates from regulatory authorities in any jurisdiction and it is possible that none of the product candidates we are developing or may seek to develop in the future will ever obtain regulatory approval.

We have no experience in submitting and supporting the applications necessary to gain marketing approvals and expect to rely on third-party CROs or regulatory consultants to assist us in this process. Securing regulatory approval requires the submission of extensive non-clinical and clinical data and supporting information to the various regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy. Securing regulatory approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the relevant regulatory authority. Any product candidates we develop may not be effective, may be only moderately effective, or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude its obtaining marketing approval or prevent or limit commercial use.

The process of obtaining marketing approvals, both in the United States and abroad, is expensive, may take many years if additional clinical trials are required, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity, and novelty of the product candidates involved. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application. The FDA and comparable authorities in other countries have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional non-clinical, clinical or other studies. In addition, varying interpretations of the data obtained from non-clinical and clinical testing could delay, limit, or prevent marketing approval of a product candidate. Any marketing approval that we may ultimately obtain could be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable.

If we experience delays in obtaining approval or if we fail to obtain approval of any product candidates we may develop, the commercial prospects for those product candidates may be harmed, and our ability to generate revenues will be materially impaired.

Our product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following regulatory approval, if obtained.

Undesirable side effects caused by any of our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or comparable foreign regulatory authorities.

We may also observe additional safety or tolerability issues with our product candidates in ongoing or future clinical trials. Many compounds that initially showed promise in clinical or earlier-stage testing are later found to cause undesirable or unexpected side effects that prevented further development of the compound. Results of future clinical trials of our product candidates could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics, despite a favorable tolerability profile observed in earlier-stage testing.

If unacceptable side effects arise in the development of our product candidates, we, the FDA or comparable foreign regulatory authorities, the IRBs, or independent ethics committees at the institutions in which our trials are conducted, could suspend, limit or terminate our clinical trials, or the independent safety monitoring committee could recommend that we suspend, limit or terminate our trials, or the FDA or comparable foreign regulatory authorities could order us to cease clinical trials or deny approval of our product candidates for any or all targeted indications. Treatment-emergent side effects that are deemed to be drug-related could delay recruitment of clinical trial subjects or may cause subjects that enroll in our clinical trials to discontinue participation in our clinical trials. In addition, these side effects may not be appropriately recognized or managed by the treating medical staff. We may need to train medical personnel using our product candidates to understand the side effect profiles for our clinical trials and upon any commercialization of any of our product candidates. Inadequate training in recognizing or managing the potential side effects of our product candidates could result in harm to patients that are administered our product candidates. Any of these occurrences may adversely affect our business, financial condition and prospects significantly.

Moreover, clinical trials of our product candidates are conducted in carefully defined sets of patients who have agreed to enter into clinical trials. Consequently, it is possible that our clinical trials may indicate an apparent positive effect of a product candidate that is greater than the actual positive effect, if any, or alternatively fail to identify undesirable side effects.

If our clinical trials fail to replicate positive results from earlier non-clinical studies or clinical trials conducted by us or third parties, we may be unable to successfully develop, obtain regulatory approval for or commercialize our product candidates.

The results observed from non-clinical studies or early-stage clinical trials of our product candidates may not necessarily be predictive of the results of later-stage clinical trials that we conduct. Similarly, positive results from such non-clinical studies or early-stage clinical trials may not be replicated in our subsequent non-clinical studies or clinical trials. Furthermore, our product candidates may not be able to demonstrate similar activity or adverse event profiles as other product candidates that we believe may have similar profiles. For example, our future non-clinical or clinical trials for our existing and future product candidates may not continue to demonstrate the similar results that we have seen so far in our product candidates.

In addition, in our planned future clinical trials, we may utilize clinical trial designs or dosing regimens that have not been tested in prior clinical trials.

There can be no assurance that any of our clinical trials will ultimately be successful or support further clinical development of any of our product candidates. There is a high failure rate for drugs proceeding through clinical trials. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials after achieving positive results in early-stage development, and we cannot be certain that we will not face similar setbacks. These setbacks have been caused by, among other things, non-clinical findings made while clinical trials were underway or safety or efficacy observations made in non-clinical studies and clinical trials, including previously unreported adverse events.

Additionally, we may utilize an “open-label” clinical trial design. An “open-label” clinical trial is one where both the patient and investigator know whether the patient is receiving the investigational product candidate or either an existing approved drug or placebo. Most open-label clinical trials test only the investigational product candidate and sometimes may do so at different dose levels. Open-label clinical trials are subject to various limitations that may exaggerate any therapeutic effect as patients in open-label clinical trials are aware when they are receiving treatment. Open-label clinical trials may be subject to a “patient bias” where patients perceive their symptoms to have improved merely due to their awareness of receiving an experimental treatment. In addition, open-label clinical trials may be subject to an “investigator bias” where those assessing and reviewing the physiological outcomes of the clinical trials are aware of which patients have received treatment and may interpret the information of the treated group more favorably given this knowledge. The results from an open-label trial may not be predictive of future clinical trial results of a product candidate when studied in a controlled environment with a placebo or active control.

Moreover, non-clinical and clinical data are often susceptible to varying interpretations and analyses and many companies that believed their product candidates performed satisfactorily in non-clinical studies and clinical trials nonetheless failed to obtain FDA or comparable foreign regulatory authority approval.

Interim, topline and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data becomes available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publish interim, topline or preliminary data from our clinical trials. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, interim and preliminary data should be viewed with caution until the final data are available. Adverse differences between preliminary or interim data and final data could significantly harm our reputation and business prospects.

We may find it difficult to enroll patients in our future clinical trials given the limited number of patients who have the diseases some of our product candidates are intended to target. Additionally, we compete for trial participants with other clinical trials for commercially available products and other competing product candidates that are in the same areas as our product candidates. If we experience delays or difficulties in the enrollment of patients in clinical trials, our clinical development activities and our receipt of necessary regulatory approvals could be delayed or prevented.

As we progress our programs, we may not be able to initiate or continue clinical trials for our product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or other comparable regulatory authorities outside the United States, or as needed to provide appropriate statistical power for a given trial. In addition, if patients are unwilling to participate in our trials because of negative publicity from adverse events, competitive clinical trials for similar patient populations, clinical trials in competing product candidates or for other reasons, the timeline for recruiting patients, conducting studies and obtaining regulatory approval of our product candidates may be delayed. Moreover, some of our competitors may have ongoing clinical trials for product candidates that would treat the same indications as our product candidates, and patients who would otherwise be eligible for our future clinical trials may instead enroll in clinical trials of our competitors’ product candidates.

Patient enrollment is also affected by other factors, some of which may include:

•	severity of the disease under investigation;
•	size of the patient population and process for identifying patients, including proximity and availability of clinical trial sites for prospective patients with conditions that have small patient pools;
•	effects of global health crises on enrollment and/or completion of a trial;
•	design of the trial protocol, including efforts to facilitate timely enrollment in clinical trials;
•	availability and efficacy of approved medications for the disease under investigation;
•	ability to monitor patients adequately during and after treatment;
•	ability to obtain and maintain patient informed consent;
•	risk that enrolled patients will drop out before completion of the trial;
•	eligibility and exclusion criteria for the trial in question;
•	perceived risks and benefits of the product candidate; and
•	patient referral practices of physicians.

In addition, if we are unable to enroll a sufficient number of eligible patients in these trials in the United States, we may look to enroll in sites outside of the United States. Our ability to successfully initiate, enroll and complete a clinical trial in any foreign country is subject to numerous risks unique to conducting business in foreign countries, some of which may include:

•	difficulty in establishing or managing relationships with CROs and physicians;
•	different standards for the conduct of clinical trials;
•	different standard-of-care for patients with a particular disease;
•	difficulty in locating qualified local consultants, physicians and partners; and
•	potential burden of complying with a variety of foreign laws, medical standards and regulatory requirements, including the regulation of pharmaceutical and biotechnology products.

Enrollment delays in our clinical trials may result in increased development costs for our product candidates, which would cause the value of our company to decline and limit our ability to obtain additional financing. If we or our collaborators have difficulty enrolling a sufficient number of patients to conduct our clinical trials, we may need to delay, limit or terminate ongoing or planned clinical trials or entire clinical programs, any of which would have an adverse effect on our business, financial condition, results of operations and prospects.

The number of patients with the diseases and disorders for which we are developing our product candidates has not been established with precision. If the actual number of patients with the diseases or disorders we elect to pursue with our product candidates is smaller than we anticipate, we may have difficulties in enrolling patients in our clinical trials, which may delay or prevent development of our product candidates. Even if such product candidates are successfully developed and approved, the markets for our products may be smaller than we expect and our revenue potential and ability to achieve profitability may be materially adversely affected.

Our pipeline includes product candidates for metabolic diseases, with our lead product candidate, mizagliflozin, targeting PBH gastroparesis, and GIP-dependent Cushing’s Syndrome. There is no precise method of establishing the actual number of patients with any of these disorders in any geography over any time period. With respect to many of the indications in which we have developed, are developing, or plan to develop our product candidates, we have estimates of the prevalence of the disease or disorder. The process we have used in developing an estimated incidence and prevalence for the indications we are targeting has involved collating limited data from multiple sources. Our estimates as to prevalence may not be accurate, and the actual prevalence or addressable patient population for some or all of those indications, or any other indication that we elect to pursue, may be significantly smaller than our estimates. Moreover, the patient population for PBH may decrease due to the development of novel treatments for obesity, reducing the potential need for bariatric surgery, and the patient population for obesity may decrease as novel treatments for obesity are introduced. In estimating the potential prevalence of indications we are pursuing, or may in the future pursue, including our estimates as to the prevalence of PBH and gastroparesis, we apply assumptions to available information that may not prove to be accurate. In each case, there is a range of estimates in the published literature and in marketing studies, which include estimates within the range that are lower than our estimates. The actual number of patients with these disease indications may, however, be significantly lower than we believe. Even if our prevalence estimates are correct, our product candidates may be developed for only a subset of patients with the relevant disease or disorder or our products, if approved, may be indicated for or used by only a subset. In the event the number of patients with the diseases and disorders we are studying is significantly lower than we expect, we may have difficulties enrolling patients in our clinical trials, which may delay or prevent development of our product candidates. If any of our product candidates are approved and our prevalence estimates with respect to any indication or our other market assumptions are not accurate, the markets for our product candidates for these indications may be smaller than we anticipate, which could limit our revenues and our ability to achieve profitability or to meet our expectations with respect to revenues or profits.

Even if any of our product candidates receives regulatory approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success, in which case we may not generate significant revenues or become profitable.

We have never commercialized a product, and even if any of our product candidates is approved by the appropriate regulatory authorities for marketing and sale, it may nonetheless fail to achieve sufficient market acceptance by physicians, patients, third-party payors and others in the medical community. Many of the indications for our product candidates have well-established standards of care that physicians, patients and payors are familiar with. Even if our product candidates are successful in registrational clinical trials, they may not be successful in displacing these current standards of care if we are unable to demonstrate superior efficacy, safety, ease of administration and/or cost-effectiveness. For example, physicians may be reluctant to take their patients off their current medications and switch their treatment regimen to our product candidates. Further, patients often acclimate to the treatment regimen that they are currently taking and do not want to switch unless their physicians recommend switching products or they are required to switch due to lack of coverage and adequate reimbursement. Even if we are able to demonstrate our product candidates’ safety and efficacy to the FDA and other regulators, safety or efficacy concerns in the medical community may hinder market acceptance.

Efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources, including management time and financial resources, and may not be successful. If any product candidate is approved but does not achieve an adequate level of market acceptance, we may not generate significant revenues and we may not become profitable. The degree of market acceptance of our product candidates, if approved for commercial sale, will depend on a number of factors, including:

•	the efficacy and safety of the product;
•	the potential advantages of the product compared to competitive therapies;
•	the prevalence and severity of any side effects;
•	whether the product is designated under physician treatment guidelines as a first-, second- or third-line therapy;
•	our ability, or the ability of any future collaborators, to offer the product for sale at competitive prices;
•	the product’s convenience and ease of administration compared to alternative treatments;
•	the willingness of the target patient population to try, and of physicians to prescribe, the product;
•	limitations or warnings, including interactions with other drugs or distribution or use restrictions contained in the product’s approved labeling;
•	the strength of sales, marketing and distribution support;
•	changes in the standard of care for the targeted indications for the product; and
•	availability and adequacy of coverage and reimbursement from government payors, managed care plans and other third-party payors.

Any failure by one or more of our product candidates that obtains regulatory approval to achieve market acceptance or commercial success would adversely affect our business prospects.

We currently have no commercial marketing and sales organization and have no experience as a company in commercializing products, and we may have to invest significant resources to develop these capabilities. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our products, we may not be able to generate product revenue.

We have no internal sales, marketing or distribution capabilities, nor have we commercialized a product. If any of our product candidates ultimately receives regulatory approval, we expect to establish a marketing and sales organization with technical expertise and supporting distribution capabilities to commercialize each such product in major markets, which will be expensive and time consuming. We have no prior experience as a company in the marketing, sale and distribution of pharmaceutical products and there are significant risks involved in building and managing a sales organization, including our ability to hire, retain and incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel and effectively manage a geographically dispersed sales and marketing team. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products. We may also choose to collaborate with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems. We may not be able to enter into collaborations or hire consultants or external service providers to assist us in sales, marketing and distribution functions on acceptable financial terms, or at all. In addition, our product revenues and our profitability, if any, may be lower if we rely on third parties for these functions than if we were to market, sell and distribute any products that we develop ourselves. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we are not successful in commercializing our products, either on our own or through arrangements with one or more third parties, we may not be able to generate any future product revenue and we would incur significant additional losses.

If we do not achieve our projected development and commercialization goals in the timeframes we announce and expect, the development and commercialization of our product candidates may be delayed, and our business and results of operations may be harmed.

For planning purposes, we sometimes estimate the timing of the accomplishment of various scientific, clinical, regulatory and other product development objectives. These milestones may include our expectations regarding the commencement or completion of scientific studies and clinical trials, the submission of regulatory filings or commercialization objectives. From time to time, we may publicly announce the expected timing of some of these milestones, such as the completion of an ongoing clinical trial, the initiation of other clinical programs, receipt of marketing approval or a commercial launch of a product. The achievement of many of these milestones may be outside of our control. All of these milestones are based on a variety of assumptions which, if not realized as expected, may cause the timing of achievement of the milestones to vary considerably from our estimates, including:

•	our available capital resources or capital constraints we experience;
•	the rate of progress, costs and results of our clinical trials and research and development activities, including the extent of scheduling conflicts with participating clinicians and collaborators;
•	our ability to identify and enroll patients who meet clinical trial eligibility criteria;
•	our receipt of approvals by the FDA and other regulatory authorities and the timing thereof;
•	other actions, decisions or rules issued by regulators;
•	our ability to access sufficient, reliable and affordable supplies of materials used to manufacture our product candidates;
•	the efforts of our collaborators with respect to the commercialization of our product candidates; and
•	the securing of, costs related to, and timing issues associated with, product manufacturing as well as sales and marketing activities.

If we fail to achieve announced milestones in the timeframes we expect, the development and commercialization of our product candidates may be delayed, and our business and results of operations may be harmed.

Risks related to regulatory, legal, and clinical trials

The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time-consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed.

We are not permitted to commercialize, market, promote or sell any product candidate in the United States without obtaining regulatory approval from the FDA. Foreign regulatory authorities impose similar requirements. The time required to obtain approval by the FDA and comparable foreign authorities is inherently unpredictable, but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including substantial discretion of the regulatory authorities. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. Jurisdictions outside of the United States, such as the European Union or Japan, may have different requirements for regulatory approval, which may require us to conduct additional clinical, non-clinical or chemistry, manufacturing and control studies. To date, we have not submitted an NDA to the FDA or similar drug approval submissions to comparable foreign regulatory authorities for any product candidate. We must complete additional non-clinical studies and clinical trials to demonstrate the safety and efficacy of our product candidates in humans before we will be able to obtain these approvals.

Our current and future product candidates could fail to receive regulatory approval for many reasons, including the following:

•	the FDA or comparable foreign regulatory authorities may disagree as to the design or implementation of our clinical trials;
•	we may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective for its proposed indication;
•	the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;
•	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;
•	the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from clinical trials or non-clinical studies;
•	the data collected from clinical trials of our product candidates may not be sufficient to support the submission of an NDA to the FDA or other submission or to obtain regulatory approval in the United States or elsewhere;
•	the FDA or comparable foreign regulatory authorities may find deficiencies with or fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies;
•	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval; and
•	another company may benefit from market exclusivity for their product which prevents us from obtaining marketing authorization for our product in the same indication during such exclusivity period (as described above).

This lengthy approval process as well as the unpredictability of clinical trial results and market exclusivity issues described above may result in our failing to obtain regulatory approval to market any product candidate we develop, which would substantially harm our business, results of operations and prospects. The FDA and other comparable foreign authorities have substantial discretion in the approval process and determining when or whether regulatory approval will be granted for any product candidate that we develop. Even if we believe the data collected from future clinical trials of our product candidates are promising, such data may not be sufficient to support approval by the FDA or any other regulatory authority.

In addition, even if we were to obtain approval, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request, may not approve the price we intend to charge for our products, may grant approval contingent on the performance of costly post-marketing clinical trials or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates.

Our product candidates require specific shipping, storage, handling and administration, which in some cases, may require cold-chain logistics and subject our product candidates to risk of loss or damage if failures occur.

Our product candidates are sensitive to temperature, storage and handling conditions. The handling and administration of the therapy product, if approved, may need to be performed according to specific instructions and in some steps within specific time periods. Failure to correctly handle our product, by us or third parties, could negatively impact the efficacy and or safety of our product, or cause a loss of product or could in the future lead to additional manufacturing costs and delays in our ability to supply required quantities for commercial supply. For these and other reasons, we may not be able to manufacture our current or future product candidates at commercial scale or in a cost-effective manner. Even if we are able to manufacture and distribute the product candidates, if our products require specific procedures to maintain and use them, we may be limited in commercial opportunity

The FDA or comparable foreign regulatory authorities may disagree with our regulatory plan for our product candidates.

The general approach for FDA approval of a new drug is dispositive data from two or more adequate and well-controlled clinical trials of the product candidate in the relevant patient population. Adequate and well-controlled clinical trials typically involve a large number of patients, have significant costs and take years to complete. The FDA or other regulatory authorities may disagree with us about whether a clinical trial is adequate and well-controlled or may request that we conduct additional clinical trials prior to regulatory approval. In addition, there is no assurance that the doses, endpoints and trial designs that we intend to use for our planned clinical trials, including those that we have developed based on feedback from regulatory agencies or those that have been used for the approval of similar drugs, will be acceptable for future approvals.

Our clinical trial results may not support approval of our product candidates. In addition, our product candidates could fail to receive regulatory approval, or regulatory approval could be delayed, for many reasons, including the following:

•	the FDA or comparable foreign regulatory authorities may not file or accept our NDA or marketing application for substantive review;
•	the FDA or comparable foreign regulatory authorities may disagree with the dosing regimen, design or implementation of our clinical trials;

•	we may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that our product candidates are safe and effective for any of their proposed indications;
•	the results of our clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;
•	we may be unable to demonstrate that our product candidates’ clinical and other benefits outweigh their safety risks;
•	the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from our non-clinical studies or clinical trials;
•	the data collected from clinical trials of our product candidates may not be sufficient to the satisfaction of the FDA or comparable foreign regulatory authorities to support the submission of an NDA or other comparable submission in foreign jurisdictions or to obtain regulatory approval in the United States or elsewhere;
•	the FDA or comparable foreign regulatory authorities may find deficiencies with or fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and
•	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

Changes in the FDA, other government agencies or comparable foreign regulatory authorities could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA or comparable foreign regulatory authorities to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the FDA have fluctuated in recent years as a result. In addition, government funding of other government agencies or comparable foreign regulatory authorities on which our operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA, other government agencies or comparable foreign regulatory authorities may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, the U.S. government has shut down several times, including in October and November 2025, during which times certain regulatory agencies, such as the FDA, have had to furlough critical employees and stop critical activities. If a prolonged government shutdown occurs or a widespread freeze on federal funding occurs in the future, including as a result of reaching the debt ceiling, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Further, government shutdowns could impact our ability to access the public markets and obtain additional capital in the future.

We may in the future conduct clinical trials for drug candidates outside the United States, and the FDA and comparable foreign regulatory authorities may not accept data from such trials.

We may in the future choose to conduct one or more additional clinical trials outside the United States, including, among other places, in the EU, South America, Australia and/or Asia. The acceptance of study data from clinical trials conducted outside the United States or another jurisdiction by the FDA or comparable foreign regulatory authority may be subject to certain conditions or may not be accepted at all. In cases where data from foreign clinical trials are intended to serve as the basis for regulatory approval in the United States, the FDA will generally not approve the application based on foreign data alone unless: (i) the data is applicable to the U.S. population and U.S. medical practice; and (ii) the trials were performed by clinical investigators of recognized competence and pursuant to GCP regulations. Additionally, the FDA’s clinical trial requirements, including sufficient size of patient populations and statistical powering, must be met. Many foreign regulatory authorities have similar approval requirements. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA or any comparable foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA or any comparable foreign regulatory authority does not accept such data, it would result in the need for additional trials, which could be costly and time-consuming, and which may result in drug candidates that we may develop not receiving approval for commercialization in such jurisdiction.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, while a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval of a product candidate, comparable foreign regulatory authorities must also approve the manufacturing and marketing of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional non-clinical studies or clinical trials, as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.

We may also submit marketing applications in other countries. Regulatory authorities in jurisdictions outside of the United States have requirements for approval of product candidates with which we must comply prior to marketing in those jurisdictions. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries.

While we may in the future seek designations for our product candidates with the FDA and comparable foreign regulatory authorities that are intended to confer benefits such as a faster development process, an accelerated regulatory pathway or regulatory exclusivity, there can be no assurance that we will successfully obtain such designations. In addition, even if one or more of our product candidates are granted such designations, we may not be able to realize the intended benefits of such designations.

The FDA and comparable foreign regulatory authorities offer certain designations for product candidates that are designed to encourage the research and development of product candidates that are intended to address conditions with significant unmet medical need. These designations may confer benefits such as additional interaction with regulatory authorities, a potentially accelerated regulatory pathway and priority review. However, there can be no assurance that we will successfully obtain such designations for our product candidates. In addition, while such designations could expedite the development or approval process, they generally do not change the standards for approval. Even if we obtain such designations for our product candidates, there can be no assurance that we will realize their intended benefits.

For example, we may seek a Fast Track Designation for future product candidates we develop. If a product is intended for the treatment of a serious or life-threatening condition and non-clinical or clinical data demonstrate the potential to address an unmet medical need for this condition, the product sponsor may apply for Fast Track Designation. The FDA has broad discretion whether or not to grant this designation, so even if we believe a particular product candidate is eligible for this designation, we cannot assure you that the FDA would decide to grant it. Even if we do receive Fast Track Designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures. The FDA may rescind the Fast Track Designation if it believes that the designation is no longer supported by data from our clinical development activities.

We may seek Breakthrough Therapy Designation for any product candidate that we develop. A breakthrough therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over currently approved therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For drugs that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Drugs designated as breakthrough therapies by the FDA are also eligible for accelerated approval and priority review.

Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if we believe a product candidate we develop meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of Breakthrough Therapy Designation for a product candidate may not result in a faster development process, review or approval compared to drugs considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if any product candidate we develop qualifies as a breakthrough therapy, the FDA may later decide that the drug no longer meets the conditions for qualification and rescind the designation.

Even in the absence of obtaining Fast Track and/or Breakthrough Therapy Designations, a sponsor can seek priority review at the time of submitting a marketing application. The FDA may designate a product for priority review if it is a product that treats a serious condition and, if approved, would provide a significant improvement in safety or effectiveness when compared with other available therapies. Significant improvement may be illustrated by evidence of increased effectiveness in the treatment of a condition, elimination or substantial reduction of a treatment-limiting adverse reaction, documented enhancement of patient compliance that may lead to improvement in serious outcomes, or evidence of safety and effectiveness in a new subpopulation. A priority review designation is intended to direct overall attention and resources to the evaluation of such applications, and to shorten the FDA’s goal for taking action on a marketing application from ten months to six months. Priority review designation may be rescinded if a product no longer meets the qualifying criteria.

We may be unsuccessful in obtaining or may be unable to maintain the benefits associated with Orphan Drug Designation, including the potential for market exclusivity.

Under the Orphan Drug Act, the FDA may designate a drug as an orphan drug, referred to as an Orphan Drug Designation, if it is a drug intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals annually in the U.S., or a patient population greater than 200,000 in the U.S. where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the U.S. In the U.S., Orphan Drug Designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user fee waivers.

Similarly, in the EU, the European Commission, or EC, grants orphan medicinal product designation after receiving the opinion of the European Medicine Agency’s Committee for Orphan Medicinal Products on an orphan medicinal product designation application. Orphan medicinal product designation is intended to promote the development of medicinal products that are intended for the diagnosis, prevention or treatment of life threatening or chronically debilitating conditions affecting not more than five in 10,000 people in the EU or for products intended for the diagnosis, prevention, or treatment of a life threatening, seriously debilitating or serious and chronic condition when, without incentives, it is unlikely that sales of the product in the EU would generate sufficient return to justify the necessary investment in developing the product. In each case, there must be no satisfactory method of diagnosis, prevention, or treatment authorized for marketing in the EU (or, if such a method exists, the product would be of significant benefit to those affected by the condition). In the EU, orphan medicinal product designation entitles a party to financial incentives such as reduction of fees or fee waivers.

Generally, if a drug with an Orphan Drug Designation subsequently receives the first marketing approval for the indication for which it has such designation, the drug is entitled to a period of marketing exclusivity, which precludes the EC or the FDA from approving another marketing application for the same drug and indication for that time period, except in limited circumstances. The applicable period is seven years in the U.S. and ten years in the EU. The EU exclusivity period can be reduced to six years if a drug no longer meets the criteria for orphan medicinal product designation or if the drug is sufficiently profitable so that market exclusivity is no longer justified.

Even if we obtain orphan drug exclusivity for a drug, that exclusivity may not effectively protect the designated drug from competition because different drugs can be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve the same drug for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care.

Where appropriate, we plan to secure approval from the FDA or comparable foreign regulatory authorities through the use of expedited approval pathways, such as accelerated approval. If we are unable to obtain such approvals, we may be required to conduct additional non-clinical studies or clinical trials beyond those that we contemplate, which could increase the expense of obtaining, and delay the receipt of, necessary marketing approvals. Even if we receive accelerated approval from the FDA or comparable regulatory authorities, if our confirmatory trials do not verify clinical benefit, or if we do not comply with rigorous post-marketing requirements, the FDA or such other regulatory authorities may seek to withdraw the accelerated approval.

Where possible, we plan to pursue accelerated development strategies in areas of high unmet need. We may seek an accelerated approval pathway for one or more of our therapeutic candidates from the FDA or comparable foreign regulatory authorities. Under the accelerated approval provisions in the Federal Food, Drug, and Cosmetic Act, and the FDA’s implementing regulations, the FDA may grant accelerated approval to a therapeutic candidate designed to treat a serious or life-threatening condition that provides meaningful therapeutic benefit over available therapies upon a determination that the therapeutic candidate has an effect on a surrogate endpoint or intermediate clinical endpoint that is reasonably likely to predict clinical benefit. The FDA considers a clinical benefit to be a positive therapeutic effect that is clinically meaningful in the context of a given disease, such as irreversible morbidity or mortality. For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. An intermediate clinical endpoint is a clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit. The accelerated approval pathway may be used in cases in which the advantage of a new drug over available therapy may not be a direct therapeutic advantage, but is a clinically important improvement from a patient and public health perspective. If granted, accelerated approval is usually contingent on the sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the drug’s clinical benefit. Under the Food and Drug Omnibus Reform Act, or the FDORA, the FDA is permitted to require, as appropriate, that a post-approval confirmatory study or studies be underway prior to approval or within a specified time period after the date of approval for a product granted accelerated approval. FDORA also gives the FDA increased authority to withdraw approval of a drug or biologic granted accelerated approval on an expedited basis if the sponsor fails to conduct such studies in a timely manner, send status updates on such studies to the FDA every 180 days to be publicly posted by the agency, or if such post-approval studies fail to verify the drug’s predicted clinical benefit. The FDA is empowered to take action, such as issuing fines, against companies that fail to conduct with due diligence any post-approval confirmatory study or submit timely reports to the agency on their progress.

Prior to seeking accelerated approval, we would seek feedback from the FDA or comparable foreign regulatory authorities and would otherwise evaluate our ability to seek and receive such accelerated approval. There can be no assurance that after our evaluation of the feedback and other factors we will decide to pursue or submit an NDA or BLA for accelerated approval or any other form of expedited development, review or approval. Similarly, there can be no assurance that after subsequent feedback from the FDA, or comparable foreign regulatory authorities, we will continue to pursue or apply for accelerated approval or any other form of expedited development, review or approval, even if we initially decide to do so. Furthermore, if we decide to submit an application for accelerated approval, there can be no assurance that such application will be accepted or that any approval will be granted on a timely basis, or at all. The FDA or other comparable foreign regulatory authorities could also require us to conduct further studies prior to considering our application or granting approval of any type, including, for example, if other products are approved via the accelerated pathway and subsequently converted by FDA to full approval. A failure to obtain accelerated approval or any other form of expedited development, review or approval for our therapeutic candidate would result in a longer time period to commercialization of such therapeutic candidate, could increase the cost of development of such therapeutic candidate and could harm our competitive position in the marketplace.

Our relationships with healthcare providers and physicians and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

It is possible that governmental and enforcement authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. Healthcare providers, physicians and third-party payors in the United States and elsewhere play a primary role in the recommendation and prescription of pharmaceutical products. Arrangements with third-party payors and customers can expose pharmaceutical manufacturers to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we conduct research and would sell, market and distribute our products. As a pharmaceutical company, even though we do not and will not control referrals of healthcare services or bill directly to Medicare, Medicaid or other third-party payors, federal and state healthcare laws and regulations that may affect our ability to operate may apply. See the section titled, “Business–Government regulation–Other healthcare laws.”

The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Ensuring business arrangements comply with applicable healthcare and privacy laws, as well as responding to possible investigations by government authorities, can be time and resource-consuming and can divert a company’s attention from the business.

Ensuring that our internal operations and future business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations, agency guidance or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental laws and regulations that may apply to us, we may be subject to significant penalties, including administrative, civil and criminal penalties, damages, fines, disgorgement, the exclusion from participation in federal and state healthcare programs, individual imprisonment, reputational harm and the curtailment or restructuring of our operations, as well as additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws. Further, defending against any such actions can be costly and time consuming, and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. If any of the physicians or other providers or entities with whom we expect to do business is found to not be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs and imprisonment. If any of the above occur, our ability to operate our business and our results of operations could be adversely affected.

Coverage and reimbursement may be limited or unavailable in certain market segments for our product candidates, if approved, which could make it difficult for us to sell any product candidates profitably.

The success of our product candidates, if approved, depends on the availability of coverage and adequate reimbursement from third-party payors. We cannot be sure that coverage and reimbursement will be available for, or accurately estimate the potential revenue from, our product candidates or assure that coverage and reimbursement will be available for any product that we may develop. See the section titled, “Business–Government regulation–Coverage and reimbursement.”

Patients who are provided with medical treatment for their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Coverage and adequate reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payors is critical to new product acceptance.

In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors. As a result, obtaining coverage and reimbursement approval of a product from a government or other third-party payor is a time-consuming and costly process that could require us to provide to each payor supporting scientific, clinical and cost-effectiveness data for the use of our products on a payor-by-payor basis, with no assurance that coverage and adequate reimbursement will be obtained. In the United States, the principal decisions about reimbursement for new medicines are typically made by the Centers for Medicare & Medicaid Services, or CMS. CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare and private payors tend to follow CMS to a substantial degree. Even if we obtain coverage for a given product, the resulting reimbursement payment rates might not be adequate for us to achieve or sustain profitability or may require co-payments that patients find unacceptably high. Additionally, third-party payors may not cover, or provide adequate reimbursement for, long-term follow-up evaluations required following the use of product candidates, once approved. Patients are unlikely to use our product candidates, once approved, unless coverage is provided and reimbursement is adequate to cover a significant portion of their cost. There is significant uncertainty related to insurance coverage and reimbursement of newly approved products. It is difficult to predict at this time what third-party payors will decide with respect to the coverage and reimbursement for our product candidates.

Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. We cannot be sure that reimbursement will be available for any product candidate that we commercialize and, if reimbursement is available, the level of reimbursement. In addition, many pharmaceutical manufacturers must calculate and report certain price reporting metrics to the government, such as average sales price and best price. Penalties may apply in some cases when such metrics are not submitted accurately and timely. Further, these prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs. Payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives.

Moreover, increasing efforts by governmental and other third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for our product candidates. There has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for drugs.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

We expect that healthcare reform measures that may be adopted in the future may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved product. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products. Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We cannot be sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals or clearances of our product candidates, if any, may be.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its Member States to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular product candidate to currently available therapies. A Member State may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our product candidates. Historically, products launched in the European Union do not follow price structures of the United States and generally prices tend to be significantly lower.

Ongoing healthcare legislative and regulatory reform measures may have a material adverse effect on our business and results of operations.

Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example, (i) changes to our manufacturing arrangements, (ii) additions or modifications to product labeling, (iii) the recall or discontinuation of our products or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business. See the sections titled, “Business–Government regulation–Current and future U.S. healthcare reform.”

The containment of healthcare costs has become a priority of federal, state and foreign governments, and the prices of products have been a focus in this effort. There have been a number of federal and state proposals during the last few years regarding the pricing of pharmaceutical products, limiting coverage and the amount of reimbursement for drugs and other medical products, government control and other changes to the healthcare system in the United States. Governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our revenue generated from the sale of any approved products. Even if we do receive a favorable coverage determination for our products by third-party payors, coverage policies and third-party payor reimbursement rates may change at any time.

Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. For example, CMS may develop new payment and delivery models, such as bundled payment models. In addition, recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their commercial products, which has resulted in several Congressional inquiries and proposed and enacted state and federal legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for pharmaceutical products. Congress has indicated that it will continue to seek new legislative measures to control drug costs.

Additionally, there has been increasing legislative and enforcement interest in the United States with respect to drug pricing practices, which has resulted in several U.S. Congressional inquiries and federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs, and review the relationship between pricing and manufacturer patient programs. The Inflation Reduction Act of 2022, or the IRA, for example, includes several provisions that may impact our business to varying degrees, including provisions that reduce the out-of-pocket spending cap for Medicare Part D beneficiaries to $2,000 starting in 2025, eliminating the prescription drug coverage gap; impose new manufacturer financial liability on certain drugs under Medicare Part D, allow the U.S. government to negotiate Medicare Part B and Part D price caps for certain high-cost drugs and biologics without generic or biosimilar competition; require companies to pay rebates to Medicare for certain drug prices that increase faster than inflation; and delay until January 1, 2032 the implementation of an HHS rebate rule that would have limited the fees that pharmacy benefit managers can charge. Further, under the IRA, orphan drugs were previously exempted from the Medicare drug price negotiation program; however, this exemption was restricted to drugs with only one orphan designation and for which the only approved indication is for that disease or condition. If a product received multiple orphan designations or had multiple approved indications, it would not qualify for the orphan drug exemption. Under the OBBBA, this restriction was eliminated; and effective for the 2028 initial price applicability year, all orphan drugs, regardless of the number of orphan designations or indications, are exempt from the Medicare drug price negotiation program. The effects of the IRA on our business and the healthcare industry in general are not yet known.

On April 15, 2025, the Trump Administration published Executive Order 14273, “Lowering Drug Prices by Once Again Putting Americans First,” which generally directs the federal government to take measures to reduce drug prices, including eliminating the so-called “pill penalty” under the Inflation Reduction Act that creates a distinction between small molecule and large molecule products for purposes of determining when a drug may be eligible for drug price negotiation. On May 12, 2025, the Trump Administration published Executive Order 14297, “Delivering Most-Favored-Nation Prescription Drug Pricing to American Patients” which generally, among other things, directs the federal government to establish and communicate most-favored-nation price targets to pharmaceutical manufacturers to bring prices for American patients in line with comparably developed nations. Further, the Executive Order directs the federal government to support regulatory paths to allow direct-to-patient sales for companies that meet these targets. It also states that the Administration will take additional aggressive action (for example, examining whether marketing approvals should be modified or rescinded or opening the door for individual drug importation waivers) should manufacturers fail to offer American consumers the most-favored-nation lowest price. It also directs the Secretary of Commerce and the U.S. Trade Representative to “take all necessary and appropriate action to ensure foreign countries are not engaged in any act, policy, or practice that may be unreasonable or discriminatory or that may impair United States national security . . . including by suppressing the price of pharmaceutical products below fair market value in foreign countries.” Notably, a similar “Most Favored Nation” pricing rule enacted under the first Trump Administration was subject to an injunction resulting from judicial challenges to the rule, which was formally rescinded by the former Biden Administration in August 2021.

We cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

•	the demand for our product candidates, if we obtain regulatory approval;
•	our ability to set a price that we believe is fair for our approved products;

•	our ability to generate revenue and achieve or maintain profitability;
•	the level of taxes that we are required to pay; and
•	the availability of capital.

These laws, and future state and federal healthcare reform measures may be adopted in the future, any of which may result in additional reductions in Medicare and other healthcare funding and otherwise affect the prices we may obtain for any of our product candidates for which we may obtain regulatory approval or the frequency with which any such product candidate is prescribed or used.

In addition, the U.S. Supreme Court’s June 2024 decision in Loper Bright Enterprises v. Raimondo overturned the longstanding Chevron doctrine, under which courts were required to give deference to regulatory agencies’ reasonable interpretations of ambiguous federal statutes. The Loper decision could result in additional legal challenges to regulations and guidance issued by federal agencies, including the FDA, on which we rely. Any such legal challenges, if successful, could have a material impact on our business. Additionally, the Loper decision may result in increased regulatory uncertainty, inconsistent judicial interpretations, and other impacts to the agency rulemaking process, any of which could adversely impact our business and operations. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action or as a result of legal challenges, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, our business could be materially harmed.

Inadequate funding for the FDA or other government agencies could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies on which our operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA or other government agencies may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical employees and stop critical activities. If a prolonged government shutdown occurs, including as a result of reaching the debt ceiling, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Further, future government shutdowns could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.

Failure to access or a significant delay in accessing animal research models may materially adversely affect our ability to advance our non-clinical programs and successfully develop any product candidates, which could result in significant harm to our business.

Consistent with various rules, regulations and cGMP, our ability to advance our non-clinical and clinical programs for our product candidates requires access to animal research models sufficient to assess safety and in some cases to establish the rationale for therapeutic use. Failure to access or a significant delay in accessing animal research models that meet our needs or that fulfill regulatory requirements may materially adversely affect our ability to advance our non-clinical programs and successfully develop any product candidates and this could result in significant harm to our business. During the COVID-19 pandemic, researchers and CROs (including those engaged by us) experienced significant limitations in their access to animal research models, specifically including a sharp reduction in the availability of non-human primates, or NHPs, originating from breeding farms in Southeast Asia and limited access to the generation of genetically-modified rodent models used in efficacy evaluations. Prior to the pandemic, China was the leading exporter of NHPs employed in basic and applied research; however, early in 2020, China ceased exportation of cynomolgus monkeys, the species most commonly involved in pharmaceutical product development. These restrictions remain in place and global supply continues to be constrained, resulting in increased demand from breeding farms principally located in Cambodia, Vietnam, and Mauritius Island, with a resultant marked increase in unit pricing. Consequently, this has further exacerbated an already constrained NHP supply for research purposes. If we are unable to obtain NHPs in sufficient quantities and in a timely manner to meet the needs of our non-clinical research programs, if the price of NHPs that are available increases significantly, or if our suppliers are unable to ship the NHPs in their possession that are reserved for us, our ability to advance our non-clinical programs and successfully develop any additional non-clinical candidates we may identify may be materially adversely affected or significantly delayed.

Even if we receive regulatory approval of any product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our product candidates.

If any of our product candidates are approved, they will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing studies and submission of safety, efficacy and other post-market information, including both federal and state requirements in the United States and requirements of comparable foreign regulatory authorities. In addition, we will be subject to continued compliance with cGMP and GCP requirements for any clinical trials that we conduct post-approval.

Manufacturers and manufacturers’ facilities are required to comply with extensive FDA and comparable foreign regulatory authority requirements, including ensuring that quality control and manufacturing procedures conform to cGMP regulations and applicable product tracking and tracing requirements. As such, we and our contract manufacturers will be subject to continual review and inspections to assess compliance with cGMP and adherence to commitments made in any NDA, other marketing application and previous responses to inspection observations. Accordingly, we and others with whom we work must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control.

Any regulatory approvals that we receive for our product candidates may be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials and surveillance to monitor the safety and efficacy of the product candidate. Certain endpoint data we hope to include in any approved product labeling also may not make it into such labeling, including exploratory or secondary endpoint data such as patient-reported outcome measures. The FDA may also require a risk evaluation and mitigation strategies, or REMS, program as a condition of approval of our product candidates, which could entail requirements for long-term patient follow-up, a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if the FDA or a comparable foreign regulatory authority approves our product candidates, we will have to comply with requirements including submissions of safety and other post-marketing information and reports and registration.

The FDA may impose consent decrees or withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with our product candidates, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, imposition of post-market studies or clinical trials to assess new safety risks or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of our products, withdrawal of the product from the market or voluntary product recalls;
•	fines, warning letters or holds on clinical trials;
•	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or suspension or withdrawal of approvals;
•	product seizure or detention or refusal to permit the import or export of our product candidates; and
•	injunctions or the imposition of civil or criminal penalties.

Additionally, under FDORA, sponsors of approved drugs and biologics must provide 6 months’ notice to the FDA of any changes in marketing status, such as the withdrawal of a drug, and failure to do so could result in the FDA placing the product on a list of discontinued products, which would revoke the product’s ability to be marketed. The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Products may be promoted only for the approved indications and in accordance with the provisions of the approved label. If we receive marketing approval for a product candidate, physicians may nevertheless prescribe it to their patients in a manner that is inconsistent with the approval label. If we are found to have promoted such off-label uses, we may become subject to significant liability. The policies of the FDA and comparable foreign regulatory authorities may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. In addition, the U.S. Supreme Court’s July 2024 decision to overturn established case law giving deference to regulatory agencies’ interpretations of ambiguous statutory language has introduced uncertainty regarding the extent to which the FDA’s regulations, policies and decisions may become subject to increasing legal challenges, delays, and/or changes. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.

We are subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws, and anti-money laundering laws and regulations. Compliance with these legal standards could impair our ability to compete in domestic and international markets. We can face criminal liability and other serious consequences for violations, which can harm our business.

We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and other state and national anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors, and other collaborators from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We may engage third parties to sell our products outside the United States, to conduct clinical trials, and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors, and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences.

If we or any contract manufacturers and suppliers we engage fail to comply with environmental, health, and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We and any contract manufacturers and suppliers we engage are subject to numerous federal, state, and local environmental, health, and safety laws, regulations, and permitting requirements, including those governing laboratory procedures; the generation, handling, use, storage, treatment, and disposal of hazardous and regulated materials and wastes; the emission and discharge of hazardous materials into the ground, air, and water; and employee health and safety. We cannot eliminate the risk of contamination or injury from hazardous materials, including chemical and biological materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. Under certain environmental laws, we could be held responsible for costs relating to any contamination at our current or past facilities and at third-party facilities. We also could incur significant costs associated with civil or criminal fines and penalties.

In addition, we may incur substantial costs in order to comply with current or future environmental, health, and safety laws, regulations, and permitting requirements. These current or future laws, regulations, and permitting requirements may impair our research, development, or production efforts. Failure to comply with these laws, regulations, and permitting requirements also may result in substantial fines, penalties, or other sanctions or business disruption, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Any third-party contract manufacturers and suppliers we engage will also be subject to these and other environmental, health, and safety laws and regulations. Liabilities they incur pursuant to these laws and regulations could result in significant costs or an interruption in operations, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Our employees, principal investigators, consultants and commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.

We are exposed to the risk of fraud or other misconduct by our employees, consultants and commercial partners, and, if we commence clinical trials, our principal investigators. Misconduct by these parties could include intentional failures to comply with FDA regulations and other jurisdictions, provide accurate information to the FDA and other regulatory authorities, comply with healthcare fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Such misconduct also could involve the improper use of information obtained in the course of clinical trials or interactions with the FDA or other regulatory authorities, which could result in regulatory sanctions and cause serious harm to our reputation. We are also exposed to risks in connection with any insider trading violations by employees or others affiliated with us. Upon the effectiveness of this registration statement, we will adopt a code of conduct and an insider trading policy applicable to all of our employees, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from government investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, financial condition, results of operations and prospects, including the imposition of significant fines or other sanctions.

Product liability lawsuits against us could cause us to incur substantial liabilities and could limit commercialization of any product candidates that we may develop.

We will face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and will face an even greater risk if we commercially sell such product candidates. If we cannot successfully defend ourselves against claims that our product candidates caused injuries, we could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for any of our product candidates;
•	injury to our reputation and significant negative media attention;
•	withdrawal of clinical trial participants;
•	significant costs to defend the related litigation;
•	substantial monetary awards to trial participants or patients;
•	loss of revenue; and
•	the inability to commercialize any of our product candidates.

We anticipate that we will need to increase our insurance coverage when we begin clinical trials and if we successfully commercialize any product candidate. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

Our internal computer and information technology systems, or those of our third-party vendors, collaborators, contractors, consultants or other third parties, may fail, become unavailable, or suffer security incidents, compromises, or data breaches, loss or leakage of data and other disruptions, which could result in a material disruption of our product development programs, compromise confidential, sensitive or personal information related to our business or prevent us from accessing critical information, potentially exposing us to liability or otherwise adversely affecting our business.

Our internal computer and information technology systems and those of our current and any future third-party vendors, collaborators, contractors, consultants or other third parties, are vulnerable to damage or interruption from, among other things, computer viruses, computer hackers, phishing attacks, ransomware, malware, social engineering, service interruptions, system malfunction, malicious code, employee theft, fraud, misconduct or misuse, denial-of-service attacks, sophisticated nation-state and nation-state-supported actors, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we seek to protect our information technology systems from system failure, accident and security breach, we have in the past and may in the future experience phishing and other security incidents which could result in a disruption of our development programs and our business operations, whether due to a loss of our trade secrets or other proprietary, personal or confidential information or other disruptions. For example, the loss of clinical trial data from clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data.

While we have implemented cybersecurity measures designed to protect our information technology systems as well as the confidential and sensitive data in our possession, there can be no assurance that these measures will be adequate to detect, prevent, or adequately address any cybersecurity incident or data breach that we may face. Controls employed by our information technology department and other third parties could prove inadequate, and our ability to monitor such third parties’ data security practices is limited. Due to applicable laws, rules, regulations and standards or contractual obligations, we may be held responsible for any information security failure or cybersecurity incident or compromise attributed to our third-party vendors as they relate to the information we share with them.

If we were to experience a cybersecurity incident, breach, compromise or other security event relating to our information systems or data, the costs, time and effort associated with the investigation, remediation and potential notification of the breach to counterparties, regulators and data subjects could be material. We may incur significant costs in an effort to detect and prevent security incidents or compromises, and we may face increased costs and requirements to expend substantial resources in the event of an actual or perceived security incident or compromise. In addition, techniques used to sabotage or to obtain unauthorized access to networks in which data is stored or through which data is transmitted change frequently, become more complex over time and generally are not recognized until launched against a target. The risk of a cybersecurity breach, incident, compromise or disruption, particularly through cyberattacks including supply chain attacks or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity, and sophistication of attempted attacks and intrusions from around the world have increased. As a result, we and our third-party vendors may be unable to anticipate these techniques or implement adequate preventative measures quickly enough to prevent either an electronic intrusion into our systems or services or a compromise of critical information. We cannot guarantee that we will be able to detect or prevent any such incidents, and, our remediation efforts may not be successful or timely. Our efforts to improve our cybersecurity and protect data from compromise may also identify previously undiscovered instances of data breaches, compromises or other cybersecurity incidents. If we do not allocate and effectively manage the resources necessary to build and sustain the proper technology and cybersecurity infrastructure, we could suffer significant business disruption, including transaction errors, supply chain or manufacturing interruptions, processing inefficiencies, data loss or the loss of or damage to intellectual property or other proprietary, personal or confidential information. Although we currently maintain cybersecurity insurance, the insurance we maintain against the risk of this type of loss may not be sufficient to cover actual losses, or may not apply to the circumstances relating to any particular loss.

To the extent that any disruption or security breach were to result in a loss of, or damage to, our or our third-party vendors’, collaborators’, contractors’, employees’, consultants’ or other third parties’ data, including personal data, or applications or inappropriate disclosure, loss, destruction or alteration of, or access to, confidential, personal or proprietary information, we could incur significant liability including litigation exposure, substantial penalties and fines, we could become the subject of regulatory action, inquiry or investigation, our competitive position could be harmed, we could incur significant reputational damage and the further development and commercialization of any product candidates we may develop could be delayed. Any of the above could have a material adverse effect on our business, financial condition, results of operations or prospects.

Laws and regulations governing any international operations we may have in the future may preclude us from developing, manufacturing and selling certain product candidates we may identify outside of the United States and require us to develop and implement costly compliance programs.

We will be subject to numerous laws and regulations in each jurisdiction outside the United States in which we operate in the future. The creation, implementation and maintenance of international business practices compliance programs is costly and such programs are difficult to enforce, particularly where reliance on third parties is required.

The FCPA prohibits any U.S. individual or business from paying, offering, authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with certain accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations. The anti-bribery provisions of the FCPA are enforced primarily by the Department of Justice. The SEC is involved with enforcement of the books and records provisions of the FCPA.

Similarly, the U.K. Bribery Act 2010 has extra-territorial effect for companies and individuals having a connection with the United Kingdom. The U.K. Bribery Act prohibits inducements both to public officials and private individuals and organizations. Compliance with the FCPA and the U.K. Bribery Act is expensive and difficult, particularly in countries in which corruption is a recognized problem. In addition, the FCPA presents particular challenges in the pharmaceutical industry, because, in many countries, hospitals are operated by the government, and doctors and other hospital employees are considered foreign officials. Certain payments to hospitals in connection with clinical trials and other work have been deemed to be improper payments to government officials and have led to FCPA enforcement actions.

Various laws, regulations and executive orders also restrict the use and dissemination outside of the United States, or the sharing with certain non-U.S. nationals, of information classified for national security purposes, as well as certain products and technical data relating to those products. Our expansion outside of the United States has required, and will continue to require, us to dedicate additional resources to comply with these laws, and these laws may preclude us from developing, manufacturing or selling certain drugs and drug candidates outside of the United States, which could limit our growth potential and increase our development costs. The failure to comply with laws governing international business practices may result in substantial penalties, including suspension or debarment from government contracting. Violation of the FCPA can result in significant civil and criminal penalties. Indictment alone under the FCPA can lead to suspension of the right to do business with the U.S. government until the pending claims are resolved. Conviction of a violation of the FCPA can result in long-term disqualification as a government contractor. The termination of a government contract or relationship as a result of our failure to satisfy any of our obligations under laws governing international business practices would have a negative impact on our operations and harm our reputation and ability to procure government contracts. The SEC also may suspend or bar issuers from trading securities on U.S. exchanges for violations of the FCPA’s accounting provisions.

Significant political, trade and regulatory developments, and other circumstances beyond our control, could have a material adverse effect on our financial condition or results of operations.

We may in the future operate and, if approved, sell our products outside of the United States. Significant political, trade, or regulatory developments in the jurisdictions in which we may sell our products, such as those stemming from any changes in the U.S. federal administration, are difficult to predict and may have a material adverse effect on us. Similarly, changes in U.S. federal policy that affect the geopolitical landscape could give rise to circumstances outside our control that could have negative impacts on our business operations. For example, in 2025, the United States imposed tariffs on imports on its trading partners, including Canada, Mexico, the EU and China. Historically, tariffs have led to increased trade and political tensions. In response to tariffs, other countries have implemented retaliatory tariffs on U.S. goods. Political tensions as a result of trade policies could reduce trade volume, investment, technological exchange and other economic activities between major international economies, resulting in a material adverse effect on global economic conditions and the stability of global financial markets. Any changes in political, trade, regulatory, and economic conditions, including U.S. trade policies, could have a material adverse effect on our financial condition or results of operations.

We are subject to stringent and often unsettled laws, rules, regulations, policies, standards and contractual obligations related to data privacy and security and changes in such laws, rules, regulations, policies, standards and contractual obligations could adversely affect our business.

We are subject to data privacy and protection laws, rules, regulations, policies, standards and contractual obligations that apply to the collection, transmission, storage, use, disclosure, transfer, maintenance and other processing of sensitive, personal and personally-identifying information, which, among other things, impose certain requirements relating to the privacy, security, transmission and other processing of personal information. The legislative and regulatory landscape for privacy and data protection continues to evolve in jurisdictions worldwide, and there has been an increasing focus on privacy and data protection issues with the potential to affect our business. However, our data privacy program is in its early stages and we have not yet assessed the applicability of and our compliance with data privacy-related laws, rules and regulations. As a result, we cannot guarantee that we are and have been in compliance with all applicable data privacy and protection laws, rules, regulations, policies and standards, and we may need to expend significant resources to implement privacy compliance measures. Additionally, we rely on certain third-party vendors to process certain confidential, sensitive or personal information on our behalf. Failure by us or our third-party vendors to comply with any of these laws, rules, regulations, contractual obligations or standards could result in notification obligations, enforcement actions, regulatory investigations or inquiries, significant fines, imprisonment of company officials and public censure, litigation and claims for damages by affected individuals, customers or business partners, damage to our reputation and loss of goodwill, any of which could have a material adverse effect on our business, financial condition, results of operations or prospects.

There are numerous U.S. federal and state laws, rules and regulations related to the privacy and security of personal information. In particular, regulations promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996, or HIPAA, establish privacy and security standards that limit the use and disclosure of individually identifiable health information, or protected health information, and require the implementation of administrative, physical and technological safeguards to protect the privacy of protected health information and ensure the confidentiality, integrity and availability of electronic protected health information. Further, the Genetic Information Nondiscrimination Act of 2008 clarified that genetic information is protected under HIPAA and restricts the use and disclosure of genetic information.

Additionally, laws in all 50 states require businesses to provide notice to customers whose personally identifiable information has been disclosed as a result of a cybersecurity incident or data breach. These laws are not consistent, and compliance in the event of a widespread cybersecurity incident or data breach is difficult and may be costly. Moreover, states have been frequently amending existing laws, requiring attention to changing regulatory requirements. We also may be contractually required to notify patients or other counterparties of a cybersecurity breach, incident, or compromise. Although we may have contractual protections with our service providers, any actual or perceived security breach, cybersecurity incident, or other information system compromise could harm our reputation and brand, expose us to potential liability or require us to expend significant resources on data security and in responding to any such actual or perceived breach, incident, or compromise. Any contractual protections we may have from our service providers may not be sufficient to adequately protect us from any such liabilities and losses, and we may be unable to enforce any such contractual protections. In addition to government regulation, privacy advocates and industry groups have and may in the future propose self-regulatory information technology system standards from time to time. These and other industry standards may legally or contractually apply to us, or we may elect to comply with such standards. Determining whether personal information has been handled in compliance with applicable privacy standards and our contractual obligations can be complex and may be subject to changing interpretation.

If we are unable to properly protect the privacy and security of personal information, we could be alleged or actually found to have breached our contracts. Furthermore, if we fail to comply with applicable privacy laws, we could face significant administrative, civil and criminal penalties. We cannot be sure how these laws, rules and regulations will be interpreted, enforced or applied to our operations. In addition to the risks associated with enforcement activities and potential contractual liabilities, our ongoing efforts to comply with evolving laws, rules and regulations at the international, federal and state level may be costly and require ongoing modifications to our policies, procedures and systems.

We make public statements about our use, collection, disclosure and other processing of personal information through our privacy policies and information provided on our website. Although we endeavor to comply with our public statements and documentation, we may at times fail to do so or be alleged to have failed to do so. The publication of our privacy policies and other statements that provide promises and assurances about data privacy and security can subject us to potential government or legal action if they are found to be deceptive, unfair or misrepresentative of our actual practices.

Data privacy remains an evolving landscape at both the domestic and international level, with new laws, rules and regulations coming into effect and continued legal challenges. At the state level, numerous states have enacted or are in the process of enacting or considering comprehensive data privacy and security laws, rules and regulations while other states have focused on more narrow aspects of privacy. For example, in California, the California Consumer Privacy Act, or the CCPA, which came into effect on January 1, 2020, established a comprehensive privacy framework for covered businesses by creating an expanded definition of personal information, providing new data privacy rights for consumers and imposing new operational requirements for companies. The CCPA required covered companies to provide certain disclosures to consumers about their data collection, use and sharing practices, and to provide affected California residents with ways to opt-out of certain sales or transfers of personal information. In particular, the CCPA gave California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing, and to receive detailed information about how their personal information is used. Laws similar to the CCPA have been passed or proposed in numerous other states, including Colorado, Virginia, Utah, Connecticut, New Jersey, New Hampshire and more. Such laws add complexity, vary requirements, restrictions and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies.

Several states are also specifically regulating health information. For example, Washington state passed a health privacy law that will regulate the collection and sharing of health information, and the law also has a private right of action, which further increases the relevant compliance risk. Connecticut and Nevada have also passed similar laws regulating consumer health data. In addition, other states have proposed and/or passed legislation that regulates the privacy and/or security of certain specific types of information. For example, a number of states have passed laws that regulate biometric data specifically. These various privacy and security laws may impact our business activities, including our identification of research subjects, relationships with business partners and ultimately the marketing and distribution of our products. State laws are changing rapidly and there is discussion in the U.S. Congress of comprehensive federal data privacy laws to which we may likely become subject, if enacted. The existence of different privacy laws in various jurisdictions in the country would make our compliance obligations more complex and costly and may increase the likelihood that we may be subject to enforcement actions or otherwise incur liability for noncompliance. Although many of the existing state privacy laws exempt clinical trial information and health information governed by HIPAA, future privacy and data protection laws may be broader in scope.

To the extent that these laws are or become applicable, all of these evolving compliance and operational requirements may impose significant costs, such as costs related to organizational changes, implementing additional protection technologies, training employees and engaging consultants and legal advisors, which are likely to increase over time. In addition, such requirements may require us to modify our data processing practices and policies, utilize management’s time and/or divert resources from other initiatives and projects. Our efforts to comply with these evolving data protection laws, rules and regulations may be unsuccessful. It is possible that these laws, rules and regulations may be interpreted and applied in a manner that is inconsistent with our practices and our efforts to comply with the evolving data protection rules may be unsuccessful. The laws are not consistent, and compliance in the event of a widespread cybersecurity incident or data breach is costly and time-consuming. States are also frequently amending existing laws, requiring attention to frequently changing regulatory requirements. We must devote significant resources to understanding and complying with this changing landscape.

Any failure or perceived failure by us or our third-party vendors to comply with laws, rules and regulations regarding data privacy and protection could result in damage to our reputation or expose us to risk of enforcement actions taken by data protection authorities and/or other third parties, including class action privacy litigation in certain jurisdictions, which carry the potential for significant penalties if we are found to be non-compliant. Similarly, failure to comply with federal and state laws, rules and regulations in the United States regarding privacy and security of personal information could expose us to penalties under such laws, rules and regulations. Any such failure, or perceived failure, by us or our third-party vendors to comply with data protection and privacy laws, rules and regulations could result in significant government-imposed fines or orders requiring that we change our practices, claims for damages or other liabilities, regulatory investigations and enforcement action, litigation and significant costs for remediation, any of which could adversely affect our business. Even if we are not determined to have violated these laws, rules or regulations, government investigations into these issues typically require the expenditure of significant resources and generate negative publicity, which could harm our business, financial condition, results of operations or prospects. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

The use of new and evolving technologies, such as artificial intelligence, or AI, in our operations may require us to expend material resources and may present risks and challenges that can impact our business including by posing security and other risks to our confidential information, proprietary information and personal information, any of which may result in reputational harm and liability, or otherwise adversely affect our business.

We may choose to integrate AI into our operations, and this innovation presents risks and challenges that could affect its adoption, and therefore our business. There are significant risks involved in utilizing AI and no assurance can be provided that the usage of AI will enhance our business or assist our business in becoming more efficient or profitable. The use of certain AI technology can give rise to intellectual property risks, including compromises to proprietary intellectual property and intellectual property infringement and misappropriation. Other known risks of AI currently include inaccuracy, bias, toxicity, data privacy and cybersecurity issues, and data provenance disputes. In addition, AI may have errors or inadequacies that are not easily detectable. AI may also be subject to data herding and interconnectedness (i.e., multiple market participants utilizing the same data), which may adversely impact our business. If the data used to train AI or the content, analyses, or recommendations that AI applications assist in producing are or are alleged to be deficient, inaccurate, incomplete, overbroad or biased, our business, financial condition, and results of operations may be adversely affected. Additionally, we expect to see increasing government and supranational regulation and ethical concerns related to AI use which may also significantly increase the burden and cost of research, development and compliance in this area. For example, the EU’s Artificial Intelligence Act — the world’s first comprehensive AI law — entered into force on August 1, 2024 and, with some exceptions, will become fully applicable 24 months thereafter. This legislation imposes significant obligations on providers and deployers of high risk AI systems, and encourages providers and deployers of AI systems to account for certain ethical principles in their design, development and use of these systems. The rapid evolution of AI will require the application of significant resources to design, develop, test and maintain our technology and products to help ensure that AI is implemented in accordance with applicable laws and regulations and in a socially responsible manner and to minimize any real or perceived unintended harmful impacts. The legal landscape and subsequent legal protection for the use of AI remains uncertain, and development of the law in this area could impact our ability to enforce our proprietary rights or protect against infringing uses. If we do not have sufficient rights to use the data on which AI relies or to the outputs produced by AI applications, we may incur liability through the violation of certain laws, third-party privacy or other rights or contracts to which we are a party. Our use of AI applications may also, in the future, result in cybersecurity incidents or data breaches that implicate the personal data of customers or patients. Any such cybersecurity incidents or data breaches related to our use of AI applications could adversely affect our reputation and results of operations.

Our vendors may also incorporate AI tools into their own offerings, and the providers of these AI tools may not meet existing or rapidly evolving regulatory or industry standards, including with respect to intellectual property, privacy and data security. Further, bad actors around the world use increasingly sophisticated methods, including the use of AI, to engage in illegal activities involving the theft and misuse of personal information, confidential information and intellectual property. Any of these effects could damage our reputation, result in the loss of valuable property and information, cause us to breach applicable laws and regulations, and adversely impact our business.

Risks related to third-party relationships

We are reliant on a license agreement with Kissei Pharmaceutical Co., Ltd.

We are reliant on a license agreement with Kissei Pharmaceutical Co., Ltd., or Kissei, pursuant to which we have been granted a royalty-bearing license for the exclusive global rights (excluding Korea, Taiwan, and Japan) under certain Kissei patent rights and know-how covering mizagliflozin in the treatment, palliation or prevention of human disease, including but not limited to PBH, constipation, irritable bowel syndrome and dumping syndrome. The license agreement with Kissei, or the Kissei License Agreement, may be terminated under certain conditions. Termination of the Kissei License Agreement or reduction or elimination of our licensed rights thereunder may require us to negotiate new or reinstated licenses with less favorable terms or to cease all development and commercialization of our product candidates containing mizagliflozin. If any such events were to occur, they could have a material adverse effect on our business prospects, financial condition and results of operations. For more information, see “Business—Kissei License Agreement.”

We are dependent on third parties having accurately generated, collected, interpreted and reported data from certain non-clinical studies and clinical trials that were previously conducted for our product candidates.

We have relied on third parties, including Kissei, to conduct certain non-clinical studies and clinical trials. Therefore, we are dependent on these third parties having conducted their research and development in accordance with the applicable protocols, legal and regulatory requirements, and scientific standards; having accurately reported the results of all non-clinical studies and clinical trials conducted with respect to such product candidates and having correctly collected and interpreted the data from these studies and trials. These risks also apply to any additional product candidates that we may acquire or in-license in the future. If these activities were not compliant, accurate or correct, the clinical development, regulatory approval or commercialization of our product candidates will be adversely affected.

If conflicts arise between us and any current or future licensor, collaborator or corporate or strategic partner, these parties may act in a manner adverse to us and could limit our ability to implement our strategies.

If conflicts arise between us and any current or future licensor, collaborator or corporate or strategic partners, the other party may act in a manner adverse to us and could limit our ability to implement our strategies. Some of these licensors, collaborators, and corporate and strategic partners may conduct multiple product development efforts within each area that is the subject of their respective agreements with us. In addition, these licensors, collaborators, and corporate and strategic partners may develop, either alone or with others, products in related fields that are competitive with the product candidates we may develop that are the subject of their respective agreements with us. Competing products, either developed by our licensors, collaborators, or corporate or strategic partners or to which such parties have rights, may result in the withdrawal of or diminishment of support for any product candidates we may develop.

Additionally, some of our collaborators or strategic partners could also become our competitors in the future. Our current or future licensors, collaborators, or corporate or strategic partners could develop competing products, preclude us from entering into collaborations with their competitors, fail to obtain timely regulatory approvals, prevent us from obtaining timely regulatory approvals, terminate their agreements with us prematurely or fail to devote sufficient resources to the collaboration efforts, including development, delivery, manufacturing and commercialization of products. Any of these developments could harm our company and product development efforts.

We may seek to establish collaborations and, if we are not able to establish them on commercially reasonable terms, we may have to alter our development and commercialization plans.

The advancement of our product candidates and development programs and the potential commercialization of our current and future product candidates will require substantial additional cash to fund expenses. For some of our programs, we may decide to collaborate with other pharmaceutical and biotechnology companies with respect to development and potential commercialization. Potential collaborators may include large and mid-size pharmaceutical companies, regional and national pharmaceutical companies and biotechnology companies. In addition, if we are able to obtain regulatory approval for product candidates from foreign regulatory authorities, we may enter into collaborations with international biotechnology or pharmaceutical companies for the commercialization of such product candidates.

We face significant competition in seeking appropriate collaborators. Whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the potential differentiation of our product candidate from competing product candidates, design or results of clinical trials, the likelihood of approval by the FDA or comparable foreign regulatory authorities and the regulatory pathway for any such approval, the potential market for the product candidate, the costs and complexities of manufacturing and delivering the product to patients and the potential of competing products. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available for collaboration and whether such a collaboration could be more attractive than the one with us for our product candidate. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop our product candidates or bring them to market and generate product revenue.

Collaborations are complex and time-consuming to negotiate and document. External market factors such as business combinations among large pharmaceutical companies may result in a reduced number of potential future collaborators. Any collaboration agreements that we enter into in the future may contain restrictions on our ability to enter into potential collaborations or to otherwise develop specified product candidates. We may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of the product candidate for which we are seeking to collaborate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. Further, any failure to successfully develop or commercialize our product candidates pursuant to any future collaboration agreements could have a material and adverse effect on our business, financial condition, results of operations and prospects.

We rely on third parties to assist in conducting our clinical trials. If they do not perform satisfactorily, we may not be able to obtain regulatory approval or commercialize our product candidates, or such approval or commercialization may be delayed, and our business could be substantially harmed.

We have relied upon and plan to continue to rely on third parties, such as CROs, clinical data management organizations, medical institutions and clinical investigators, to conduct our clinical trials and expect to rely on these third parties to conduct clinical trials of any other product candidate that we develop. Our ability to complete clinical trials in a timely fashion depends on a number of key factors. These factors include protocol design, regulatory and IRB approval, patient enrollment rates and compliance with GCPs. We have contracted with clinical trial sites and may in the future enroll patients in a number of countries where our experience is limited. In most cases, we use the services of third parties, including CROs, to carry out our clinical trial-related activities and rely on such parties to accurately report their results. Our reliance on third parties for clinical development activities may impact or limit our control over the timing, conduct, expense and quality of our clinical trials. Moreover, the FDA requires us to comply with GCPs for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. The FDA enforces these GCPs through periodic inspections of clinical trial sponsors, principal investigators, clinical trial sites and IRBs. For certain commercial prescription drug products, manufacturers and other parties involved in the supply chain must also meet chain of distribution requirements and build electronic, interoperable systems for product tracking and tracing and for notifying the FDA of counterfeit, diverted, stolen and intentionally adulterated products or other products that are otherwise unfit for distribution in the United States.

We remain responsible for ensuring that each of our trials is conducted in accordance with the applicable protocol, legal and regulatory requirements and scientific standards. Our failure or the failure of third parties to comply with the applicable protocol, legal and regulatory requirements and scientific standards can result in rejection of our clinical trial data or other sanctions. If we or our third-party clinical trial providers or third-party CROs do not successfully carry out these clinical activities, our clinical trials or the potential regulatory approval of a product candidate may be delayed or be unsuccessful. Additionally, if we or our third-party contractors fail to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA may require us to perform additional clinical trials before approving our product candidates, which would delay the regulatory approval process. We cannot be certain that, upon inspection, the FDA will determine that any of our clinical trials comply with GCPs. We are also required to register certain clinical trials and post the results of completed clinical trials on a government-sponsored database, ClinicalTrials.gov, within certain timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions.

Furthermore, the third parties conducting clinical trials on our behalf are not our employees, and except for remedies available to us under our agreements with such contractors, we cannot control whether or not they devote sufficient time, skill and resources to our ongoing development programs. Moreover, many CROs, including some of those that we have engaged to conduct our clinical trials, are experiencing enrollment challenges as a result of, among other things, high employee turnover driven by the post-COVID macroeconomic environment and the inexperience of new employees. Furthermore, at clinical trial sites, the availability of staff and trial participants has been limited due to a decrease in the number of clinical investigative sites across the globe. These contractors may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other drug development activities, which could impede their ability to devote appropriate time to our clinical programs. If these third parties, including clinical investigators, do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, we may not be able to obtain, or may be delayed in obtaining, regulatory approvals for our product candidates. If that occurs, we will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates. In such an event, our financial results and the commercial prospects for any product candidates that we seek to develop could be harmed, our costs could increase and our ability to generate revenues could be delayed, impaired or foreclosed.

We also rely on other third parties to store and distribute drug supplies for our clinical trials. Any performance failure on the part of our distributors could delay clinical development or regulatory approval of our product candidates or commercialization of any resulting products, producing additional losses and depriving us of potential product revenue.

Any of the third-party organizations we utilize may terminate their engagements with us under certain circumstances. The replacement of an existing CRO or other third party may result in the delay of the affected trials or otherwise adversely affect our efforts to obtain regulatory approvals and commercialize our product candidates. For example, although we believe there are a number of other CROs we could engage, we may not be able to enter into alternative arrangements or do so on commercially reasonable terms. In addition, while we believe there may be suitable replacements for one or more of these service providers, there is a natural transition period when a new service provider begins work. As a result, delays may occur, which could negatively impact our ability to meet our expected clinical development timelines and harm our business, financial condition and prospects.

Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.

As product candidates proceed through development to late-stage clinical trials towards potential approval and commercialization, it is common that various aspects of the development program, such as the vendors used to manufacture drug product or manufacturing methods and formulation, are altered along the way in an effort to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause our product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the materials manufactured using altered processes. Such changes may also require additional testing, FDA notification or FDA approval. Moreover, if the formulation of our product candidates requires the use of delivery methods such as cold-chain distribution provided by third parties, whereby the product must be maintained between specified temperatures, we will be subject to reliance on our distribution partners to maintain the temperature of the formulation or else risk it being adulterated and rendered unusable. Any of the above could delay or prevent completion of clinical trials, require conducting bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay or prevent approval of our product candidates and jeopardize our ability to commence sales and generate revenue.

Our use of third parties to manufacture our product candidates may increase the risk that we will not have sufficient quantities of our product candidates, raw materials, active pharmaceutical ingredients, or APIs, or drug products when needed or at an acceptable cost.

We do not own or operate manufacturing facilities for the production of clinical or commercial quantities of our product candidates, and we lack the resources and the capabilities to do so. Our current strategy is to outsource all manufacturing of our product candidates to third parties.

We currently rely on and engage third-party manufacturers to provide all of the API and the final drug product formulation of all of our product candidates that are being used in our clinical trials and non-clinical studies. In the event that any of our product candidates are approved, we will be required to engage one or more new third-party manufacturers for our products. Although we believe that there are several potential alternative manufacturers who could manufacture our product candidates, we may incur added costs and delays in identifying and qualifying any such replacement. In addition, we typically order raw materials, API and drug product and services on a purchase order basis and do not enter into long-term dedicated capacity or minimum supply arrangements with any commercial manufacturer. We may not be able to timely secure needed supply arrangements on satisfactory terms, or at all. Our failure to secure these arrangements as needed could have a material adverse effect on our ability to complete the development of our product candidates or, to commercialize them, if approved. We may be unable to conclude agreements for commercial supply with third-party manufacturers or may be unable to do so on acceptable terms. There may be difficulties in scaling up to commercial quantities and formulation of our product candidates, and the costs of manufacturing could be prohibitive.

If our manufacturers have difficulty or suffer delays in successfully manufacturing material that meets our specifications, it may limit supply of our product candidates and could delay our clinical trials. Even if we are able to establish and maintain arrangements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

•	the failure of the third-party manufacturer to comply with applicable regulatory requirements and reliance on third parties for manufacturing process development, regulatory compliance and quality assurance;
•	manufacturing delays if our third-party manufacturers give greater priority to the supply of other products over our product candidates or otherwise do not satisfactorily perform according to the terms of the agreement between us;
•	limitations on supply availability resulting from capacity and scheduling constraints of third parties;
•	the possible breach of manufacturing agreements by third parties because of factors beyond our control;
•	the possible termination or non-renewal of the manufacturing agreements by the third party, at a time that is costly or inconvenient to us; and
•	the possible misappropriation of our proprietary information, including our trade secrets and know-how.

If we do not maintain our key manufacturing relationships, we may fail to find replacement manufacturers or develop our own manufacturing capabilities, which could delay or impair our ability to obtain regulatory approval for our product candidates. If we do find replacement manufacturers, we may not be able to enter into agreements with them on terms and conditions favorable to us and there could be a substantial delay before new facilities could be qualified and registered with the FDA and other foreign regulatory authorities.

Additionally, if any third-party manufacturer with whom we contract fails to perform its obligations, we may be forced to manufacture the materials ourselves, for which we may not have the capabilities or resources, or enter into an agreement with a different manufacturer. In either scenario, our clinical trials supply could be delayed significantly as we establish alternative supply sources. In some cases, the technical skills required to manufacture our product candidates may be unique or proprietary to the original manufacturer and we may have difficulty, or there may be contractual restrictions prohibiting us from, transferring such skills to a back-up or alternate supplier, or we may be unable to transfer such skills at all. In addition, if we are required to change third-party manufacturers for any reason, we will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations. We will also need to verify, such as through a manufacturing comparability study, that any new manufacturing process will produce our product candidate according to the specifications previously submitted to the FDA or another regulatory authority. We may be unsuccessful in demonstrating the comparability of clinical supplies, which could require the conduct of additional clinical trials. The delays associated with the verification of a new third-party manufacturer could negatively affect our ability to develop product candidates or commercialize our products in a timely manner or within budget. Furthermore, a third-party manufacturer may possess technology related to the manufacture of our product candidate that such third party owns independently. This would increase our reliance on such third-party manufacturer or require us to obtain a license from such third-party manufacturer in order to have another third party manufacture our product candidates.

If any of our product candidates is approved by any regulatory agency, we intend to utilize arrangements with third-party contract manufacturers for the commercial production of those products. This process is difficult and time consuming and we may face competition for access to manufacturing facilities as there are a limited number of contract manufacturers operating under cGMPs that are capable of manufacturing our product candidates. Consequently, we may not be able to reach agreement with third-party manufacturers on satisfactory terms, which could delay our commercialization.

Some of our manufacturers may be located outside of the United States. There is currently significant uncertainty about the future relationship between the United States and various other countries, including China and India, with respect to trade policies, treaties, government regulations and tariffs. Increased tariffs (including tariffs that have been or may in the future be imposed by the U.S. or other countries) could potentially disrupt our existing supply chains and impose additional costs on our business. Additionally, it is possible further tariffs may be imposed that could affect imports of APIs used in our product candidates, or our business may be adversely impacted by retaliatory trade measures taken by China, India, or other countries, including restricted access to such raw materials used in our product candidates. Given the unpredictable regulatory environment and uncertainty regarding how the U.S. or foreign governments will act with respect to tariffs, international trade agreements and policies, further governmental action related to tariffs, additional taxes, regulatory changes or other retaliatory trade measures in the future could occur with a corresponding detrimental impact on our business and financial condition.

Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, seizures or voluntary recalls of product candidates, operating restrictions and criminal prosecutions, any of which could significantly affect supplies of our product candidates. The facilities used by our contract manufacturers to manufacture our product candidates must be evaluated by the FDA. We do not control the manufacturing process of, and are completely dependent on, our contract manufacturing partners for compliance with cGMPs. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or others, we may not be able to secure and/or maintain regulatory approval for our product candidates manufactured at these facilities. In addition, we have no control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA finds deficiencies or a comparable foreign regulatory authority does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved. Contract manufacturers may face manufacturing or quality control problems causing drug substance production and shipment delays or a situation where the contractor may not be able to maintain compliance with the applicable cGMP requirements. Any failure to comply with cGMP requirements or other FDA and comparable foreign regulatory requirements could adversely affect our clinical research activities and our ability to develop our product candidates and market our products, if approved.

The FDA and other foreign regulatory authorities require manufacturers to register manufacturing facilities. The FDA and corresponding foreign regulators also inspect these facilities to confirm compliance with cGMPs.

Contract manufacturers may face manufacturing or quality control problems causing drug substance production and shipment delays or a situation where the contractor may not be able to maintain compliance with the applicable cGMP requirements. Any failure to comply with cGMP requirements or other FDA and comparable foreign regulatory requirements could adversely affect our clinical research activities and our ability to develop our product candidates and market our products following approval, if obtained.

If any third-party manufacturer of our product candidates is unable to increase the scale of its production of our product candidates or increase the product yield of its manufacturing, then our manufacturing costs may increase and commercialization may be delayed.

In order to produce sufficient quantities to meet the demand for clinical trials and, if approved, subsequent commercialization of our product candidates, our third-party manufacturers will be required to increase their production and optimize their manufacturing processes while maintaining the quality of our product candidates. The transition to larger scale production could prove difficult. In addition, if our third-party manufacturers are not able to optimize their manufacturing processes to increase the product yield for our product candidates, or if they are unable to produce increased amounts of our product candidates while maintaining the same quality then we may not be able to meet the demands of clinical trials or market demands, which could decrease our ability to generate profits and have a material adverse impact on our business and results of operations.

We may need to maintain licenses for APIs from third parties to develop and commercialize some of our product candidates, which could increase our development costs and delay our ability to commercialize those product candidates.

Should we decide to use any APIs in any of our product candidates that are proprietary to one or more third parties, we would need to maintain licenses to those APIs from those third parties. If we are unable to gain or continue to access rights to these APIs prior to conducting non-clinical toxicology studies intended to support clinical trials, we may need to develop alternate product candidates from these programs by either accessing or developing alternate APIs, resulting in increased development costs and delays in commercialization of these product candidates. If we are unable to gain or maintain continued access rights to the desired APIs on commercially reasonable terms or develop suitable alternate APIs, we may not be able to commercialize product candidates from these programs.

Risks related to personnel, operations, and growth

We are dependent on the services of our management and other clinical and scientific personnel, and if we are not able to retain these individuals or recruit additional management or clinical and scientific personnel, our business will suffer.

Our success depends in part on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel. We are highly dependent upon our senior management, including our Chief Executive Officer, as well as our Chief Scientific Officer and other members of our senior management team. The loss of services of any of these individuals could delay or prevent the successful development of our product pipeline, initiation or completion of our planned clinical trials or the commercialization of our product candidates. Although we have executed employment agreements with each member of our senior management team, these agreements are terminable at will with notice and, therefore, we may not be able to retain their services as expected. We do not currently maintain “key person” life insurance on the lives of our executives or any of our employees. This lack of insurance means that we may not have adequate compensation for the loss of the services of these individuals.

We will need to significantly increase the size of our organization and we may have difficulties in managing our growth and expanding our operations successfully.

As of May 15, 2026, we had four full-time employees and one part-time employee. As we advance our products and product candidates through the development and commercialization process, we will need to expand managerial, operational, financial, sales and marketing and other resources to manage our operations, non-clinical and clinical trials, research and development activities, regulatory filings, manufacturing and supply activities, and any marketing and commercialization activities or contract with other organizations to provide these capabilities for us. As operations expand, we expect that we will need to manage additional relationships with various suppliers and other organizations. Our ability to manage our operations and growth requires us to continue to improve our operational, financial and management controls, reporting systems and procedures across a global organization. Such growth could place a strain on our administrative and operational infrastructure. Due to our limited financial resources and the limited experience of our management team in managing a company with such anticipated growth and with developing sales, marketing and distribution infrastructure, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. If we are not able to effectively manage growth and expand our operations, we may not be able to successfully implement the tasks necessary to further develop and commercialize, if approved, any product candidates and, accordingly, we may not achieve our research, development and commercialization goals.

Further, we may not be successful in maintaining our unique company culture and continuing to attract or retain qualified management and scientific and clinical personnel in the future due to the intense competition for qualified personnel among pharmaceutical, biotechnology and other businesses. Our industry has experienced a high rate of turnover of management personnel in recent years.

Additionally, we may not be able to make improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls. Our management, personnel, systems and facilities currently in place may not be adequate to support this future growth. Our need to effectively execute our growth strategy requires that we either internally, together with collaboration partners or through third-party contractors, as applicable:

•	expand our general and administrative functions;
•	identify, recruit, screen, retain, incentivize and integrate additional employees;
•	manage our internal development efforts effectively while carrying out our contractual obligations to third parties;
•	establish and build a marketing and commercial organization; and
•	continue to improve our operational, legal, financial, compliance and management controls, reporting systems and procedures.

If we are not able to attract, retain and motivate necessary personnel to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our development objectives, our ability to raise additional capital and our ability to implement our business strategy.

Risks related to our intellectual property

Our commercial success depends on our ability to obtain, maintain, enforce, and otherwise protect our intellectual property and proprietary technology, and if the scope of the intellectual property protection obtained is not sufficiently broad, our competitors or other third parties could develop and commercialize products and product candidates similar to ours and our ability to successfully develop and commercialize our product candidates may be adversely affected.

Our commercial success depends, in large part, on our ability to obtain and maintain intellectual property rights protection through patents, trademarks, and trade secrets in the United States and other countries with respect to our technology and product candidates. If we do not adequately protect our intellectual property rights, competitors or other third parties may be able to erode, negate or preempt any competitive advantage we may have, which could harm our business and ability to achieve profitability. To protect our proprietary position, we have filed patent applications and may file other patent applications in the United States or abroad related to our product candidates that are important to our business; we also license and may purchase patents or patent applications filed by others. In particular, we are heavily reliant on patent rights we have exclusively licensed from Kissei pursuant to the Kissei License Agreement. The patent prosecution process is expensive, time-consuming and complex. We may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. Our in-licensed patent portfolio pursuant to the Kissei License Agreement includes three international patent families, which, collectively, contain four granted U.S. patents and 32 granted foreign patents related to mizagliflozin with expected expiry dates in 2028, 2029, and 2033. We also own one patent in the United States, three patents in Indonesia, Mexico, and China, respectively, and four pending patent applications in Brazil, Canada, the European Patent Office, and India, respectively, relating to mizagliflozin compositions and methods for treating postprandial hypoglycemia, with expected expiry dates in 2039. In addition, we own one patent in the United States, three patents in Mexico, India, and China, respectively, and three patent applications in Brazil, Canada, and the European Patent Office, respectively, relating to our VGX-2857 product candidate, with expected expiry dates in 2040. We also have three additional patent applications pending in the United States, China, and the European Patent Office, respectively, relating to compositions and methods for treating hyperinsulinemic hypoglycemia, with expected expiry dates in 2044, not including any patent term adjustment or patent term extensions that may be available, and two pending international PCT patent applications that relate to compositions and methods for treating GIP-dependent Cushing’s Syndrome and gastroparesis, respectively. Patents issuing from national phase applications of the PCT applications will have expected expiry dates in 2044, not including any patent term adjustment or patent term extensions that may be available. Pending patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications.

If the scope of the patent protection we obtain, or, as applicable, which our licensor(s) obtain, is not sufficiently broad in terms of scope of claims and/or geographic reach, we may not be able to prevent others from developing and commercializing technology and products similar or identical to ours. The degree of patent protection we require to successfully compete in the marketplace may be unavailable or severely limited in some cases and may not adequately protect our rights or permit us to gain or keep any competitive advantage. We cannot provide any assurances that any of our licensed patents have, or that any of our owned pending patent applications that mature into issued patents will include claims with a scope sufficient to protect our product candidates or otherwise provide any competitive advantage. Other parties have developed or may develop technologies that may be related or competitive with our approach, and may have filed or may file patent applications and may have been issued or may be issued patents with claims that overlap or conflict with our patent portfolio, either by claiming the same compounds, formulations or methods or by claiming subject matter that could dominate our patent position. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Furthermore, patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after it is filed. Various extensions may be available; however, the life of a patent, and the protection it affords, is limited. Given the amount of time required for the development, testing and regulatory review of product candidates, patents protecting such product candidates might expire before or shortly after such product candidates are commercialized. As a result, our patent portfolio may not provide us with adequate and continuing patent protection sufficient to exclude others from commercializing products similar or identical to ours.

Even if they are unchallenged, our owned and licensed patents and pending patent applications, if issued, may not provide us with any meaningful protection or prevent competitors from designing around our patent claims to circumvent our patent portfolio by developing similar or alternative product candidates in a non-infringing manner. For example, a third party may develop a product candidate that provides benefits similar to one of our product candidates but falls outside the scope of our patent protection or license rights. If the patent protection provided by the patent and patent applications we hold or pursue with respect to such product candidate is not sufficiently broad to impede such competition, our ability to successfully commercialize our product candidate could be negatively affected, which would harm our business.

We, or any future partners, collaborators, or licensees, may fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Therefore, we may miss potential opportunities to strengthen our patent position.

It is possible that defects of form in the preparation or filing of our patent portfolio may exist, or may arise in the future, for example with respect to proper priority claims, inventorship, claim scope, or requests for patent term adjustments. If we or our partners, collaborators, or licensees whether current or future, fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If our partners, collaborators, or licensees are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised. If there are material defects in the form, preparation, prosecution, or enforcement of our patent portfolio, such patents may be invalid and/or unenforceable, and such applications may never result in valid, enforceable patents. Periodic maintenance fees, renewal fees, annuity fees and various other government fees on patents and/or applications will be due to be paid to the USPTO and various government patent agencies outside of the United States over the lifetime of our owned or licensed patents and patent applications. We rely on our outside counsel or our licensing partners to pay these fees due to U.S. and non-U.S. patent agencies. The USPTO and various non-U.S. government patent agencies require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can, in many cases, be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliant events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.

The patent position of biotechnology and pharmaceutical companies carries uncertainty. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are characterized by uncertainty.

Pending patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications. Assuming the other requirements for patentability are met, currently, the first to file a patent application is generally entitled to the patent. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and nonprovisional patent applications in the United States and other jurisdictions are not published until 18 months after their priority filing dates, or, in some cases, not at all. Therefore, we cannot be certain that we were the first to make the inventions claimed in our patent portfolio, or that we were the first to file for patent protection of such inventions. If third parties have filed such prior applications after March 15, 2013, a derivation proceeding in the United States can be initiated by such third parties to determine whether our invention was derived from theirs.

Moreover, because the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, any patents we may own or license may be challenged in the courts or patent offices in the United States and abroad. There is no assurance that all the potentially relevant prior art relating to our patent portfolio has been found. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and nonprovisional patent applications in the United States and other jurisdictions are typically not published until 18 months after their earliest priority filing dates or, in some cases, not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in our patent portfolio, or that we were the first to file for patent protection of such inventions. If such prior art exists, it may be used to invalidate a patent, or may prevent a patent from issuing from a pending patent application. For example, such patent filings may be subject to a third-party submission of prior art to the USPTO, or to other patent offices around the world. Alternately or additionally, we may become involved in post-grant review procedures, oppositions, derivation proceedings, ex parte reexaminations, inter partes reviews, supplemental examinations, or interference proceedings or challenges before the USPTO or in district court in the United States, or similar proceedings in various foreign jurisdictions, including both national and regional, challenging patents or patent applications in which we have rights, including patents on which we rely to protect our business. An adverse determination in any such challenges may result in loss of the patent or claims in the patent portfolio being narrowed, invalidated or held unenforceable, in whole or in part, or in denial of the patent application or loss or reduction in the scope of one or more claims of the patent portfolio, any of which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products.

Our or our licensors’ pending and future patent applications may not result in patents being issued that protect our business, in whole or in part, or which effectively prevent others from commercializing competitive products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries also may diminish the value of our patents or narrow the scope of our patent protection. In addition, the laws of foreign countries may not protect our rights to the same extent or in the same manner as the laws of the United States. For example, patent laws in various jurisdictions, including jurisdictions covering significant commercial markets, such as Europe, China, and Japan, generally restrict the patentability of methods of treatment of the human body more than United States law does. If these developments were to occur, they could have a material adverse effect on our ability to generate revenue.

The patent application process is subject to numerous risks and uncertainties, and there can be no assurance that we or any of our future development partners will be successful in protecting our product candidates by obtaining and defending patents. These risks and uncertainties include the following:

•	the USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance, whether intentional or not, can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case;
•	patent applications may not result in any patents being issued;
•	company-owned or in-licensed patents that have been issued or may be issued in the future may be challenged, invalidated, modified, revoked, circumvented, found to be unenforceable or otherwise may not provide any competitive advantage;
•	our competitors, many of whom have substantially greater resources and many of whom have made significant investments in competing technologies, may seek or may have already obtained patents that will limit, interfere with or eliminate our ability to make, use, and sell our product candidates, if approved;
•	there may be significant pressure on the U.S. government and international governmental bodies to limit the scope of patent protection both inside and outside the United States for disease treatments that prove successful, as a matter of public policy regarding worldwide health concerns;
•	countries other than the United States may have patent laws less favorable to patentees than those upheld by U.S. courts, allowing foreign competitors a better opportunity to create, develop and market competing products; and
•	countries other than the U.S. may, under certain circumstances, force us to grant a license under our patents to a competitor, thus allowing the competitor to compete with us in that jurisdiction or forcing us to lower the price of our drug in that jurisdiction.

Issued patents that we may own or license may not provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner. Our competitors may also seek approval to market their own products similar to or otherwise competitive with our products. In these circumstances, we may need to defend or assert our patents, or both, including by filing lawsuits alleging patent infringement. In any of these types of proceedings, a court or other agency with jurisdiction may find our patents invalid or unenforceable, or that our competitors do not infringe our patents. Thus, even if we have valid and enforceable patents, these patents still may not provide protection against competing products or processes sufficient to achieve our business objectives.

We maintain certain information as company trade secrets. This information may relate to inventions that are not patentable or not optimally protected with patents. We use commercially reasonable practices to protect this information, including, for example, limiting access to the information and requiring passwords for our computers. Additionally, we execute confidentiality agreements with any third parties to whom we may provide access to the information and with our employees, consultants, scientific advisors, collaborators, vendors, contractors, and advisors. We cannot provide any assurances that all such agreements have been duly executed, and third parties may still obtain this information or may come upon this or similar information independently. It is possible that technology relevant to our business will be independently developed by a person who is not a party to such a confidentiality or invention assignment agreement. If any of our trade secrets were to be independently developed by a competitor or other third party, we would have no right to prevent such competitor or third party, or those to whom they communicate such independently developed information, from using that information to compete with us. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or trade secrets by contract manufacturers, consultants, collaborators, vendors, advisors, former employees and current employees. Monitoring unauthorized uses and disclosures is difficult and we do not know whether the steps we have taken to protect our proprietary technologies will be effective. Furthermore, if the parties to our confidentiality agreements breach or violate the terms of these agreements, we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets as a consequence of such breaches or violations. Our trade secrets could otherwise become known or be independently discovered by our competitors. Additionally, if the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating our trade secrets. If any of these events occurs or if we otherwise lose protection for our trade secrets, our business, financial condition, results of operation and prospects may be materially and adversely harmed.

If we fail to comply with our obligations in the agreements under which we license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our current and future licensors, we could lose license rights that are important to our business.

We are heavily reliant upon the Kissei License Agreement. Termination of the Kissei License Agreement with respect to our lead product candidate, mizagliflozin, or reduction or elimination of our licensed rights could lead to the loss of our ability to develop and commercialize our proprietary technology and product candidates. Further development of our product candidates may require us to enter into additional license or collaboration agreements. Our future licenses may not provide us with exclusive rights to use the licensed intellectual property and technology, or may not provide us with exclusive rights to use such intellectual property and technology in all relevant fields of use and in all territories in which we may wish to develop or commercialize our product candidates and proprietary technology in the future. Additionally, the Kissei License Agreement imposes, and future agreements may impose, various development, diligence, commercialization and other obligations on us, including requirements to use commercially reasonable efforts to develop, market and commercialize licensed products in order to maintain the licenses. Similarly, any future agreements we may enter into could impose comparable obligations, including meeting specific development timelines to maintain the licenses.

Disputes may arise between us and our current or future licensors regarding intellectual property subject to a license agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;
•	our financial or other obligations under the license agreement;
•	whether and the extent to which our technology and processes infringe, misappropriate or otherwise violate intellectual property of the licensor that is not subject to the licensing agreement;
•	our right to sublicense patents and other rights to third parties;
•	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;
•	our right to transfer or assign the license;
•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our current or future licensors and us and our partners; and
•	the priority of invention of patented technology.

In addition, the agreements under which we license intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations, and prospects. Moreover, if disputes over intellectual property that we have licensed, or license in the future, prevent or impair our ability to maintain our licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Despite our best efforts, our current or future licensors might conclude that we materially breached our license agreements and might therefore terminate the license agreements, thereby removing our ability to develop and commercialize products, if approved, and technology covered by these license agreements. As a result, we may be required to cease our development and commercialization of our product candidates and use of our proprietary technologies covered by the patent rights owned by the licensors. Furthermore, if the in-licensed patent rights fail to provide the intended exclusivity, competitors will have the freedom to seek regulatory approval of, and to market, products identical to ours. These events could have a material adverse effect on our competitive position, business, financial condition, results of operations, and prospects.

It is difficult and costly to protect our intellectual property and our proprietary technologies, and we may not be able to ensure their protection.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection for our product candidates, as well as on successfully defending these patents against potential third-party challenges. Our ability to protect our product candidates from unauthorized making, using, selling, offering to sell or importing by third parties is dependent on the extent to which we have rights under valid and enforceable patents that cover these activities.

The patent positions of pharmaceutical, biotechnology and other life sciences companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved and have in recent years been the subject of much litigation. Changes in either the patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property. Further, the determination that a patent application or patent claim meets all the requirements for patentability is a subjective determination based on the application of law and jurisprudence. The ultimate determination by the USPTO or by a court or other trier of fact in the United States, or corresponding foreign national patent offices or courts, on whether a claim meets all requirements of patentability cannot be assured. Although we have conducted searches for third-party publications, patents and other information that may affect the patentability of claims in our patent portfolio, we cannot be certain that all relevant information has been identified. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our own patent portfolio.

Although we have exclusively in-licensed issued patents relating to our mizagliflozin product candidate and we own issued patents in the U.S., China, India and Mexico and patent applications in Brazil and the European Patent Office relating to our mizagliflozin product candidate, we cannot provide assurances that any of our patent applications will be found to be patentable, including over our own prior art publications or patent literature, or will issue as patents. Neither can we make assurances as to the scope of any claims that may issue from our pending and future patent applications nor to the outcome of any proceedings by any potential third parties that could challenge the patentability, validity or enforceability of our patent portfolio in the United States or foreign jurisdictions. Any such challenge, if successful, could limit patent protection for our product candidates and/or materially harm our business.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

•	we may not be able to generate sufficient data to support full patent applications that protect the entire breadth of developments in one or more of our programs;
•	it is possible that one or more of our pending patent applications will not become an issued patent or, if issued, that the patent claims will not have sufficient scope to protect our technology, provide us with commercially viable patent protection or provide us with any competitive advantages;
•	if our pending applications issue as patents, they may be challenged by third parties as invalid or unenforceable under United States or foreign laws;
•	we may not successfully commercialize our product candidates, if approved, before our relevant patents expire;
•	we may not be the first to file patent applications for the inventions covered by our patent portfolio; or
•	we may not develop additional proprietary technologies that are separately patentable.

In addition, to the extent that we are unable to obtain and maintain patent protection for our product candidates, or in the event that such patent protection expires, it may no longer be cost-effective to extend our portfolio by pursuing additional development of any of our product candidates for follow-on indications.

Patent terms may be inadequate to protect our competitive position on our products for an adequate amount of time.

Patents have a limited lifespan. In the United States and most foreign jurisdictions, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest non-provisional filing date. The patent term of a U.S. patent may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the United States Patent and Trademark Office in granting a patent, or may be shortened if a patent is terminally disclaimed over another commonly owned patent having an earlier expiration date.

Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Given the amount of time required for the development, testing and regulatory review of product candidates, patents protecting such product candidates might expire before or shortly after such product candidates are commercialized.

In the United States, the Drug Price Competition and Patent Term Restoration Act of 1984 permits a Patent Term Extension, or PTE, of up to five years beyond the normal expiration of the patent to compensate patent owners for loss of enforceable patent term due to the lengthy regulatory approval process. A PTE grant cannot extend the remaining term of a patent beyond a total of 14 years from the date of the product approval. Further, PTE may only be applied once per product, and only with respect to an approved indication—in other words, only one patent (for example, covering the product itself, an approved use of said product, or a method of manufacturing said product) can be extended by PTE. Moreover, the scope of protection during the period of the PTE does not extend to the full scope of the claim, but instead only to the scope of the product as approved. We anticipate applying for PTE in the United States. Similar extensions may be available in other countries where we are prosecuting patents and we likewise anticipate applying for such extensions.

The granting of such patent term extensions is not guaranteed and is subject to numerous requirements. We might not be granted an extension because of, for example, failure to apply within applicable periods, failure to apply prior to the expiration of relevant patents, failure to exercise due diligence during the testing phase or regulatory review process or any other failure to satisfy any of the numerous applicable requirements. In addition, to the extent we wish to pursue patent term extension based on a patent that we in-license from a third party, we would need the cooperation of that third party. Moreover, the applicable authorities, including the FDA and the USPTO in the United States, and any equivalent regulatory authority in other countries, may not agree with our assessment of whether such extensions are available, and may refuse to grant extensions to our patents, or may grant more limited extensions than we request. If this occurs, our competitors may be able to obtain approval of competing products following our patent expiration by referencing our clinical and non-clinical data and launch their product earlier than might otherwise be the case. If this were to occur, it could have a material adverse effect on our ability to generate revenue.

Changes in the interpretation of patent law in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our products.

The United States Congress is responsible for passing laws establishing patentability standards. As with any laws, implementation is left to federal agencies and the federal courts based on their interpretations of the laws. Interpretation of patent standards can vary significantly within the USPTO, and across the various federal courts, including the U.S. Supreme Court. Recently, the Supreme Court has ruled on several patent cases, generally limiting the types of inventions that can be patented. Further, there are open questions regarding interpretation of patentability standards that the Supreme Court has yet to decisively address. Absent clear guidance from the Supreme Court, the USPTO has become increasingly conservative in its interpretation of patent laws and standards.

In addition to increasing uncertainty with regard to our ability to obtain patents in the future, the legal landscape in the U.S. has created uncertainty with respect to the value of patents. Depending on any actions by Congress, and future decisions by the lower federal courts and the U.S. Supreme Court, along with interpretations by the USPTO, the laws and regulations governing patents could change in unpredictable ways and could weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

Depending on future actions by the U.S. Congress, the U.S. courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future. The U.S. Supreme Court has ruled on several patent cases in recent years; these cases often narrow the scope of patent protection available to inventions in the biotechnology and pharmaceutical spaces. In 2022, Congress passed the Inflation Reduction Act, or the IRA, which authorizes the Secretary of the Department of Health and Human Services, or HHS, to negotiate prices directly with participating manufacturers for selected medicines covered by Medicare even if these medicines are protected by an existing patent. For small molecule medicines, the process begins seven years after initial approval by the FDA. While we do not believe that the IRA or its effects will impact our ability to obtain patents in the near future, we cannot be certain that it will not affect our patent strategy in the long run.

Further, a new court system recently became operational in the European Union. The Unified Patent Court, or the UPC, began accepting patent cases on June 1, 2023. The UPC is a common patent court with jurisdiction over patent infringement and revocation proceedings effective for multiple member states of the European Union. The broad geographic reach of the UPC could enable third parties to seek revocation of any of our European patents in a single proceeding at the UPC rather than through multiple proceedings in each of the individual European Union member states in which the European patent is validated. Under the UPC, a successful revocation proceeding for a European Patent under the UPC would result in loss of patent protection in those European Union countries. Accordingly, a single proceeding under the UPC could result in the partial or complete loss of patent protection in numerous European Union countries. Such a loss of patent protection could have a material adverse impact on our business and our ability to commercialize our technology and product candidates and, resultantly, on our business, financial condition, prospects and results of operations. Moreover, the controlling laws and regulations of the UPC will develop over time and we cannot predict what the outcomes of cases tried before the UPC will be. The case law of the UPC may adversely affect our ability to enforce or defend the validity of our European patents. Patent owners have the option to opt-out their European Patents from the jurisdiction of the UPC, defaulting to pre-UPC enforcement mechanisms. We have decided to opt out certain European patents and patent applications from the UPC. However, if certain formalities and requirements are not met, our European patents could be subject to the jurisdiction of the UPC. We cannot be certain that our European patents will avoid falling under the jurisdiction of the UPC, if we decide to opt out of the UPC.

We may not be able to seek or obtain patent protection throughout the world or enforce such patent protection once obtained.

Filing, prosecuting, enforcing, and defending patents protecting our product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. The requirements for patentability may differ in certain countries, particularly in developing countries; thus, even in countries where we do pursue patent protection, there can be no assurance that any patents will issue with claims that cover our products.

Moreover, our ability to protect and enforce our intellectual property rights may be adversely affected by unforeseen changes in foreign intellectual property laws. Additionally, laws of some countries outside of the United States and Europe do not afford intellectual property protection to the same extent as the laws of the United States and Europe. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. This could make it difficult for us to stop the infringement of our patents or the misappropriation of our other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. Consequently, we may not be able to prevent third parties from practicing our inventions in certain countries outside the United States and Europe or from selling or importing products made from our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop and market their own products and, further, may export otherwise infringing products to territories where we have patent protection, if our ability to enforce our patents to stop infringing activities is inadequate. These products may compete with our products, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Proceedings to enforce our patent rights, whether successful or not, could result in substantial costs and divert our efforts and resources from other aspects of our business. Further, such proceedings could put our patents at risk of being invalidated, held unenforceable or interpreted narrowly; put our pending patent applications at risk of not issuing; and provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful.

Furthermore, while we intend to protect our intellectual property rights in major markets for our products, we cannot ensure that we will be able to initiate or maintain similar efforts in all jurisdictions in which we may wish to market our products, if approved. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate.

In order to protect our competitive position around our product candidates, we may become involved in lawsuits to enforce our patents or other intellectual property, which could be expensive, time consuming and unsuccessful and which may result in our patents being found invalid or unenforceable.

Competitors may seek to commercialize competitive products to our product candidates. In order to protect our competitive position, we may become involved in lawsuits asserting infringement of our patents, or misappropriation or other violations of other of our intellectual property rights. Litigation is expensive and time consuming and would likely divert the time and attention of our management and scientific personnel. There can be no assurance that we will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are concluded. Even if we ultimately prevail in such claims, the monetary cost of such litigation and the diversion of the attention of our management and scientific personnel could outweigh any benefit we receive as a result of the proceedings.

If we file a patent infringement lawsuit against a perceived infringer, such a lawsuit could provoke the defendant to counterclaim that we infringe their patents and/or that our patents are invalid and/or unenforceable. In patent litigation in the United States, it is commonplace for a defendant to counterclaim alleging invalidity and/or unenforceability. In any patent litigation there is a risk that a court will decide that the asserted patents are invalid or unenforceable, in whole or in part, and that we do not have the right to stop the defendant from using the invention at issue. With respect to a counterclaim of invalidity, we cannot be certain that there is no invalidating prior art of which we and the patent examiner were unaware during prosecution. There is also a risk that, even if the validity of such patents is upheld, the court will construe the patent claims narrowly or decide that we do not have the right to stop the other party from using the invention at issue on the grounds that our patent claims do not cover the invention. If any of our patents are found invalid or unenforceable, or construed narrowly, our ability to stop the other party from launching a competitive product would be materially impaired. Further, such adverse outcomes could limit our ability to assert those patents against future competitors. Loss of patent protection would have a material adverse impact on our business.

Even if we establish infringement of any of our patents by a competitive product, a court may decide not to grant an injunction against further infringing activity, thus allowing the competitive product to continue to be marketed by the competitor. It is difficult to obtain an injunction in U.S. litigation and a court could decide that the competitor should instead pay us a “reasonable royalty” as determined by the court, and/or other monetary damages. A reasonable royalty or other monetary damages may or may not be an adequate remedy. Loss of exclusivity and/or competition from a related product would have a material adverse impact on our business.

Litigation often involves significant amounts of public disclosures. Such disclosures could have a materially adverse impact on our competitive position or our stock prices. During U.S. litigation we would be required to produce voluminous records related to our patents and our research and development activities in a process called discovery. The discovery process may result in the disclosure of some of our confidential information. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could adversely affect the price of our common shares.

Litigation is inherently expensive, and the outcome is often uncertain. Any litigation likely would substantially increase our operating costs and reduce our resources available for development activities. Further, we may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. As a result, we may conclude that even if a competitor is infringing any of our patents, the risk-adjusted cost of bringing and enforcing such a claim or action may be too high or not in the best interest of our company or our stockholders. In such cases, we may decide that the more prudent course of action is to simply monitor the situation or initiate or seek some other non-litigious action or solution.

With respect to current or future in-licensed patent rights, we may not have the right to file a lawsuit for infringement and may have to rely on a licensor to enforce these rights for us. If we are not able to directly assert our licensed patent rights against infringers or if a licensor does not vigorously prosecute any infringement claims on our behalf, we may have difficulty competing in certain markets where such potential infringers conduct their business, and our commercialization efforts may suffer as a result.

Concurrently with an infringement litigation, third parties may also be able to challenge the validity of our patents before administrative bodies in the United States or abroad. Such mechanisms include re-examination, post grant review and equivalent proceedings in foreign jurisdictions, e.g., opposition proceedings. Such proceedings could result in revocation or amendment of our patents in such a way that they no longer cover our products, potentially negatively impacting any concurrent litigation.

If we are sued for infringing intellectual property rights of third parties, such litigation could be costly and time-consuming and could prevent or delay us from developing or commercializing our product candidates.

Our commercial success depends, in part, on our ability to develop, manufacture, market and sell our product candidates without infringing, misappropriating or otherwise violating the intellectual property and other proprietary rights of third parties. However, our research, development and commercialization activities may be subject to claims that we infringe, misappropriate or otherwise violate patents or other intellectual property rights owned or controlled by third parties. Third parties may have U.S. and non-U.S. issued patents and pending patent applications relating to compounds, methods of manufacturing compounds and/or methods of use for the treatment of the disease indications for which we are developing our product candidates. If any third-party patents or patent applications are found to cover our product candidates, or their methods of use or manufacture, we may not be free to manufacture or market such product candidates as planned without obtaining a license, which may not be available on commercially reasonable terms, or at all.

There is a substantial amount of intellectual property litigation in the biotechnology and pharmaceutical industries, and we may become party to, or threatened with, litigation or other adversarial proceedings regarding intellectual property rights with respect to our product candidates, including patent infringement lawsuits in the U.S. or abroad. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the composition, use or manufacture of our product candidates. Third parties may assert infringement claims against us based on existing patents that they own or in-license or patents that may grant to them (or which they may in-license) in the future, regardless of the merit of such patents or infringement claims. If our defenses to such assertions of infringement were unsuccessful, we could be liable for a court-determined reasonable royalty on our existing sales and further damages to the patent owner (or licensee), such as lost profits. Such royalties and damages could be significant. If we are found to have willfully infringed the claims of a third party’s patent, the third party could be awarded treble damages and attorney’s fees. Further, unless we obtain a license to such patent, we may be precluded from commercializing the infringing product candidate. Any of the aforementioned could have a material adverse effect on our business, financial condition, results of operations and prospects.

While we perform periodic searches for relevant patents and patent applications with respect to our product candidates, including mizagliflozin for PBH and gastroparesis, we cannot guarantee the completeness or thoroughness of any of our patent searches or analyses including, but not limited to, the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, nor can we be certain that we have identified each and every patent and pending application in the United States and abroad that is relevant to or necessary for the commercialization of any of our product candidates in any jurisdiction. Patent applications in the United States and elsewhere are typically published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Certain U.S. applications that will not be filed outside the U.S. can remain confidential until patents issue. As a result, we may be unable to identify such patents or patent applications despite our best efforts. In addition, patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that any of our product candidates may be accused of infringing. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. Accordingly, third parties may assert infringement claims against us based on intellectual property rights that exist now or arise in the future. The outcome of intellectual property litigation is subject to uncertainties that cannot be adequately quantified in advance. The pharmaceutical and biotechnology industries have produced a significant number of patents, and it may not always be clear to industry participants, including us, which patents cover various types of products or methods of use or manufacture. The scope of protection afforded by a patent is subject to interpretation by the courts, and the interpretation is not always uniform. If we were sued for patent infringement, we would need to demonstrate that the relevant product or methods of using the product either do not infringe the patent claims of the relevant patent or that the patent claims are invalid or unenforceable, and we may not be able to do this. Proving invalidity is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and the time and attention of our management and scientific personnel could be diverted in pursuing these proceedings, which could significantly harm our business and operating results. In addition, parties making claims against us may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources, and we may not have sufficient resources to bring these actions to a successful conclusion.

If we are found to infringe, misappropriate or otherwise violate a third party’s intellectual property rights, we could be forced, including by court order, to cease developing, manufacturing or commercializing the infringing product. Alternatively, we may be required to obtain a license from such third party in order to use the infringing technology and continue developing, manufacturing or marketing the infringing product. If we were required to obtain a license to continue to manufacture or market the affected product, we may be required to pay substantial royalties or grant cross-licenses to our patents. Even if we were able to obtain a license, it could be nonexclusive, thereby giving our competitors and other third parties access to the same technologies licensed to us. We cannot assure you that any such license will be available on acceptable terms, if at all. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations as a result of claims of patent infringement or violation of other intellectual property rights, Further, the outcome of intellectual property litigation is subject to uncertainties that cannot be adequately quantified in advance, including the demeanor and credibility of witnesses and the identity of any adverse party. This is especially true in intellectual property cases that may turn on the testimony of experts as to technical facts upon which experts may reasonably disagree. Furthermore, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us; alternatively or additionally it could include terms that impede or destroy our ability to compete successfully in the commercial marketplace. In addition, we could be found liable for significant monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing a product or force us to cease some of our business operations, which could harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or administrative proceedings, there is a risk that some of our confidential information could be compromised by disclosure. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could adversely affect the price of our common shares. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have material adverse effect on our ability to raise additional funds or otherwise have a material adverse effect on our business, results of operations, financial condition and prospects.

Others may challenge inventorship or claim an ownership interest in our intellectual property which could expose it to litigation and have a significant adverse effect on its prospects.

We may be subject to claims that our former, current or future employees, collaborators or other third parties have an interest in our patents or other intellectual property as an inventor or co-inventor. The failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors or the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent. Furthermore, ownership disputes may arise from alleged contributions of third parties involved in developing our product candidates and may result in joint ownership of our inventions. Litigation may be necessary to resolve these and other claims challenging inventorship and/or ownership. Any disagreement over inventorship could result in our being forced to defend our determination of inventorship in a legal action which could result in substantial costs and be a distraction to our senior management and scientific personnel. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

While we typically require employees, consultants and contractors who may develop intellectual property on our behalf to execute agreements assigning such intellectual property to us, we may be unsuccessful in obtaining execution of assignment agreements with each party who in fact develops intellectual property that we regard as our own. Moreover, even when we obtain agreements assigning intellectual property to us, the assignment of intellectual property rights may not be self-executing or the assignment agreements may be breached. In either case, we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Furthermore, individuals executing agreements with us may have preexisting or competing obligations to a third party, such as an academic institution, and thus an agreement with us may be ineffective in perfecting ownership of inventions developed by that individual. If we are unsuccessful in obtaining assignment agreements from an employee, consultant or contractor who develops intellectual property on our behalf, the employee, consultant or contractor may later claim ownership of the invention. Any disagreement over ownership of intellectual property could result in our losing ownership, or exclusive ownership, of the contested intellectual property, paying monetary damages and/or being enjoined from clinical testing, manufacturing and marketing of the affected product candidate(s). Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to our senior management and scientific personnel.

We may rely on trade secrets and proprietary know-how which can be difficult to trace and enforce and, if we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

We consider proprietary trade secrets or confidential know-how and unpatented know-how to be important to our business. We may rely on trade secrets or confidential know-how to protect our technology, especially where patent protection is believed by us to be of limited value. We expect to rely on third parties for future manufacturing of our product candidates. We also expect to collaborate with third parties on the development of our product candidates and as a result must, at times, share trade secrets with our collaborators. We also conduct joint research and development programs that may require us to share trade secrets under the terms of our research and development partnerships or similar agreements.

Trade secrets or confidential know-how can be difficult to maintain as confidential. To protect this type of information against disclosure or appropriation by competitors, our policy is to require our employees, consultants, contractors and advisors to enter into confidentiality agreements and, if applicable, material transfer agreements, consulting agreements or other similar agreements with us prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, including our trade secrets. However, current or former employees, consultants, contractors and advisers may unintentionally or willfully disclose our confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. The need to share trade secrets and other confidential information, including with future business partners, collaborators, contractors and others located in countries at heightened risk of theft of trade secrets, increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have an adverse effect on our business and results of operations. Enforcing a claim that a third party obtained illegally and is using trade secrets or confidential know-how is expensive, time consuming and unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets and know-how. The enforceability of confidentiality agreements may vary from jurisdiction to jurisdiction.

In addition, these agreements typically restrict the ability of our advisors, employees, third-party contractors and consultants to publish data potentially relating to our trade secrets, although our agreements may contain certain limited publication rights. Despite our efforts to protect our trade secrets, our competitors may discover our trade secrets, either through breach of our agreements with third parties, independent development or publication of information by any of our third-party collaborators and we would have no right to prevent them from using that technology or information to compete with us. A competitor’s discovery of our trade secrets would impair our competitive position and have an adverse impact on our business.

We may need to acquire or license additional intellectual property from third parties, and such licenses may not be available or may not be available on commercially reasonable terms.

A third party may hold intellectual property, including patent rights that are important or necessary to the development of our product candidates. It may be necessary for us to use the patented or proprietary technology of one or more third parties to commercialize our current and future product candidates.

The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive. These established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development. If we are unable to acquire such intellectual property outright, or obtain licenses to such intellectual property from such third parties when needed or on commercially reasonable terms, our ability to commercialize our product candidates, if approved, would likely be delayed or we may have to abandon development of that product candidate and our business and financial condition could suffer.

If we in-license other product candidates in the future, we might become dependent on proprietary rights from third parties with respect to those product candidates. Any termination of such licenses could result in the loss of significant rights and would cause material adverse harm to our ability to develop and commercialize any product candidates subject to such licenses. Even if we are able to in-license any such necessary intellectual property, it could be on nonexclusive terms, including with respect to the use, field or territory of the licensed intellectual property, thereby giving our competitors and other third parties access to the same intellectual property licensed to us. In-licensing IP rights presently and in the future could require us to make substantial licensing and royalty payments. Patents licensed to us could be put at risk of being invalidated or interpreted narrowly in litigation filed by or against our licensors or another licensee or in administrative proceedings. If any in-licensed patents are invalidated or held unenforceable, we may not be able to prevent competitors or other third parties from developing and commercializing competitive products.

We may not have the right to control the prosecution, maintenance, enforcement or defense of patents and patent applications that we license from third parties. In such cases, we would be reliant on the licensor to take any necessary actions. We cannot be certain that such licensor would act with our best interests in mind, or in compliance with applicable laws and regulations, or that their actions would result in valid and enforceable patents. For example, it is possible that a licensor’s actions in enforcing and/or defending a patent licensed by us may be less vigorous than had we conducted them ourselves. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our present or future licensors may have relied upon or may rely upon third-party consultants or collaborators or on funds from third parties such that our present or future licensors may not be the sole and exclusive owners of the patents we in-license. If other third parties have ownership rights to our present or future in-licensed patents, they may be able to license such patents to our competitors, and our competitors could market competing products and technology. This could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

Disputes may also arise between us and our licensors regarding intellectual property subject to a license agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;
•	our financial or other obligations under the license agreement;
•	whether and the extent to which our technology and processes infringe intellectual property of the licensor that is not subject to the licensing agreement;
•	our right to sublicense patent and other rights to third parties under collaborative development relationships;
•	our diligence obligations with respect to the use of licensed technology in relation to our development and commercialization of our product candidates and what activities satisfy those diligence obligations;
•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners; and
•	the priority of invention of patented technology.

If disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates.

The risks described elsewhere pertaining to our intellectual property rights also apply to the intellectual property rights that we may own or in-license now or in the future, and any failure by us or our licensors to obtain, maintain, defend and enforce these rights could have an adverse effect on our business. In some cases we may not have control over the prosecution, maintenance or enforcement of the patents that we license, and may not have sufficient ability to provide input into the patent prosecution, maintenance and defense process with respect to such patents, and potential future licensors may fail to take the steps that we believe are necessary or desirable in order to obtain, maintain, defend and enforce the licensed patents.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our trademarks of interest and our business may be adversely affected.

We do not currently own any registered trademarks and we have not filed any trademark applications to date. While we may have common law protection for certain of our trademarks and trade names, it may be harder for us to rely on any such common law protection to prevent third parties from copying or using our trademarks or trade names without our permission. Our current or future trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. As a means to enforce our trademark rights and prevent infringement, we may be required to file trademark claims against third parties or initiate trademark opposition proceedings. This can be expensive and time-consuming, particularly for a company of our size. We may not be able to protect our rights to our trademarks and trade names or may be forced to stop using these names, which we need for name recognition by potential partners or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. During trademark registration proceedings, we may receive rejections. Although we would be given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. Moreover, any name we propose to use for our products in the United States must be approved by the FDA, regardless of whether we have registered it, or applied to register it, as a trademark. Similar requirements exist in Europe. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. If the FDA (or an equivalent administrative body in a foreign jurisdiction) objects to any of our proposed product names, we may be required to expend significant additional resources in an effort to identify a usable substitute name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. Furthermore, in many countries, owning and maintaining a trademark registration may not provide an adequate defense against a subsequent infringement claim asserted by the owner of a senior trademark. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our business may be adversely affected.

Intellectual property rights do not necessarily address all potential threats to our business.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:

•	others may be able to make products that are competitive to our product candidates or any of our future product candidates that are not covered by the claims of our patent rights;
•	others may independently develop similar or alternative technologies or otherwise circumvent any of our technologies without infringing our patent portfolio;
•	we or any of our collaborators might not have been the first to invent the inventions covered by our patent portfolio;
•	we or any of our collaborators might not have been the first to file patent applications covering certain of the patents or patent applications that we or they own or have obtained a license, or will own or will have obtained a license;
•	it is possible that our owned and in-licensed pending patent applications or those that we or our collaborators may file in the future will not lead to issued patents;
•	others may have access to the same intellectual property rights licensed to us on a non-exclusive basis in the future;
•	issued patents that we may own or in-license may not provide us with any competitive advantage, or may be held invalid or unenforceable, including as a result of legal challenges by our competitors;
•	our competitors might conduct research and development activities in countries where we do not have patent rights, or in countries where research and development safe harbor laws exist, and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we may not develop additional proprietary technologies that are patentable;
•	we cannot predict the scope of protection of any patent issuing based on our owned or in-licensed patent applications, including whether the patent applications that we may own or in-license will result in issued patents with claims that are directed to our product candidates or uses thereof in the United States or in other foreign countries;
•	the claims of any patent issuing based on our owned or in-licensed patent applications may not provide protection against competitors or any competitive advantages, or may be challenged by third parties;
•	if enforced, a court may not hold that our owned or in-licensed patents are valid, enforceable and infringed;
•	we may need to initiate litigation or administrative proceedings to enforce and/or defend our patent rights which will be costly whether we win or lose;
•	ownership of our patent portfolio may be challenged by third parties;
•	the patents of third parties or pending or future applications of third parties, if issued, may have an adverse effect on our business;
•	patent enforcement is expensive and time-consuming and difficult to predict; thus, we may not be able to enforce any of our patents against a competitor;
•	the patents of others may have an adverse effect on our business, including if others obtain patents claiming subject matter similar to or improving that covered by our patents and patent applications; and
•	we may choose not to file a patent application for certain inventions, instead choosing to rely on trade secret protection, and a third party may subsequently file a patent application covering such intellectual property.

Should any of these or similar events occur, they could significantly harm our business, results of operations and prospects.

Risks related to the offering, our common stock, and operating as a public company

You will incur immediate and substantial dilution as a result of this offering.

If you purchase common stock in this offering, you will incur immediate and substantial dilution of $7.76 per share, representing the difference between the initial public offering price of $13.00 per share, and our pro forma as adjusted net tangible book value per share as of March 31, 2026 after giving effect to this offering and conversion of our Series A convertible preferred stock and our convertible promissory notes and the cashless exercise of our warrants. To the extent the underwriters exercise their option to purchase additional shares, you will incur further dilution. For a further description of the dilution you will experience immediately after this offering, see “Dilution.”

The market price of our common stock may be volatile, which could result in substantial losses for investors purchasing shares in this offering.

The initial public offering price for our common stock was determined through negotiations with the underwriters. This initial public offering price may vary from the market price of our common stock after the offering. As a result, you may not be able to sell your common stock at or above the initial public offering price. The market price for our common stock may be influenced by those factors discussed in this “Risk factors” section and many others, some of which may include:

•	the success of existing or new competitive product candidates or technologies;
•	the timing and results of non-clinical studies and clinical trials for our current or future product candidates;
•	failure or discontinuation of any of our development and research programs;
•	results of any non-clinical studies, clinical trials or regulatory approvals of product candidates of our competitors, or announcements about new research programs or product candidates of our competitors;
•	commencement or termination of collaborations for our product development and research programs;
•	regulatory or legal developments in the United States and other countries;
•	developments or disputes concerning patent applications, issued patents or other intellectual property or proprietary rights;
•	the recruitment or departure of key personnel;
•	the results of efforts and level of expenses related to any of our research programs, clinical development programs or current or future product candidates;
•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts, if any, that cover our stock;
•	announcement or expectation of additional financing efforts;
•	sales of our common stock by us, our insiders or other stockholders;
•	expiration of market stand-off or lock-up agreements;
•	variations in our financial results or those of companies that are perceived to be similar to us;
•	changes in the structure of healthcare payment systems;
•	market conditions in the pharmaceutical and biotechnology sectors;
•	general economic, industry and market conditions, including volatility and instability in the financial and capital markets, the ongoing geopolitical conflicts and developments in Ukraine, the Middle East and Latin America, tensions in U.S.-China relations, rising interest rates, inflation, and tariffs; and
•	the other factors described in this “Risk factors” section.

In recent years, the stock market in general and the market for pharmaceutical and biotechnology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to changes in the operating performance of the companies whose stock is experiencing those price and volume fluctuations. Market and industry factors may seriously affect the market price of our common stock, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following this offering. Following periods of such volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Because of the potential volatility of our stock price, we may become the target of securities litigation in the future. Securities litigation could result in substantial costs, damage our reputation, and divert management’s and the board of directors’ attention and resources from our business.

We have wide discretion in the use of the net proceeds from this offering and may not use them effectively.

We cannot specify with certainty the particular uses of the net proceeds we will receive from this offering. Our management will have wide discretion in the application of the net proceeds, including for any of the purposes described in “Use of proceeds.” Accordingly, you will have to rely upon the judgment of our management with respect to the use of the proceeds, with only limited information concerning management’s specific intentions. Our management may spend a portion or all of the net proceeds from this offering in ways that our stockholders may not desire or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business, financial condition, results of operations and prospects. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, and particularly after we are no longer an “emerging growth company,” we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, or SOX, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the Nasdaq Capital Market and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. We expect that we will need to hire additional accounting, finance and other personnel in connection with our becoming, and our efforts to comply with the requirements of being, a public company. Our management and other personnel will need to devote a substantial amount of time towards maintaining compliance with these requirements. These requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that the rules and regulations applicable to us as a public company may make it more difficult and more expensive for us to obtain director and officer liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We are currently evaluating these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

Pursuant to SOX Section 404, we will be required to furnish a report by our management on our internal control over financial reporting beginning with our second filing of an Annual Report on Form 10-K with the SEC after we become a public company. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with SOX Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by SOX Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

We do not know whether a market will develop for our common stock or what the market price of our common stock will be, and, as a result, it may be difficult for you to sell your shares of our common stock.

Before this offering, there was no public trading market for our common stock. Although our common stock has been approved for listing on the Nasdaq Capital Market, an active trading market for our shares may never develop or be sustained following this offering. If a market for our common stock does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at an attractive price or at all. We cannot predict the prices at which our common stock will trade. It is possible that in one or more future periods our results of operations may be below the expectations of public market analysts and investors, and, as a result of these and other factors, the price of our common stock may fall.

We may not be able to satisfy continued listing requirements of Nasdaq or obtain or maintain a listing of our common stock on Nasdaq.

We must meet certain financial and liquidity criteria to maintain our Nasdaq listing. If we violate Nasdaq’s listing requirements, our common stock may be delisted. If we fail to meet any of Nasdaq’s listing standards, our common stock may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common stock from Nasdaq may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. The delisting of our common stock could significantly impair our ability to raise capital and the value of your investment.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our stock, the price of our stock could decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of our stock, the price of our stock could decline. If one or more of these analysts cease to cover our stock, we could lose visibility in the market for our stock, which in turn could cause our stock price to decline.

Future sales of our common stock in the public market could cause our stock price to fall.

Our stock price could decline as a result of sales of a large number of shares of our common stock after this offering or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon completion of this offering, 13,917,587 shares of our common stock will be outstanding (or 14,855,087 shares of common stock will be outstanding assuming exercise in full of the underwriters’ option to purchase additional shares), based on our shares outstanding as of March 31, 2026. All shares of common stock expected to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, unless held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The resale of 7,667,587, or approximately 100%, of our outstanding shares of common stock, after giving effect to the automatic conversion of our Series A convertible preferred stock and, based on the initial public offering price per share of $13.00, the automatic conversion of our convertible promissory notes into common stock and the cashless exercise of our outstanding warrants upon the closing of this offering, but before giving effect to this offering, is currently prohibited or otherwise restricted as a result of securities law provisions, market standoff agreements entered into by certain of our stockholders with us, stock option agreements entered into by our employees with us, or lock-up agreements entered which are expected to be entered into by each of our directors and officers and substantially all of our stockholders with the underwriters. However, subject to applicable securities law restrictions and excluding shares of restricted common stock that will remain unvested, these shares will be able to be sold in the public market beginning 180 days after the date of this prospectus. The lock-up agreements with the underwriters are expected to be subject to certain exceptions and the representatives of the underwriters may, in their sole discretion, release all or some portion of the shares subject to such lock-up agreements at any time and for any reason. See “Underwriting” for more information on expected lock-up agreements with the underwriters. Shares issued upon the exercise of stock options pursuant to future awards that may be granted under our equity incentive plans or pursuant to future awards granted under those plans will become available for sale in the public market to the extent permitted by the provisions of applicable vesting schedules, any applicable market stand-off and lock-up agreements and Rule 144 and Rule 701 under the Securities Act. For more information see the section entitled “Shares eligible for future sale” included elsewhere in this prospectus.

Upon completion of this offering, we intend to register the offer and sale of all shares of common stock that we may issue under our equity compensation plans. Once we register the shares to be issued under our equity incentive plans, they can be freely sold in the public market upon issuance, subject to the lock-up agreements described in the section entitled “Underwriting” included elsewhere in this prospectus.

In addition, in the future, we may issue additional shares of common stock or other equity or debt securities convertible into common stock in connection with a financing, acquisition, litigation settlement, employee arrangements or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.

We are an “emerging growth company” and a “smaller reporting company,” and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For so long as we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include not being required to comply with the auditor attestation requirements of SOX Section 404, not being required to comply with any requirement for a supplement to the auditor’s report providing additional information about the audit and the financial statements, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the information we provide stockholders will be different than the information that is available with respect to other public companies. In this prospectus, we have not included all of the executive compensation related information that would be required if we were not an emerging growth company.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption, and, therefore, while we are an emerging growth company we will not be subject to the new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies. As a result of this election, our financial statements may not be comparable to those of other public companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue is less than $100 million during the most recently completed fiscal year. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Insiders will continue to have substantial influence over us after this offering, which could limit your ability to affect the outcome of key transactions, including a change of control.

After this offering, our directors and executive officers and their affiliates will beneficially own 4,759,781 shares representing approximately 33.2 percent of our outstanding common stock. As a result, these stockholders, if they act together, will be able to influence our management and affairs and all matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents or approval of any merger, sale of assets or other major corporate transaction. This concentration of ownership may have the effect of delaying or preventing a change in control of our company and might affect the market price of our common stock.

We do not expect to pay any dividends for the foreseeable future. Investors may never obtain a return on their investment.

You should not rely on an investment in our common stock to provide dividend income. We do not anticipate that we will pay any dividends to holders of our common stock in the foreseeable future. Instead, we plan to retain any earnings to maintain and expand our existing operations. In addition, any future credit facility may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment. As a result, investors seeking cash dividends should not purchase our common stock.

We have identified material weaknesses in our internal control over financial reporting. If we fail to remediate these material weaknesses, or if we experience additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

Prior to the completion of this offering, we have been a private company with limited accounting personnel to adequately execute our accounting processes and limited supervisory resources with which to address our internal control over financial reporting. In connection with the preparation of our financial statements for the years ended December 31, 2024 and 2025, material weaknesses were identified in the design and operating effectiveness of our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

We did not appropriately design and maintain an effective control environment over the financial reporting process, including a lack of segregation of duties and design and documentation of formalized processes and procedures over financial reporting in accordance with generally accepted accounting principles. Specifically, we lack a sufficient number of qualified resources to ensure adequate oversight and accountability over the performance of controls while maintaining appropriate segregation of duties. Without such resources, we were unable to design and maintain appropriate segregation of duties in the initiation, recording and approval of transactions within our financial systems. Management also has not designed and maintained user access controls that adequately restrict user and privileged access to financial applications which created segregation of duties deficiencies. In addition, during the course of preparing for this offering, we determined that material adjustments to the net loss per share amounts were necessary, which required us to restate our financial statements for the years ended December 31, 2024 and 2025. These material weaknesses have resulted in a misstatement of our financial statements and could in the future result in a misstatement of substantially all of our accounts or disclosures that would result in a material misstatement of our annual or interim financial statements that would not be prevented or detected.

We will initiate a formal risk assessment of our processes and procedures and will design sufficient controls to remediate these weaknesses. We intend to hire additional experienced accounting and financial reporting personnel, formalize design and implementation of internal controls over the financial reporting process, including general controls over information systems using part of the proceeds from this offering. The material weaknesses will not be considered remediated until management completes the design and implementation of the measures described above and the controls operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. We expect to implement new procedures and controls and take efforts to address the identified material weaknesses during fiscal year 2026. These remediation measures will be time-consuming and require financial and operational resources.

We cannot assure you that we will be able to undertake these planned remediation measures or that any such remediation measures we take will be sufficient to remediate the material weaknesses we have identified or avoid potential future material weaknesses. If the steps we take do not correct the material weaknesses in a timely manner, we will be unable to conclude that we maintain effective internal control over financial reporting. Accordingly, there could continue to be a reasonable possibility that a material misstatement of our financial statements would not be prevented or detected on a timely basis.

If we fail to establish and maintain proper and effective internal control over financial reporting, our operating results and our ability to operate our business could be harmed.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. In connection with becoming a public company, we will begin the process of documenting, reviewing and improving our internal controls and procedures for compliance with SOX Section 404, which will require annual management assessment of the effectiveness of our internal control over financial reporting. However, our auditors will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to SOX Section 404 until we are no longer an emerging growth company if we continue to take advantage of the exemptions available to us through the JOBS Act.

Implementing any appropriate changes to our internal controls may distract our officers and employees, entail substantial costs to modify our existing processes and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy or consequent inability to produce accurate financial statements on a timely basis could increase our operating costs and harm our business. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis cause investors to lose confidence in the accuracy and completeness of our financial reports and could cause the market price of our common stock to decline significantly.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

We are subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We designed our disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the facts that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

Our amended and restated bylaws designate specific courts as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Pursuant to our amended and restated bylaws, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of or based on a breach of a fiduciary duty owed by any director, officer or other employee of ours to us or our stockholders; (iii) any action asserting a claim pursuant to any provision of the Delaware General Corporation Law, or the DGCL, our second amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim governed by the internal affairs doctrine, or the Delaware Forum Provision. The Delaware Forum Provision will not apply to any causes of action arising under the Securities Act or the Exchange Act. Our amended and restated bylaws further provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, the Exchange Act, the respective rules and regulations promulgated thereunder or the Federal Forum Provision. In addition, our amended and restated bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the Delaware Forum Provision and the Federal Forum Provision; provided, however, that stockholders cannot and will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

We recognize that the Delaware Forum Provision and the Federal Forum Provision in our amended and restated bylaws may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the forum selection clauses in our amended and restated bylaws may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and our directors, officers and employees, even though an action, if successful, might benefit our stockholders. In addition, while the Delaware Supreme Court and other state courts have upheld the validity of federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court, there is uncertainty as to whether other courts will enforce our Federal Forum Provision. If the Federal Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The Federal Forum Provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware and the federal district courts of the United States may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

Provisions in our second amended and restated certificate of incorporation that will become effective immediately prior to the closing of this offering and amended and restated bylaws which became effective upon the effectiveness of the registration statement of which this prospectus forms a part and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.

Our second amended and restated certificate of incorporation that will become effective immediately prior to the closing of this offering and amended and restated bylaws that became effective upon the effectiveness of the registration statement of which this prospectus forms a part and Delaware law contain provisions that may have the effect of discouraging, delaying or preventing a change in control of us or changes in our management that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. Our second amended and restated certificate of incorporation and our amended and restated bylaws will include provisions that:

•	authorize “blank check” preferred stock, which could be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend and other rights superior to our common stock;
•	create a classified board of directors whose members serve staggered three-year terms;
•	specify that special meetings of our stockholders can be called only by our board of directors;
•	prohibit stockholder action by written consent;

•	establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors;
•	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum;
•	provide that our directors may be removed only for cause;
•	specify that no stockholder is permitted to cumulate votes at any election of directors;
•	expressly authorized our board of directors to make, alter, amend or repeal our amended and restated bylaws; and
•	require supermajority votes of the holders of our common stock to amend specified provisions of our second amended and restated certificate of incorporation and amended and restated bylaws.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock.

In addition, because we are incorporated in the State of Delaware, we are governed by the provisions of Section 203 of the DGCL, which prohibits a person who owns in excess of 15 percent of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15 percent of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Any provision of our second amended and restated certificate of incorporation, amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

Adverse developments affecting the financial services industry could adversely affect our current and projected business operations and our financial condition and results of operations.

Adverse developments that affect financial institutions, such as events involving liquidity that are rumored or actual, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation as receiver. Although we assess our banking relationships as we believe necessary or appropriate, our access to funding sources and other credit arrangements in amounts adequate to finance or capitalize our current and projected future business operations could be significantly impaired by factors that affect us, the financial institutions with which we have credit agreements or arrangements directly, or the financial services industry or economy in general. These factors could include, among others, events such as liquidity constraints or failures, the ability to perform obligations under various types of financial, credit or liquidity agreements or arrangements, disruptions or instability in the financial services industry or financial markets, or concerns or negative expectations about the prospects for companies in the financial services industry.

Other general risks

We may become involved in securities class action litigation that could divert management’s attention and harm our business, and insurance coverage may not be sufficient to cover all costs and damages.

In the past, securities class action litigation has often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, or the announcement of negative events, such as negative results from clinical trials. These events may also result in or be concurrent with investigations by the SEC. We may be exposed to such litigation or investigation even if no wrongdoing occurred. Litigation and investigations are usually expensive and divert management’s attention and resources, which could adversely affect our business and cash resources and our ability to consummate a potential strategic transaction or the ultimate value our stockholders receive in any such transaction.

Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy, geopolitical tensions and in the global financial markets. A severe or prolonged economic downturn or additional global financial and political crises could result in a variety of risks to our business, including weakened demand for any product candidates we develop or our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain our suppliers or other third parties and create import and export issues, possibly resulting in supply disruption. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

We face risks related to health epidemics, pandemics and other widespread outbreaks of contagious diseases, which could significantly disrupt our operations, impact our financial results or otherwise adversely impact our business.

Significant outbreaks of contagious diseases and other adverse public health developments could have a material impact on our business operations and operating results. For example, the spread of COVID-19 affected segments of the global economy and our operations. As a result of similar public health crises that may arise, we may experience disruptions that could adversely impact our operations, research and development, and as we continue developing, any non-clinical studies, clinical trials and manufacturing activities we may conduct, some of which may include:

•	delays or disruptions in research programs, non-clinical studies, or clinical trials that we or our collaborators may conduct;
•	interruption or delays in the operations of the FDA and comparable foreign regulatory agencies;
•	interruption of, or delays in receiving and distributing, supplies of drug substance and drug product from our contract development manufacturing organizations, or CDMOs, to non-clinical or clinical research sites or delays or disruptions in any non-clinical studies or clinical trials performed by CROs;
•	limitations imposed on our business operations by local, state or federal authorities to address a pandemic or similar public health crises; and
•	business disruptions caused by potential workplace, laboratory and office closures and an increased reliance on employees working from home, disruptions to or delays in ongoing laboratory experiments and operations, staffing shortages, travel limitations, and cybersecurity and data accessibility or security issues.

In addition, the trading prices for biopharmaceutical companies have been highly volatile and we may face similar volatility in our stock price after we complete this public offering. We cannot predict the scope and severity of any economic recovery of health epidemics, pandemics and other widespread outbreaks of contagious diseases, including following any additional “waves” or other intensifying of a pandemic. If we or any of the third parties with whom we engage were to experience shutdowns or other business disruptions, our ability to conduct our business in the manner and on the timelines presently planned could be materially and negatively affected, which could have a material adverse impact on our business, financial condition, our results of operations and prospects. Furthermore, such pandemics could exacerbate the other risks described in this section.

We or the third parties upon whom we depend may be adversely affected by climate change, earthquakes, outbreak of disease or other natural disasters and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Climate change, earthquakes, outbreak of disease, or other natural disasters, including extreme weather events and changing weather patterns such as storms, flooding, droughts, fires and temperature changes, which have become more common, could severely disrupt our operations, and have a material adverse effect on our business, results of operations, financial condition and prospects. If a natural disaster, extreme weather risk, power outage, cybersecurity attack or other event occurred that prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, such as the manufacturing facilities of our third-party CDMOs, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time. For example, we may experience delays in the supply of drug product for our clinical trials as a result of disruptions to the operations of the manufacturing facilities of some of our third-party CDMOs. The disaster recovery and business continuity plans we have in place currently are limited and are unlikely to prove adequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which could have a material adverse effect on our business.

Our ability to effectively monitor and respond to the rapid and ongoing developments and expectations relating to environmental, social and governance matters, including related social expectations and concerns, may impose unexpected costs on us or result in reputational or other harm to us that could have a material adverse effect on our business, financial condition and results of operations.

There is an increasing focus and rapid and ongoing developments and changing expectations from certain investors, customers, consumers, employees and other stakeholders concerning environmental, social and corporate governance, or ESG matters.

A variety of organizations measure the performance of companies on ESG topics, and the results of these assessments are widely publicized. In addition, investment in funds that specialize in companies that perform well in such assessments are increasingly popular, and major institutional investors have publicly emphasized the importance of such ESG measures to their investment decisions. Topics taken into account in such assessments include, among others, the company’s efforts and impacts on climate change and human rights, ethics and compliance with law, and the role of the company’s board of directors in supervising various sustainability issues.

We may be required to make investments in matters related to ESG, which could be significant. Our failure or perceived failure to meet the standards set by various constituencies could damage our reputation and our relationships with investors, governments, customers, employees, third parties and the communities in which we operate and expose us to increased regulatory risk, put us at a commercial disadvantage relative to our peers and materially adversely affect our business, financial condition, results of operations, ability to participate in debt and equity markets and the value of our shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus summary,” “Risk factors,” “Management’s discussion and analysis of financial condition and results of operations,” and “Business,” contains express or implied forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, statements about:

•	the initiation, timing, progress and results of our current and future research and development programs, non-clinical studies and clinical trials;
•	our ability to successfully complete our clinical trials;
•	our ability to finalize the design or formulation of any product candidate;
•	the ability of discovery efforts to optimize pharmacokinetic and/or pharmacologic properties;
•	our ability to advance any product candidates that we may identify and successfully complete any clinical studies, including the manufacture of any such product candidates;
•	our ability to quickly leverage programs within our initial target indications and to progress additional programs to further develop our pipeline;
•	our ability to internalize certain of our discovery capabilities;
•	the prevalence of certain diseases and conditions we intend to treat and the size of the market opportunity for our product candidates;
•	estimates of the number of patients with certain diseases and conditions we intend to treat and the number of patients that we will enroll in our clinical trials;
•	the likelihood of our clinical trials demonstrating safety and efficacy of our product candidates;
•	the timing of our investigational new drug applications submissions;
•	the timing of announcement of interim and final results from clinical trials;
•	our projected operating expenses and capital expenditure requirements;
•	the implementation of our strategic plans for our business, programs and technology;
•	the scope of protection we are able to establish and maintain for intellectual property rights covering our technology;
•	developments related to our competitors and our industry;
•	the success of competing therapies that are or may become available;
•	our ability to leverage the clinical, regulatory, and manufacturing advancements to accelerate our clinical trials and approval of product candidates;
•	our ability to meet future regulatory standards with respect to our product candidates, if approved;
•	our ability to identify and enter into future license agreements and collaborations;
•	our reliance on third parties to conduct clinical trials of our product candidates;
•	our reliance on third parties for the manufacture of our product candidates;
•	developments related to our technology;
•	regulatory developments in the United States and foreign countries;
•	our commercialization, marketing and manufacturing capabilities;
•	our expectations regarding the period during which we will qualify as an emerging growth company under the JOBS Act or a smaller reporting company;
•	our ability to attract and retain key scientific and management personnel; and
•	our use of proceeds from this offering, our financial performance, estimates of our expenses, capital requirements, and needs for additional financing.

In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section entitled “Risk factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should therefore not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

This prospectus also contains estimates, projections and other information concerning our industry, our business and the markets for our product candidates. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market, and other data from our own internal estimates and research as well as from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties and are subject to change based on various factors, including those discussed under the section entitled “Risk factors” and elsewhere in this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of 6,250,000 shares of our common stock in this offering will be approximately $73.6 million, or approximately $84.9 million if the underwriters exercise in full their option to purchase additional shares, based on the initial public offering price of $13.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

As of March 31, 2026, we had cash and cash equivalents of $251 thousand. We currently intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, as follows:

•	approximately $26.3 million to advance development of mizagliflozin for PBH through our phase 2b EMERGE study;
•	approximately $20.4 million to advance development of mizagliflozin for gastroparesis through a Phase 2 proof of concept clinical trial;
•	approximately $844 thousand to pay certain accrued expenses due, including $769 thousand in accrued salary and bonus owed to our employees; and
•	the remainder, if any, to fund our discovery research and development activities and additional clinical development, and for general corporate purposes, working capital and capital expenditures.

We may also use a portion of the remaining net proceeds and our existing cash and cash equivalents to in-license, acquire, or invest in complementary businesses, technologies, products or assets. However, we have no current commitments or obligations to do so.

Based on our current plans, we believe our existing cash and cash equivalents, together with the net proceeds from this offering, will be sufficient to fund our operations and capital expenditure requirements through 2028. However, the expected net proceeds from this offering will not be sufficient for us to fund any of our product candidates through Phase 3 clinical trials or regulatory approval, and we will need to raise substantial additional capital to complete the development and commercialization of our product candidates. Because the time and costs to complete development of our product candidates will depend on the results of future preclinical studies and clinical trials and discussions with and decisions by regulatory authorities, we cannot reasonably estimate the amount of additional capital we will require to complete development. In particular, the cost and timing of completing development of any product candidate will vary widely depending on the outcome of on-going and future preclinical studies and clinical trials, as well as future guidance from regulatory authorities as to the number, scope and design of clinical trials that will be necessary to support regulatory applications.

The expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our research and development, the status of and results from preclinical studies or clinical trials, as well as any collaborations that we may enter into with third parties for our product candidates or strategic opportunities that become available to us, and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We expect the net proceeds from this offering, together with our existing cash and cash equivalents, and short-term investments, will not be sufficient for us to advance any of our programs through regulatory approval, and we will need to raise additional capital to complete the development and potential commercialization of any of our programs.

Pending our use of proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation instruments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to fund the development and expansion of our business, and therefore we do not anticipate paying cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our results of operations, financial condition, capital requirements and other factors deemed relevant by our board of directors.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2026:

•	on an actual basis;
•	on a pro forma basis, to give effect to (i) the automatic conversion of our Series A convertible preferred stock as of March 31, 2026 into an aggregate of 1,887,144 shares of our common stock, which we refer to as the Preferred Stock Conversion, (ii) the automatic conversion of the aggregate principal amount of our convertible promissory notes as of March 31, 2026 into an aggregate of 64,102 shares of our common stock, based on the initial public offering price per share of $13.00, which we refer to as the Convertible Note Conversion, (iii) the cashless exercise of our outstanding warrants as of March 31, 2026 for an aggregate of 453,183 shares of our common stock, based on the initial public offering price per share of $13.00, which we refer to as the Warrant Exercise, and (iv) the filing and effectiveness of our second amended and restated certificate of incorporation immediately prior to the closing of this offering and the effectiveness of our amended and restated bylaws upon the effectiveness of the registration statement of which this prospectus forms a part; and
•	on a pro forma as adjusted basis to give further effect to our issuance and sale of 6,250,000 shares of our common stock in this offering at the initial public offering price of $13.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma as adjusted information below is illustrative only, and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read the information in this table together with our financial statements and the related notes included elsewhere in this prospectus and “Management’s discussion and analysis of financial condition and results of operations” section of this prospectus.

	As of March 31, 2026
	Actual	Pro forma	Pro forma as adjusted
		(unaudited)
	(in thousands, except par value and share data)
Cash and cash equivalents	$251	$251	$73,831
Convertible promissory notes payable, related party	836	—	—
Warrant liability	4	—	—
Stockholders’ (deficit) equity:
Series A convertible preferred stock, $0.0001 par value; 15,000,000 shares authorized, 5,661,422 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	0.6	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized, 5,263,158 shares issued and outstanding, actual; 500,000,000 shares authorized, pro forma and pro forma as adjusted; 7,667,587 shares issued and outstanding, pro forma; 13,917,587 shares issued and outstanding, pro forma as adjusted	2	2	2
Preferred stock, $0.0001 par value per share: no shares authorized, issued and outstanding, actual; 10,000,000 shares authorized, pro forma and pro forma as adjusted; no shares issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Additional paid-in capital	9,915	10,670	84,250
Accumulated deficit	(11,317)	(11,317)	(11,317)
Accumulated other comprehensive income	0	0
Total stockholders’ (deficit) equity	$(1,399)	$(645)	$72,935
Total capitalization	$(559)	$(645)	$72,935

The number of shares of our common stock on a pro forma and pro forma as adjusted basis in the table above is based on 7,667,587 shares of our common stock outstanding as of March 31, 2026, after giving effect to the Preferred Stock Conversion, the Convertible Note Conversion and the Warrant Exercise, and excludes:

•	561,657 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2026, with a weighted-average exercise price of $1.04 per share under the 2022 Plan;
•	24,153 shares of common stock reserved for issuance under the 2022 Plan as of March 31, 2026, which shares will cease to be available for issuance at the time the 2026 Plan becomes effective; and
•	1,750,000 shares of common stock reserved for future issuance under our 2026 Plan, which became effective upon the date immediately preceding the date on which the registration statement of which this prospectus forms a part was declared effective by the SEC.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book value (deficit) as of March 31, 2026 was $(12.2) million, or $(2.31) per share of our common stock. Our historical net tangible book deficit per share is the amount of our total tangible assets less our total liabilities and the carrying values of our Series A convertible preferred stock, which is not included within stockholders’ deficit. Our historical net tangible book value (deficit) per share represents historical net tangible book value (deficit) divided by the 5,263,158 shares of our common stock outstanding as of March 31, 2026.

Our pro forma net tangible book value (deficit) as of March 31, 2026 was $(0.6) million, or $(0.08) per share of our common stock. Pro forma net tangible book value represents the amount of our total tangible assets less our total liabilities, after giving effect to the Preferred Stock Conversion, the Convertible Note Conversion and the Warrant Exercise. Pro forma net tangible book value per share represents pro forma net tangible book value divided by the total number of shares outstanding as of March 31, 2026, after giving effect to the pro forma adjustments described above.

After giving further effect to our issuance and sale of shares of our common stock in this offering at the initial public offering price of $13.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2026 would have been $72.9 million, or $5.24 per share. This amount represents an immediate increase in pro forma as adjusted net tangible book value per share of $5.32 to our existing stockholders and immediate dilution of $7.76 in pro forma as adjusted net tangible book value per share to new investors purchasing common stock in this offering.

Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the initial public offering price per share paid by new investors. The following table illustrates this dilution on a per share basis (without giving effect to any exercise by the underwriters of their option to purchase additional shares):

Initial public offering price per share		$13.00
Historical net tangible book value (deficit) per share as of March 31, 2026	$(2.31)
Increase per share attributable to the pro forma adjustments described above	$2.23
Pro forma net tangible book value per share as of March 31, 2026	$(0.08)
Increase in pro forma as adjusted net tangible book value per share attributable to new investors participating in this offering	5.32
Pro forma as adjusted net tangible book value per share immediately after this offering		5.24
Dilution per share to new investors participating in this offering		$7.76

If the underwriters exercise their option to purchase additional shares in full, our pro forma as adjusted net tangible book value per share after this offering would be $5.67, representing an immediate increase in pro forma as adjusted net tangible book value per share of $0.43 to existing stockholders and immediate dilution in pro forma as adjusted net tangible book value per share of $0.43 to new investors purchasing common stock in this offering, based on the initial public offering price of $13.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes on the pro forma as adjusted basis described above, the total number of shares of common stock purchased from us on an as converted to common stock basis, the total consideration paid or to be paid, and the average price per share paid or to be paid by existing stockholders and by new investors in this offering at the initial public offering price of $13.00 per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us. As the table shows, new investors purchasing common stock in this offering will pay an average price per share substantially higher than our existing stockholders paid.

	Shares Purchased		Total Consideration		Weighted- Average Price
	Number	Percent	Amount	Percent	Per share
Existing stockholders	7,667,587	55	$10,756,686	12	$1.41
Investors participating in this offering	6,250,000	45	81,250,000	88	13.00
Total	13,917,587	100%	$92,006,686	100%

The table above assumes no exercise of the underwriters’ option to purchase additional shares in this offering. If the underwriters’ option to purchase additional shares is exercised in full, the number of shares of our common stock held by existing stockholders would be reduced to 52 percent of the total number of shares of our common stock outstanding after this offering, and the number of shares of common stock held by new investors purchasing common stock in this offering would be increased to 48 percent of the total number of shares of our common stock outstanding after this offering.

The discussion and tables above are based on 7,667,587 shares of our common stock outstanding as of March 31, 2026, after giving effect to the Preferred Stock Conversion, the Convertible Note Conversion and the Warrant Exercise, and excludes:

•	561,657 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2026, with a weighted-average exercise price of $1.04 per share under the 2022 Plan;
•	24,153 shares of common stock reserved for issuance under the 2022 Plan as of March 31, 2026, which shares will cease to be available for issuance at the time the 2026 Plan becomes effective; and
•	1,750,000 shares of common stock reserved for future issuance under our 2026 Plan, which became effective upon the date immediately preceding the date on which the registration statement of which this prospectus forms a part was declared effective by the SEC.

To the extent that new stock options are issued or any outstanding options are exercised, or we issue additional shares of common stock in the future, there will be further dilution to new investors. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our audited financial statements and the related notes appearing elsewhere in this prospectus. This discussion and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties, such as statements regarding our plans, objectives, expectations, intentions and projections. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the “Risk factors” section of this prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

We are a clinical-stage life science and drug development company focused on the development of novel therapeutics for the treatment of serious diseases associated with dysfunctions in human metabolism and high unmet medical needs, including PBH and gastroparesis. Our company was founded in 2021 by experienced leaders that have an in-depth understanding of drug development in the metabolic disease space. Our primary objective is to advance our lead investigational product candidate, mizagliflozin, a selective SGLT1 inhibitor in development for disorders related to glucose absorption and postprandial dysregulation, through clinical development and towards regulatory approval.

Our operations to date have been limited to organizing and staffing our company, business planning, raising capital, and conducting research and development activities, including nonclinical and clinical testing of mizagliflozin. We have no products approved for commercial sale and have not generated any revenue from product sales. We are advancing a pipeline of novel therapeutic product candidates with established endpoints for regulatory approval, significant unmet medical needs and large potential market opportunities.

Since our inception, we have devoted substantially all of our resources to development of our mizagliflozin product candidate for PBH, Gastroparesis, and GIP-dependent Cushing’s Syndrome and VGX-2857 for weight maintenance, building our intellectual property portfolio, organizing and staffing our company, business planning, raising capital and providing general and administrative support for these operations. We have historically funded our operations primarily through sales of our Series A convertible preferred stock and convertible promissory notes, which have generated approximately $11.5 million in aggregate gross proceeds.

We have incurred significant operating losses since inception and we expect to continue to incur substantial losses for the foreseeable future. Our ability to generate revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of one or more of our product candidates. Our net losses were $357 thousand and $475 thousand for the three months ended March 31, 2025 and 2026, respectively. Our net losses were $2.2 million and $1.4 million for the years ended December 31, 2024 and 2025, respectively. We had an accumulated deficit of $10.8 million and $11.3 million as of December 31, 2025 and March 31, 2026, respectively.

We anticipate that our expenses and operating losses will increase substantially for the foreseeable future as we:

•	advance our current research activities and further develop our pipeline;
•	advance the development of our mizagliflozin product candidates for the treatment of PBH, Gastroparesis, and GIP-dependent Cushing’s Syndrome;
•	advance the development of VGX-2857 for weight maintenance;
•	discover and develop future product candidates we may identify;
•	seek regulatory approval for any product candidates for which we successfully complete clinical trials;
•	establish either internally or through contract manufacturing organizations manufacturing capacity capabilities to supply our clinical trials in our pipeline and eventually for commercialization;
•	transition from a company with a research focus to a company capable of supporting commercial activities, including establishing sales, marketing, and distribution infrastructure;
•	attract, hire and retain additional research and development, clinical, commercial, general and administrative personnel;
•	develop, maintain, expand, protect and enforce our intellectual property portfolio;
•	defend against any claims by third parties that we have infringed, misappropriated or otherwise violated any intellectual property of any such third party;
•	acquire or in-license product candidates, intellectual property and technologies;
•	confirm, maintain or obtain freedom to operate for any of our owned or licensed technologies and product candidates;
•	establish and maintain collaborations;
•	add operational, financial and management information systems and personnel; or
•	incur additional legal, audit, accounting, compliance, insurance, investor relations and other expenses to operate as a public company that we did not incur as a private company.

We will not generate revenue from product sales unless and until we successfully complete clinical development and obtain regulatory approval for one or more product candidates. If we obtain regulatory approval for any product candidate and do not enter into a commercialization partnership, we expect to incur significant expenses related to developing our commercialization capability to support product sales, manufacturing, marketing, and distribution. As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through a combination of equity offerings, debt financings, collaborations, strategic alliances, and marketing, distribution or licensing arrangements with third parties. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as and when needed, we may have to significantly delay, reduce or eliminate the development and commercialization of our platform or delay our pursuit of potential in-licenses or acquisitions.

We had cash and cash equivalents of $601 thousand and $251 thousand as of December 31, 2025 and March 31, 2026, respectively. We believe that the anticipated net proceeds from this offering, together with our existing cash and cash equivalents, including the proceeds from the issuance of our convertible promissory notes, will be sufficient to fund our operating expenses and capital expenditure requirements through 2028, subject to the timing of commencement of any potential Phase 3 clinical trials. We have based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect. See “Liquidity and capital resources” and “Risk factors—Risks related to financial position and need for capital.”

Kissei License Agreement

In December 2021, we entered into the Kissei License Agreement pursuant to which we have been granted a royalty-bearing license for the exclusive global rights (excluding Korea, Taiwan, and Japan) under certain Kissei patent rights and know-how to make, have made, use, sell, offer to sell and import pharmaceutical products containing mizagliflozin, including patents and know-how covering this compound, for use in the treatment, palliation or prevention of human disease, including but not limited to post bariatric hypoglycemia, constipation, irritable bowel syndrome and dumping syndrome. The Kissei License Agreement requires future development and regulatory milestone payments totaling approximately $27 million. Additionally, the license includes a high single-digit royalty payment obligation (subject to reduction in certain circumstances) based upon net sales of commercialized products associated with the licensed Kissei intellectual property within our licensed territory during the relevant royalty term for each product, on a country-by-country basis. For a more detailed description of this agreement, see the section titled “Business—Kissei License Agreement.”

Components of results of operations

Operating expenses

Our operating expenses consist of (i) research and development expenses and (ii) general and administrative expenses.

Research and development expenses

The largest component of our operating expenses since our inception has been research and development activities. Research and development expenses are expensed as incurred and consist, or may in the future consist, primarily of:

•	external research and development expenses incurred under agreements with clinical sites, consultants and other third parties to conduct our clinical trials;
•	costs related to chemistry, manufacturing and controls, or CMC, for our product candidates for preclinical studies and clinical trials;
•	license fees, including any milestone-based payments;
•	compensation and benefits, including stock-based compensation expense, for research and development personnel;
•	the costs of acquiring research and development supplies and services;
•	manufacturing process development costs;
•	costs associated with regulatory activities;
•	costs incurred in development, prosecution and maintenance of intellectual property; and
•	other external services and consulting costs.

While we track our external research and development expenses on a program-specific basis, we do not allocate our internal costs associated with our discovery and development efforts because these costs are deployed across multiple programs and, as such, are not separately classified.

We expect our research and development expenses to increase substantially for the foreseeable future as we continue to invest in research and development activities to advance our programs and conduct clinical trials. The process of conducting the necessary clinical research to obtain regulatory approval is costly and time-consuming, and the successful development of our product candidates is highly uncertain. As a result, expenses may vary significantly based on factors such as:

•	the timing and progress of research and development, preclinical and clinical development activities;
•	the number, scope and duration of clinical trials required for regulatory approval of our existing or future product candidates;
•	the costs, timing, and outcome of regulatory review of any of our existing or future product candidates by the FDA and comparable foreign regulatory authorities, including the potential for such authorities to require that we perform more preclinical studies or clinical trials than those that we currently expect or for such authorities to change their requirements on studies that had previously been agreed to;
•	the costs of manufacturing clinical and commercial supplies of our existing or future product candidates;
•	our ability to maintain our existing licensing arrangements and establish new, strategic collaborations, licensing or other arrangements, and the financial terms of any such agreements, including the timing and amount of any future milestone, royalty or other payments due under any such agreement;
•	our implementation of various computerized informational systems and efforts to enhance operational systems;
•	expenses incurred to attract, hire and retain skilled research and development personnel;
•	per subject clinical trial costs;
•	the number of sites included in our clinical trials;
•	the countries in which our clinical trials are conducted;
•	the length of time required to enroll subjects and initiate our clinical trials;
•	the number of subject screen failures in clinical trials;
•	the number of subjects that participate in our clinical trials;
•	the drop-out and discontinuation rate of subjects;
•	potential additional safety monitoring requested by regulatory agencies;
•	the duration of subject participation in our clinical trials and follow-up, including the duration of open label extensions;
•	the timing of license agreement milestone payments related to development, regulatory and commercial events;
•	delays or difficulties associated with sourcing raw materials for manufacturing;
•	delays or difficulties associated with manufacturing active pharmaceutical ingredients, clinical trial material, or drug product;
•	mitigation/responses to potential health authority questions and/or inspections;
•	the degree to which we obtain, maintain, defend and enforce our intellectual property rights; and
•	the extent to which we establish collaboration, licensing or similar arrangements and the performance of any related third parties.

A change in the outcome of any of these variables with respect to the development of any of our existing or future product candidates could significantly change the costs and timing associated with the development of that product candidate.

General and administrative expenses

General and administrative expenses consist primarily of compensation and benefits, including stock-based compensation expense, for general and administrative personnel; other expenses for outside professional services, including legal fees relating to corporate and other matters; professional fees for accounting, auditing, consulting and tax services; insurance costs; administrative travel expenses; website development costs; marketing and public relations costs; and facilities and information technology costs.

We anticipate that our general and administrative expenses will increase in the future as we increase our headcount to support continued growth of our research and development activities. We also anticipate that we will incur increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor and public relations expenses associated with being a public company.

Other income (expense)

Expenses from convertible promissory notes and warrants

Other income (expense) includes expenses incurred in connection with our related party convertible promissory notes and warrants we issued in connection with our Series A convertible preferred stock financing, including changes in the fair value of warrant liabilities, the change in fair value of our related party convertible promissory notes, and the loss on issuance of our related party convertible promissory notes.

Interest income

Interest income, net is comprised of interest income earned on our cash and cash equivalents net of interest expenses incurred with respect to our convertible promissory notes.

Results of operations

Comparison of the three months ended March 31, 2025, and 2026

The following table summarizes our results of operations for the three months ended March 31, 2025, and 2026 (in thousands):

	Three Months Ended March 31,		Change
	2025	2026	$

Operating expenses:
Research and development	$169	$238	$69
General and administrative	203	225	22
Total operating expenses	372	463	91

Other income (expense)
Change in fair value of warrant liability	13	7	(6)
Change in fair value of convertible promissory notes payable, related party	–	(20)	(20)
Interest income	3	0	(3)
Total other income (expense), net	16	(13)	(29)
Net loss	$(356)	$(476)	$(120)

Research and development expenses

Research and development expenses rose by $69 thousand, from $169 thousand in the three months ended March 31, 2025, to $238 thousand in the three months ended March 31, 2026, as discussed below.

Direct research and development program expenses related to PBH increased by $55 thousand, primarily due to the clinical trial materials for the planned EMERGE phase 2b study and an increase of $28 thousand in intellectual property legal expense, partially offset by a decrease in personnel-related costs (including stock-based compensation) of $15 thousand.

Total external research and development expenses increased from $30 thousand for the three months ended March 31, 2025, to $116 thousand for the three months ended March 31, 2026.

General and administrative expenses

General and administrative expenses increased by $22 thousand, from $203 thousand for the three months ended March 31, 2025, to $225 thousand for the three months ended March 31, 2026. The increase was primarily due to an increase of $55 thousand in accounting fees associated with our audits, partially offset by a decrease in professional fees and subscription costs of $29 thousand.

Other income (expense)

Change in fair value of warrant liability

The change in fair value of our warrant liability for the three months ended March 31, 2025, and the three months ended March 31, 2026 was a decrease of $13 thousand and $7 thousand, respectively. The change was a result of the remeasurement of the liability at the period end. Details of our fair value measurements can be found in Note 2 to our unaudited condensed financial statements included elsewhere in this prospectus.

Change in fair value of convertible promissory notes payable, related party

The change in fair value of our related party convertible promissory notes was an expense of $20 thousand during the three months ended March 31, 2026. The change was a result of the remeasurement of the liability at the period ended March 31, 2026. There was no such activity during the three months ended March 31, 2025. Details of our fair value measurements can be found in Note 2 to our unaudited condensed financial statements included elsewhere in this prospectus.

Interest income

Interest income, which includes interest income on our cash and cash equivalents, decreased by $3 thousand, from $3 thousand for the three months ended March 31, 2025, to $0 for the three months ended March 31, 2026, due to decreases in our available cash and cash equivalents. We did not have any material interest expense in the three months ended March 31, 2025, or 2026.

Comparison of the years ended December 31, 2024 and 2025

The following table summarizes our results of operations for the years ended December 31, 2024 and 2025 (in thousands):

	Years Ended December 31,		Change
	2024	2025	$

Operating expenses:
Research and development	$1,317	$572	$(745)
General and administrative	984	867	(117)
Total operating expenses	2,301	1,439	(862)

Other income (expense)
Change in fair value of warrant liability	58	54	4
Change in fair value of convertible promissory notes payable, related party	–	(6)	6
Loss on issuance of convertible promissory notes payable, related party	–	(60)	60
Interest income	39	6	33
Total other income, net	97	(6)	103
Net loss	$(2,204)	$(1,445)	$(759)

Research and development expenses

Research and development expenses decreased by $745 thousand, from $1.3 million for the year ended December 31, 2024, to $572 thousand for the year ended December 31, 2025, as detailed below.

Direct research and development program expenses related to PBH decreased by $424 thousand, primarily due to the completion of the Phase 2 clinical trial in 2024. Personnel-related costs (including stock-based compensation), decreased by $242 thousand, primarily due to a decrease in headcount and stock-based compensation expense as we completed our Phase 2 clinical trial in 2024.

Total external research and development expenses decreased from $516 thousand in 2024 to $53 thousand in 2025. External research and development expenses include PBH-related external expenses of $478 thousand and $33 thousand, respectively.

General and administrative expenses

General and administrative expenses decreased by $117 thousand, from $984 thousand for the year ended December 31, 2024, to $867 thousand for the year ended December 31, 2025. The decrease was primarily due to a decrease in personnel-related costs (including stock-based compensation) of $191 thousand and a decrease in professional fees, insurance and subscription costs of $35 thousand partially offset by an increase in accounting and tax fees of $112 thousand.

Other income (expense)

Change in fair value of warrant liability

The change in fair value of our warrant liability for the years ended December 31, 2024, and 2025 was an increase of $58 thousand and $54 thousand, respectively. The change was a result of the remeasurement of the liability at the period end. Details of our fair value measurements can be found in Note 3 to our audited financial statements included elsewhere in this prospectus.

Change in fair value of convertible promissory notes payable, related party

The change in fair value of our related party convertible promissory notes was an expense of $6 thousand during the year ended December 31, 2025. There was no such activity during the year ended December 31, 2024. The change was a result of the remeasurement of the liability at the period end. Details of our fair value measurements can be found in Note 3 to our audited financial statements included elsewhere in this prospectus.

Loss on issuance of convertible promissory notes payable, related party

For the year ended December 31, 2025, we incurred a loss on the issuance of our related party convertible promissory notes of $60 thousand. There was no such activity during the year ended December 31, 2024.

Interest income

Interest income, which includes interest income on our cash and cash equivalents, decreased by $33 thousand, from $39 thousand for the year ended December 31, 2024 to $6 thousand for the year ended December 31, 2025, due to decreases in our available cash and cash equivalents. We did not have any material interest expense in the years ended December 31, 2024 or 2025.

Liquidity and capital resources

Sources of liquidity

Since our inception, we have incurred significant operating losses and negative cash flows from operations and expect to continue to incur significant operating losses and negative cash flows from operations for the foreseeable future. We have historically funded our operations primarily through sales of our Series A convertible preferred stock and convertible promissory notes, which generated approximately $11.5 million in aggregate gross proceeds through March 31, 2026. As of December 31, 2025 and March 31, 2026, we had $601 thousand and $251 thousand in cash and cash equivalents, respectively. We have not yet generated any revenue from product sales and do not expect to in the foreseeable future, if at all, as our product candidates are in various phases of clinical and preclinical development.

Future funding requirements

We expect our expenses to increase substantially in connection with our ongoing activities, particularly as we advance the development of our product candidates. In addition, upon the completion of this offering, we expect to incur additional costs associated with operating as a public company. The timing and amount of our operating expenditures will depend largely on:

•	the timing and progress of research and development, preclinical and clinical development activities;
•	the number, scope and duration of clinical trials required for regulatory approval of our existing or future product candidates;
•	the costs, timing, and outcome of regulatory review of any of our existing or future product candidates by the FDA and comparable foreign regulatory authorities, including the potential for such authorities to require that we perform more preclinical studies or clinical trials than those that we currently expect or for such authorities to change their requirements on studies that had previously been agreed to;
•	the costs of manufacturing clinical and commercial supplies of our existing or future product candidates;
•	the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any of our existing or future product candidates for which we receive regulatory approval;
•	the cost of filing and prosecuting our patent applications, and maintaining and enforcing our patents and other intellectual property rights;
•	our ability to enter into strategic collaborations, licensing or other arrangements, and the financial terms of any such agreements, including the timing and amount of any future milestone, royalty or other payments due under any such agreement;
•	any product liability or other lawsuits related to our existing or future product candidates;
•	our implementation of various computerized informational systems and efforts to enhance operational systems;
•	expenses incurred to attract, hire and retain skilled personnel;
•	the costs of operating as a public company;
•	our ability to establish a commercially viable pricing structure and obtain approval for coverage and adequate reimbursement from third-party and government payers;
•	the extent to which we acquire or invest in businesses, products, and technologies;
•	the effect of competing technological and market developments; and
•	the impact of other factors, including inflation, economic uncertainty and geopolitical tensions, which may exacerbate the magnitude of the factors discussed above.

We had $601 thousand and $251 thousand in cash and cash equivalents as of December 31, 2025 and March 31, 2026, respectively. In December 2025, we received $750 thousand in gross proceeds from the issuance of our convertible promissory notes.

Based on our current operating plan, we estimate that our existing cash and cash equivalents, together with the estimated net proceeds from this offering, will be sufficient to fund our projected operating expenses and capital expenditure requirements through 2028; provided that prior to commencing a Phase 3 clinical trial for any of our product candidates we will be required to raise substantial additional capital. We have based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect.

Until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances, and marketing, distribution or licensing arrangements with third parties. To the extent that we raise additional capital through the sale of equity or convertible debt securities, ownership interest for existing investors may be materially diluted, and the terms of such securities could include liquidation or other preferences that adversely affect existing investors’ rights as a stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include restrictive covenants that limit our ability to take specified actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, reduce or eliminate our product development or future commercialization efforts, or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Cash flows

The following table summarizes our sources and uses of cash for the periods presented (in thousands):

	Years ended December 31,		Three months ended March 31,
	2024	2025	2025	2026
Net cash used in operating activities	$(2,341)	$(1,112)	$(388)	$(350)
Net cash used in investing activities	–	–	–	–
Net cash provided by financing activities	–	750	–	–

Net decrease in cash and cash equivalents	$(2,341)	$(362)	$(388)	$(350)

Cash flows from operating activities

Net cash used in operating activities for the three months ended March 31, 2026, was $350 thousand. This was primarily due to our net loss of $475 thousand and net cash provided by changes in our operating assets and liabilities of $118 thousand, partially offset by non-cash charges of $8 thousand. The changes in our net operating assets and liabilities primarily consisted of a $134 thousand increase in our accrued expenses related to cash preservation initiatives that, beginning on April 1, 2025, deferred one half of management’s compensation and all of our non-employee board of directors’ fees, as more fully described in “Executive Compensation—Narrative Disclosure to summary compensation table” and “Executive Compensation—Director Compensation,” partially offset by an increase of $568 thousand in prepaid expenses and other current assets and an increase of $551 thousand in accounts payable. Non-cash charges primarily consisted of stock-based compensation expense of $(5) thousand, an increase in the fair value of our related party convertible promissory notes of $20 thousand, and a decrease in the fair value of our warrant liability of $7 thousand.

Net cash used in operating activities for the three months ended March 31, 2025, was $388 thousand. This is primarily due to our net loss for the period of $357 thousand, by non-cash charges of $10 thousand and net cash used by changes in our operating assets and liabilities of $21 thousand. Non-cash charges primarily consisted of $3 thousand in stock-based compensation partially offset by a decrease in the fair value of our warrant liability of $13 thousand.

Net cash used in operating activities for the year ended December 31, 2025, was $1.1 million. This was primarily due to our net loss of $1.4 million and net cash provided by changes in our operating assets and liabilities of $304 thousand, partially offset by non-cash charges of $29 thousand. The changes in our net operating assets and liabilities primarily consisted of a $423 thousand increase in our accrued expenses related to the cash preservation initiatives described above, partially offset by an increase of $73 thousand in prepaid expenses and other current assets and a decrease of $46 thousand in accounts payable. Non-cash charges primarily consisted of stock-based compensation expense of $17 thousand, a decrease in the fair value of our related party convertible promissory notes of $6 thousand, an increase in the fair value of our warrant liability of $54 thousand, and a loss on the issuance of our related party convertible promissory notes of approximately $60 thousand.

Net cash used in operating activities for the year ended December 31, 2024, was $2.3 million. This is primarily due to our net loss for the period of $2.2 million, partially offset by non-cash charges of $29 thousand and net cash used by changes in our operating assets and liabilities of $167 thousand. Non-cash charges primarily consisted of $87 thousand in stock-based compensation partially offset by an increase in the fair value of our warrant liability of $58 thousand.

Cash flows from financing activities

There were no cash flows from financing activities for the three months ended March 31, 2026, or March 31, 2025.

Net cash provided by financing activities for the year ended December 31, 2025 was $750 thousand, which consisted of proceeds from the issuance of convertible promissory notes to related parties.

There were no cash flows from financing activities for the year ended December 31, 2024.

Contractual obligations and commitments

Leases

We have no lease obligations.

Kissei License Agreement and other agreements

Under the Kissei License Agreement, we have payment obligations that are contingent upon future events, such as the achievement of specified development and regulatory milestones, and in some cases, we are required to make royalty payments in connection with the sales of products developed under this agreement. Although we could be required to make milestone payments under the Kissei License Agreement, we are unable to estimate the timing or likelihood of achieving the milestones or realizing sales from products. For additional details regarding the Kissei License Agreement, see the section titled “Business—Kissei License Agreement.”

We enter into contracts in the normal course of business with clinical trial sites and clinical supply manufacturers and with vendors for preclinical studies and clinical trials, research supplies and other services and drugs for operating purposes. These contracts generally provide for termination after a notice period, and, therefore, are cancelable contracts. In addition, certain of our supply agreements contain minimum purchase commitments in certain situations, the timing and likelihood of which we cannot estimate at this time.

Recently issued accounting pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position, results of operations or cash flows is disclosed in Note 3 to our audited financial statements included elsewhere in this prospectus.

Critical accounting estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods.

On an ongoing basis, we evaluate our estimates, including but not limited to those related to the fair value of the convertible promissory notes, related party, the fair value of common stock and stock-based compensation expense and other fair value measurements. These estimates are monitored and analyzed by us for changes in facts and circumstances, and material changes in these estimates and assumptions could occur in the future. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Changes in estimates are reflected in reported results for the period in which they become known. Actual results may differ from these estimates under different assumptions or conditions.

Fair value measurements of convertible promissory notes

Our convertible promissory notes, related party, contain embedded derivatives that are not clearly and closely related to the host contract. The fair value of these instruments is determined using Level 3 inputs, which are unobservable and significant to the overall fair value. We use a probability-weighted expected return method (PWERM), which estimates fair value by modeling the expected payoffs under each scenario, discounting each scenario’s payoff to the valuation date, and then probability-weighting the present values and incorporating significant assumptions including expected stock volatility, credit-adjusted discount rates, probabilities and the estimated timing of conversion. Changes in these assumptions could materially impact the fair value of our convertible promissory notes.

Determination of the fair value of common stock

We are required to estimate the fair value of the common stock underlying our stock-based awards when performing fair value calculations. As there has been no public market for our common stock to date, we develop an estimate of the fair value of our common stock on each grant date of options to purchase common stock. The fair value of our common stock has been determined by our board of directors on each grant date of options to purchase common stock, taking into account input from management, results from independent third-party valuations and our board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date our most recent valuation through the date of the grant. These objective and subjective factors include:

•	the prices of our Series A convertible preferred stock sold to investors in arm’s length transactions and the rights, preferences and privileges of our Series A convertible preferred stock relative to those of our common stock;
•	our stage of development and business strategy and the material risks related to our business and industry;
•	the progress of our research and development programs, including the status of preclinical studies and clinical trials for our drug candidates;
•	our results of operations and financial position, including our levels of available capital resources;
•	the valuation of publicly traded companies in the life sciences and biotechnology sectors, as well as recently completed mergers and acquisitions of peer companies;
•	the lack of marketability of our common stock as a private company;
•	the likelihood of achieving a liquidity event for the holders of our common stock, such as an initial public offering or a sale of our company, given prevailing market conditions;
•	trends and developments in our industry;
•	external market conditions affecting the life sciences and biotechnology industry sectors; and
•	the economy in general.

Our determinations of the fair value of our common stock were made using methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants Accounting and Valuation Guide: Valuation of Privately Held Company Equity Securities Issued as Compensation, or the Practice Aid.

The Practice Aid prescribes several valuation approaches for setting the value of an enterprise, such as the cost, income and market approaches, and various methodologies for allocating the value of an enterprise to its common stock. The cost approach establishes the value of an enterprise based on the cost of reproducing or replacing the property less depreciation and functional or economic obsolescence, if present. The income approach establishes the value of an enterprise based on the present value of future cash flows that are reasonably reflective of our future operations, discounting to the present value with an appropriate risk adjusted discount rate or capitalization rate. The market approach is based on the assumption that the value of an asset is equal to the value of a substitute asset with the same characteristics. Each valuation methodology was considered in our valuations.

The various methods for allocating the enterprise value across our classes and series of capital stock to determine the fair value of our common stock in accordance with the Practice Aid include the following:

•	Current value method. Under the current value method, once the fair value of the enterprise is established, the value is allocated to the various series of preferred and common stock based on their respective seniority, liquidation preferences or conversion values, whichever is greatest.
•	Option pricing method, or OPM. Under the OPM, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. The values of the preferred and common stock are inferred by analyzing these options.
•	Probability-weighted expected return method, or PWERM. The PWERM is a scenario-based analysis that estimates the value per share based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to us, as well as the economic and control rights of each share class.

There are significant judgments and estimates inherent in the determination of the fair value of our common stock. These judgments and estimates include assumptions regarding our future operating performance, the time to complete an initial public offering or other liquidity event, and the determination of the appropriate valuation methods.

Once a public trading market for our common stock has been established in connection with the completion of this offering, it will no longer be necessary for our board of directors to estimate the fair value of our common stock in connection with our accounting for granted stock options or for any other such awards we may grant, as the fair value of our common stock will be determined based on the closing price of our common stock as reported on the date of grant on the primary stock exchange on which our common stock is traded.

The following table summarizes information related to stock options we granted from January 1, 2024 through August 10, 2026:

Grant date	Number of shares subject to options granted	Per share exercise price of options		Fair value per common share on grant date	Per share estimated fair value of options
January 26, 2024	13,332	$1.20		$1.20	$0.89
January 26, 2025	13,332	$1.20		$1.20	$0.89
December 31, 2025	79,998	$1.14		$1.14	$0.25
December 31, 2025	53,332	1.26	(1)	$1.14	$0.28

(1)	Reflects option grants made to stockholders owning more than 10% of the outstanding shares. Under the terms of the 2022 Plan, incentive stock options may not be granted to stockholders owning more than 10% of the outstanding shares unless the exercise price is at least 110% of the fair market value on the grant date.

Quantitative and qualitative disclosures about market risks

We are a smaller reporting company as defined in Rule 12b-2 of the Exchange Act and are not required to provide this information.

Emerging growth company and smaller reporting company status

We qualify as an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include (i) being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s discussion and analysis of financial condition and results of operations” disclosure in this prospectus; (ii) reduced disclosure about our executive compensation arrangements; (iii) not being required to hold advisory votes on executive compensation or to obtain stockholder approval of any golden parachute arrangements not previously approved; (iv) an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and (v) an exemption from compliance with the requirements of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the financial statements.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. Additionally, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, while we are an emerging growth company we will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies. As a result of this election, our audited financial statements and unaudited condensed financial statements may not be comparable to those of other public companies that comply with new or revised accounting pronouncements as of public company effective dates.

We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

We are also a “smaller reporting company,” meaning that the market value of our shares held by nonaffiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our shares held by nonaffiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our shares held by nonaffiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K, and similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

BUSINESS

Overview

We are a clinical-stage life science and drug development company focused on the discovery and development of novel therapies for the treatment of serious diseases associated with dysfunctions in human metabolism, including post-bariatric hypoglycemia, or PBH, and gastroparesis. Our company was founded in 2021 by experienced leaders with proven expertise developing drugs in the metabolic disease space. Our primary objective is to advance our lead investigational product candidate, mizagliflozin, a selective inhibitor of the sodium-glucose transporter 1, or SGLT1, through clinical development for disorders related to glucose absorption and postprandial dysregulation, through clinical development and towards regulatory approval.

Our operations to date have been limited to organizing and staffing our company, business planning, raising capital, and conducting research and development activities, including nonclinical and clinical testing of mizagliflozin. We have no products approved for commercial sale and have not generated any revenue from product sales. We are advancing a pipeline of novel therapeutic product candidates with established endpoints for regulatory approval, significant unmet medical needs and large potential market opportunities.

Mizagliflozin: A novel inhibitor of SGLT1

Mizagliflozin is a novel inhibitor of SGLT1. SGLT1 is the primary glucose and galactose transporter in the human small intestine and plays a secondary role in renal glucose reabsorption. Unlike sodium-glucose cotransporter 2, or SGLT2, which is localized mainly in the kidney, SGLT1 governs postprandial glucose absorption in the gut, making it a critical regulator of blood glucose excursions after meals. In the fasting state, SGLT1 inhibition in the gut is clinically silent because there is no substrate (glucose) to block. As a competitive inhibitor, mizagliflozin’s therapeutic effect is dependent on the presence of prandial glucose.

SGLT1 Transports Glucose from the Intestinal Lumen to Blood

Pharmacological inhibition of SGLT1 reduces and delays the rate and extent of intestinal glucose uptake, blunting postprandial hyperglycemia and, along with reductions in GIP, reduces insulin secretion. We believe this dual effect—attenuating postprandial glucose absorption while modulating incretin response—makes SGLT1 an attractive target for the treatment of metabolic diseases.

By reducing and delaying upstream intestinal glucose uptake, SGLT1 inhibition can mitigate rapid increases in blood glucose and subsequent hyperinsulinemic hypoglycemia, addressing an important unmet need in PBH patients with this increasingly recognized complication of bariatric surgery. Additionally, by reducing postprandial GIP, a potent insulin secretagogue, SGLT1 inhibition can further reduce insulin secretion. This reduction of GIP is also potentially useful for the treatment of gastroparesis along with reduction of postprandial hyperglycemia and relief of constipation. By reducing postprandial GIP, SGLT1 inhibition may also aid in the treatment of patients with GIP-dependent Cushing’s Syndrome. SGLT1 function has also been associated with weight loss, treatment of type 2 diabetes, and improved longevity.

To date, mizagliflozin has been administered to over 500 subjects in 10 clinical studies. Glucose absorption, and insulin and GIP secretion were measured in six of these clinical studies. In each of the six studies, participants dosed with mizagliflozin were observed to have reduced and delayed postprandial glucose absorption and lowered overproduction of insulin and glucose-dependent insulinotropic polypeptide, or GIP, when compared to participants dosed with placebo or as compared to baseline. These six clinical trials included studies VGX-001-011 and VGX-001-012, which involved a total of 24 patients diagnosed with PBH, D7101049 [healthy volunteers], D7101051 [healthy volunteers], SGA112534 [type 2 diabetics], and KWA1205 [chronic idiopathic constipation patients].

Mizagliflozin was discovered by Kissei. Vogenx licensed exclusive rights to mizagliflozin in 2021 in exchange for certain milestone payments and royalties on net sales. Vogenx’s licensed rights are for the worldwide territory excluding Japan, Korea, and Taiwan.

Mizagliflozin: Potential treatment for Post-Bariatric Hypoglycemia

PBH is a relatively new disease with increasing awareness over the last several years. There are currently no FDA approved pharmacologic therapies for PBH. Current treatment options include dietary restrictions and the use of off-label drugs that have significant side effects with very limited and variable efficacy. The pathophysiology of PBH is complex and multifactorial, involving more mechanisms than solely changes in GLP-1 physiology. Recurring symptomatic and asymptomatic hypoglycemic events have been shown to be associated with long-term adverse comorbidities and are considered a marker of high-risk vulnerability for cardiovascular events, cognitive decline, dementia and higher mortality rates.

PBH patients have been shown to rapidly absorb glucose, causing increases in GIP secretion that amplifies glucose signaling of insulin secretion and abnormally elevated insulin (hyperinsulinemia). There is evidence to suggest that GIP may be responsible for 60% - 80% of the postprandial insulin effect. This hyperinsulinemia can result in low blood glucose and hypoglycemia events. During these hypoglycemic events, patients experience dangerously low blood sugar levels that can result in hypoglycemic symptoms such as confusion, weakness, dizziness, blurred vision, loss of consciousness and seizures.

Onset of PBH typically occurs six months to several years after bariatric surgery. At present, there is no single generally accepted set of criteria for diagnosis of PBH. As such, diagnostic criteria for PBH are evolving but generally include recurrent postprandial hypoglycemia (<54 mg/dL) occurring 1–3 hours after eating, with Whipple’s triad and exclusion of other causes. One particular challenge in developing diagnostic criteria is that studies have shown that many, if not most, hypoglycemic events in PBH patients are asymptomatic, even when blood glucose was less than 40 mg/dl. One key central and consistent condition appears to be inappropriately high secretion of postprandial insulin resulting in hypoglycemia.

Similarly, there is no generally accepted estimate of the prevalence of PBH patients in the United States, and the true prevalence of PBH is still unknown. PBH is, however, generally believed to be significantly under reported. One recent estimate suggested there are over 160,000 people with symptomatic PBH requiring medical management and over 450,000 people exhibiting Level 2 and/or Level 3 hypoglycemic events in the United States, many of which we believe may benefit from a meal adjacent as-needed, or PRN, type product. However, PBH is a spectrum disease with varying symptoms and levels of intensity ranging from mild to moderate and severe. Additionally, patients may be categorized as either symptomatic, where patients are aware of hypoglycemic events, and hypo-unaware, where patients do not have noticeable symptoms and are unaware of their hypoglycemic event. Therefore, categorizing PBH patients and even estimating the prevalence of PBH is particularly challenging. Recent studies generally suggest that between approximately 25% and 75% of bariatric surgery patients wearing continuous glucose monitors, or CGMs, exhibited PBH.

We believe the incidence of PBH is underreported. Furthermore, we believe the number of asymptomatic patients experiencing Level 2 hypoglycemia events to be at least equal to the number of symptomatic PBH patients experiencing Level 2 events. We also believe there is a large number of PBH patients with mild to moderate symptoms and less regular frequency and/or severity of hypoglycemic events than has been previously reported. We believe mizagliflozin has potential as a treatment for a wide range of PBH patients ranging from mild to severe and including symptomatic and hypo-unaware, or asymptomatic, PBH patients.

In the past, it appeared that the FDA categorized PBH as a subset of the rare disease hyperinsulinemic hypoglycemia, which allowed the FDA to provide orphan designation to agents being developed for PBH. However, in our recent interactions with the FDA’s Office of Orphan Products Designation, or OOPD, it was communicated to us that the FDA believes PBH is underreported and that hypoglycemia in the setting of bariatric surgery does not appear to be a rare disease or condition. FDA further indicated it could allow orphan designation for use of a drug in an orphan subset if, based on characteristic or feature of the drug, why the drug will be limited to use in the subset of question, but not based on unmet need or how a sponsor may wish to study or indicate a drug.

Our lead product candidate, mizagliflozin, is a selective, minimally absorbed inhibitor of SGLT1 with a site of action in the intestinal lumen. SGLT1 is the primary transporter responsible for absorption of glucose, leading to stimulation of insulin and GIP secretion. PBH is a form of postprandial hypoglycemia associated with bariatric surgeries. Bariatric surgery patients have been shown to overexpress SGLT1 in the intestinal lumen. Elevated levels of SGLT1 increase the quantity and rate of glucose absorption, leading to hyperinsulinemia. Glucose absorption also stimulates GIP secretion, that can further exacerbate hyperinsulinemia.

Patients diagnosed with PBH in our clinical trials that were dosed with mizagliflozin demonstrated statistically significant improvements as indicated with probability or p-values less than 0.05 (a 95% probability that the data is correct) in postprandial glucose peak, glucose nadir (the low point measured over a time course), insulin peak, GIP secretion, and measured hypoglycemic events when compared to patients diagnosed with PBH dosed with placebo or as compared to baseline. In a Phase 2 single dose clinical trial enrolled with patients diagnosed with PBH, compared to the same patient baseline in a subgroup of patients that became hypoglycemic during the baseline mixed meal tolerance test, or MMTT, the glucose nadir was raised by 38% (p=0.03), the glucose peak was lowered by 21% (p=0.03), and the insulin peak was lowered by 53% (p=0.016). P refers to “p-value,” the conventional method for determining the statistical significance of a result, which represents the probability that random chance caused the result (e.g., a p-value=0.01 means that there is a 1% probability that the difference between the control group and the treatment group is purely due to random chance). Generally, a p-value less than 0.05 is considered statistically significant.

GIP, an insulin secretagogue, area under the curve from 0 to 3 hours, or AUC0-3h, was reduced by 504 pg hr/mL (45.2%) from baseline (p=0.048) in a subgroup analysis. Patients who were treated with mizagliflozin were observed to have improved glucose nadir, a reduction in both peak glucose and insulin, and reduced postprandial GIP, as compared to no treatment in these same patients. Importantly, we did not observe significant changes in these parameters with PBH patients that did not go hypoglycemic in the baseline MMTT. In a subgroup of patients that became hypoglycemic during the placebo MMTT in a Phase 2 repeat dose clinical trial enrolled with patients diagnosed with PBH, compared with placebo, the glucose nadir in patients that received mizagliflozin 5 mg TID and 10 mg TID combined was increased by 56% (+20 mg/dL; p=0.028), the glucose peak was lowered by 34% (-73.2 mg/dL; p=0.031), and the insulin peak was lowered by 64% (-253.2 μIU/mL; p=0.03). Significant reductions in rates of Level 3 hypoglycemia were observed during the 7-day dosing period. With 5 mg TID, there was a 67% reduction of Level 3 hypoglycemia (p=0.03), and with 10 mg TID, there was a 50% reduction of Level 3 hypoglycemia (p=0.07) compared with placebo with all patients in the appropriate dose group. There was a 30% and a 76% reduction in Level 2 hypoglycemia with mizagliflozin 5 mg and 10 mg TID, respectively. There were no drug-related withdrawals or serious adverse events experienced by study participants.

We have initiated study start-up activities for our phase 2b EMERGE study of mizagliflozin in patients diagnosed with PBH. This study is designed to determine if 5 mg and 10 mg mizagliflozin TID will reduce Level 2 and Level 3 hypoglycemic events compared to a placebo group. EMERGE is a US based, multicenter, randomized, double-blind, placebo-controlled, repeat dose parallel group study with a 21-day run in followed by a 28-day treatment period. The primary endpoint will be a composite endpoint of the decrease of Level 3 and Level 2 hypoglycemic events (patient reported & self-monitored blood glucose, respectively). For pharmacological and commercial reasons, we believe pre-meal dosing of mizagliflozin is optimal for the PBH patient population. We expect to begin recruiting subjects into the study in 2026. If the EMERGE study is successfully completed, we expect to have an End of Phase 2 meeting with the FDA to discuss and agree to a Phase 3 development plan. At this time, we expect our Phase 3 development plan to include a randomized, double-blind, placebo-controlled study with a four- to six-month treatment period and an open-label period.

Mizagliflozin: Potential treatment for Gastroparesis: Gastroparesis is a condition with growing awareness and has been identified as a common side effect of pharmacological treatment with GLP-1 agonists. Upper gastrointestinal symptoms are reported in 5% to 12% of patients with diabetes, most of which are associated with delayed gastric emptying. Gastroparesis is seen in approximately 5.2% of individuals with type 1 diabetes, 0.2% of those with type 2 diabetes, and 0.2% of those without diabetes. Although there is a stronger association between type 1 diabetes and gastroparesis, the incidence of type 2 diabetes is much greater, and therefore, gastroparesis associated with type 2 diabetes is seen more frequently. Additionally, incretin mimetics are used to treat patients with type 2 diabetes, and these medications pose an additional risk factor for developing gastroparesis. There is currently one FDA approved pharmacologic therapy for gastroparesis.

Gastroparesis is a motility disorder characterized by delayed gastric emptying of solid food without mechanical obstruction. Patients with gastroparesis experience chronic symptoms with episodes of exacerbation, which typically include postprandial fullness, nausea, vomiting, and upper abdominal pain. Causes include diabetic autonomic neuropathy, postsurgical vagal injury, idiopathic disease, and connective-tissue disorders. Diagnosis is by gastric emptying testing (scintigraphy or validated breath tests) plus symptom assessment.

Current standard/approved medical therapies include metoclopramide (a prokinetic and antiemetic) which is the only FDA-approved oral medication for chronic gastroparesis in the U.S. Long-term use is limited by tardive dyskinesia risk. Domperidone is a dopamine agonist used for short relief but is not FDA approved for gastroparesis, but some patients may be able to use this drug through an expanded access investigational new drug application. Erythromycin (antibiotic) is a motilin agonist used for short-term symptomatic relief (tachyphylaxis limits long-term use). Symptom-directed agents such as ondansetron and prochlorperazine are used for nausea/vomiting but do not reliably improve gastric emptying.

Gastroparesis is associated with elevated fasting and postprandial GIP, acute postprandial hyperglycemia and reduced gastrointestinal transit times and higher rates of slow transit constipation. In healthy volunteers, type 2 diabetics, CIC patients and PBH patients, participants dosed with mizagliflozin have been observed (in clinical trials D7101049 [healthy volunteers], D7101051 [healthy volunteers], SGA112534 [type 2 diabetics], KWA1205 [CIC patients], and VGX-001-011 [PBH patients]) to have reduced and delayed postprandial glucose absorption and lower overproduction of insulin and GIP when compared to participants dosed with placebo or compared to baseline. Patients with CIC dosed with mizagliflozin have been observed in clinical trials (KWA1201, KWA1202, KWA1203, and KWA1204) to exhibit fewer symptoms associated with CIC compared to the patients with CIC that were dosed with placebo.

We are in the planning stages for a phase 2 proof of concept clinical trial of mizagliflozin in patients diagnosed with gastroparesis. This study is expected to be a US-based, multicenter, randomized, double-blind, placebo-controlled, repeat dose parallel group study with a 28-day run-in plus a 28-day treatment period. The primary endpoint will be the change in gastric emptying as assessed by the gastric emptying breath test. We expect to initiate this study in 2027.

•	Mizagliflozin: Potential Treatment for GIP-dependent Cushing’s Syndrome: GIP-dependent Cushing’s Syndrome is a rare disease and occurs when the adrenal glands abnormally express GIP receptors, leading to an excessive cortisol response due to elevated postprandial GIP levels. We plan to advance mizagliflozin as a potential therapy for GIP-dependent Cushing’s Syndrome. Mizagliflozin has been observed to decrease postprandial GIP in healthy volunteers, type 2 diabetics and PBH patients. Subject to additional funding, we anticipate initiating a clinical trial in patients with GIP-dependent Cushing’s Syndrome.

•	VGX-2857: Potential treatment for weight maintenance after substantial weight loss: VGX-2857 is a novel small molecule-based product candidate that is orally available. VGX-2857 is the combination of two novel small molecules that have demonstrated the potential to aid in weight loss, into one fixed dosage form. Subject to additional funding, we anticipate examining VGX-2857 in a validated animal obesity model of weight regain to identify doses to move into a Phase 1 safety/efficacy study.

Our company and team

Vogenx was founded by experts in the drug development field and is led by a team of seasoned industry veterans with experience in drug discovery and development, company building, as well as pharmaceutical licensing and collaboration management. Our collective common goal is to address unmet medical need in the treatment of endocrine and metabolic disorders and improve patients’ lives. Members of our leadership team have collaborated successfully over years on the discovery, development and commercialization of therapeutic candidates and commercialized drugs.

Key members of our executive and leadership team include:

•	James Green, MBA, Chairman, President, and Chief Executive Officer, has spent more than 25 years as a pharmaceutical entrepreneur, leader and investor. Prior to co-founding Vogenx, Mr. Green served as CEO at Avolynt and BHV Pharma. He also held leadership positions at Lonza, GlaxoSmithKline, EY, and Bank of America.
•	William Wilkison, Ph.D., Chief Scientific Officer, has over 30 years of experience in drug development and operations, including as a C-suite executive at Avolynt, Zen-Bio and Artecel Sciences. He also held leadership positions at GlaxoSmithKline.
•	Steven Delmar, Chief Financial Officer, has over 35 years of senior financial leadership experience spanning strategic and operational finance roles, including serving as the chief financial officer and in senior operational roles at Microlog Corporation, ACE*COMM, CSC and Avolynt.
•	Bentley Cheatham, Ph.D., Vice President of R&D, has over 40 years of experience in endocrine research and development including leadership roles at Avolynt, BHV Pharma and Zen-Bio, in addition to previously running his own lab at the Joslin Diabetes Center at Harvard Medical School.

Intellectual property supporting our product candidates include patent rights exclusively licensed from Kissei and others developed internally and owned by our company. We have also retained experts in relevant areas of expertise as advisors. These include, among others, Ronald Kahn, M.D., former head of the Joslin Diabetes Center; Dr. David D’Alessio, head of the endocrinology department at Duke University, Dr. Helen Lawler, associate professor in the Medicine Department of University of Colorado; Dr. Marzieh Salehi, M.D., Professor of Medicine at the University of Texas, San Antonio; Dr. Tracey McLaughlin, M.D., Professor of Medicine at Stanford University; and Dr. Michael Camilleri, M.D., Professor of Medicine at Mayo Clinic.

Since our inception, we have raised approximately $11.5 million in funding from a Series A convertible preferred stock offering in 2021 and 2022 and in a convertible promissory notes offering in December 2025. Prospective investors should not rely on the investment decisions of our existing investors, as these investors may have different risk tolerances and in certain cases receive their shares in prior offerings at prices lower than the price offered to the public in this offering. See the sections titled “Certain relationships and related person transactions” and “Principal stockholders” for more information.

Our strategy

We are working to build a leading biopharmaceutical company with a focus on endocrine and metabolic disorders associated with energy transport and solute carrier biology. Our mission is to enable patients with these disorders to live fuller and healthier lives through the discovery and development of transformative therapies to treat important diseases associated with dysfunctions in human metabolism. We are leveraging new chemical entities (NCEs) to significantly improve clinical outcomes by discovering novel treatments that overcome the key limitations of currently available therapies. The key pillars of our business strategy to achieve this mission include:

•	Advance Mizagliflozin, an SGLT1 inhibitor, through clinical development to potentially address the unmet medical need in patients with PBH. There are currently no FDA-approved therapies for patients who suffer from hypoglycemia after bariatric surgery. We believe PBH is under reported and estimate PBH affects more than 450,000 people in the United States, representing a large unmet medical need and significant commercial opportunity. In a recent phase 2 repeat dose study in PBH patients, inhibition of SGLT1 by mizagliflozin reduced postprandial hyperglycemia, reduced secretion of both GIP and insulin and lead to a reduction in the number of hypoglycemic events when compared to PBH patients dosed with placebo. We initiated study startup activities for our Phase 2B EMERGE study and are targeting topline results in 2027.
•	Advance mizagliflozin through clinical development to improve outcomes for patients with gastroparesis/delayed gastric emptying. Mizagliflozin addresses insults that are thought to cause or worsen gastroparesis/delayed gastric emptying and is being developed as a once daily treatment for this endocrine disorder that we estimate affects over five million people in the United States. There is only one FDA-approved compound for the treatment of gastroparesis which has a black box warning label and treatment is limited to 12 weeks. We believe mizagliflozin has the potential to transform gastroparesis treatment by significantly improving patient outcomes and quality of life to these patients in a safe and well-tolerated manner. We plan to evaluate mizagliflozin in a Phase 2 proof of concept clinical trial in patients with gastroparesis.

•	Advance mizagliflozin through clinical development to treat patients with GIP-dependent Cushing’s Syndrome. Patients dosed with mizagliflozin have exhibited reduced postprandial GIP secretion in a number of clinical studies (D7101049 [healthy volunteers], D7101051 [healthy volunteers], SGA112534 [type 2 diabetics], KWA1205 [chronic idiopathic constipation patients] and VGX-001-011 [PBH patients]), and we believe the ability to reduce GIP may be an effective treatment for this condition. This product would likely be designed as a pre-meal treatment for this endocrine disorder that we estimate affects a subset of Cushing’s Syndrome patients (with Cushing’s Syndrome affecting approximately 40 out of 1,000,000 people). We plan to evaluate mizagliflozin in a clinical trial in patients with GIP-dependent Cushing’s Syndrome.
•	Advance VGX-2857 with a focus on weight maintenance after substantial weight loss. While there have been significant advances in the treatment of obesity, there is a need for treatment options to maintain the weight loss once patients discontinue GLP-1 therapies. VGX-2857 is designed to maintain weight loss with little or no adverse events. In preclinical and clinical studies, representative active components of VGX-2857 individually demonstrated bodyweight loss in multiple species, including humans, albeit the decrease was small (3-5% reduction from starting weight). We anticipate developing a once daily fixed-dose formulation and conducting a dose ranging study to identify an optimal ratio of the components in an animal model of weight loss and regain. Positive results would lead to an IND submission followed by phase 1 studies in healthy volunteers.
•	Build a solute transporter focused drug discovery capability. We expect to leverage our know-how and expertise to pursue an early discovery effort to elucidate lesser-characterized solute transporters, including SGLT3–6 and select GLUT family member roles in metabolic, neurologic, oncologic, immune-modulatory and cardiovascular diseases. These drug discovery operations may involve collaborations with one or more third parties for access to chemistry and screening capabilities.
•	Build a fully integrated biopharmaceutical company and selectively evaluate strategic opportunities to grow and maximize the value of our pipeline. We aim to develop, manufacture, and commercialize our product candidates. We may seek strategic collaborations where we believe the resources and expertise of third-party pharmaceutical or biotechnology organizations could accelerate the clinical development or maximize the market potential of our product candidates, or where such collaborations could expand our pipeline of product candidates. We may seek additional partnership opportunities which complement our technologies, with the objective of accelerating our development programs and potentially supplementing our future development and commercial capabilities.
•	Maintain an entrepreneurial, scientifically rigorous, and inclusive corporate culture where employees are fully engaged and strive to bring novel transformative therapeutic options to patients. We are driven to make a positive impact for patients worldwide and are guided by our core values of transparency, integrity, teamwork, and innovation to help us achieve our mission rapidly, responsibly, and efficiently.

Our pipeline of product candidates

The current status of our product candidates is illustrated in the chart below. In addition to these product candidates and subject to additional funding, we anticipate using our expertise in solute carrier biology to advance early discovery efforts to elucidate whether specific transporters are involved in mediating various disease areas including metabolic, neurologic, oncologic, immune-modulatory and cardiovascular diseases. We believe that a transporter-centric discovery effort has the potential to generate differentiated drug product candidates that leverage our core biology and translational insights while complementing our clinical stage programs. Developing product candidates, including conducting preclinical studies and clinical trials, is a time consuming, expensive and uncertain process. We have not yet demonstrated an ability to obtain regulatory approvals.

Mizagliflozin: A novel inhibitor of SGLT1

Mizagliflozin is a novel inhibitor of SGLT1. SGLT1 is the primary glucose and galactose transporter in the human small intestine and plays a secondary role in renal glucose reabsorption. Unlike SGLT2, which is localized mainly in the kidney, SGLT1 governs postprandial glucose absorption in the gut, making it a critical regulator of blood glucose excursions after meals. Pharmacological inhibition of SGLT1 reduces and delays the rate and extent of intestinal glucose uptake, blunting postprandial hyperglycemia and together with reductions in secreted GIP, reduces reducing insulin secretion. We believe this dual effect—attenuating postprandial glucose absorption while modulating incretin response—makes SGLT1 an attractive target for the treatment of metabolic diseases. Indeed, reduced function mutations of SGLT1 in humans, resulted in reduced postprandial absorption of glucose, has been associated with lower risk of type 2 diabetes and heart failure, and improved longevity.

By reducing and delaying intestinal glucose uptake, SGLT1 inhibition can mitigate rapid glucose absorption and subsequent hyperinsulinemic hypoglycemia, addressing an important unmet need in PBH patients with this increasingly recognized complication of bariatric surgery. Additionally, by reducing postprandial GIP, SGLT1 inhibition may further reduce insulin secretion. This reduction of GIP is also potentially useful for the treatment of gastroparesis along with reduction of postprandial hyperglycemia and relief of constipation. By reducing postprandial GIP, SGLT1 inhibition may also aid in the treatment of patients with GIP-dependent Cushing’s Syndrome.

Mizagliflozin is a selective, minimally absorbed, orally administered, small molecule inhibitor of SGLT1. To date, mizagliflozin has been administered to 532 subjects in 10 clinical studies during which it was observed to be well-tolerated with no drug-related serious adverse events. An Investigational New Drug application, or IND, for mizagliflozin is open and current with the FDA, with no clinical holds.

Mizagliflozin is chemically described as 3(3-[4-[3-(beta-D-glucopyranosyloxy)-5-(isopropyl)-1H-pyrazol-4-ylmethyl]-3-methylphenyoxy]proprylamino-)-2,2-dimethylpropanamide, hemi-sebacate salt. The molecular mass is 1331.59 with a molecular formula of (C28H44N4O8)2•C10H18O4.

The structural formula of mizagliflozin sebacate is:

Inhibition constants (Ki) of mizagliflozin for rat and human SGLT1 and SGLT2 were determined by measuring concentration-dependent effects of test compound on uptake of radiolabeled methyl-α D-glucopyranoside into COS-7 cells transiently transfected with cloned SGLT1 or SGLT2. The in vitro inhibition constants of mizagliflozin for rat SGLT1 and rat SGLT2 were determined and a positive control for both SGLT1 and SGLT2, phlorizin, was included. The mizagliflozin Ki for rat SGLT1 was 31.2 nM, indicating good selectivity when compared to the mizagliflozin Ki for rat SGLT2 at 14000 nM. The inhibition constants for phlorizin were 135 and 41.1 nM for SGLT1 and SGLT2, respectively. Inhibition constants were also determined for human SGLT1 and SGLT2. The mizagliflozin Ki for human SGLT1 and human SLGT2 was 27.0 nM and 8170 nM, respectively. Thus, mizagliflozin is a specialized compound that modulates the activity of human SGLT1 with high selectivity for SGLT1 compared to SGLT2.

Mizagliflozin was discovered by Kissei. Vogenx licensed exclusive rights to mizagliflozin in 2021 in exchange for certain milestone payments and royalties on net sales for any product candidates or commercial products associated with the licensed Kissei intellectual property and know-how. Vogenx’s licensed rights are for the worldwide territory excluding Japan, Korea, and Taiwan. For additional details regarding the Kissei License Agreement, see the section titled “Business—Kissei License Agreement.”

Mizagliflozin: Potential treatment for Post-Bariatric Hypoglycemia

PBH is a form of postprandial hypoglycemia associated with bariatric surgeries. PBH is a relatively new disease with increasing awareness over the last several years. There are currently no FDA approved pharmacologic therapies for PBH. Current treatment options include dietary restrictions and the use of off-label drugs that have significant side effects with very limited and variable efficacy. The pathophysiology of PBH is complex and multifactorial involving more mechanisms than solely changes in GLP-1 physiology. Recurring symptomatic and asymptomatic hypoglycemic events have been shown to be associated with long-term adverse comorbidities and considered a marker of high-risk vulnerability for cardiovascular events, cognitive decline, dementia and higher mortality rates.

Onset of PBH typically occurs six months to several years after bariatric surgery. PBH patients have been shown to rapidly absorb glucose, causing increases in GIP secretion and abnormally elevated insulin (hyperinsulinemia). This hyperinsulinemia can result in low blood glucose and hypoglycemic events. During these hypoglycemic events, patients experience dangerously low blood sugar levels that can result in hypoglycemic symptoms such as confusion, weakness, dizziness, blurred vision, loss of consciousness and seizures. PBH patients generally have a reduced quality of life.

At present, there is no single generally accepted set of criteria for diagnosis of PBH. As such, diagnostic criteria for PBH are evolving but generally include recurrent postprandial hypoglycemia (<54 mg/dL) occurring 1–3 hours after eating, with Whipple’s triad and exclusion of other causes. One particular challenge in developing diagnostic criteria is studies show that many, if not most, hypoglycemic events in PBH patients are asymptomatic, even when blood glucose was less than 40 mg/dl. One key central and consistent condition appears to be abnormally high secretion of postprandial insulin resulting in hypoglycemia.

The true prevalence of PBH is still unknown, and it is widely accepted that PBH is generally believed to be significantly under reported. One recent estimate suggested there are over 160,000 people with symptomatic PBH requiring medical management and over 450,000 people exhibiting Level 2 and/or Level 3 hypoglycemic events in the United States. However, PBH is a spectrum disease with varying symptoms and levels of intensity ranging from mild to moderate and severe. PBH patients may also be categorized as either symptomatic, where patients are aware of hypoglycemic events, or hypo-unaware, where patients do not have noticeable symptoms and are unaware of their hypoglycemic events. Therefore, categorizing PBH patients and even estimating the prevalence of PBH are particularly challenging. Estimates of the prevalence of PBH have ranged from 0.1% - 75% with results on the lower end mainly from older observational studies involving symptomology. Recent studies suggest that between approximately 25% and 75% of bariatric surgery patients wearing CGMs exhibited PBH.

We believe the incidence of PBH is underreported and the number of asymptomatic patients experiencing dangerous hypoglycemia events to be at least equal to the number of symptomatic severe PBH patients. We also believe there is a large number of PBH patients with mild to moderate symptoms and less regular frequency and/or severity of hypoglycemic events than has been previously reported in PBH prevalence estimates. We believe mizagliflozin has potential as a treatment for a wide range of PBH patients ranging from mild to severe and including symptomatic and hypo-unaware, or asymptomatic, PBH patients.

In the past, the FDA recognized PBH as a subset of rare disease hyperinsulinemic hypoglycemia, or HH, and previously granted orphan designation to agents being developed for PBH under the umbrella HH indication. In our interactions with their OOPD, FDA communicated it is apparent to FDA that PBH is underreported and that hypoglycemia in the setting of bariatric surgery does not appear to be a rare disease or condition. FDA further indicated it could allow orphan designation for use of a drug in an orphan subset if, based on a characteristic or feature of the drug, an applicant can explain why the drug will be limited to use in the subset of question, but not based on unmet need or how a sponsor may wish to study or indicate a drug. We believe mizagliflozin has potential as a treatment for a wide range of PBH patients ranging from mild to severe and including symptomatic and hypo-unaware PBH patients. In the United States, we estimate there may be over 160,000 people with symptomatic PBH requiring medical management, an equal number or more of hypo-unaware PBH patients, and several hundred thousand PBH patients with mild to moderate symptoms and less regular frequency and/or severity of hypoglycemic events.

The current treatment options to reduce the frequency and severity of hypoglycemic episodes focus on dietary interventions and, secondarily, on the use of off-label medications with unproven effectiveness in patients with PBH. While glucagon is sometimes used as a rescue therapy to treat severe hypoglycemic events, it does not prevent hypoglycemia from occurring. In certain patients with severe, intractable hypoglycemia, surgical reversal of the bariatric procedure may be considered.

Our lead product candidate, mizagliflozin, is a selective, minimally absorbed inhibitor of SGLT1 with a site of action in the intestinal lumen. SGLT1 is the primary transporter responsible for absorption of glucose. Gastric bypass surgery patients have been shown to overexpress SGLT1 in the intestinal lumen. Elevated levels of SGLT1 increase the quantity and rate of glucose absorption. Glucose absorption leads to secretion of GIP and insulin. Patients diagnosed with PBH in our clinical trials that were dosed with mizagliflozin experienced statistically significant improvements in glucose nadir (the low point measured over a time course) as the primary endpoint of both studies, peak glucose and peak insulin as secondary endpoints in both studies, GIP secretion as an exploratory endpoint in VGX-001-011 as compared to placebo or baseline. Patients in the VGX-001-012 study that were dosed with mizagliflozin also experienced a reduction of hypoglycemic events over patients dosed with placebo.

We have initiated study start-up activities for our phase 2b EMERGE study of mizagliflozin in patients diagnosed with PBH. This study is designed to determine if 5 and 10 mg mizagliflozin three times a day (TID) will reduce Level 2 and Level 3 hypoglycemic events compared to a placebo group. EMERGE is a US based, multicenter, randomized, double-blind, placebo-controlled, repeat dose parallel group study with a 21-day run in and 28-day treatment period. The primary endpoint will be a composite endpoint of the decrease of Level 3 and Level 2 hypoglycemic events (patient reported & self-monitored blood glucose, or SMBG, respectively). Vogenx expects to begin recruiting subjects into the study in 2026.

In two recent Phase 2 clinical studies, patients diagnosed with PBH dosed with mizagliflozin were observed to reduce and delay glucose absorption and reduce both insulin and GIP secretion, leading to a reduction in the number of hypoglycemic events when compared to dosing with placebo or compared to baseline. Mizagliflozin is minimally absorbed and its site of action is limited to the intestine. Compared to alternative treatments in development, we believe the unique mechanism of action of mizagliflozin may provide better efficacy with respect to reducing hypoglycemic events, potentially have fewer side effects, and may allow patients to have fewer dietary restrictions and an improved quality of life.

Overview of Post-Bariatric Hypoglycemia

PBH is a serious and chronic complication of bariatric surgery occurring six months or later after surgery. PBH presents with various degrees of symptoms ranging from mild, to moderate, to severe. Some PBH patients do not observe symptoms during a hypoglycemic event (hypo unawareness).

While there have been approximately 3 million bariatric surgeries performed in the United States, the number of people with PBH is unknown, with estimates from peer reviewed research suggesting prevalence ranging from 0.1% to 75%. In PBH, excess glucose absorption along with pathologic increases of incretins following a meal leads to hyperinsulinemia (excessive levels of insulin), that may result in hypoglycemia (low blood glucose). Hypoglycemic symptoms may include confusion, weakness, dizziness, blurred vision, loss of consciousness and seizures. The unpredictable onset of hypoglycemia and anxiety due to fear of hypoglycemia significantly reduces the quality of life in patients with PBH. Recurring symptomatic and asymptomatic hypoglycemic events have been shown to be associated with long-term adverse comorbidities and considered a marker of high-risk vulnerability for cardiovascular events, cognitive decline, dementia and higher mortality rates.

Bariatric surgery is now relatively common and is generally believed to be the most efficacious means of treating severe obesity. Bariatric surgeries in the United States increased from 228,000 in 2017 to approximately 270,000 in 2023, with approximately 600,000 surgeries performed worldwide in 2021. Further, the use of bariatric surgery to address severe obesity and related comorbidities increased by more than 50% from 2011 to 2022, with further increases expected due to the use of bariatric surgery to treat severe obesity and its co-morbidity of type 2 diabetes. The most common bariatric procedures are Roux-en-Y gastric bypass (RYGB) and sleeve gastrectomy (SG) which represent approximately 75% of bariatric surgeries performed annually. While GLP-1-based therapies have been recently approved to treat obesity and its co-morbidities, people with severe obesity, defined as a BMI ≥40 kg/m2, often can require a greater degree of weight loss than these current therapies can achieve. The prevalence of severe obesity in the United States in adults over 20 years increased from 4.7% in 1999-2000 to 9.2% in 2017-2018.

Following a meal, glucose is absorbed from the small intestine causing blood glucose levels to increase. In healthy individuals, in response to increasing glucose levels, insulin is secreted from the pancreas, and incretins are released from intestinal cells which also augment insulin release. This process of glucose and incretin stimulated insulin release acts to maintain normal blood glucose levels. However, in gastric bypass patients this process is altered. Following RYGB and SG, the transit of nutrients from the stomach to the upper small intestine is markedly increased and glucose absorption is enhanced (likely due to an increase of SGLT1 transporters in the small intestine), leading to more rapid and robust secretion of insulin (hyperinsulinemia). Postprandial incretin release is also elevated above normal and can lead to further increases in insulin levels. In PBH patients, this hyperinsulinemia leads to hypoglycemia. The figure below shows concentrations of blood glucose and insulin after a meal in patients with hypoglycemia resulting from RYGB (PBH Patients), asymptomatic patients following a RYGB (Non-PBH Bariatric Patients), and non-surgical controls (Non-Surgery Patients). Peak insulin levels are higher and the lowest blood glucose levels are lower in patients with PBH than in patients without hypoglycemia following bariatric surgery.

Glucose and Insulin after a Mixed Meal in Different Patient Populations

Adapted from Salehi, Gastroenterology 2014

Patients with PBH can experience symptomatic hypoglycemia sometimes multiple times a day. Hypoglycemia also causes a shortage of glucose in the brain, or neuroglycopenia. Neuroglycopenic symptoms, such as confusion, weakness, dizziness, blurred vision, loss of consciousness and/or seizures may develop, which can result in emotional and physical trauma to the individual.

The unpredictable nature and severity of hypoglycemic episodes can meaningfully hinder daily activities. As a result, the patient burden is substantial with some patients unable to drive, work, or live alone, leading to a significant negative impact on a patient’s quality of life.

Current treatments and limitations

There are currently no FDA-approved pharmacologic therapies for PBH. The current treatment options to reduce the frequency and severity of hypoglycemic episodes focus on dietary interventions and secondarily on the use of off-label medications (e.g., acarbose, pasireotide) with unproven effectiveness for patients with PBH and significant side effect profiles. While glucagon may be used as a rescue therapy to treat severe hypoglycemic events, it does not prevent hypoglycemia from occurring. The most advanced product candidate currently in development for PBH is a GLP-1 antagonist. We believe that long term treatment with a GLP-1 antagonist may have effects opposite of GLP-1 agonist therapeutics currently approved by FDA for the treatment of type-2 diabetes and obesity.

Our Solution: Mizagliflozin for PBH

Non-Clinical Studies

We believe the DMPK package, as well as long-term safety studies in rats (26 weeks) and monkeys (52 weeks) for mizagliflozin is complete. Carcinogenicity studies in mice (26 weeks) and rats (104 weeks) are also complete; there were no findings considered to have direct relevance to humans. Results from in vitro studies demonstrated that mizagliflozin modulates the activity of human SGLT1 with high selectivity for SGLT1 compared to SGLT2. Ki values against human SGLT1 and SGLT2 were 27.0 and 8170 nmol/L, respectively. Mizagliflozin also showed inhibitory activity against rat SGLT1, equivalent to its inhibitory activity against human SGLT1 (Ki=31.2 nmol/L). Following oral administration, mizagliflozin is minimally absorbed and its site of action is in the intestine, where SGLT1 is primarily expressed. Mizagliflozin is mainly metabolized in the intestinal tract, and excretion of mizagliflozin is almost entirely in the feces and is nearly complete within 24 hr.

Following oral administration, mizagliflozin is minimally absorbed with low oral bioavailability. Mizagliflozin is mainly metabolized to KGA-3235-AG in the intestinal tract and further metabolized to KGA-4144. Excretion of [14C] labelled mizagliflozin is nearly complete within 24 hours, and the excretion rates into the urine and feces for 168 hours after administration were 0.9% and 99.8% respectively.

Toxicology studies in rats (up to 26 weeks) and monkeys (up to 52 weeks) demonstrate a very wide therapeutic window, and there were no significant toxicological findings at or below the no observed adverse effect level (NOAEL). For a 20 mg three times daily (TID) dose, the toxicological coverage was 25- fold. No genotoxicity was detected with the administration of mizagliflozin, KGA-3235-AG or KGA-4144. Mizagliflozin had no teratogenic effects. In a 26-week carcinogenicity study in CB6F1-Tg rasH2 mice, there were no test article-related changes in survival rate, clinical signs, palpable masses, bodyweight or hematology. The carcinogenicity potential of mizagliflozin was also evaluated in a 104-week study in Sprague Dawley rats. There were no test article-related changes in the survival rate, palpable masses, hematology, plasma calcium or inorganic phosphate levels. Histopathology revealed treatment-related tumors in adrenal and testis. However, these findings were specific to rats and not considered relevant to the risk in humans.

The primary site of action of mizagliflozin is in the intestine. The primary mechanism of action of mizagliflozin is to inhibit glucose uptake via SGLT1 in the intestine, reducing the total amount of glucose absorbed into the serum, resulting in a reduction in the amount of insulin secreted. The non-clinical pharmacodynamics of mizagliflozin to decrease postprandial plasma glucose levels has been examined in normal rats, streptozotocin-induced diabetic rats and in diet-induced obese marmosets.

Normal male Sprague Dawley rats were fasted for 16 hours and then given an oral loading dose of 2.0 g/kg of mixed carbohydrate (soluble starch:sucrose:lactose monohydrate=6:3:1). The rats were then administered a single oral dose of water (as control) or mizagliflozin at doses of 0.03, 0.1, 0.3, or 1 mg/kg. Voglibose, a glucosidase inhibitor similar to acarbose, was used as a positive control and was administered as a single oral dose of 0.1, 0.3 or 1 mg/kg. Mizagliflozin significantly lowered the glucose change in area under the curve from 0 to 1 hour, or ΔAUC0-1h, after loading of mixed carbohydrate when compared to the vehicle control. A significant decrease in glucose ΔAUC0-1h was also seen after administration of voglibose. The 50% effective dose (ED50) calculated from the mean glucose ΔAUC0-1h (% of control) for all dose levels of mizagliflozin was 0.130 mg/kg of mizagliflozin.

The effects of a single dose of mizagliflozin on plasma glucose levels in streptozotocin (STZ)-induced diabetic rats were examined, as measured by a relative decrease in plasma glucose, using a mixed carbohydrate tolerance test. Mizagliflozin significantly lowered the glucose ΔAUC0-1h in STZ-induced diabetic rats when compared to the vehicle control. A significant decrease in glucose ΔAUC0-1h was also seen after administration of voglibose. The ED50 calculated from the mean glucose ΔAUC0-1h (% of control) for all dose levels of mizagliflozin was 0.096 mg/kg of mizagliflozin.

In another study, the effect of mizagliflozin was tested in a STZ-induced diabetic rat model for diabetes using an oral glucose tolerance test (OGTT). Mizagliflozin significantly lowered the glucose ΔAUC0-1h after loading of glucose when compared to the vehicle control. A significant decrease in glucose ΔAUC0-1h was also seen after administration of voglibose. The ED50 calculated from the mean glucose ΔAUC0-1h (% of control) for all dose levels of mizagliflozin was 0.099 mg/kg of mizagliflozin.

Mizagliflozin was also evaluated in the diet-induced obese marmoset, a polygenic nonhuman primate model of obesity. Doses of 3 and 30 mg/kg mizagliflozin had no significant effects on either bodyweight or body composition (fat or lean mass) or any serum chemistry parameters measured, while 30 mg/kg mizagliflozin had a significant and prolonged effect on lowering plasma glucose levels during OGTTs performed following 2 weeks of twice daily dosing.

Clinical Studies

Over 500 subjects have received mizagliflozin in 10 clinical studies (three Phase 1 and seven Phase 2 studies). The highest dose of mizagliflozin taken in these studies was 160 mg per day for 6 days. The highest dose for the longest duration was 80 mg twice daily, or BID, for 10 days.

Phase 1

•	D7101049- Single-dose PK/PD and food effect
•	D7101051- Multi-dose PK/PD
•	SGA112534- PK/PD in type 2 diabetics

Phase 2

•	KWA1201- Dose frequency in CIC subjects (proof-of-concept)
•	KWA1202- Dose-titration in CIC subjects
•	KWA1203- Dose-tapering in CIC subjects
•	KWA1204- Dose-finding in CIC subjects
•	KWA1205- Effects on blood glucose in CIC
•	VGX-001-011- Proof-of-concept, single dose study in PBH patients
•	VGX-001-012- Multi-dose escalation and dosing regimen study in PBH patients

Mizagliflozin was initially studied as a potential treatment for type 2 diabetes. Results from studies in subjects with type 2 diabetes showed that while mizagliflozin could effectively reduce postprandial plasma glucose and insulin levels, it did not significantly improve glucose homeostasis over a 6-day period. In addition to type 2 diabetes, mizagliflozin was examined for the treatment of chronic idiopathic constipation.

As of April 2, 2024, 532 subjects have received mizagliflozin in 10 clinical studies (three Phase 1 and seven Phase 2 studies). This includes 98 healthy subjects, 55 subjects with type 2 diabetes, 355 subjects with chronic idiopathic constipation and 24 subjects with PBH. The Phase 1 studies examined safety and tolerability, pharmacokinetics and pharmacodynamics of mizagliflozin administered in single and repeat doses to healthy subjects or subjects with type 2 diabetes. The Phase 2 studies examined safety and tolerability as well as the efficacy of mizagliflozin to treat chronic idiopathic constipation and PBH. In all clinical trials to date, mizagliflozin has been observed to be well tolerated with no drug-related serious adverse events. There were no deaths or drug-related serious adverse events (AEs). The most common AEs were gastrointestinal, primarily diarrhea. There were no clinically relevant changes or findings for laboratory test parameters, physiological test parameters, and 12-lead electrocardiograms in any study.

Phase 1 Studies

Phase 1 single and multiple dose studies have been conducted in healthy male and female subjects and in subjects with type 2 diabetes. Mizagliflozin was confirmed to be minimally absorbed with low oral bioavailability. Pharmacodynamic assessments indicated that when dosed prior to a meal, participants dosed with mizagliflozin had reduced postprandial elevations in plasma glucose and insulin, as well as GIP compared to placebo dosing or compared to baseline. The most common adverse drug related reaction was diarrhea.

Phase 2 Studies in Patients with PBH

VGX-001-011 was a Phase 2 open label, randomized, single dose, crossover study. Nine participants with PBH were administered single doses of mizagliflozin (2.5, 5, and 10 mg). Participants were randomly assigned to a treatment arm within a cohort receiving 4 doses (2.5 mg liquid formulation, 2.5 mg capsule, 5 mg capsule and 10 mg capsule) in a crossover fashion. The study population consisted of eight females and one male ranging in age from 28 to 69 years (mean of 47). All enrolled participants met the eligibility criteria. Participant 01-008 completed Screening and Visit 1 (Baseline) but had an incomplete Visit 2 and then had a car accident (i.e., withdrew consent) and did not complete the study. The primary objectives were to evaluate the tolerability of different doses of mizagliflozin in addition to the effects on postprandial glucose nadir in response to a mixed meal tolerance test (MMTT) compared to baseline.

Study Design for VGX-001-011

In a subgroup of patients that became hypoglycemic during the baseline mixed meal challenge, across all doses of mizagliflozin (combined), compared with baseline, the glucose nadir was raised by 19.3 mg/dL (38%) (p=0.03), the glucose peak was lowered by 36.3 mg/dL (21%) (p=0.03), and the insulin peak was lowered by -324.5 μIU/mL (53%) (p=0.016). These results compare to all doses of mizagliflozin combined in all subjects dosed, compared with baseline, showing the glucose nadir was raised by 14.5 mg/dL (21%) (p=0.0.45), the glucose peak was lowered by -29.6 mg/dL (16%) (p=0.027), and the insulin peak was lowered by -161.8 μIU/mL (43%) (p=0.012).

Importantly, we did not observe significant changes in these parameters with PBH patients that did not go hypoglycemic in the baseline mixed meal challenge. GIP area under the curve from 0-3 hours, or AUC0-3h, was reduced by 504 pg hr/mL from baseline (p=0.048) in a subgroup analysis. The liquid formulation results were not included in the above analysis. The liquid formulation dosage form was studied to compare transit time of liquid and capsule formulations in PBH patients with surgically altered gastrointestinal tract. Patients who received the liquid formulation dose of 2.5 mg demonstrated an equivalent effect on glucose nadir and peak glucose and insulin as those receiving the 2.5 mg capsule formulation. Mizagliflozin was well tolerated and improvement of glucose nadir, reduction of both peak glucose and insulin, and reduction in postprandial GIP were observed in patients dosed with mizagliflozin as compared to patients at baseline only.

Effect of Single Dose Mizagliflozin on Glucose Nadir, Peak Glucose, and Peak Insulin in PBH Patients after a Mixed Meal

No deaths, SAEs, withdrawals due to AEs, or clinically significant laboratory values were reported. Overall, seven of nine participants reported AEs, with a total of 23 events. Treatment-related TEAEs were reported in three participants with a total of 13 events. Treatment-related TEAEs (>20%) included nausea (3 [33.3%]); abdominal distention (2 [22.22%]); and headache (2 [22.2%]). All AEs were mild or moderate (Grade 1 or 2) with all Grade 2 events in three subjects taking the 2.5 mg capsule. All outcomes were resolved. No trends were observed for AEs.

VGX-001-012 was a single-blind multicenter, Phase 2, randomized, placebo-controlled, ascending dose, crossover study. After enrollment, participants with PBH were randomly assigned to a treatment arm (5 cohorts, 3 participants per cohort; total of 15 participants). Each participant received placebo and 2 active doses in a crossover fashion for three 7-day treatment periods. The study population consisted of 12 women and three men ranging in age from 29 to 71 years (mean of 50). All enrolled participants met eligibility criteria.

Study Design for VGX-001-012

Initially, 0.5 mg twice daily (BID) and 1.0 mg once daily (QD) were examined with increases in frequency (0.5 mg TID, 1.0 mg BID, and 1.0 mg TID) included. Increased dosage strength to 2.5 mg TID, 5 mg TID, and 10 mg TID were also examined. At the end of each 7-day period, an MMTT was performed in the clinical research unit with hormonal, metabolic, and symptomatic assessments. In addition, participants documented hypoglycemic events in the outpatient setting using a PBH diary (PBHD), SMBG and wore blinded CGMs. The primary outcome was change from placebo for postprandial plasma glucose nadir during MMTT, and the secondary outcomes were changes from placebo for postprandial glucose peak and insulin peak. Exploratory outcomes were Level 2 (defined as blood glucose <54mg/dL) and Level 3 (defined as a severe event characterized by altered mental and/or physical functioning that requires assistance from another person for recovery) hypoglycemic events. Overall, analysis of these different cohorts indicated that the 5 mg TID and 10 mg TID doses appeared to be the most promising and were selected to bring forward into the Phase 2b EMERGE study.

In a subgroup of patients that became hypoglycemic during the placebo mixed meal challenge, compared with placebo, the glucose nadir in patients dosed with mizagliflozin 5 mg TID and 10 mg TID combined was raised by 56% (+20 mg/dL; p=0.028), the glucose peak was lowered by 34% (-73.2 mg/dL; p=0.031), and the insulin peak was lowered by 64% (-253.2 μIU/mL; p=0.03). In all patients, compared with placebo, the glucose nadir in patients dosed with mizagliflozin 5 mg TID and 10 mg TID combined was raised by 17% (+ 9.7 mg/dL; p=0.19), the glucose peak was lowered by 31% ( -57.6 mg/dL; p=0.004), and the insulin peak was lowered by 53% (-156.5 μIU/mL; p=0.07).

Effect of Repeat Dose Mizagliflozin on Glucose Nadir, Peak Glucose, and Peak Insulin in PBH Patients after a Mixed Meal

Glucose Nadir mg/dL
30
25
20
15
10
5
0
p=0.031
p=0.19
56%
17%
Mizagliflozin
5 + 10 mg TID
Hypo on Placebo
n=4
Mizagliflozin
5 + 10 mg TID
All subjects
n=6
Peak Insulin µIU/mL
0
-50
-100
-150
-200
-250
-300
-350
64%
53%
p=0.031
p=0.07
Mizagliflozin
5 + 10 mg TID
Hypo on Placebo
n=4
Mizagliflozin
5 + 10 mg TID
All subjects
n=6
Peak Glucose mg/dL
40
20
0
-20
-40
-60
-80
-100
34%
31%
p=0.031
p=0.004
Mizagliflozin
5 + 10 mg TID
Hypo on Placebo
n=4
Mizagliflozin
5 + 10 mg TID
All subjects
n=6

The effect of mizagliflozin on insulin and glucose levels over time after a meal in patients with PBH is shown in the next two sets of graphs. The figure on the left shows the effect of mizagliflozin on insulin over time comparing the 5 mg and 10 mg dose groups versus placebo. A reduction in peak insulin and Area Under the Curve (AUC) were observed. The two graphs on the right show an analysis of the 5 mg and 10 mg doses excluding subjects who did not exhibit hypoglycemia (blood glucose below 70mg/dl) during the MMTT while on placebo. This sub group analysis reveals more separation of the mizagliflozin dose curve from placebo and emphasizes mizagliflozin’s effect in an environment with excess glucose.

Effect of Mizagliflozin (5 mg and 10 mg) Versus Placebo on Postprandial Insulin Levels Over Time During an MMTT

The figure on the left shows the effect of mizagliflozin on glucose over time comparing the 5 mg and 10 mg dose groups versus placebo. Both doses of mizagliflozin caused a reduction in peak glucose and AUC. The two graphs on the right show an analysis of the 5 mg and 10 mg doses excluding subjects who did not exhibit hypoglycemia (blood glucose below 70mg/dl) during the MMTT while on placebo. This sub group analysis reveals greater separation of the mizagliflozin dose curve from placebo and improved defence of the glucose nadir while emphasizing mizagliflozin’s effect in an environment with excess glucose.

Effect of Mizagliflozin (5 mg and 10 mg) Versus Placebo on Postprandial Glucose Levels Over Time During an MMTT

Significant reductions in rates of Level 3 hypoglycemia were observed (Figure below). With 5 mg TID, there was a 67% reduction of Level 3 hypoglycemia (p=0.03) and with 10 mg TID, there was a 50% reduction of Level 3 hypoglycemia (p=0.07) from placebo. There was a 30% and 76% reduction in Level 2 hypoglycemia with mizagliflozin 5 mg and 10 mg TID, respectively, although this was not statistically significant (p=0.61 and p=0.5, respectively). When the composite endpoints of Level 2 plus Level 3 events were calculated, the 5 mg dose showed a 55 % decrease in events from placebo while the 10 mg dose showed a 73% decrease in events. When both dose groups were combined, the composite score was approximately 60% (p=0.04). The other bar graphs below show the reduction in the number of events either in all 5 mg and 10 mg subjects (left bar chart) or the reduction of the number of events excluding subjects that did not have Level 2 or Level 3 hypoglycemic events on placebo (right bar chart).

No deaths or withdrawals due to AEs were reported. A single SAE (Participant 01-004) occurred at Visit 4. The SAE was deemed not related to IP and was due to ingestion of the mixed meal (Ensure). The participant was allowed to complete the study but did not have an MMTT at Visit 5. No clinically significant laboratory values were reported. Overall, 15 of the 15 participants reported AEs, with a total of 27 AEs. Treatment-related TEAEs were reported in 14 participants with a total of 15 events. Treatment-related TEAEs (>20%) included diarrhea (13 [86.7%]). All of the AEs were mild or moderate (Grade 1 or 2) with moderate AEs as diarrhea and abdominal pain in 5 mg and 10 mg TID. All outcomes were resolved. No trends were observed for AEs.

Treatment-Emergent Adverse Events and Drug Related TEAE by System Organ Class and Preferred Term
5 and 10 mg TID VGX-001-012

Placebo (N=15) n (%)	5 mg TID (N=6) n (%)	10 mg TID (N=3) n (%)	Total Active (N=15) n (%)
Subjects with any AEs	7 (46.7)	5 (83.3)	1 (33.3)	15 (100.0)
Subjects with any TEAEs	7 (46.7)	5 (83.3)	1 (33.3)	15 (100.0)
TEAEs by maximum intensity CTCAE grade				
Mild	4 (26.7)	2 (33.3)	0	10 (66.7)
Moderate	0	3 (50.0)	1 (33.3)	4 (26.7)
Severe	0	0	0	1 (6.7)
Life-threatening	0	0	0	0
Death	0	0	0	0
Related TEAEs	3 (20.0)	3 (50.0)	1 (33.3)	11 (73.3)
Subjects with a TEAE leading to study drug discontinuation	0	0	0	0
Subjects with a TEAE leading to early withdrawal from study	0	0	0	0
Subjects with a serious TEAE	0	0	0	1 (6.7)
Subjects with a TEAE with fatal outcome	0	0	0	0
Subjects with Drug-Related Treatment-Emergent Adverse Events by System Organ Class and Preferred Term				
Gastrointestinal disorders	3 (20.0)	3 (50.0)	1 (33.3)	11 (73.3)
Diarrhoea	3 (20.0)	2 (33.3)	1 (33.3)	10 (66.7)
Abdominal distension	0	1 (16.7)	0	1 (6.7)
Abdominal pain	0	1 (16.7)	0	1 (6.7)
Gastrointestinal pain	0	1 (16.7)	0	1 (6.7)
Reproductive system and breast disorders	0	1 (16.7)	0	1 (6.7)
Dysmenorrhoea	0	1 (16.7)	0	1 (6.7)

Patients dosed with mizagliflozin demonstrated an improvement in glucose nadir, a reduction of both peak glucose and insulin during the MMTT, and a reduction in Level 3 and Level 2 events compared to placebo. We believe these results support further investigation into the use of mizagliflozin as a treatment option for PBH.

Mizagliflozin for the treatment of gastroparesis and delayed gastric emptying

Gastroparesis is delayed gastric emptying in the absence of mechanical obstruction, producing chronic nausea, vomiting, early satiety, bloating and poor oral intake. The disorder slows or stops the digestive process and disrupts normal bowel movement activity. The symptoms are often chronic and reduce the patient’s health-related quality of life. Causes include diabetic autonomic neuropathy, postsurgical vagal injury, idiopathic disease, and connective-tissue disorders. There are several etiologies of gastroparesis, including diabetic gastroparesis and postsurgical gastroparesis. In many patients, a cause cannot be found, and the condition is termed idiopathic gastroparesis. There is growing awareness of gastroparesis, and it has been identified as a common side effect of GLP-1 agonists such as Ozempic and Mounjaro. We estimate there may be over 5 million individuals with gastroparesis in the United States as of 2024. There is currently one FDA approved pharmacologic therapy for gastroparesis.

The diagnosis of gastroparesis is made by demonstrating delayed gastric emptying in a symptomatic patient without evidence of obstruction. Delayed gastric emptying is most commonly assessed using a validated measurement of gastric emptying. The best validated and approved method of measurement is scintigraphy of the solid phase of a meal. Other ways to assess gastric emptying include wireless capsule motility and breath tests using stable C-13 isotopes. Absence of obstruction is most commonly determined by upper endoscopy; an alternative test is an upper gastrointestinal radiographic series, which can also assess the small intestine.

Gastroparesis is associated with elevated fasting and postprandial GIP, acute postprandial hyperglycemia and reduced gastrointestinal transit times and higher rates of slow transit constipation. In clinical trials, mizagliflozin has been shown in healthy volunteers, type 2 diabetics, patients with CIC, and patients diagnosed with PBH (D7101049 [healthy volunteers]; D7101051 [healthy volunteers]; SGA112534 [type 2 diabetics]; KWA1205 [CIC patients] and VGX-001-011 [PBH patients]) to reduce postprandial GIP and acute postprandial hyperglycemia when compared to participants dosed with placebo or compared to baseline. Chronic idiopathic constipation patients dosed with mizagliflozin have also been shown in clinical trials (KWA1201; KWA1202; KWA1203; and KWA1204) to relieve symptoms associated with CIC as compared to placebo dosing. Vogenx is planning to submit an IND to the FDA for gastroparesis, followed by a phase 2 proof of concept clinical trial of mizagliflozin in patients diagnosed with idiopathic gastroparesis. This study is expected to be a US-based, multicenter, randomized, double-blind, placebo-controlled, repeat dose parallel group study with a 28-day run-in plus a 28-day treatment period. The primary endpoint is expected to be the change in gastric emptying as assessed by the gastric emptying breath test. We expect to initiate this study in 2027.

Current treatments and limitations

There is a need for new treatments for gastroparesis with favorable benefit risk profiles. Current standard/approved medical therapies include metoclopramide (a prokinetic and antiemetic) which is the only FDA-approved oral medication for chronic gastroparesis in the U.S. Long-term use is limited by tardive dyskinesia risk. Domperidone is a dopamine agonist used for short relief but is not FDA approved for gastroparesis, but some patients may be able to use this drug through an expanded access investigational new drug application. Erythromycin (antibiotic) is a motilin agonist used for short-term symptomatic relief (tachyphylaxis limits long-term use). Symptom-directed agents such as ondansetron and prochlorperazine are used for nausea/vomiting but don’t reliably improve emptying.

Our solution for Gastroparesis: Mizagliflozin

Mizagliflozin is a selective, minimally absorbed, small molecule SGLT1 inhibitor. Delivered orally, this compound can inhibit the intestinal SGLT1, resulting in reduced glucose absorption, decreased postprandial hypoglycemia and gastric inhibitory peptide (GIP) secretion. Constipation patients dosed with mizagliflozin have also been shown in a phase 2 clinical trial to be able to relieve symptoms associated with chronic constipation as compared to placebo dosing.

While the etiology of gastroparesis is not clear, patients with gastroparesis often have elevated fasting and postprandial serum GIP levels. Results from clinical trials indicate that mizagliflozin may reduce postprandial GIP in healthy volunteers, Type 2 diabetics and PBH patients. This reduction in GIP may increase gastric emptying. The table below illustrates the effect of mizagliflozin on various patient populations in completed clinical trials.

Acute postprandial hyperglycemia slows gastric emptying and is likely a major risk factor for diabetic gastroparesis. Mizagliflozin has been shown to reduce postprandial hyperglycemia in healthy volunteers, Type 2 diabetics, CIC patients, and PBH patients (D7101049 [healthy volunteers]; D7101051 [healthy volunteers]; SGA112534 [type 2 diabetics]; KWA1205 [CIC patients] and VGX-001-011 [PBH patients]) when compared to placebo dosing or baseline. The graph on the left shows the effect of repeat doses of 5 mg and 10 mg mizagliflozin on peak glucose. Healthy human subjects were given mizagliflozin or placebo before an MMTT and serum glucose measured over time. The graph on the right shows the effect of repeat doses of 5 mg and 10 mg mizagliflozin on reducing peak glucose compared to baseline after an MMTT in PBH patients. The results to date clearly indicate that participants dosed with mizagliflozin had reduced peak glucose and area under the curve after the MMTT compared with placebo dosing. Diabetic patients dosed with mizagliflozin were also shown to have reduced peak glucose. These data suggest that mizagliflozin is an inhibitor of postprandial hyperglycemia which may positively affect gastroparesis.

Reduction of Postprandial Plasma Glucose in Healthy Human Volunteers and PBH Patients

Finally, CIC patients dosed with mizagliflozin in clinical trials experienced reduced constipation when compared to CIC patients on placebo, a common symptom in gastroparesis. Glucose derived from food is absorbed in the small intestine through SGLT1. The inhibition of intestinal SGLT1 elevates the levels of residual glucose in the GI tract. This residual glucose induces a transepithelial osmotic gradient and consequently promotes osmotic water retention similar to that induced by saline laxatives. In a clinical study with patients that had chronic idiopathic constipation (KWA1205), 5 mg and 10 mg mizagliflozin along with placebo was administered daily over a 4-week period (graph below). Both doses showed statistically significant increases in spontaneous bowel movements (p < 0.0001 for both doses), indicating a reduction in the level of constipation when compared to placebo dosing.

Mizagliflozin Reduces Constipation in Patients with Idiopathic Chronic Constipation

Mizagliflozin: Potential treatment for GIP-dependent Cushing’s Syndrome

Cushing’s Syndrome is a rare disease caused by chronic elevated cortisol levels (due to various causes including genetic defects or chronic use of glucocorticoids) with symptoms that include weight gain, rounded face, increased fat in specific depots (neck and shoulders), and weak muscles. Complications include cardiovascular problems (heart attack, stroke, blood clots, high blood pressure), infections, bone loss, insulin resistance and type 2 diabetes, depression and memory loss.

Cushing’s Syndrome is considered an orphan disease (affecting approximately 40 out of 1,000,000 people). GIP-dependent Cushing’s Syndrome (GDCS; aka Food-dependent Cushing’s Syndrome) is a subset of Cushing’s Syndrome and is due to hypercortisolism from adrenal origin, mostly observed in primary bilateral macronodular adrenal hyperplasia (PBMAH) and in cases of unilateral adrenocortical adenoma. The cause of GDCS has recently been discovered and is due to a genetic disorder in which the Lysine Demethylase 1A gene is inactivated. This gene inactivation results in the overexpression of the GIP receptor (GIPR) in the adrenal cortex. Patients with GDCS have an overexpression of the GIPR and the postprandial secretion of GIP leads to elevated glucocorticoid synthesis and chronic hypercortisolism.

Symptoms of GDCS are observed in patients with PBMAH or unilateral adrenocortical adenoma. Diagnosis is usually confirmed by meal induced hypercortisolism, and following fasting, where there is abnormally low adrenocorticotropic hormone. In some cases, intravenous GIP infusion and resulting elevated cortisol secretion also confirms diagnosis.

Clinical evidence in healthy subjects, patients with type 2 diabetes and patients with PBH shows that mizagliflozin taken prior to a meal significantly reduces the postprandial elevation of GIP compared to the same participants on placebo or baseline. In patients with GDCS, mizagliflozin treatment could reduce elevated GIP secretion and prevent postprandial hypercortisolism.

We anticipate submitting an IND to the FDA in 2027, followed by a future clinical study in patients diagnosed with GDCS. Data from this study would be used as the basis for submitting an application for Orphan Drug Designation.

Current treatments and limitations

There are currently no FDA-approved pharmacologic therapies for GDCS. Adrenalectomy (surgical removal of the adrenal glands) has been the primary treatment for GDCS. Octreotide or pasireotide (somatostatin analogs) have also been used off-label with variable efficacy. GIP receptor antagonists are being developed.

Our solution for GDCS: Mizagliflozin

Clinical evidence in healthy subjects, patients with type 2 diabetes and patients with PBH strongly suggests that mizagliflozin taken prior to a meal significantly reduces the postprandial elevation of GIP compared to placebo or compared to baseline. In patients with GDCS, mizagliflozin treatment could reduce elevated GIP secretion and prevent postprandial hypercortisolism.

Mizagliflozin has been shown to reduce postprandial GIP in healthy volunteers, Type 2 diabetics, and PBH patients compared to placebo dosing or baseline. This clinical evidence strongly supports the hypothesis that, in patients with GDCS, mizagliflozin treatment could reduce elevated GIP secretion and prevent postprandial hypercortisolism.

Phase 2 clinical development

Vogenx is planning an IND submission and a phase 2 proof of concept trial in patients diagnosed with GDCS.

VGX-2857: Potential for weight maintenance after weight loss

Obesity is a common and costly chronic condition leading to significant morbidity and mortality. According to the CDC, an estimated 40% of U.S. adults aged 20 and over have obesity, or body mass index (BMI) ≥30 kg/m2, including 9% of adults with severe obesity, and another 31% of adults who are overweight, or BMI between 25.0 and 29.9 kg/m2. Based on the CDC’s prevalence rates, we estimate that at least 190 million adults in the United States are obese or overweight. While the current, approved GLP-1-based agonists represent significant and clinically meaningful advances in the treatment of obesity, they require regular injections and can be associated with significant gastrointestinal side effects. These side effects often lead to reduced adherence and increased discontinuation, thereby limiting a patient’s ability to continue treatment. Inevitably, discontinuation of GLP-1 based therapy leads to weight regain, often greater than the initial starting weight. In addition, morbidly obese patients (BMI≥40 or BMI of 35–39.9 accompanied by severe obesity-related health conditions require interventions such as bariatric surgery to possibly provide significant weight reduction that GLP-agonists typically cannot provide.

We believe VGX-2857 has the potential to help people achieve weight maintenance goals. VGX-2857 is being developed as an oral agent to prevent weight regain after substantial weight loss. VGX-2857 is composed of two small molecule entities: a gut-restricted SGLT1 inhibitor (mizagliflozin) to reduce postprandial glucose uptake, and a not yet selected SGLT2 inhibitor that is absorbed and inhibits SGLT2 in the kidney. In non-clinical and clinical studies, individual representative components of VGX-2857 separately demonstrated bodyweight loss in rat, non-human primates, and human subjects, albeit at low levels (3-6% bodyweight loss) compared to placebo. We believe VGX-2857 may support weight gain suppression post-GLP-1 treatment.

In non-clinical studies, SGLT1 and SGLT2 inhibitors, each dosed separately, as well as absorbable dual SGLT1/SGLT2 inhibitors, have demonstrated bodyweight loss. Clinically, SGLT2 inhibitors demonstrated statistically significant weight loss (p<0.0001 for dapagliflozin and empagliflozin) versus placebo. We anticipate developing a once daily formulation and conducting a dose ranging study to identify and select an optimal composition and ratio of the components in an animal model of weight loss and regain. Positive results would lead to an IND submission followed by phase 1 studies in healthy volunteers.

Weight maintenance after weight loss

Obesity leads to co-morbidities that have a significant impact on health. Obesity associated co-morbidities include illnesses such as type 2 diabetes, hypertension, dyslipidemia, sleep apnea, osteoarthritis, metabolic dysfunction associated steatohepatitis, infertility, heart failure, stroke, coronary artery disease, venous thromboembolic disease, gall stones, disease, depression and certain types of cancer. These co-morbidities have a negative impact on the quality and quantity of life, reduce productivity and impose a substantial economic cost to society.

Current treatments and limitations

A consistent limitation of currently available anti-obesity therapies is that weight loss is largely dependent on continued treatment. Clinical studies have demonstrated that upon discontinuation of pharmacologic interventions—including GLP-1 receptor agonists and other incretin-based therapies—patients frequently experience significant weight regain, often returning close to baseline levels within months. This reflects the underlying chronic and relapsing nature of obesity, where physiologic mechanisms drive restoration of lost weight through increased appetite and reduced energy expenditure.

Current treatments in development include Revita® (Fractyl Health). Revita is a duodenal mucosal resurfacing (hydrothermal ablation) device designed to reset gut nutrient sensing and help maintain weight loss after discontinuing GLP-1 drugs.

Despite many anti-obesity agents that could potentially be used for weight maintenance, the weight maintenance approach by Fractyl Health’s Revita stands out as the only therapy explicitly targeting weight maintenance after GLP-1 discontinuation.

Non-clinical studies

We are planning a study in a rodent model of weight gain, weight loss and subsequent weight regain. Multiple fixed doses of mizagliflozin and at least two different SGLT2 inhibitors will be orally administered to determine which SGLT2 inhibitors and the ratio of SGLT1/SGLT2 inhibitory activity is appropriate to prevent weight regain. Once identified, an appropriate formulation will be developed for initial clinical studies.

For SGLT1 inhibitors, in males given 540 mg/kg mizagliflozin, bodyweight gain was suppressed or tended to be suppressed compared to control from Day 8 onwards in a 26-week rat study. Bodyweight was suppressed or tended to be suppressed from Day 78 onwards in females given 90 mg/kg mizagliflozin and suppressed on Day 169 in females given 540 mg/kg (p<0.05) compared to control. In a 104-week study, male and female rats showed between 3% to 20% statistically significant weight loss (p<0.05) in a dose-dependent manner. We may examine other non-absorbed SGLT1 inhibitors for suitability.

Several SGLT2 inhibitors have shown reduced bodyweight gain in diet-induced obese mice compared with controls, primarily by decreasing fat mass. For example, remogliflozin etabonate was examined in pair-fed mice and animals displayed an initial weight loss during the first 10 days of treatment and continued to maintain the reduced weight during the treatment period as seen in the figures below. Figure C represents ad lib chow fed animals with the dark circle, triangle and square representing weight gain over 4 weeks while Figure D shows pair fed animals losing weight with remogliflozin treatment.

Remogliflozin Etabonate Causes Reduction of Bodyweight over Time

Remogliflozin inhibited weight gain compared to untreated diet induced obese mice. C57BL/6J mice were given a diet of normal chow or High Fat Diet 32, or HFD32, for11-weeks. After the initial feeding period the mice were divided into Ad-libitum (panel C) or Pair-Fed (panel D) groups. These groups were continued for an additional 4 weeks on a normal diet (Normal), HFD32 (Control group), or HFD32 supplemented with 0.01% Remogliflozin, or Remo, 0.03% Remo or 0.2% bezafibrate (Beza).

Clinical studies

SGLT1 inhibitors have not been in any clinical studies with a duration long enough or with an appropriate dosing regimen to accurately measure weight loss. Multiple SGLT2 inhibitors have shown weight loss in clinical studies as shown in the table below. Randomized-trial meta-analyses report average weight reductions as compared to placebo of approximately 1.5 to 2.0 kg depending on population, drug and duration. Effects vary by drug, dose, baseline weight, glycaemia and follow-up time. Weight loss is largely from fat mass (including visceral fat) with smaller reductions in fat-free mass; several trials using Dexascan/Magnetic Resonance Imaging, or DXA/MRI, show decreases in total and visceral adipose tissue. Inter-individual responses vary, many patients experience modest loss, some report little change.

Summary of SGLT2 Inhibitor Weight Loss

Drug name / Doses (mg daily)	Average weight change / duration (kg placebo corrected) (p-value)	Body-composition highlights
Dapagliflozin (10)	−2.96 (24 weeks) (p<0.001)	DXA/MRI substudy: majority of weight lost was fat mass (FM −1.97 kg)
Empagliflozin (10 and 25)	−1.7 (12 weeks) to −1.9 (24 weeks) (p<0.001)	Reductions in waist circumference; modest decreases in estimated fat mass
Remogliflozin (250)	−2.13 (12 weeks) to −3.17 (24 weeks)	Weight loss associated with reduced BMI, waist and hip circumference
Ipragliflozin (50)	−2.78 (24 weeks) (p<0.0001)	Reductions in total fat mass; muscle mass and BMC preserved

We will examine mizagliflozin as the gut-restricted SGLT1 inhibitor and multiple SGLT2 inhibitors to identify an effective combination. This will include combinations in a dose ranging study in an appropriate obesity animal model of weight loss and then weight regain to determine composition of VGX-2857. Formulation studies will also be performed to optimize drug delivery. With positive results, IND submission to FDA would follow, with the goal of moving to first-in-human trials in healthy adults.

Drug Discovery for Pipeline Expansion: In addition to our existing product candidates, we expect to leverage our know-how and expertise associated with solute carrier biology to pursue early discovery efforts to elucidate lesser-characterized solute transporters, including SGLT3–6 and select GLUT family member postulated to have roles in metabolic, neurologic, oncologic, immune-modulatory and cardiovascular diseases. Compared to SGLT1 and SGLT2, research on SGLT3-SGLT6 is less advanced, with no selective modulators for these isoforms currently approved for clinical use. We have deep experience in SGLT1 and SGLT2 drug development and plan to identify compounds that interact with SGLTs (particularly SGLT3-6) and other transporters to understand their physiological roles and explore their therapeutic potential. We have initiated discussions with one third party and may collaborate with one or more third parties to access chemical libraries for this effort. This transporter-centric discovery effort is expected to generate differentiated product candidates that leverage our core biology and translational insights while complementing our late-stage clinical programs.

Manufacturing

We do not have any manufacturing facilities or personnel. We currently rely, and expect to continue to rely, on third parties for the manufacturing of our product candidates for preclinical and clinical testing, as well as for commercial manufacturing if our product candidates receive marketing approval.

As a key part of our product development approach, we have completed the major formulation work for the use of mizagliflozin for the treatment of PBH. For the other programs, we aim to complete formulation work at an early stage of development, such that our clinical studies are conducted with a formulation that has the potential for eventual scale-up and provides the appropriate exposure. We expect to continue to develop product candidates that can be produced cost-effectively at contract manufacturing facilities.

Commercial strategy

We have not yet established a commercial organization or distribution capabilities. We intend to build a commercial infrastructure to support sales of any of our approved future drugs in advance of a regulatory approval of the first of such product candidates in a particular geographic market. We expect to manage sales, marketing and distribution through a combination of internal resources and third-party relationships.

We plan to opportunistically explore potential commercialization partnerships, particularly with third parties that have established capabilities outside the United States. We may consider commercializing our product candidates independently. For example, we believe the patient and prescriber populations for PBH are relatively concentrated and can be addressed with a focused sales team. We also do not believe any existing pharmaceutical companies have significant expertise in the commercialization of therapies in the PBH specific area.

We will, however, continuously review our partnering strategy in the light of new clinical data and market understanding. As our current and future drug candidates progress through clinical development, our commercial plans may change. Clinical data, the size of the development programs, the size of our target markets, the size of the requisite commercial infrastructure and manufacturing needs may all influence our commercialization strategies.

Competition

Most marketed sodium-glucose co-transporter inhibitors (e.g., dapagliflozin, empagliflozin, canagliflozin) selectively target SGLT2, with only weak activity against SGLT1. Dual SGLT1/2 inhibitors (e.g., sotogliflozin) have demonstrated improved postprandial glucose control and increased GLP-1 secretion in clinical trials, but are limited by the fact they are absorbed into the blood stream. Selective, minimally absorbed SGLT1 inhibitors represent an opportunity to possibly expand the therapeutic potential of this mechanism while addressing areas of high unmet need.

Biotechnology and pharmaceutical industries are characterized by the rapid evolution of technologies and understanding of disease etiology, intense competition and a strong emphasis on intellectual property. We face substantial competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic research institutions and governmental agencies and public and private research institutions.

Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future that are approved to treat the same diseases for which we may obtain approval for our product candidates. This may include other companies using similar approaches or other types of therapies, such as peptide, antibody, protein, and/or cell and gene therapies.

In addition, many of our current or potential competitors, either alone or with their collaboration partners, have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials and approved products than we do today. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. We also compete with these companies in recruiting, hiring, and retaining qualified scientific and management talent, establishing clinical trial sites and patient registration for clinical trials, obtaining manufacturing slots at contract manufacturing organizations. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, particularly if they represent cures, have fewer or less severe side effects, are more convenient, or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. The key competitive factors affecting the success of all of our programs are likely to be their potential efficacy, safety, convenience, and availability of reimbursement.

Our most direct competitors with respect to PBH include:

•	Amylyx Pharmaceuticals, or Amylyx, a clinical-stage biopharmaceutical company, is developing avexitide (exendin 9-39) as a once daily subcutaneous injection of a selective GLP-1 antagonist, which has received Breakthrough Therapy and Orphan Drug Designation for hyperinsulinemic hypoglycemia from the FDA. Amylyx disclosed that it initiated a Phase 3 clinical trial in PBH in 2025 and plans a results readout in 2026.
•	MBX Biosciences, or MBX, a clinical-stage biopharmaceutical company, was developing imapextide, a long-acting once-weekly injection GLP-1 receptor antagonist, for the treatment of PBH. A Phase 2a study of imapextide in patients with PBH was recently completed with results announced in May 2026. Also in May, MBX announced it will not be committing further investment toward a Phase 2b trial of imapextide in PBH.
•	Recordati, global biopharmaceutical company, is developing pasireotide, an insulin secretion blocker, for the treatment of PBH. The company recently completed a Phase 2 study evaluating various doses in PBH patients and in May 2026 announced the study had met its primary endpoint.

Our most direct competitors with respect to gastroparesis include:

•	Evoke Pharma — GIMOTI (metoclopramide nasal spray) is an approved treatment for gastroparesis symptoms. There are multiple generic formulations of metoclopramide (oral, injected) available as well.
•	Vanda Pharmaceuticals —Tradipitant (NK1 receptor antagonist). Vanda submitted an NDA, but the FDA asked for additional data / issued a CRL (safety and efficacy questions).
•	CinDome Pharma — CIN-102 (deudomperidone; an oral domperidone-like D2/D3 antagonist designed to minimize cardiac/CNS risk). Actively in Phase 2 for idiopathic gastroparesis with an expected readout in 2026.
•	Neurogastrx — NG101 (mesylate of metopimazine — a peripherally restricted D2 antagonist). Completed Phase 2 and running additional trials for symptom control (nausea/vomiting) in gastroparesis.

Our most direct competitors with respect to GIP-dependent Cushing’s Syndrome include:

•	Octreotide (somatostatin analog) In at least one patient, treatment with octreotide (long-acting somatostatin analog) for ~5 months produced partial clinical and biochemical remission.
•	Adrenalectomy (unilateral or bilateral) In cases of adrenal adenoma or hyperplasia expressing GIPR, removal of the pathologic adrenal tissue has cured or markedly improved the condition.

Our most direct competitors with respect to weight maintenance include:

•	Fractyl Health, a biotech company focused on treatments for metabolic diseases (especially obesity and type 2 diabetes). Revita is an outpatient endoscopic procedure, formally called duodenal mucosal resurfacing (ablation of the lining of the duodenum). The company is currently running REMAIN-1, a clinical study in patients who have lost at least 15% total body weight on GLP-1 drug therapy and wish to discontinue their GLP-1 drug without weight regain. Randomized 6 month results expected in 2026.
•	Eli Lilly and Company, Novo Nordisk, Amgen, Pfizer, Viking Therapeutics, and Zealand Pharma have several obesity compounds approved and under development. It is not clear if these treatments will be approved as weight maintenance therapies.

Kissei License agreement

In December 2021, we and Kissei entered into the Kissei License Agreement, as amended in September 2023, pursuant to which we received an exclusive, royalty-bearing, sublicensable (subject to certain conditions) license under certain patent rights and know-how owned or controlled by Kissei (including patents and know-how resulting from activities undertaken by Kissei pursuant to the Kissei License Agreement as well as patents and know-how otherwise related to mizagliflozin, including those covering improvements, inventions or discoveries concerning mizagliflozin or finished pharmaceutical products containing mizagliflozin) to (i) make, have made and use mizagliflozin, and (ii) develop, make, have made, use, sell, offer to sell and import finished pharmaceutical products containing mizagliflozin; in each case (i) and (ii), for the treatment, palliation or prevention of human disease, including but not limited to PBH, constipation, irritable bowel syndrome and dumping syndrome, throughout the world, excluding Japan, Korea and Taiwan.

Under the Kissei License Agreement, we paid Kissei an upfront payment equal to $1.0 million upon the license becoming effective. We are also obligated to pay certain development and regulatory approval milestones equal to an aggregate total of $27.0 million upon the occurrence of certain events. We are also required to pay royalties, on a country-by-country basis, at a high-single digit rate based on net sales, subject to certain reductions. Such royalty obligations begin with the first commercial sale of a licensed product and continue until the later of (i) the expiration of the last-to-expire claim of the licensed patents in the country of sale; (ii) expiration of any regulatory exclusivity for the licensed product in that country; and (iii) 15 years after the first commercial sale of such product in such country.

Pursuant to the Kissei License Agreement, we are obligated to use certain efforts to develop, market, distribute and sell one or more pharmaceutical products containing mizagliflozin. Kissei retains an option, on a product-by-product basis, to participate in the promotion of our licensed products in the United States for not more than a low-double digit percentage of total projected details, with such co-promotion efforts being undertaken at Kissei’s sole expense, and subject to our commercialization strategy and marketing plan.

Under the Kissei License Agreement, Kissei retains the right to practice the licensed patents and know-how for all purposes in Japan, Korea and Taiwan, including to further develop mizagliflozin and pharmaceutical products containing mizagliflozin. In addition, we are obligated to disclose to Kissei all improvements, inventions and discoveries concerning mizagliflozin or finished pharmaceutical products containing mizagliflozin that result from activities undertaken by us pursuant to the Kissei License Agreement, and we grant to Kissei an exclusive, royalty-free, sublicensable license under such improvements, inventions and discoveries owned by us (and patents obtained thereon) for the purpose of manufacture, development, filing the new drug application, obtaining the registration and marketing of mizagliflozin and finished pharmaceutical products containing mizagliflozin as the sole active pharmaceutical ingredient in Japan, Korea and Taiwan.

Under the Kissei License Agreement, Kissei has an approval right (not to be unreasonably withheld or delayed) over our decision to launch certain competing products unless certain circumstances are met.

The Kissei License Agreement is terminable by either party in the event of the other party’s bankruptcy or if the other party defaults or breaches the Agreement and fails to take corrective measures to mitigate or cure such breach or default within a specific period of time. We also have the right to terminate the Kissei License Agreement for strategic reasons.

Intellectual property

We strive to protect and enhance the proprietary technology, inventions and improvements that are commercially important to the development of our business, including seeking, maintaining and defending patent rights, whether developed internally or licensed from third parties. We also rely on trademarks, copyrights and trade secrets relating to our proprietary technology and know-how, continuing technological innovation and in-licensing opportunities to develop, strengthen and maintain our proprietary and intellectual property position. We additionally may rely on regulatory and other protections afforded through data exclusivity, market exclusivity and patent term extensions, where available.

Our commercial success depends in part upon our ability to obtain and maintain patent and other proprietary protection for commercially important technologies, inventions and trade secrets related to our business, defend and enforce our intellectual property rights, particularly our patent rights, preserve the confidentiality of our trade secrets and operate without infringing valid and enforceable intellectual property rights of others. A discussion of risks relating to intellectual property is provided under the section titled “Risk factors— Risks related to our intellectual property”.

The patent positions for biotechnology and pharmaceutical companies like us are generally uncertain and can involve complex legal, scientific, and factual issues. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued, and its scope can be reinterpreted and even challenged after issuance. As a result, we cannot guarantee that any of our product candidates will be protectable or remain protected by enforceable patents. We cannot predict whether the patent applications we are currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient proprietary protection from competitors. Any patents that we hold may be challenged, circumvented or invalidated by third parties.

Our patent portfolio includes issued patents exclusively in-licensed from Kissei relating to mizagliflozin composition and use, issued patents and pending patent applications that are owned by us relating to uses of mizagliflozin for the treatment of PBH, gastroparesis, GIP-dependent Cushing’s Syndrome and hyperinsulinemic hypoglycemia, as well as for our VGX-2857 product candidate.

We have exclusively in-licensed from Kissei substantial know-how with respect to mizagliflozin, as well as five patents in the United States, Canada, China, Spain, and Italy, respectively, which are expected to expire in 2029 and are directed to mizagliflozin compounds, crystalline forms, and pharmaceutical compositions; 15 patents in the United States, Australia, Brazil, Canada, China, Hong Kong, Israel, Mexico, New Zealand, Philippines, Singapore, South Africa, Germany, Spain, and Russia, respectively, which are expected to expire in 2028, and are directed to mizagliflozin monosebacate compounds, crystalline forms, and pharmaceutical compositions; and 16 patents in the United States, Australia, Brazil, Canada, Hong Kong, Mexico, Austria, Germany, Denmark, Spain, Norway, Poland, Portugal, Russia and China, respectively (of which two are in the U.S.), which are expected to expire in 2033, and are directed to mizagliflozin pharmaceutical compositions and methods for treating constipation.

With respect to our potential mizagliflozin treatment of PBH, we own four method of use patents in the United States, Indonesia, Mexico, and China, respectively, and four method of use patent applications pending in Brazil, Canada, Europe and India, respectively. All existing patents and any patents issuing from the applications are expected to expire in 2039, not including any patent term adjustment or patent term extensions that may be available.

With respect to our potential mizagliflozin treatment of gastroparesis, we own a pending method of use international PCT patent application that we expect to enter the national phase in multiple jurisdictions as patent applications, including in the United States, China, and Europe. Any patents that issue from these applications are expected to expire in 2044, not including any patent term adjustment or patent term extensions that may be available.

With respect to our potential mizagliflozin treatment of GIP-dependent Cushing’s Syndrome, we own a pending method of use international PCT patent application that we expect will enter the national phase in multiple jurisdictions as patent applications, including in the United States, China, and Europe. Any patents that issue from these applications are expected to expire in 2044, not including any patent term adjustment or patent term extensions that may be available.

With respect to our potential mizagliflozin treatment of hyperinsulinemic hypoglycemia, we own three method of use patent applications in the United States, China, and Europe. Any patents that issue from these applications are expected to expire in 2044, not including any patent term adjustment or patent term extensions that may be available.

With respect to our VGX-2857 product candidate, we own five composition of matter and method of use patents in United States, Mexico, India, China, and Canada, respectively, and two pending composition of matter and method of use patent applications in Europe and Brazil respectively. All existing patents and any patents issuing from the applications are expected to expire in 2040, not including any patent term adjustment or patent term extensions that may be available.

The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the earliest date of filing a non-provisional patent application.

In the United States, the term of a patent covering an FDA-approved drug may be eligible for a patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Amendments, as compensation for the loss of patent term during the FDA regulatory review process. The period of extension may be up to five years beyond the expiration of the patent, but cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval. Only one patent among those eligible for an extension may be extended, and only those claims covering an approved product, a method for using it or a method of manufacturing it may be extended. Moreover, a given patent may only be extended once. Similar provisions are available in Europe and in certain other jurisdictions to extend the term of a patent that covers an approved drug. If our product candidates receive FDA approval, we intend to apply for patent term extensions, if available, to extend the term of patents that cover the approved product candidates. We also intend to seek patent term extensions in any jurisdictions where they are available, however, there is no guarantee that the applicable authorities, including the FDA, will agree with our assessment of whether such extensions should be granted, and even if granted, the length of such extensions.

In addition to patent protection, we also rely on know-how and trade secret protection for our proprietary information to develop and maintain our proprietary position. However, trade secrets can be difficult to protect. Although we take steps to protect our proprietary information, including restricting access to our confidential information, as well as entering into agreements with our employees, consultants, advisors and potential collaborators, third parties may independently develop the same or similar proprietary information or may otherwise gain access to our proprietary information. As a result, we may be unable to meaningfully protect our know-how, trade secrets, and other proprietary information.

In addition, we plan to rely on regulatory protection based on orphan drug exclusivities, data exclusivities, and market exclusivities that may be available. See “—Government regulation” for additional information.

Government regulation

Government authorities in the United States, at the federal, state and local level, and in other countries and jurisdictions, including the European Union, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-approval monitoring and reporting, and import and export of pharmaceutical products. The processes for obtaining regulatory approvals in the United States and in foreign countries and jurisdictions, along with subsequent compliance with applicable statutes and regulations, require the expenditure of substantial time and financial resources.

Review and approval of drugs in the United States

In the United States, the FDA regulates drugs under the U.S. Federal Food, Drug, and Cosmetic Act, or the FDCA, and its implementing regulations. The failure to comply with applicable U.S. requirements at any time during the product development process, approval process or after approval may subject an applicant and/or sponsor to a variety of administrative or judicial sanctions, including refusal by the FDA to approve pending applications, withdrawal of an approval, imposition of a clinical hold, issuance of warning letters and other types of letters, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement of profits, or civil or criminal investigations and penalties brought by the FDA and the U.S. Department of Justice or other governmental entities. In addition, an applicant may need to recall a product.

An applicant seeking approval to market and distribute a new drug product in the United States must typically undertake the following:

•	completion of nonclinical, or preclinical, laboratory tests, animal studies and formulation studies in compliance with the FDA’s good laboratory practice (GLP) regulations;
•	submission to the FDA of an IND application which must take effect before human clinical trials may begin;
•	approval by an institutional review board (IRB) representing each clinical site before each clinical trial may be initiated at that site;
•	performance of adequate and well-controlled human clinical trials in accordance with good clinical practices (GCPs) to establish the safety and efficacy of the proposed drug product for each indication;
•	preparation and submission to the FDA of a new drug application (NDA) and payment of user fees;
•	review of the product by an FDA advisory committee, where appropriate or if applicable;
•	satisfactory completion of one or more FDA inspections of the manufacturing facility or facilities at which the product, or components thereof, are produced to assess compliance with cGMP requirements and to assure that the facilities, methods and controls are adequate to preserve the product’s identity, strength, quality and purity;
•	satisfactory completion of FDA audits of clinical trial sites to assure compliance with GCPs and the integrity of the clinical data;
•	FDA review and approval of the NDA; and
•	compliance with any post-approval requirements, including risk evaluation and mitigation strategies (REMS) and post-approval studies required by the FDA.

Preclinical studies

Before an applicant begins testing a compound in humans, the drug candidate enters the preclinical testing stage. Preclinical studies include laboratory evaluation of the purity and stability of the manufactured drug substance or active pharmaceutical ingredient (API) and the formulated drug or drug product, as well as in vitro and animal studies to assess the safety and activity of the drug for initial testing in humans and to establish a rationale for therapeutic use. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations. Some long-term preclinical testing, such as animal tests of reproductive adverse events (AEs) and carcinogenicity, may continue after the IND is submitted.

The IND and IRB processes

An IND is an exemption from the FDCA that allows an unapproved drug to be shipped in interstate commerce for use in an investigational clinical trial and a request for FDA authorization to administer such investigational drug to humans. Such authorization must be secured prior to interstate shipment and administration of the investigational drug. In an IND, applicants must submit a protocol for each clinical trial and any subsequent protocol amendments. In addition, the results of the preclinical tests, manufacturing information, analytical data, any available clinical data or literature and plans for clinical trials, among other things, are submitted to the FDA as part of an IND. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time, the FDA raises concerns or questions related to one or more proposed clinical trials and places the trial on clinical hold. The FDA also may impose a clinical hold or partial clinical hold after commencement of a clinical trial under an IND. A clinical hold is an order issued by the FDA to the sponsor to delay a proposed clinical investigation or to suspend an ongoing investigation. A partial clinical hold is a delay or suspension of only part of the clinical work requested under the IND. No more than 30 days after imposition of a clinical hold or partial clinical hold, the FDA will provide the sponsor with a written explanation of the basis for the hold. Following issuance of a clinical hold or partial clinical hold, an investigation (or full investigation in the case of a partial clinical hold) may only resume after the FDA has notified the sponsor that the investigation may proceed. The FDA will base that determination on information provided by the sponsor correcting the deficiencies previously cited or otherwise satisfying the FDA that the investigation can proceed.

A sponsor may choose, but is not required, to conduct a foreign clinical trial under an IND. When a foreign clinical trial is conducted under an IND, all FDA IND requirements must be met unless waived. When the foreign clinical trial is not conducted under an IND, the sponsor must ensure that the study is conducted in accordance with GCP, including review and approval by an independent ethics committee (IEC) and informed consent from subjects. The GCP requirements are intended to help ensure the protection of human subjects enrolled in non-IND foreign clinical trials, as well as the quality and integrity of the resulting data. FDA must also be able to validate the data from the study through an on-site inspection if necessary.

In addition to the foregoing IND requirements, an IRB representing each institution participating in the clinical trial must review and approve the plan for any clinical trial before it commences at that institution, and the IRB must conduct continuing review of the study at least annually. The IRB must review and approve, among other things, the study protocol and informed consent information to be provided to study subjects. An IRB must operate in compliance with FDA regulations. An IRB can suspend or terminate approval of a clinical trial at its institution, or an institution it represents, if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the product candidate has been associated with unexpected serious harm to patients.

Additionally, some trials are overseen by an independent group of qualified experts organized by the trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether or not a trial may move forward at designated check points based on access that only the group maintains to available data from the study. The FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Other reasons for suspension or termination may be made by us based on evolving business objectives and/or competitive climate.

Information about certain clinical trials must be submitted within specific timeframes to the National Institutes of Health, or the NIH, for public dissemination on its ClinicalTrials.gov website.

Human clinical trials in support of an NDA

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCP requirements, which include, among other things, the requirement that all research subjects, or their legal representative, provide their informed consent in writing before their participation in any clinical trial. Clinical trials are conducted under written study protocols detailing, among other things, the inclusion and exclusion criteria, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated.

Human clinical trials are typically conducted in three sequential phases, which may overlap or be combined:

•	Phase 1. The drug is initially introduced into healthy human subjects or, in certain indications such as cancer, patients with the target disease or condition and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an early indication of its effectiveness and to determine maximal dosage.
•	Phase 2. The drug is administered to a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.
•	Phase 3. The drug is administered to an expanded patient population, generally at geographically dispersed clinical trial sites, in well-controlled clinical trials to generate enough data to evaluate the efficacy and safety of the product for approval, to establish the overall risk-benefit profile of the product and to provide adequate information for the labeling of the product.

Post-approval studies, often referred to as Phase 4 studies, may be conducted after initial regulatory approval. These studies are used to gain additional experience from the treatment of patients in the intended therapeutic indication.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA. In addition, within 15 calendar days after the sponsor determines that the information qualifies for reporting, IND safety reports must be submitted to the FDA for any of the following: serious and unexpected suspected adverse reactions; findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the drug; and any clinically important increase in the case of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor also must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within seven calendar days after the sponsor’s initial receipt of the information. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, or at all. The FDA will typically inspect one or more clinical sites to assure compliance with GCP and the integrity of the clinical data submitted.

Concurrent with clinical trials, companies often complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug candidate and, among other things, the applicant must develop methods for testing the identity, strength, quality, purity, and potency of the final drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its shelf life.

Review of an NDA by the FDA

Assuming successful completion of required clinical testing and other requirements, the results of the preclinical studies and clinical trials, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA requesting approval to market the drug product for one or more indications. Under federal law, the submission of most NDAs is additionally subject to a significant application user fee as well as annual prescription drug product program fees. These fees are typically increased annually. Certain exceptions and waivers are available for some of these fees.

The FDA conducts a preliminary review of an NDA within 60 days of its receipt, before accepting the NDA for filing, to determine whether the application is sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. In this event, the application must be resubmitted with additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. The FDA has agreed to specified performance goals in the review process of NDAs. Applications for drugs containing new molecular entities are meant to be reviewed within 10 months from the date of filing, and applications for “priority review” products containing new molecular entities are meant to be reviewed within six months of filing. The review process may be extended by the FDA for three additional months to consider new information or clarification provided by the applicant to address an outstanding deficiency identified by the FDA following the original submission.

During its review of an NDA, the FDA typically will inspect the facility or facilities where the product is or will be manufactured. These pre-approval inspections may cover all facilities associated with an NDA, including drug component manufacturing (such as APIs), finished drug product manufacturing, and control testing laboratories. The FDA will not approve an NDA unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications.

In addition, as a condition of approval, the FDA may require an applicant to develop a REMS. REMS use risk minimization strategies beyond the professional labeling to ensure that the benefits of the product outweigh the potential risks. To determine whether a REMS is needed, the FDA will consider the size of the population likely to use the product, seriousness of the disease, expected benefit of the product, expected duration of treatment, seriousness of known or potential AEs, and whether the product is a new molecular entity. REMS can include medication guides, physician communication plans for healthcare professionals, and elements to assure safe use (ETASU). ETASU may include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The FDA may require a REMS before approval or post-approval if it becomes aware of a serious risk associated with use of the product.

The FDA is required to refer an application for a novel drug to an advisory committee or explain why such referral was not made. Typically, an advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Fast track, breakthrough therapy, and priority review

The FDA has a number of programs intended to facilitate and expedite development and review of new drugs if they are intended to address an unmet medical need in the treatment of a serious or life-threatening disease or condition. Three of these programs are referred to as Fast Track Designation, Breakthrough Therapy Designation, and priority review designation.

Specifically, the FDA may designate a product for Fast Track review if it is intended, whether alone or in combination with one or more other products, for the treatment of a serious or life-threatening disease or condition, and it demonstrates the potential to address unmet medical needs for such a disease or condition. For Fast Track products, sponsors may have greater interactions with the FDA and the FDA may initiate review of sections of a Fast Track product’s application before the application is complete. This rolling review may be available if the FDA determines, after preliminary evaluation of clinical data submitted by the sponsor, that a Fast Track product may be effective. The sponsor must also provide, and the FDA must approve, a schedule for the submission of the remaining information and the sponsor must pay applicable user fees. However, the FDA’s time period goal for reviewing a Fast Track application does not begin until the last section of the application is submitted. In addition, the Fast Track Designation may be withdrawn by the FDA if the FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

Second, a product may be designated as a Breakthrough Therapy if it is intended, either alone or in combination with one or more other products, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The FDA may take certain actions with respect to Breakthrough Therapies, including holding meetings with the sponsor throughout the development process; providing timely advice to the product sponsor regarding development and approval; involving more senior staff in the review process; assigning a cross-disciplinary project lead for the review team; and taking other steps to design the clinical trials in an efficient manner.

Third, the FDA may designate an NDA review for a priority review if it is for a product that treats a serious or life-threatening disease or condition and, if approved, would provide a significant improvement in safety or effectiveness. The FDA determines, on a case-by-case basis, whether the proposed product represents a significant improvement when compared with other available therapies. Significant improvement may be illustrated by evidence of increased effectiveness in the treatment of a condition, elimination or substantial reduction of a treatment-limiting product reaction, documented enhancement of patient compliance that may lead to improvement in serious outcomes, and evidence of safety and effectiveness in a new subpopulation. A priority designation is intended to direct overall attention and resources to the evaluation of such applications, and to shorten the FDA’s goal for taking action on a marketing application from 10 months to six months.

Accelerated approval pathway

The FDA may grant accelerated approval to a product for a serious or life-threatening condition that provides meaningful therapeutic advantage to patients over existing treatments based upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on an intermediate clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality (IMM) and that is reasonably likely to predict an effect on IMM or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. Products granted accelerated approval must meet the same statutory standards for safety and effectiveness as those granted traditional approval.

For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. An intermediate clinical endpoint is a measurement of a therapeutic effect that is considered reasonably likely to predict the clinical benefit of a product, such as an effect on IMM. The FDA has limited experience with accelerated approvals based on intermediate clinical endpoints, but has indicated that such endpoints generally may support accelerated approval where the therapeutic effect measured by the endpoint is not itself a clinical benefit and basis for traditional approval, if there is a basis for concluding that the therapeutic effect is reasonably likely to predict the ultimate clinical benefit of a product.

The accelerated approval pathway is most often used in settings in which the course of a disease is long and an extended period of time is required to measure the intended clinical benefit of a product, even if the effect on the surrogate or intermediate clinical endpoint occurs rapidly.

The accelerated approval pathway is contingent on a sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the product’s clinical benefit. As a result, a product candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. Under the Food and Drug Omnibus Reform Act of 2022 (FDORA) the FDA is now permitted to require, as appropriate, that such trials be underway prior to approval or within a specific time period after the date of approval for a product granted accelerated approval. Sponsors are also required to send updates to the FDA every 180 days on the status of such studies, including progress toward enrollment targets, and the FDA must promptly post this information publicly. Under FDORA, the FDA has increased authority for expedited procedures to withdraw approval of a drug or indication approved under accelerated approval if, for example, the sponsor fails to conduct such studies in a timely manner and send the necessary updates to the FDA, or if a confirmatory trial fails to verify the predicted clinical benefit of the product. In addition, the FDA generally requires, unless otherwise informed by the agency, pre-approval of promotional materials for product candidates approved under accelerated regulations, which could adversely impact the timing of the commercial launch of the product.

The FDA’s decision on an NDA

On the basis of the FDA’s evaluation of the NDA and accompanying information, including the results of the inspection of the manufacturing facilities and select clinical trial sites, the FDA may issue an approval letter or a complete response letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If a complete response letter is issued, the applicant may resubmit the NDA to address all of the deficiencies identified in the letter, withdraw the application, or request a hearing. If the applicant resubmits the NDA, the FDA will issue an approval letter only when the deficiencies have been addressed to the FDA’s satisfaction. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

If the FDA approves a product, it may limit the approved indications for use for the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess the drug’s safety or effectiveness after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution restrictions or other risk management mechanisms, including REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-market studies or surveillance programs.

Post-approval requirements

Drugs manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion, reporting of adverse experiences with the product and applicable product tracking and tracing requirements. After approval, many changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are annual prescription drug product program fee requirements for certain marketed products.

In addition, drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and state agencies and are subject to periodic unannounced inspections by the FDA and these state agencies for compliance with cGMP requirements. Changes to the manufacturing process are strictly regulated and often require prior FDA approval before implementation. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon the NDA holder and any third-party manufacturers that the NDA holder may decide to use. Accordingly, manufacturers must continue to expend time, money, and effort in production and quality control to maintain cGMP compliance.

Once approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or voluntary product recalls;
•	fines, warning or untitled letters or holds on post-approval clinical trials;
•	refusal of the FDA to approve pending NDAs or supplements to approved NDAs, or suspension or revocation of product approvals;
•	product seizure or detention, or refusal to permit the import or export of products; or
•	injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. However, companies may share truthful and not misleading information that is otherwise consistent with a product’s FDA approved labeling. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act, the PDMA, which regulates the distribution of drugs and drug samples at the federal level, and sets minimum standards for the registration and regulation of drug distributors by the states. Both the PDMA and state laws limit the distribution of prescription pharmaceutical product samples and impose requirements to ensure accountability in distribution.

Hatch-Waxman amendments

Section 505 of the FDCA describes three types of marketing applications that may be submitted to the FDA to request marketing authorization for a new drug. A Section 505(b)(1) NDA is an application that contains full reports of investigations of safety and efficacy. A 505(b)(2) NDA is an application that contains full reports of investigations into safety and efficacy but where at least some of the information required for approval comes from investigations that were not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use from the person by or for whom the investigations were conducted. This regulatory pathway enables the applicant to rely, in part, on the FDA’s prior findings of safety and efficacy for an existing product, or published literature, in support of its application. Section 505(j) establishes an abbreviated approval process for a generic version of approved drug products through the submission of an Abbreviated New Drug Application (ANDA). An ANDA provides for marketing of a generic drug product that has the same active ingredients, dosage form, strength, route of administration, labeling, performance characteristics and intended use, among other things, to a previously approved product, known as a reference listed drug (RLD). ANDAs are termed “abbreviated” because they are generally not required to include preclinical (animal) and clinical (human) data to establish safety and efficacy. Instead, generic applicants must scientifically demonstrate that their product is bioequivalent to, or performs in the same manner as, the innovator drug through in vitro, in vivo, or other testing. The generic version must deliver the same amount of active ingredients into a subject’s bloodstream in the same amount of time as the innovator drug and can often be substituted by pharmacists under prescriptions written for the reference listed drug.

Non-patent exclusivity

Under the Hatch-Waxman Amendments, the FDA may not approve (or in some cases accept) an ANDA or 505(b)(2) application until any applicable period of non-patent exclusivity for the RLD has expired. The FDCA provides a period of five years of non-patent data exclusivity for a new drug containing a new chemical entity (NCE). For the purposes of this provision, an NCE is a drug that contains no active moiety that has previously been approved by the FDA in any other NDA. An active moiety is the molecule or ion responsible for the physiological or pharmacological action of the drug substance. In cases where such NCE exclusivity has been granted, an ANDA may not be filed with the FDA until the expiration of five years unless the submission is accompanied by a Paragraph IV certification, which states the proposed generic drug will not infringe one or more of the already approved product’s listed patents or that such patents are invalid or unenforceable, in which case the applicant may submit its application four years following the original product approval.

The FDCA also provides for a period of three years of exclusivity for non-NCE drugs if the NDA or a supplement to the NDA includes reports of one or more new clinical investigations, other than bioavailability or bioequivalence studies, that were conducted by or for the applicant and are essential to the approval of the application or supplement. This three-year exclusivity period often protects changes to a previously approved drug product, such as a new dosage form, route of administration, combination or indication, but it generally would not protect the original, unmodified product from generic competition. Unlike five-year NCE exclusivity, an award of three-year exclusivity does not block the FDA from accepting ANDAs seeking approval for generic versions of the drug as of the date of approval of the original drug product; it only prevents FDA from approving such ANDAs.

A drug product can obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods for all formulations, dosage forms, and indications of the active moiety and to patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection and patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study, provided that at the time pediatric exclusivity is granted there is not less than nine months of term remaining.

Hatch-Waxman patent certification and the 30-month stay

In seeking approval of an NDA or a supplement thereto, NDA sponsors are required to list with the FDA each patent with claims that cover the applicant’s product or an approved method of using the product. Upon approval, each of the patents listed by the NDA sponsor is published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Upon submission of an ANDA or 505(b)(2) NDA, an applicant is required to certify to the FDA concerning any patents listed for the RLD in the Orange Book that:

•	no patent information on the drug product that is the subject of the application has been submitted to the FDA;
•	such patent has expired;
•	the date on which such patent expires; or
•	such patent is invalid, unenforceable or will not be infringed upon by the manufacture, use, or sale of the drug product for which the application is submitted.

Generally, the ANDA or 505(b)(2) NDA cannot be approved until all listed patents have expired, except where the ANDA or 505(b)(2) NDA applicant challenges a listed patent through the last type of certification, also known as a paragraph IV certification. If the applicant does not challenge the listed patents or indicates that it is not seeking approval of a patented method of use, the ANDA or 505(b)(2) NDA application will not be approved until all of the listed patents claiming the referenced product have expired. If the ANDA or 505(b)(2) NDA applicant has provided a paragraph IV certification the applicant must send notice of the paragraph IV certification to the NDA and patent holders once the application has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of paragraph IV certification. If the paragraph IV certification is challenged by an NDA holder or the patent owner(s) asserts a patent challenge to the paragraph IV certification, the FDA may not approve that application until the earlier of 30 months from the receipt of the notice of the paragraph IV certification, the expiration of the patent, when the infringement case concerning each such patent was favorably decided in the applicant’s favor or settled, or such shorter or longer period as may be ordered by a court. This prohibition is generally referred to as the 30-month stay. In instances where an ANDA or 505(b)(2) NDA applicant files a paragraph IV certification, the NDA holder or patent owner(s) regularly take action to trigger the 30-month stay, recognizing that the related patent litigation may take many months or years to resolve. Thus, approval of an ANDA or 505(b)(2) NDA could be delayed for a significant period of time depending on the patent certification the applicant makes and the reference drug sponsor’s decision to initiate patent litigation. If the drug has NCE exclusivity and the ANDA is submitted four years after approval, the 30-month stay is extended so that it expires seven and a half years after approval of the innovator drug, unless the patent expires or there is a decision in the infringement case that is favorable to the ANDA applicant before then.

Patent term restoration and extension

A patent claiming a new drug product may be eligible for a limited patent term extension under the Hatch-Waxman Amendments, which permits a patent term restoration of up to five years for patent term lost during product development and the FDA regulatory review. The restoration period granted is typically one-half the time between the effective date of an IND and the submission date of an NDA, plus the time between the submission date of an NDA and the ultimate approval date, provided the sponsor acted with diligence. Patent term restoration cannot be used to extend the remaining term of a patent past a total of 14 years from the product’s approval date. Only one patent applicable to an approved drug product is eligible for the extension, and the application for the extension must be submitted prior to the expiration of the patent in question and within 60 days of drug approval. A patent that covers multiple drugs for which approval is sought can only be extended in connection with one of the approvals. The U.S. Patent and Trademark Office (USPTO) reviews and approves the application for any patent term extension or restoration in consultation with the FDA.

Rest of the world regulation

For other countries outside of the United States, such as those in Europe, Latin America or Asia, the requirements governing product development, the conduct of clinical trials, product marketing, product licensing, pricing and reimbursement can vary from country to country. Failure to comply with applicable foreign regulatory requirements may subject sponsors, manufacturers or marketers of pharmaceutical products to, among other things, fines, suspension or withdrawal of regulatory authorizations and approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Other healthcare laws

Our business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payors, patient organizations and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations. The laws that may affect our ability to operate include, but are not limited to:

•	the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. Violations are subject to civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from government healthcare programs;

•	federal civil and criminal false claims laws, including the False Claims Act (FCA), which can be enforced through civil “qui tam” or “whistleblower” actions, and civil monetary penalty laws, which impose criminal and civil penalties against individuals or entities for, among other things, knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid or other federal health care programs that are false or fraudulent; knowingly making or causing a false statement material to a false or fraudulent claim or an obligation to pay money to the federal government; or knowingly concealing or knowingly and improperly avoiding or decreasing such an obligation. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA. The FCA also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery;
•	the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA) which created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity can be found guilty of violating these statutes without actual knowledge of the statutes or specific intent to violate them in order to have committed a violation;
•	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH) imposes requirements on certain covered healthcare providers, health plans and healthcare clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. Even when HIPAA does not apply, according to the Federal Trade Commission (FTC) failing to take appropriate steps to keep consumers’ personal information secure constitutes unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act, 15 U.S.C. § 45(a). The FTC expects a company’s data security measures to be reasonable and appropriate considering the sensitivity and volume of consumer information it holds, the size and complexity of its business and the cost of available tools to improve security and reduce vulnerabilities. Individually identifiable health information is considered sensitive data that merits stronger safeguards;
•	the federal Physician Payments Sunshine Act, created under the ACA and its implementing regulations, which requires manufacturers of drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to HHS information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain other licensed healthcare professionals, and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members;
•	federal government price reporting laws, which require us to calculate and report complex pricing metrics in an accurate and timely manner to government programs;
•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers; and
•	analogous state and foreign laws and regulations, such as state and foreign anti-kickback, false claims, consumer protection and unfair competition laws which may apply to pharmaceutical business practices, including but not limited to, research, distribution, sales, and marketing arrangements as well as submitting claims involving healthcare items or services reimbursed by any third-party payor, including commercial insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government that otherwise restricts payments that may be made to healthcare providers and other potential referral sources; state laws that require drug manufacturers to file reports with states regarding pricing and marketing information, such as the tracking and reporting of gifts, compensations and other remuneration and items of value provided to healthcare professionals and entities; and state and local laws requiring the registration of pharmaceutical sales representatives.

If our operations are found to be in violation of any of such laws or any other governmental regulations that apply, we may be subject to penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, the curtailment or restructuring of operations, integrity oversight and reporting obligations, exclusion from participation in federal and state healthcare programs and responsible individuals may be subject to imprisonment.

Coverage and reimbursement

In the United States and markets in other countries, patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Thus, even if a product candidate is approved, sales of the product will depend, in part, on the extent to which third-party payors, including government health programs in the United States such as Medicare and Medicaid, commercial health insurers and managed care organizations, provide coverage, and establish adequate reimbursement levels for, the product. Factors payors consider in determining coverage and reimbursement are based on whether the product is:

•	a covered benefit under its health plan;
•	safe, effective and medically necessary;
•	appropriate for the specific patient;
•	cost-effective; and
•	neither experimental nor investigational.

In the United States, no uniform policy of coverage and reimbursement for drug products exists among third-party payors. Therefore, coverage and reimbursement for drug products can differ significantly from payor to payor. The process for determining whether a third-party payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors are increasingly challenging the prices charged, examining the medical necessity, and reviewing the cost-effectiveness of medical products and services and imposing controls to manage costs. Third-party payors may limit coverage to specific products on an approved list, also known as a formulary, which might not include all of the approved products for a particular indication.

In order to secure coverage and reimbursement for any product that might be approved for sale, a company may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the product, in addition to the costs required to obtain FDA or other comparable regulatory approvals. Additionally, companies may also need to provide discounts to purchasers, private health plans or government healthcare programs. Nonetheless, product candidates may not be considered medically necessary or cost effective. A decision by a third-party payor not to cover a product could reduce physician utilization once the product is approved and have a material adverse effect on sales, results of operations and financial condition. Additionally, a third-party payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage and reimbursement for the product, and the level of coverage and reimbursement can differ significantly from payor to payor.

The containment of healthcare costs has become a priority of federal, state and foreign governments, and the prices of products have been a focus in this effort. There have been a number of federal and state proposals during the last few years regarding the pricing of pharmaceutical products, limiting coverage and the amount of reimbursement for drugs and other medical products, government control and other changes to the healthcare system in the United States. Governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. We cannot be sure that reimbursement will be available for any product candidate that we commercialize and, if reimbursement is available, the level of reimbursement.

In addition, many pharmaceutical manufacturers must calculate and report certain price reporting metrics to the government, such as average sales price, or ASP, and best price. Penalties may apply in some cases when such metrics are not submitted accurately and timely. Further, these prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit a company’s revenue generated from the sale of any approved products. Even if we do receive a favorable coverage determination for approved products by third-party payors, coverage policies and third-party payor reimbursement rates may change at any time.

Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. For example, the U.S. Centers for Medicare & Medicaid Services (CMS) may develop new payment and delivery models, such as bundled payment models. In addition, recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their commercial products, which has resulted in several U.S. Congressional inquiries and proposed and enacted state and federal legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for pharmaceutical products. Congress has indicated that it will continue to seek new legislative measures to control drug costs.

Outside the United States, ensuring coverage and adequate payment for a product also involves challenges. Pricing of prescription pharmaceuticals is subject to government control in many countries. Pricing negotiations with government authorities can extend well beyond the receipt of regulatory approval for a product and may require a clinical trial that compares the cost-effectiveness of a product to other available therapies. The conduct of such a clinical trial could be expensive and result in delays in commercialization.

In the European Union, pricing and reimbursement schemes vary widely from country to country. Some countries provide that products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost-effectiveness of a particular product candidate to currently available therapies or so-called health technology assessments, in order to obtain reimbursement or pricing approval. For example, the EU Member States have the option to restrict the range of products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. EU Member States may approve a specific price for a product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the product on the market. Other EU Member States allow companies to fix their own prices for products but monitor and control prescription volumes and issue guidance to physicians to limit prescriptions. Recently, many countries in the European Union have increased the amount of discounts required on pharmaceuticals and these efforts could continue as countries attempt to manage healthcare expenditures, especially in light of the severe fiscal and debt crises experienced by many countries in the European Union. The downward pressure on healthcare costs in general, particularly prescription products, has become intense. As a result, increasingly high barriers are being erected to the entry of new products. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various EU Member States, and parallel trade, i.e., arbitrage between low-priced and high-priced EU Member States, can further reduce prices. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any products, if approved in those countries.

Current and future U.S. healthcare reform

In the U.S., there have been a number of legislative and regulatory changes to the healthcare system that could impact our ability to sell our products profitably. For example, in 2010, the ACA was enacted, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly affected the pharmaceutical industry. The ACA contained a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement adjustments and changes to fraud and abuse laws. For example, the ACA:

•	increased the minimum level of Medicaid rebates payable by manufacturers of brand name drugs from 15.1% to 23.1% of the average manufacturer price;
•	required collection of rebates for drugs paid by Medicaid managed care organizations;
•	required manufacturers to participate in a coverage gap discount program, under which they must agree to offer 70 percent point-of-sale discount off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; and
•	imposed a non-deductible annual fee on pharmaceutical manufacturers or importers who sell “branded prescription drugs” to specified federal government programs.

There has been increasing legislative and enforcement interest in the United States with respect to drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. On April 15, 2025, the Trump Administration published Executive Order 14273, “Lowering Drug Prices by Once Again Putting Americans First,” which generally directs the federal government to take measures to reduce drug prices, including eliminating the so-called “pill penalty” under the Inflation Reduction Act that creates a distinction between small molecule and large molecule products for purposes of determining when a drug may be eligible for drug price negotiation. On May 12, 2025, the Trump Administration published Executive Order 14297, “Delivering Most-Favored-Nation Prescription Drug Pricing to American Patients” which generally, among other things, directs the federal government to establish and communicate most-favored-nation price targets to pharmaceutical manufacturers to bring prices for American patients in line with comparably developed nations. Further, the Executive Order directs the federal government to support regulatory paths to allow direct-to-patient sales for companies that meet these targets. It also states that the Administration will take additional aggressive action (for example, examining whether marketing approvals should be modified or rescinded or opening the door for individual drug importation waivers) should manufacturers fail to offer American consumers the most-favored-nation lowest price. It also directs the Secretary of Commerce and the U.S. Trade Representative to “take all necessary and appropriate action to ensure foreign countries are not engaged in any act, policy, or practice that may be unreasonable or discriminatory or that may impair United States national security . . . including by suppressing the price of pharmaceutical products below fair market value in foreign countries.” Notably, a similar “Most Favored Nation” pricing rule enacted under the first Trump Administration was subject to an injunction resulting from judicial challenges to the rule, which was formally rescinded by the former Biden Administration in August 2021.

Additionally, on December 2, 2020, HHS published a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Medicare Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. The Inflation Reduction Act of 2022 (IRA) delayed implementation of this rule to January 1, 2032.

Other legislative and regulatory changes have been proposed and adopted in the United States since the ACA was enacted:

•	The U.S. Budget Control Act of 2011, among other things, included aggregate reductions of Medicare payments to providers of 2% per fiscal year, and, due to subsequent legislative amendments to the statute, will remain in effect until 2031.
•	The U.S. American Taxpayer Relief Act of 2012, among other things, further reduced Medicare payments to several types of providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.
•	On May 30, 2018, the Right to Try Act, was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a pharmaceutical manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act.
•	The American Rescue Plan Act of 2021 eliminates the statutory Medicaid drug rebate cap, currently set at 100% of a drug’s average manufacturer price, for single source and innovator multiple source drugs, beginning January 1, 2024. Due to the Statutory Pay-As-You-Go Act of 2010, estimated budget deficit increases resulting from the American Rescue Plan Act of 2021, and subsequent legislation, Medicare payments to providers will be further reduced starting in 2025 absent further legislation. These laws and regulations may result in additional reductions in Medicare and other healthcare funding and otherwise affect the prices we may obtain for any of our product candidates for which we may obtain regulatory approval or the frequency with which any such product candidate is prescribed or used.

These laws and regulations may result in additional reductions in Medicare and other healthcare funding and otherwise affect the prices we may obtain for any of our product candidates for which we may obtain regulatory approval or the frequency with which any such product candidate is prescribed or used.

The IRA includes several provisions that may impact our business to varying degrees, including provisions that create a $2,000 out-of-pocket cap for Medicare Part D beneficiaries, impose new manufacturer financial liability on all drugs in Medicare Part D, allow the U.S. government to negotiate Medicare Part B and Part D pricing for certain high-cost drugs and biologics without generic or biosimilar competition, and require companies to pay rebates to Medicare for drug prices that increase faster than inflation. Further, under the IRA, orphan drugs are exempted from the Medicare drug price negotiation program, but only if they have one orphan designation and for which the only approved indication is for that disease or condition. If a product receives multiple orphan designations or has multiple approved indications, it may not qualify for the orphan drug exemption. The drug price negotiation provisions of the IRA are subject to ongoing constitutional challenges. The outcome of these challenges and the effect of IRA on our business and the healthcare industry in general is not yet known.

Individual states have also been increasingly active in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional health care authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other health care programs. We expect that additional state and federal healthcare reform measures will be adopted in the future, particularly in light of the new presidential administration, any of which could limit the amounts that federal and state governments will pay for healthcare products and services.

Facilities

We are a remote company, meaning that we do not have a physical office where employees work. We currently do not rent any real property or offices. Our current business address is 3901 Barrett Drive, Suite 300, Raleigh, North Carolina 27609.

Legal proceedings

From time to time, we may become involved in litigation or other legal proceedings arising in the ordinary course of business. We are not currently a party to any litigation or legal proceedings that, in the opinion of our management, are probable to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on our business, financial condition, results of operations and prospects because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT

The following table sets forth information about our executive officers and directors.

Name	Age	Position(s)

Executive Officers
James Green	57	President, Chief Executive Officer and Director

William Wilkison, Ph.D.	65	Chief Scientific Officer and Director
Steven Delmar	70	Chief Financial Officer, Corporate Secretary and Director

Non-Employee Directors
Timothy Boris	57	Director

Richard Gorman	62	Director
Peter Pieraccini	63	Director

(1)	Member of the nominating and corporate governance committee effective upon the completion of this offering.
(2)	Member of the compensation committee effective upon the completion of this offering.
(3)	Member of the audit committee effective upon the completion of this offering.

The following is a biographical summary of the experience of our executive officers and directors. There are no family relationships among any of our executive officers or directors.

Executive officers

James Green is one of our co-founders and has served as our President, Chief Executive Officer, Chairman and a member of our board of directors since February 2021. Prior to joining Vogenx, Mr. Green served as chief executive officer of several clinical-stage pharmaceutical companies and has held leadership positions at Lonza, GlaxoSmithKline, Ernst & Young and Bank of America. Mr. Green began his career in banking, advising on mergers and acquisitions, financings and other strategic transactions while at Bank of America and Ernst & Young. Mr. Green received a B.B.A. in business administration from the University of North Florida and an M.B.A from the University of Pittsburgh. Our board of directors believes that Mr. Green is qualified to serve as a director because of his experience founding and leading biopharmaceutical companies and his extensive management experience in the biopharmaceutical industry.

William Wilkison, Ph.D., is one of our co-founders and has served as our Chief Scientific Officer, Chair of our Scientific Advisory Board and a member of our board of directors since February 2021. Prior to joining Vogenx, Dr. Wilkison founded and served as a senior executive at various public and private drug development companies, including responsibility for overall pipeline strategy and oversight of research and development activities. Dr. Wilkison spent several years at GlaxoSmithKline, including its predecessor companies, in worldwide business development where he focused on metabolic disease and was responsible for target and lead identification and development. He has published numerous peer-reviewed manuscripts in the metabolic disease area and is an inventor on several issued and pending patents. Dr. Wilkison received a B.S. in biochemistry from Memphis State University and a Ph.D. in biochemistry from Duke University and completed his postdoctoral work at Harvard Medical School. Our board of directors believes that Dr. Wilkison is qualified to serve as a director because of his experience founding and developing biopharmaceutical companies and his extensive experience in the biopharmaceutical industry.

Steven Delmar is one of our co-founders and has served as our Chief Financial Officer, Corporate Secretary and a member of our board of directors since February 2021. He has over two decades of experience serving as the chief financial officer of public companies and in various executive management positions in the pharmaceutical, telecommunications and software industries. During that time, Mr. Delmar successfully led several debt and equity financings, including an initial public offering, and managed the execution and integration of multiple acquisitions and private equity sale transactions. Mr. Delmar received a B.S. in accounting from Clemson University. Our board of directors believes that Mr. Delmar is qualified to serve as a director because of his significant experience in financial leadership roles with biopharmaceutical companies.

Non-employee directors

Timothy Boris has served on our board of directors since January 2022. Mr. Boris has been a practicing attorney for more than 25 years, holding in-house positions as General Counsel for biotech and pharmaceutical companies. Mr. Boris has operated a private law practice since January 2018 and has also served as Vice President of Global Programs at Direct Relief, one of the nation’s largest humanitarian aid organizations, since September 2019. In his legal practice, Mr. Boris has advised executive teams and boards of directors of both public and private companies across various industries on strategic, governance and transactional matters. At Direct Relief, Mr. Boris supports business development and strategic initiatives related to the distribution of donated pharmaceuticals in eighty countries. Mr. Boris received a B.B.A in business from the University of Michigan and a J.D. from the University of San Diego. Our board of directors believes Mr. Boris is qualified to serve as a director due to his extensive experience as a legal advisor and business executive at multiple companies across a variety of industries, including his expertise as a practicing attorney in handling a wide range of legal matters for both private and public companies.

Richard Gorman has served on our board of directors since January 2022. Mr. Gorman is a seasoned leader with over 30 years of experience in the life sciences industry, specializing in pharmaceutical commercialization. He joined Envision Pharma, a consulting firm that partners with biotech and pharmaceutical companies to deliver strategic and operational commercial solutions, in March 2023 as President of Strategic Consulting. In October 2025, following the combination of Envision Pharma’s Strategic Consulting business unit with its Two Labs business unit, Mr. Gorman began serving as President, Life Science Commercialization and Strategic Consulting. Prior to joining Envision Pharma, Mr. Gorman served as Chief Commercial Officer and Global Head of Strategy for Amplity Health from December 2020 to March 2023, and before that, Mr. Gorman held various leadership positions and senior business development roles, including Global Head of Commercial Business Development, at Syneos Health. Mr. Gorman also served as Chief Executive Officer of a specialty pharmaceutical company and held multiple positions in contract pharmaceutical development and manufacturing. Mr. Gorman received a B.S. in psychology from John Carroll University and an M.B.A from the University of South Florida. Our board of directors believes that Mr. Gorman is qualified to serve as a director due to his extensive business development experience at multiple companies in the pharmaceutical industry.

Peter Pieraccini has served on our board of directors since January 2022. From April 1998 to August 2024, Mr. Pieraccini served as President and Chief Executive Officer of Zen-Bio, Inc., a biotechnology company providing human primary cell products and pre-clinical research services to biopharmaceutical institutions and universities. During his tenure at Zen-Bio, Mr. Pieraccini gained extensive experience in the biotechnology and pharmaceutical industries with broad responsibility for commercial operations, manufacturing, quality systems and lean business practices. Mr. Pieraccini received a B.S. in accounting from Christian Brothers University. Our board of directors believes that Mr. Pieraccini is qualified to serve as a director due to his wide-ranging executive management experience, proven ability to build and lead a biopharmaceutical company and deep expertise in operations, finance and infrastructure development.

Family relationships

There are no family relationships among any of our executive officers and directors.

Board composition

Our board of directors currently consists of six directors, each of whom is a member pursuant to the board composition provisions of our current amended and restated certificate of incorporation, as amended. Following the completion of this offering, our nominating and corporate governance committee and our board of directors may consider a broad range of factors relating to the qualifications and background of nominees. Our nominating and corporate governance committee’s and our board of directors’ priority in selecting board members will be the identification of persons who will further the interests of our stockholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape, professional and personal experiences and expertise relevant to our growth strategy. Our directors hold office until their successors have been elected and qualified or until their earlier resignation or removal. Our second amended and restated certificate of incorporation and amended and restated bylaws that will become effective immediately prior to the closing of this offering and became effective upon the effectiveness of the registration statement of which this prospectus forms a part, respectively, also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Staggered board

In accordance with the terms of our second amended and restated certificate of incorporation and our amended and restated bylaws that will become effective immediately prior to the closing of this offering and became effective upon the effectiveness of the registration statement of which this prospectus forms a part, respectively, our board of directors will be divided into three staggered classes of directors and each director will be assigned to one of the three classes. At each annual meeting of the stockholders, one class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during 2027 for Class I directors, 2028 for Class II directors and 2029 for Class III directors.

•	Our Class I directors will be Mr. Green and Mr. Boris;
•	Our Class II directors will be Dr. Wilkison and Mr. Gorman; and
•	Our Class III directors will be Mr. Delmar and Mr. Pieraccini.

Our second amended and restated certificate of incorporation and amended and restated bylaws provide that the number of our directors shall be fixed from time to time by a resolution of the majority of our board of directors.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of our management or a change in control.

Director independence

Our common stock has been approved for listing on the Nasdaq Capital Market under the symbol “VOGX.” Under the Nasdaq listing rules, independent directors must comprise a majority of a listed company’s board of directors within twelve months from the date of listing. In addition, the Nasdaq listing rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent within 12 months from the date of listing. Audit committee members must also satisfy additional independence criteria, including those set forth in Rule 10A-3 under the Exchange Act, and compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under Nasdaq listing rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries, other than compensation for board service, or (ii) be an affiliated person of the listed company or any of its subsidiaries. In order to be considered independent for purposes of Rule 10C-1 under the Exchange Act, the board of directors must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director, and whether the director is affiliated with the company or any of its subsidiaries or affiliates.

In July 2026, our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that all members of our board of directors who are expected to serve as directors upon the completion of this offering, except Mr. Green, Mr. Delmar and Dr. Wilkison, are independent directors, including for purposes of Nasdaq and SEC rules. In making that determination, our board of directors considered the relationships that each director has with us and all other facts and circumstances the board of directors deemed relevant in determining independence, including the potential deemed beneficial ownership of our capital stock by each director.

Upon the completion of this offering, we expect that the composition and functioning of our board of directors and each of our committees will comply with all applicable requirements of Nasdaq and the rules and regulations of the SEC, subject to the phase-in period applicable to having a board of directors comprised of a majority of independent directors. We intend to comply with this requirement by adding one or more independent directors to our board of directors following the completion of this offering.

We have adopted a policy, that became effective upon the effectiveness of the registration statement of which this prospectus forms a part, that outlines a process for our securityholders to send communications to the board of directors.

Board committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates pursuant to a charter adopted by our board of directors. We believe that the composition and functioning of each of these committees will comply with the applicable requirements of Nasdaq, the Sarbanes-Oxley Act of 2002 and SEC rules and regulations that will be applicable to us. We intend to comply with future requirements to the extent they become applicable to us.

Following the closing of this offering, the full text of our audit committee charter, compensation committee charter and nominating and corporate governance committee charter will be posted on the investor relations portion of our website at https://www.vogenx.com. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it a part of this prospectus.

Audit committee

Our audit committee consists of Messrs. Boris, Gorman and Pieraccini and is chaired by Mr. Pieraccini. The functions of our audit committee include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;
•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;
•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;
•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•	recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our Annual Report on Form 10-K;
•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;
•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;
•	reviewing quarterly earnings releases; and
•	overseeing our processes for identifying, assessing, monitoring and managing material risks, to the extent such risks relate to financial reporting, compliance, operational integrity and enterprise risk management.

All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq listing rules. Our board of directors has determined that Mr. Pieraccini qualifies as an “audit committee financial expert” within the meaning of applicable SEC regulations. In making this determination, our board of directors considered the nature and scope of experience that Mr. Pieraccini has previously had experience in finance and accounting matters, including service as the chief executive officer of multiple companies. Our board of directors has determined that all of the directors that are members of our audit committee satisfy the relevant independence requirements for service on the audit committee set forth in the rules of the SEC and the Nasdaq listing rules. Both our independent registered public accounting firm and management will periodically meet privately with our audit committee.

Compensation committee

Our compensation committee consists of Messrs. Boris, Gorman and Pieraccini, and is chaired by Mr. Gorman. The functions of our compensation committee include:

•	annually reviewing and recommending to the board of directors the corporate goals and objectives relevant to the compensation of our Chief Executive Officer;
•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and based on such evaluation (i) reviewing and recommending to the board of directors the cash compensation of our Chief Executive Officer and (ii) reviewing and approving grants and awards to our Chief Executive Officer under equity-based plans;
•	reviewing and approving the compensation of our other executive officers;
•	overseeing and administering our compensation and similar plans;
•	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq listing rules;
•	reviewing and approving our policies and procedures for the grant of equity-based awards;
•	reviewing and recommending to the board of directors the compensation of our directors;
•	preparing our compensation committee report if and when required by SEC rules;
•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” if and when required, to be included in our annual proxy statement; and
•	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters.

Each member of our compensation committee will, unless otherwise determined by the board of directors, be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act.

Nominating and corporate governance committee

Our nominating and corporate governance committee consists of Messrs. Boris, Gorman and Pieraccini and is chaired by Mr. Boris. The functions of our nominating and corporate governance committee include:

•	developing and recommending to the board of directors criteria for board and committee membership;
•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;
•	reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;
•	identifying individuals qualified to become members of the board of directors;
•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;
•	reviewing and reassessing the adequacy of our code of business conduct and ethics and corporate governance guidelines; and
•	overseeing the evaluation of our board of directors and management.

Our board of directors may from time to time establish other committees.

Compensation committee interlocks and insider participation

None of the members of our compensation committee is, or has been at any time, one of our officers or employees, or was a party to a related party transaction since the beginning of our last fiscal year. None of our executive officers currently serve, or have in the past fiscal year served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or our compensation committee.

Code of business conduct and ethics

Our board of directors has adopted a Code of Business Conduct and Ethics in connection with this offering. The Code of Business Conduct and Ethics applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), agents and representatives, including directors and consultants.

We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics on our website identified below. Upon the completion of this offering, the full text of our Code of Business Conduct and Ethics will be posted on our website at https://www.vogenx.com. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus, and you should not consider that information a part of this prospectus.

Limitations on liability and indemnification agreements

As permitted by Delaware law, provisions in our second amended and restated certificate of incorporation and amended and restated bylaws, which will become effective immediately prior to the closing of this offering and became effective upon the effectiveness of the registration statement of which this prospectus forms a part, respectively, limit or eliminate the personal liability of directors and officers for a breach of their fiduciary duty of care as a director or officer. The duty of care generally requires that, when acting on behalf of the corporation, a director and or officer exercise an informed business judgment based on all material information reasonably available to him or her. Consequently, a director or officer will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director or officer, except for liability for:

•	any breach of the director or officer’s duty of loyalty to us or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	for our directors, unlawful payments of dividends or unlawful stock repurchases, or redemptions as provided in Section 174 of the DGCL;

•	for our officers, any derivative action by or in the right of the corporation; or
•	any transaction from which the director or officer derived an improper personal benefit.

These limitations of liability do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as injunctive relief or rescission. These provisions will not alter a director or officer’s liability under other laws, such as the federal securities laws or other state or federal laws. Our second amended and restated certificate of incorporation that will become effective immediately prior to the closing of this offering also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Delaware law, our amended and restated bylaws provide that:

•	we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by law;
•	we must advance expenses to our directors and officers, and may advance expenses to our employees and other agents, in connection with a legal proceeding to the fullest extent permitted by law; and
•	the rights provided in our amended and restated bylaws are not exclusive.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director or officer, then the liability of our directors or officers will be so eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated bylaws will also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our amended and restated bylaws permit such indemnification. We have obtained such insurance.

In addition to the indemnification that will be provided for in our second amended and restated certificate of incorporation and amended and restated bylaws, we entered into separate indemnification agreements with each of our directors and executive officers, which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers for expenses, including attorneys’ fees, expenses, judgments, fines and settlement amounts, incurred by a director or executive officer in any action or proceeding arising out of his service as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

This description of the indemnification provisions of our second amended and restated certificate of incorporation, our amended and restated bylaws and our indemnification agreements is qualified in its entirety by reference to these documents, each of which is attached as an exhibit to the registration statement of which this prospectus forms a part.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

EXECUTIVE COMPENSATION

The following discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding our future compensation programs. The actual amount and form of compensation and the compensation policies and practices that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

The compensation provided to our named executive officers for the year ended December 31, 2025 is detailed in the 2025 Summary Compensation Table, and accompanying footnotes and narrative that follow. Our named executive officers for the year ended December 31, 2025 are:

•	James Green, our President and Chief Executive Officer;

•	Steven Delmar, our Chief Financial Officer; and

•	William Wilkison, our Chief Scientific Officer.

To date, the compensation of our named executive officers has consisted of a combination of base salary, cash bonuses, and equity interests in the form of stock option awards. Our named executive officers, like all of our full-time employees, are eligible to participate in each of our health and welfare benefit plans that we may offer from time to time. As we transition from a private company to a publicly traded company, we intend to evaluate our compensation values and philosophy and compensation plans and arrangements as circumstances require.

2025 Summary compensation table

The following table shows the total compensation earned by, or paid to, our named executive officers for services rendered to us in all capacities during the year ended December 31, 2025.

Name and principal position	Year	Salary ($)(1)	Bonus ($)	Option awards ($)(2)	Total ($)
James Green President and Chief Executive Officer	2025	$275,000	$—	$7,440	$282,440
Steven Delmar Chief Financial Officer	2025	$225,000	$—	$6,300	$231,300
William Wilkison Chief Scientific Officer	2025	$275,000	$—	$7,440	$282,440

(1)	The amounts reported represent each named executive officer’s base salary that was expensed for financial statement purposes during 2025, which includes both salary paid to our named executive officers and an amount that was deferred and calculated based on the named executive officer’s base salary in effect prior to the deferral. For additional information regarding the deferral of our named executive officers’ salaries in 2025, see “Narrative Disclosure to Summary Compensation Table—Equity-Based Compensation” below.
(2)	The amounts reported in this column represent the aggregate grant date fair value of stock options granted to the named executive officers during 2025, as calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. Such grant date value does not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in the grant date fair value of the awards in this column are described in Note 6—Stock-Based Compensation to our audited financial statements included elsewhere in this prospectus. These awards are described in more detail under “Narrative Disclosure to Summary Compensation Table—Equity-Based Compensation” below.

Narrative disclosure to summary compensation table

2025 base salaries

Our named executive officers each receive a base salary to compensate them for services rendered to our Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities. Base salaries may be adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, and experience.

As of January 1, 2025, the annual base salary for Mr. Green, Mr. Delmar, and Dr. Wilkison were $275,000, $225,000 and $275,000, respectively. As of April 1, 2025, in an effort to conserve cash, the named executive officers entered into amendments to their employment agreements, reducing the annual base salary for Mr. Green, Mr. Delmar, and Dr. Wilkison to $137,500, $112,500 and $137,500, respectively, or the Amended Employment Agreements. Pursuant to the terms of the amended employment agreements, if we (i) fully fund the budget to complete the Phase 2b EMERGE study in an amount equal to or greater than $6.0 million or (ii) sell all or part of our outstanding equity, business or assets with net proceeds equal to or greater than $6.0 million, or the Salary Adjustment Condition, the annual base salary for Mr. Green, Mr. Delmar, and Dr. Wilkison would be adjusted to $357,500, $292,500 and $357,500, respectively.

2025 cash bonuses

Pursuant to the terms of their respective employment agreements, each named executive officer was initially eligible to earn an annual cash bonus, determined by our board of directors in its reasonable and sole discretion, equal to the percentage of the executive’s respective annual base salary specified below:

Name	Target Bonus Amount
James Green	30%
Steven Delmar	30%
William Wilkison	30%

Pursuant to the Amended Employment Agreements, each of the named executive officers remains eligible for a cash bonus of up to 30% annually and in the event of a Change of Control (as defined the applicable named executive officer’s employment agreement), and in the event the Salary Adjustment Condition is met, Mr. Green, Mr. Delmar, and Dr. Wilkison will also earn a bonus of $82,500, $67,500 and $82,500, respectively. In addition, for each month or partial month between April 1, 2025 and the date the Salary Adjustment Condition is met, Mr. Green, Mr. Delmar, and Dr. Wilkison will earn an additional bonus of $11,458, $9,375 and $11,458, respectively. As of December 31, 2025, the Salary Adjustment Condition had not been met and no bonuses were paid to the named executive officers with respect to the year ended December 31, 2025.

Equity-based compensation

Although we do not yet have a formal policy with respect to the grant of equity incentive awards to our executive officers, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants promote executive retention because they incentivize our executive officers to remain in our employment during the vesting period. During the year ended December 31, 2025, we granted stock options to our named executed officers.

For additional information regarding outstanding equity awards held by our named executive officers as of December 31, 2025, see the “Outstanding equity awards at 2025 fiscal year end” table below.

Perquisites or personal benefits

We do not provide perquisites or personal benefits to our employees with an aggregate value equal to or greater than $10,000.

401(k) plan

While we do not currently maintain any retirement plans for our employees, we plan to adopt a 401(k) retirement plan during 2026 that is intended to qualify under Sections 401(a) and 501(a) of the Code.

Clawback Policy

Prior to the closing of this offering, we adopted a compensation recovery policy, effective in connection with this offering, that complies with the SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Clawback Policy. The Clawback Policy requires us to recover certain cash or equity-based incentive compensation payments or awards made or granted to an executive officer in the event we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

Policies and Practices Related to the Grant of Certain Equity Awards

From time to time, we grant stock options to our employees, including our named executive officers, consultants and non-employee directors. Historically, we have granted new-hire option awards on or soon after a new hire’s employment start date and refresh, promotion or retention option grants when and as determined by our board of directors. We do not maintain any written policies on the timing of awards of stock options, stock appreciation rights or similar instruments with option-like features. Following the effective date of the registration statement of which this prospectus forms a part, we expect that (i) our compensation committee will consider whether there is any material nonpublic information, or MNPI, about us when determining the timing of stock option grants and will not seek to time the award of stock options in relation to our public disclosure of MNPI and (ii) we will not time the public release of MNPI for the purpose of affecting the value of executive compensation.

Outstanding equity awards at fiscal 2025 year end

The following table lists all outstanding equity awards held by our named executive officers as of December 31, 2025.

	Option Awards(1)
Name	Grant date	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date
James Green	07/26/2022	116,666	(2)	-		$1.03	07/27/2027
	12/31/2025	-		26,666	(3)	$1.26	01/01/2031
Steven Delmar	07/26/2022	83,333	(4)	-		$0.93	07/27/2032
	12/31/2025	-		25,000	(5)	$1.14	01/01/2036
William Wilkison	07/26/2022	116,666	(2)	-		$1.03	07/27/2027
	12/31/2025	-		26,666	(3)	$1.26	01/01/2031

(1)	Each stock option award is subject to the terms of our 2022 Plan. Each stock option is subject to acceleration upon certain events as described in the section “Executive compensation arrangements—Employment arrangements in place prior to the offering for named executive officers.”
(2)	The shares subject to this option vested as to 38,889 shares on October 7, 2022, 38,889 shares on June 21, 2023, and 38,888 shares on June 21, 2024.
(3)	The shares subject to this option vest as to 8,889 shares on April 1, 2026, 8,889 shares on April 1, 2027, and 8,888 shares on April 1, 2028, in each case, subject to the executive officer’s continuous service through the applicable vesting date.
(4)	The shares subject to this option vested as to 27,778 shares on October 7, 2022, 27,778 shares on June 21, 2023, and 27,777 shares on June 21, 2024.
(5)	The shares subject to this option vest as to 8,334 shares on April 1, 2026, 8,333 shares on April 1, 2027, and 8,333 shares on April 1, 2028, in each case, subject to the executive officer’s continuous service through the applicable vesting date.

Executive compensation arrangements

We have entered into executive employment agreements with each of our named executive officers. Each employment agreement provides for “at-will” employment and the compensation and benefits described below. In connection with this offering, we have entered into new employment agreements with our named executive officers that will be effective as of the closing of this offering.

Employment arrangements in place prior to the offering for named executive officers

James Green

On June 21, 2021, we entered into an executive employment agreement with Mr. Green, or the Green Employment Agreement, for the position of President and Chief Executive Officer. The Employment Agreement provides for at-will employment. Mr. Green’s current base salary and bonus structure is discussed in detail under the heading “Narrative disclosure to summary compensation table.”

Upon a termination of Mr. Green’s employment by us without Cause or by Mr. Green for Good Reason, as such terms are defined in the Green Employment Agreement, and subject to Mr. Green signing a general release of claims in favor of our company, Mr. Green is entitled to receive (i) continued payment of his then-current base salary less applicable withholdings for a period of 18 months following termination, (ii) reimbursement for the actual additional costs incurred by Mr. Green, including any additional tax costs associated with such reimbursements for the 18-month non-competition period under our group health, medical and dental benefit plans under COBRA, and (iii) accelerated vesting of the unvested portion of any outstanding equity or long-term cash incentive awards.

In the event of a Change of Control (as defined in the 2022 Plan), our board of directors may, but is not obligated to, accelerate, vest or cause the restrictions to lapse with respect to all of any portion of any equity award held by Mr. Green. The Green Employment Agreement further provides that, in the event the amount of any compensation by us to or for the benefit of Mr. Green under the Green Employment Agreement would be subject to the excise tax imposed by Section 4999 of the Code, then we are required to pay to Mr. Green a gross-up payment equal to the sum of the excise tax payable by Mr. Green plus the amount necessary to put him in the same after-tax position that he would have been in if he had not incurred any tax lability under Section 4999 of the Code.

Steven Delmar

On June 21, 2021, we entered into an executive employment agreement with Mr. Delmar, or the Delmar Employment Agreement, for the position of Chief Financial Officer. The Employment Agreement provides for at-will employment. Mr. Delmar’s current base salary and bonus structure is discussed in detail under the heading “Narrative disclosure to summary compensation table”.

Upon a termination of Mr. Delmar’s employment by us without Cause or by Mr. Delmar for Good Reason, as such terms are defined in the Delmar Employment Agreement, and subject to Mr. Delmar signing a general release of claims in favor of our company, Mr. Delmar is entitled to receive (i) continued payment of his then-current base salary less applicable withholdings for a period of 18 months following termination, (ii) reimbursement for the actual additional costs incurred by Mr. Delmar, including any additional tax costs associated with such reimbursements for the 18-month non-competition period under our group health, medical and dental benefit plans under COBRA, and (iii) accelerated vesting of the unvested portion of any outstanding equity or long-term cash incentive awards.

In the event of a Change of Control (as defined in the 2022 Plan), our board of directors may, but is not obligated to, accelerate, vest or cause the restrictions to lapse with respect to all of any portion of any equity award. The Delmar Employment Agreement further provides that, in the event the amount of any compensation by our company to or for the benefit of Mr. Delmar under the Delmar Employment Agreement would be subject to the excise tax imposed by Section 4999 of the Code, then we are required to pay to Mr. Delmar a gross-up payment equal to the sum of the excise tax payable by Mr. Delmar plus the amount necessary to put him in the same after-tax position that he would have been in if he had not incurred any tax lability under Section 4999 of the Code.

William Wilkison

On June 21, 2021, we entered into an executive employment agreement with Dr. Wilkison, or the Wilkison Employment Agreement, for the position of Chief Scientific Officer. The Wilkison Employment Agreement provides for at-will employment. Dr. Wilkison’s current base salary and bonus structure is discussed in detail under the heading “Narrative disclosure to summary compensation table”.

Upon a termination of Dr. Wilkison’s employment by us without Cause or by Dr. Wilkison for Good Reason, as such terms are defined in the Wilkison Employment Agreement, and subject to Dr. Wilkison signing a general release of claims in favor of our company, Dr. Wilkison is entitled to receive (i) continued payment of his then-current base salary less applicable withholdings for a period of 18 months following termination, (ii) reimbursement for the actual additional costs incurred by Dr. Wilkison, including any additional tax costs associated with such reimbursements for the 18-month non-competition period under our group health, medical and dental benefit plans under COBRA, and (iii) accelerated vesting of the unvested portion of any outstanding equity or long-term cash incentive awards.

In the event of a Change of Control (as defined in the 2022 Plan), our board of directors may, but is not obligated to, accelerate, vest or cause the restrictions to lapse with respect to all of any portion of any equity award. The Wilkison Employment Agreement further provides that, in the event the amount of any compensation by us to or for the benefit of Dr. Wilkison under the Wilkison Employment Agreement would be subject to the excise tax imposed by Section 4999 of the Code, then we are required to pay to Dr. Wilkison a gross-up payment equal to the sum of the excise tax payable by Dr. Wilkison plus the amount necessary to put him in the same after-tax position that he would have been in if he had not incurred any tax lability under Section 4999 of the Code.

Employment arrangements in place as of the offering for named executive officers

James Green

We have entered into an employment agreement with Mr. Green, or the Post-IPO Green Employment Agreement, effective upon the closing of this offering, pursuant to which Mr. Green will continue to serve as President and Chief Executive Officer. The Post-IPO Green Employment Agreement will supersede Mr. Green’s prior employment agreement and will provide for at-will employment. Mr. Green’s annual base salary will be $525,000 and his target bonus opportunity will be 50% of his base salary.

If we terminate Mr. Green’s employment without Cause, or if he resigns for Good Reason, in each case as defined in the Post-IPO Green Employment Agreement, and he timely executes and does not revoke a general release of claims, he will be entitled to (i) a lump-sum cash severance payment equal to 18 months of base salary, (ii) COBRA reimbursement for up to 18 months, including reimbursement of any related tax gross-up on such reimbursements, and (iii) accelerated vesting of outstanding unvested equity awards and long-term cash incentive awards as provided in the Post-IPO Green Employment Agreement. The applicable severance and COBRA reimbursement period corresponds to the duration of the restrictive covenant period under the Post-IPO Green Employment Agreement.

If a Change of Control (as defined in the Post-IPO Green Employment Agreement) occurs and, within 12 months thereafter, we terminate Mr. Green’s employment without Cause or he resigns for Good Reason, and he timely executes and does not revoke a general release of claims, Mr. Green will be entitled to (i) a lump-sum cash severance payment equal to 1.5 times the sum of his base salary and target bonus, (ii) COBRA reimbursement for up to 18 months, including reimbursement of any related tax gross-up on such reimbursements, and (iii) accelerated vesting of outstanding unvested equity awards and long-term cash incentive awards as provided in the Post-IPO Green Employment Agreement.

In addition, under each of the 2022 Plan and the 2026 Plan, our compensation committee may, but is not obligated to, accelerate, vest or cause the restrictions to lapse with respect to all or any portion of any equity award held by Mr. Green upon a Change of Control. The Post-IPO Green Employment Agreement also provides for a Section 280G cutback, under which payments and benefits otherwise payable in connection with a Change of Control will be reduced to the extent necessary so that the aggregate amount is $1.00 less than the amount that would trigger the Section 4999 excise tax, but only if the reduction would result in a greater after-tax benefit to Mr. Green.

The Post-IPO Green Employment Agreement further provides that, subject to certain exceptions, for so long as Mr. Green maintains beneficial ownership of the total voting power of the then-outstanding shares of our common stock, we will have an obligation to nominate Mr. Green or his designee as a member of our board of directors.

Steven Delmar

We have entered into an employment agreement with Mr. Delmar, or the Post-IPO Delmar Employment Agreement, effective upon the closing of this offering, pursuant to which Mr. Delmar will continue to serve as Chief Financial Officer. The Post-IPO Delmar Employment Agreement will supersede Mr. Delmar’s prior employment agreement and will provide for at-will employment. Mr. Delmar’s annual base salary will be $475,000 and his target bonus opportunity will be 50% of his base salary.

If we terminate Mr. Delmar’s employment without Cause, or if he resigns for Good Reason, in each case as defined in the Post-IPO Delmar Employment Agreement, and he timely executes and does not revoke a general release of claims, he will be entitled to (i) a lump-sum cash severance payment equal to 12 months of base salary, (ii) COBRA reimbursement for up to 12 months, including reimbursement of any related tax gross-up on such reimbursements, and (iii) accelerated vesting of outstanding unvested equity awards and long-term cash incentive awards as provided in the Post-IPO Delmar Employment Agreement. The applicable severance and COBRA reimbursement period corresponds to the duration of the restrictive covenant period under the Post-IPO Delmar Employment Agreement.

If a Change of Control (as defined in the Post-IPO Delmar Employment Agreement) occurs and, within 12 months thereafter, we terminate Mr. Delmar’s employment without Cause or he resigns for Good Reason, and he timely executes and does not revoke a general release of claims, Mr. Delmar will be entitled to (i) a lump-sum cash severance payment equal to 1.5 times the sum of his base salary and target bonus, (ii) COBRA reimbursement for up to 12 months, including reimbursement of any related tax gross-up on such reimbursements, and (iii) accelerated vesting of outstanding unvested equity awards and long-term cash incentive awards as provided in the Post-IPO Delmar Employment Agreement.

In addition, under each of the 2022 Plan and the 2026 Plan, our compensation committee may, but is not obligated to, accelerate, vest or cause the restrictions to lapse with respect to all or any portion of any equity award held by Mr. Delmar upon a Change of Control. The Post-IPO Delmar Employment Agreement also provides for a Section 280G cutback, under which payments and benefits otherwise payable in connection with a Change of Control will be reduced to the extent necessary so that the aggregate amount is $1.00 less than the amount that would trigger the Section 4999 excise tax, but only if the reduction would result in a greater after-tax benefit to Mr. Delmar.

The Post-IPO Delmar Employment Agreement further provides that, subject to certain exceptions, for so long as Mr. Delmar maintains beneficial ownership of the total voting power of the then-outstanding shares of our common stock, we will have an obligation to nominate Mr. Delmar or his designee as a member of our board of directors.

William Wilkison

We have entered into an employment agreement with Dr. Wilkison, or the Post-IPO Wilkison Employment Agreement, effective upon the closing of this offering, pursuant to which Dr. Wilkison will continue to serve as Chief Scientific Officer. The Post-IPO Wilkison Employment Agreement will supersede Dr. Wilkison’s prior employment agreement and will provide for at-will employment. Dr. Wilkison’s annual base salary will be $475,000 and his target bonus opportunity will be 50% of his base salary.

If we terminate Dr. Wilkison’s employment without Cause, or if he resigns for Good Reason, in each case as defined in the Post-IPO Wilkison Employment Agreement, and he timely executes and does not revoke a general release of claims, he will be entitled to (i) a lump-sum cash severance payment equal to 18 months of base salary, (ii) COBRA reimbursement for up to 18 months, including reimbursement of any related tax gross-up on such reimbursements, and (iii) accelerated vesting of outstanding unvested equity awards and long-term cash incentive awards as provided in the Post-IPO Wilkison Employment Agreement. The applicable severance and COBRA reimbursement period corresponds to the duration of the restrictive covenant period under the Post-IPO Wilkison Employment Agreement.

If a Change of Control (as defined in the Post-IPO Wilkison Employment Agreement) occurs and, within 12 months thereafter, we terminate Dr. Wilkison’s employment without Cause or he resigns for Good Reason, and he timely executes and does not revoke a general release of claims, Dr. Wilkison will be entitled to (i) a lump-sum cash severance payment equal to 1.5 times the sum of his base salary and target bonus, (ii) COBRA reimbursement for up to 18 months, including reimbursement of any related tax gross-up on such reimbursements, and (iii) accelerated vesting of outstanding unvested equity awards and long-term cash incentive awards as provided in the Post-IPO Wilkison Employment Agreement.

In addition, under each of the 2022 Plan and the 2026 Plan, our compensation committee may, but is not obligated to, accelerate, vest or cause the restrictions to lapse with respect to all or any portion of any equity award held by Dr. Wilkison upon a Change of Control. The Post-IPO Wilkison Employment Agreement also provides for a Section 280G cutback, under which payments and benefits otherwise payable in connection with a Change of Control will be reduced to the extent necessary so that the aggregate amount is $1.00 less than the amount that would trigger the Section 4999 excise tax, but only if the reduction would result in a greater after-tax benefit to Dr. Wilkison.

The Post-IPO Wilkison Employment Agreement further provides that, subject to certain exceptions, for so long as Dr. Wilkison maintains beneficial ownership of the total voting power of the then-outstanding shares of our common stock, we will have an obligation to nominate Dr. Wilkison or his designee as a member of our board of directors.

Employee benefit and equity compensation plans

2022 Equity Incentive Plan

The 2022 Plan was adopted by our board of directors in July 2022 and approved by our stockholders in October 2022. The 2022 Plan will continue to govern outstanding equity awards granted thereunder. As of March 31, 2026, options to purchase 561,657 shares of our common stock at a weighted-average exercise price of $1.04 per share were outstanding and 24,153 shares of our common stock remained available for future issuance under the 2022 Plan. Following this offering, we will not grant any further awards under our 2022 Plan, but all outstanding awards under the 2022 Plan will continue to be governed by their existing terms.

The shares of common stock underlying any awards under the 2022 Plan that are canceled, forfeited, or that expire prior to vesting are currently added back to the shares of common stock available for issuance under the 2022 Plan. Following this offering, such shares will be added to the shares of common stock available for issuance under the 2026 Plan.

Our board of directors has acted as the administrator of the 2022 Plan. The administrator has the full power to (i) select the individuals (subject to the limitations set forth in the 2022 Plan) to whom awards will be granted; (ii) determine when awards will be granted and the applicable grant date; (iii) prescribe the terms and conditions of each award; and (iv) make decisions with respect to outstanding awards that may become necessary upon a change in control or any event that triggers anti-dilution adjustments.

Persons eligible to participate in the 2022 Plan are employees, consultants and directors.

The 2022 Plan permits the granting of nonqualified stock options and options intended to qualify as incentive stock options under Section 422 of the Code. The per share exercise price of each option is determined by our board of directors but may not be less than 100% of the fair market value of the common stock on the date of grant. The term of each option is fixed by the administrator but may not exceed 10 years from the date of grant. The administrator determines at what time or times each option may be exercised, subject to the terms of the 2022 Plan.

In addition, the 2022 Plan permits the granting of restricted shares of common stock and restricted stock units.

The 2022 Plan provides that in the event of a Change in Control (as such term is defined in the 2022 Plan), the committee may, but shall not be obligated to: (a) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of any award; (b) cancel awards and cause to be paid to the holders of vested awards the value of such awards, if any, as determined by the committee, in its sole discretion; (c) provide for the issuance of substitute awards or the assumption or replacement of such awards; or (d) provide written notice to participants that for a period of at least 10 days prior to the Change in Control, such awards shall be exercisable, to the extent applicable, as to all shares of common stock subject thereto and upon the occurrence of the Change in Control, any awards not so exercised will be terminated and be of no further force and effect.

In the event of changes in the outstanding common stock or in the capital structure of our company by reason of any stock dividend, stock split, reverse stock split, or other similar change in common stock, equitable adjustments will be made to the outstanding awards, which may include adjustments to the number and type of securities subject to such outstanding award and/or the exercise price or grant price thereof.

Unless otherwise determined by the committee, awards may generally not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, unless the transferee is a Permitted Transferee.

The board of directors may amend, suspend or terminate the 2022 Plan at any time, subject to stockholder approval where such approval is required by applicable law. The administrator of the 2022 Plan may also amend, modify or cancel any outstanding award, provided that no amendment to an award may materially and adversely affect a participant’s rights without his or her consent. In addition, the administrator may exercise its discretion to reduce the exercise price of outstanding stock options or effect repricing through cancellation of outstanding stock options and by granting such holders new awards in replacement of the cancelled stock options.

No awards may be granted under the 2022 Plan upon the earlier of 10 years from the date on which the 2022 Plan was initially adopted by our board of directors or 10 years from the date the 2022 Plan was initially approved by our stockholders. Our board of directors has determined not to make any further awards under the 2022 Plan following the closing of this offering.

2026 Equity Incentive Plan

The 2026 Plan was adopted by our board of directors on July 21, 2026, approved by our stockholders on July 28, 2026 and became effective upon the date immediately preceding the date on which the registration statement of which this prospectus forms a part was declared effective by the SEC. The 2026 Plan replaced the 2022 Plan as our board of directors determined not to make additional awards under the 2022 Plan following the closing of our initial public offering. However, the 2022 Plan will continue to govern outstanding equity awards granted thereunder. The 2026 Plan allows us to make equity-based and cash-based incentive awards to our officers, employees, directors and consultants.

We have initially reserved 1,750,000 shares of our common stock for the issuance of awards under the 2026 Plan, or the Initial Limit. The 2026 Plan provides that the number of shares reserved and available for issuance under the 2026 Plan will automatically increase on January 1, 2027 and each January 1 thereafter, by five percent of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee, or the Annual Increase. The number of shares reserved under the 2026 Plan is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

The shares we issue under the 2026 Plan will be authorized but unissued shares or shares that we reacquire. The shares of common stock underlying any awards under the 2026 Plan and the 2022 Plan that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated (other than by exercise) will be added back to the shares of common stock available for issuance under the 2026 Plan.

The maximum number of shares of common stock that may be issued in the form of incentive stock options shall not exceed the Initial Limit, cumulatively increased on January 1, 2027 and on each January 1 thereafter by the lesser of the Annual Increase for such year or 1,750,000 shares of common stock.

The grant date fair value of all awards made under our 2026 Plan and all other cash compensation paid by us to any non-employee director in any calendar year for services as a non-employee director shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable non-employee director is initially elected or appointed to the board of directors.

The 2026 Plan will be administered by our compensation committee. Our compensation committee has the full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted and the number of shares subject to such awards, to make any combination of awards to participants, to accelerate at any time the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the 2026 Plan. Persons eligible to participate in the 2026 Plan will be those full or part-time officers, employees, non-employee directors and consultants as selected from time to time by our compensation committee in its discretion.

The 2026 Plan permits the granting of both options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. The option exercise price of each option will be determined by our compensation committee but generally may not be less than 100 percent of the fair market value of our common stock on the date of grant unless the option (i) is granted pursuant to a transaction described in, and in a manner consistent with Section 424(a) of the Code, (ii) is granted to an individual who is not subject to U.S. income tax or (iii) complies with Section 409A of the Code. The term of each option will be fixed by our compensation committee and may not exceed 10 years from the date of grant. Our compensation committee will determine at what time or times each option may be exercised.

Our compensation committee may award stock appreciation rights under the 2026 Plan subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of common stock, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price of each stock appreciation right will be determined by our compensation committee but generally may not be less than 100 percent of the fair market value of our common stock on the date of grant unless the stock appreciation right (i) is granted pursuant to a transaction described in, and in a manner consistent with Section 424(a) of the Code, (ii) is granted to an individual who is not subject to U.S. income tax or (iii) complies with Section 409A of the Code. The term of each stock appreciation right will be fixed by our compensation committee and may not exceed 10 years from the date of grant. Our compensation committee will determine at what time or times each stock appreciation right may be exercised.

Our compensation committee may award restricted shares of common stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. Our compensation committee may also grant shares of common stock that are free from any restrictions under the 2026 Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant.

Our compensation committee may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock.

Our compensation committee may grant cash bonuses under the 2026 Plan to participants, subject to the achievement of certain performance goals.

The 2026 Plan provides that upon the effectiveness of a “sale event,” as defined in the 2026 Plan, an acquirer or successor entity may assume, continue or substitute outstanding awards under the 2026 Plan. To the extent that awards granted under the 2026 Plan are not assumed or continued or substituted by the successor entity, upon the effective time of the sale event, such awards shall terminate. In the event of such termination, (i) individuals holding options and stock appreciation rights will be permitted to exercise such options and stock appreciation rights (to the extent exercisable) within a specified period of time prior to the sale event or (ii) we may make or provide for a payment, in cash or in kind, to participants holding vested and exercisable options and stock appreciation rights equal (A) the difference between the per share cash consideration payable to stockholders in the sale event and the per share exercise price of the options or stock appreciation rights, multiplied by (B) the number of shares subject to such outstanding vested and exercisable options and stock appreciation rights (to the extent exercisable at prices not in excess of the per share cash consideration), and we may make or provide for a payment, in cash or in kind, to participants holding other vested awards equal to the per share cash consideration multiplied by the number of vested shares underlying such awards.

Our board of directors may amend or discontinue the 2026 Plan and our compensation committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may adversely affect rights under an award without the holder’s consent. Certain amendments to the 2026 Plan require the approval of our stockholders. The administrator of the 2026 Plan is specifically authorized to exercise its discretion to reduce the exercise price of outstanding stock options and stock appreciation rights or effect the repricing of such awards through cancellation and re-grants without stockholder consent. No awards may be granted under the 2026 Plan after the date that is 10 years from the effective date of the 2026 Plan. No awards under the 2026 Plan have been made prior to the date of this prospectus.

Director compensation

2025 director compensation table

The following table presents the total compensation paid by our company to non-employee members of our board of directors during the year ended December 31, 2025. Mr. Green, Mr. Delmar and Dr. Wilkison do not receive any compensation from our company for their service on our board of directors. See the section titled “Executive compensation” above for more information on the compensation paid to or earned by Mr. Green, Mr. Delmar and Dr. Wilkison as employees for the year ended December 31, 2025.

Name	Fees earned or paid in cash ($) (1)	Option awards ($) (2)	Total ($) (3)
Tim Boris	$20,000	$5,050	$25,050
Richard Gorman	$20,000	$5,050	$25,050
Peter Pieraccini	$20,000	$5,050	$25,050
Robert Ruffolo, Jr.(4)	-	$2,950	$2,950

(1)	As of April 1, 2025, in an effort to conserve cash, each of our non-employee directors agreed to defer their director fees until we (i) fully fund the budget to complete the Phase 2b EMERGE study in an amount equal to or greater than $6.0 million or (ii) sell all or part of our outstanding equity, business or assets with net proceeds equal to or greater than $6.0 million. The amount reported for each director equals the amount accrued in our financial statements, which represents the amount to which each director was entitled prior to such deferral. As discussed below, in connection with this initial public offering, we have adopted a new non-employee director compensation policy that replaces our existing compensation arrangements with our non-employee directors.

(2)	The amounts reported in this column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718. These amounts reflect our calculation of the value of these awards at the grant date and do not necessarily correspond to the actual value that may ultimately be realized by the director. The assumptions used in the grant date fair value of the awards in this column are described in Note 6—Stock-Based Compensation to our audited financial statements included elsewhere in this prospectus. As of December 31, 2025, each of Messrs. Boris, Gorman and Pieraccini holds outstanding options to purchase 26,665 shares of our common stock.
(3)	In addition, we have reimbursed and will continue to reimburse all of our non-employee directors for their reasonable out-of-pocket expenses incurred in attending board of directors and committee meetings. As of December 31, 2025 no reimbursements have been paid.
(4)	Mr. Ruffolo resigned from the board of directors on April 28, 2025.

Non-employee director compensation policy

In connection with this offering, we adopted a new non-employee director compensation policy that became effective upon the effectiveness of the registration statement of which this prospectus forms a part and that is designed to enable us to attract and retain, on a long term basis, highly qualified non-employee directors.

Under the policy, our non-employee directors will be eligible to receive cash retainers (which will be payable quarterly in arrears and prorated for partial years of service) and equity awards as set forth below:

Annual Retainer for Board Membership

$40,000 for general availability and participation in meetings and conference calls of our Board of Directors

Additional Annual Retainer for Non-Executive Chair and Committee Membership:

Non-Executive Chairperson (if any): $10,000

Audit Committee Chairperson: $7,500

Audit Committee member (other than Chairperson): $2,500

Compensation Committee Chairperson: $7,500

Compensation Committee member (other than Chairperson): $2,500

Nominating and Corporate Governance Committee Chairperson: $7,500

Nominating and Corporate Governance Committee member (other than Chairperson): $2,500

In addition, non-employee directors will be entitled to equity awards from time to time as determined by our board of directors.

We will reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our board of directors or any committee thereof.

Employee directors will receive no additional compensation for their service as a director.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of transactions or series of transactions since January 1, 2023, to which we were or will be a party, in which:

•	the amount involved in the transaction exceeds, or will exceed, the lesser of (i) $120,000 or (ii) one percent of the average of our total assets at year-end for the last two completed fiscal years; and
•	in which any of our executive officers, directors or holder of five percent or more of any class of our capital stock, including their immediate family members or affiliated entities, had or will have a direct or indirect material interest.

Compensation arrangements for our named executive officers and our directors are described elsewhere in this prospectus under “Executive compensation” and “Director compensation.”

Convertible promissory notes

In December 2025, we entered into certain convertible promissory notes with certain stockholders. The following table summarizes purchases of our convertible promissory notes by related persons:

Noteholder	Original Note Price
Steel Buddha, LLC, an entity in which Mr. Pieraccini, one of our directors, is the sole member	$500,000
Steven Delmar, our Chief Financial Officer and one of our directors	$50,000
Buster Clark LLC, an entity owned by an immediate family member of Dr. Wilkison, our Chief Scientific Officer and one of our directors	$200,000

Agreements with stockholders

In connection with our Series A convertible preferred stock financings, we entered into an investors’ rights agreement containing registration rights and information rights, among other things, with certain holders of our preferred stock. This agreement will terminate upon the closing of this offering.

Stock option grants to directors and executive officers

We have granted stock options to our directors and named executive officers as more fully described in the section entitled “Executive compensation.”

Indemnification agreements

In connection with this offering, we entered into new agreements to indemnify our directors and executive officers. These agreements, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our board of directors to the maximum extent allowed under Delaware law.

Certain relationships

Policies for approval of related party transactions

Our board of directors reviews and approves transactions with directors, officers and holders of five percent or more of our voting securities and their affiliates, each a related party. Prior to this offering, the material facts as to the relationship or interest in the transaction were disclosed to our board of directors prior to their consideration of such transaction, and the transaction was not considered approved by our board of directors unless a majority of the directors who are not interested in the transaction approved the transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction were disclosed to the stockholders, who must approve the transaction in good faith.

In connection with this offering, we adopted a written related party transactions policy that provides that such transactions must be approved by our audit committee. This policy became effective on the date on which the registration statement of which this prospectus forms a part was declared effective by the SEC. Pursuant to this policy, the audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director, or greater than 5 percent beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2026, and as adjusted to reflect the sale of our common stock offered by us in this offering assuming no exercise of the underwriters’ option to purchase additional shares, for:

•	each person, or group of affiliated persons, known by us to beneficially own five percent or more of our outstanding common stock (on an as-converted to common stock basis);
•	each of our directors;
•	each of our named executive officers; and
•	all of our current directors and executive officers as a group.

The ownership percentage information prior to this offering shown in the following table is based upon 7,150,302 shares of common stock outstanding after giving effect to the conversion of all outstanding shares of our Series A convertible preferred stock into an aggregate of 1,887,144 shares of common stock upon the completion of this offering pursuant to the Preferred Stock Conversion. The percentage ownership information after this offering shown in the following table is based upon 7,667,587 shares of common stock outstanding as of March 31, 2026, after giving effect to the Preferred Stock Conversion, the Convertible Note Conversion, the Warrant Exercise and the sale of 6,250,000 shares of common stock by us in this offering, and assuming no exercise of the underwriters’ option to purchase additional shares.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities as well as any shares of common stock that the person has the right to acquire within 60 days of March 31, 2026 through the exercise of stock options, warrants or other rights. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Each individual or entity shown on the table has furnished information with respect to beneficial ownership. Except as otherwise indicated below, the address of each officer, director and five percent stockholder listed below is c/o Vogenx, Inc., P.O. Box 19469, Raleigh, North Carolina 27619.

	Shares of	Percentage of shares
	common stock	beneficially owned
	beneficially	Before	After
Name of Beneficial Owner	owned	offering	offering
5% or Greater Stockholders
Richard Cheatham (1)	757,222	10.5%	5.4%
Lypul, Ltd. (2)	657,895	9.0%	4.3%
Maxim Partners LLC (3)	451,873	6.2%	3.2%

Directors, Named Executive Officers and Other Executive Officers
James Green (4)	1,925,555	26.5%	13.7%
William Wilkison (5)	1,925,555	26.5%	13.7%
Steven Delmar (6)	791,667	10.9%	5.7%
Peter Pieraccini (7)	23,332	*	*
Timothy Boris (8)	23,332	*	*
Richard Gorman (9)	23,332	*	*
All executive officers and directors as a group (6 persons) (10)	4,712,773	62.3%	33.2%

*	Represents beneficial ownership of less than one percent.

(1)	Consists of (i) 700,000 shares of common stock held by Stanhope-1, LLC, of which Dr. Cheatham is a manager and shares voting and investment control with his spouse, and (ii) 57,222 shares of common stock underlying stock options exercisable within 60 days of March 31, 2026.

(2)	Consists of (i) 526,316 shares of common stock issuable upon conversion of Series A convertible preferred stock and (ii) 131,579 shares of common stock underlying common stock warrants exercisable within 60 days of March 31, 2026. The board of directors of Lypul Ltd. exercises voting and dispositive power with respect to the securities directly held by Lypul Ltd. The address of Lypul Ltd. is Wessex House, 5th Floor, 45 Reid Street, Hamilton HM 12 Bermuda.

(3)	Consists of (i) 263,158 shares of common stock and (ii) 188,715 shares of common stock underlying common stock warrants exercisable within 60 days of March 31, 2026. MJR Holdings LLC is the managing member of Maxim Partners LLC. Cliff Teller is the Chief Executive Officer of MJR Holdings LLC and has dispositive power over the securities held by Maxim Partners LLC. Mr. Teller disclaims beneficial ownership over any securities owned by Maxim Partners LLC and MJR Holdings LLC except to the extent of his pecuniary interest therein. The address of Maxim Partners LLC is 300 Park Avenue, 16th Floor, New York, New York 10022.

(4)	Consists of (i) 1,800,000 shares of common stock held by Osprey Investments I LLC, of which Mr. Green is a member and shares voting and investment control with his spouse, and (ii) 125,555 shares of common stock underlying stock options held by Mr. Green exercisable within 60 days of March 31, 2026.
(5)	Consists of (i) 1,800,000 shares of common stock held by Wowig, LLC, of which Dr. Wilkison is the sole member, and (ii) 125,555 shares of common stock underlying stock options held by Dr. Wilkison exercisable within 60 days of March 31, 2026.
(6)	Consists of (i) 700,000 shares of common stock, (ii) 91,667 shares of common stock underlying stock options exercisable within 60 days of March 31, 2026, and (iii) upon the closing of this offering, 4,273 shares of common stock issuable upon conversion of convertible promissory notes.
(7)	Consists of (i) 23,332 shares of common stock underlying stock options exercisable within 60 days of March 31, 2026, and (ii) upon the closing of this offering, 42,735 shares of common stock issuable upon conversion of convertible promissory notes held by Steel Buddha, LLC, of which Mr. Pieraccini is the sole member.

(8)	Consists of 23,332 shares of common stock underlying stock options exercisable within 60 days of March 31, 2026.

(9)	Consists of 23,332 shares of common stock underlying stock options exercisable within 60 days of March 31, 2026.

(10)	See footnotes 4 through 9.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our second amended and restated certificate of incorporation and amended and restated bylaws, which will be effective immediately prior to the closing of this offering and upon the effectiveness of the registration statement of which this prospectus forms a part, respectively. The descriptions of the common stock and preferred stock give effect to changes to our capital structure, that will occur immediately upon the closing of this offering. We refer in this section to our second amended and restated certificate of incorporation as our certificate of incorporation, and we refer to our amended and restated bylaws as our bylaws.

General

Upon completion of this offering, our authorized capital stock will consist of 500,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, all of which shares of preferred stock will be undesignated.

As of March 31, 2026, 5,263,158 shares of our common stock were outstanding and held of record by five stockholders, and 5,661,422 shares of Series A convertible preferred stock were outstanding and held of record by 81 stockholders. These amounts do not take into account the Preferred Stock Conversion, the Convertible Note Conversion or the Warrant Exercise, each of which will occur upon the closing of this offering.

Common stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See the section titled “Dividend Policy” for additional information. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. The shares to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable.

Preferred stock

Upon the closing of this offering, all outstanding shares of our Series A convertible preferred stock will be converted into shares of our common stock. Upon the closing of this offering, our board of directors will have the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. Immediately after the closing of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.

Options

As of March 31, 2026, options to purchase an aggregate of 561,657 shares of common stock were outstanding, with a weighted-average exercise price of $1.04 per share.

Warrants

As of March 31, 2026, warrants to purchase 660,520 shares of common stock were outstanding.

Anti-takeover effects of Delaware law and certain provisions of our certificate of incorporation and bylaws

Some provisions of Delaware law include, and our second amended and restated certificate of incorporation and amended and restated bylaws will include, a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board composition and filling vacancies

Our certificate of incorporation will provide for the division of our board of directors into three classes serving staggered three-year terms, with one class being elected each year. Our certificate of incorporation also will provide that directors may be removed only for cause and then only by the affirmative vote of the holders of not less than two-thirds of the voting power of the outstanding shares of capital stock of the voting power of the outstanding shares of capital stock then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote a majority of the remaining directors then in office even if less than a quorum or by sole remaining director. The classification of directors, together with the limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our board of directors. In addition, as described under “Executive Compensation—Executive compensation arrangements—Employment arrangements in place prior to the offering for named executive officers” included elsewhere in this prospectus, the employment agreements for each of Mr. Green, Mr. Delmar and Dr. Wilkison that will be in effect upon the completion of this offering will provide each such executive board nomination rights based on, for each such executive, such executive’s beneficial ownership of our common stock.

No written consent of stockholders

Our certificate of incorporation will provide that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Meetings of stockholders

Our certificate of incorporation and bylaws will provide that only our board of directors may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws will limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance notice requirements

Our bylaws will establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures will provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws will specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to certificate of incorporation and bylaws

Any amendment of our certificate of incorporation must first be approved by a majority of our board of directors, and if required by law or our certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, board composition, limitation of liability and the amendment of our bylaws and certificate of incorporation must be approved by not less than two-thirds of the outstanding shares entitled to vote on the amendment, and not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class. Our bylaws may be amended by the affirmative vote of our board of directors, subject to any limitations set forth in the bylaws; and may also be amended by the affirmative vote of at least two-thirds of the outstanding shares entitled to vote on the amendment, or, if our board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

Preferred stock

Our certificate of incorporation will provide for 10,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation will grant our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Delaware anti-takeover statute

Upon completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or
•	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, lease, pledge, exchange, mortgage or other disposition involving the interested stockholder of 10 percent or more of the assets of the corporation;
•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15 percent or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Choice of forum

Our bylaws will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any state law claims for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, and employees to us or our stockholders, (3) any action asserting a claim arising pursuant to the Delaware General Corporation Law, our certificate of incorporation or our bylaws (including the interpretation, validity or enforceability thereof), or (4) any action asserting a claim that is governed by the internal affairs doctrine; provided, however, that this provision shall not apply to any causes of action arising under the Securities Act or Exchange Act. In addition, our bylaws will provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these forum provisions. These forum provisions may impose additional costs on stockholders, may limit our stockholders’ ability to bring a claim in a forum they find favorable, and the designated courts may reach different judgments or results than other courts. In addition, there is uncertainty as to whether the federal forum provision for Securities Act claims will be enforced, which may impose additional costs on us and our stockholders.

Stock exchange listing

Our common stock has been approved for listing on the Nasdaq Capital Market under the symbol “VOGX.”

Transfer agent and registrar

The Transfer Agent and Registrar for our common stock is VStock Transfer, LLC.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our shares. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of shares of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Based on the number of shares outstanding as of March 31, 2026, upon the completion of this offering, 13,917,587 shares of our common stock will be outstanding, assuming the issuance of 6,250,000 shares offered by us in this offering, no exercise of the underwriters’ option to purchase additional shares, no exercise of outstanding options, and after giving effect to the Preferred Stock Conversion, the Convertible Note Conversion and the Warrant Exercise. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below. All remaining shares of common stock held by existing stockholders immediately prior to the completion of this offering will be “restricted securities” as such term is defined in Rule 144 under the Securities Act. These restricted securities were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701, summarized below.

Rule 144

In general, a person who has beneficially owned restricted stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Persons who have beneficially owned restricted shares for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1 percent of the number of shares then outstanding, which will equal approximately 139 thousand shares immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional shares, based on the number of shares outstanding as of March 31, 2026; or
•	the average weekly trading volume of our common stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares.

However, substantially all Rule 701 shares are expected to be subject to lock-up agreements as described below and under “Underwriting” included elsewhere in this prospectus and are expected to become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Lock-up agreements

Each of our directors and officers and substantially all of our stockholders have agreed not to sell or otherwise transfer or dispose of any of our securities for a period of 180 days from the date of this prospectus, subject to certain exceptions. The representatives of the underwriters may, in their sole discretion, permit early release of shares subject to the lock-up agreements. See the section entitled “Underwriting,” included elsewhere in this prospectus for more information.

Equity incentive plans

We intend to file one or more registration statements on Form S-8 under the Securities Act to register our shares issued or reserved for issuance under our equity incentive plans. The first such registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing with the SEC. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the expected lock-up restrictions described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion is a summary of certain material U.S. federal income tax considerations applicable to non-U.S. holders (as defined below) with respect to their ownership and disposition of shares of our common stock issued pursuant to this offering, referred to below as “our common stock”. For purposes of this discussion, a non-U.S. holder means a beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	a non-resident alien individual;
•	a foreign corporation or other foreign organization taxable as a corporation; or
•	a foreign trust or estate the income of which is not subject to U.S. federal income tax on a net income basis.

This discussion does not address the tax treatment of partnerships or other entities or arrangements that are treated as pass-through entities for U.S. federal income tax purposes or persons that hold their common stock through partnerships or other pass-through entities. A partner in a partnership or other pass-through entity that will hold our common stock should consult his, her or its tax advisor regarding the tax consequences of acquiring, holding and disposing of our common stock through a partnership or other pass-through entity, as applicable.

This discussion is based on current provisions of the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus and, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any such change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus. There can be no assurance that the Internal Revenue Service, which we refer to as the IRS, will not challenge one or more of the tax consequences described herein. We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code, generally property held for investment.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address any aspects of U.S. state, local or non-U.S. taxes, the alternative minimum tax, the Medicare contribution tax on net investment income, the rules regarding qualified small business stock within the meaning of Section 1202 of the Code, or any other aspect of any U.S. federal tax other than income taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

•	insurance companies;
•	tax-exempt or governmental organizations;
•	financial institutions;
•	brokers or dealers in securities;
•	“regulated investment companies” and “real estate investment trusts”;
•	pension plans;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	“qualified foreign pension funds,” or entities wholly owned by a “qualified foreign pension fund”;
•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and partners and investors therein);
•	persons deemed to sell our common stock under the constructive sale provisions of the Code;
•	persons who have elected to mark securities to market for U.S. federal income tax purposes;
•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•	persons that hold our common stock as part of a straddle, conversion transaction, synthetic security or other integrated investment; and
•	U.S. expatriates.

This discussion is for general information only and is not tax advice. Accordingly, all prospective non-U.S. holders of our common stock should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock.

Distributions on our common stock

We have never declared or paid any cash distributions on our capital stock and we do not anticipate paying cash distributions on our common stock for the foreseeable future. Distributions, if any, on our common stock will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “Gain on sale and other taxable disposition of our common stock.” Any such distributions will also be subject to the discussions below under the sections entitled “Backup withholding and information reporting” and “Withholding and information reporting requirements—FATCA.”

Subject to the discussion in the following two paragraphs in this section, dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30 percent rate or a reduced rate specified by an applicable income tax treaty between the United States and such holder’s country of residence.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30 percent withholding tax if the non-U.S. holder satisfies applicable certification requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30 percent rate or a reduced rate specified by an applicable income tax treaty between the United States and such holder’s country of residence.

A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form) to the applicable withholding agent and satisfy applicable certification and other requirements. Any documentation provided to an applicable withholding agent may need to be updated in certain circumstances. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Gain on sale or other taxable disposition of our common stock

Subject to the discussions below under “Backup withholding and information reporting” and “Withholding and information reporting requirements—FATCA,” a non-U.S. holder generally will not be subject to any U.S. federal income or withholding tax on any gain realized upon such holder’s sale or other taxable disposition of shares of our common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by such non-U.S. holder in the United States, in which case the non-U.S. holder generally will be taxed on a net income basis at the U.S. federal income tax rates applicable to United States persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “Distributions on our common stock” also may apply;
•	the non-U.S. holder is a nonresident alien individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30 percent tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or
•	we are, or have been, at any time during the five-year period preceding such sale or other taxable disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation,” as described below, unless our common stock is regularly traded on an established securities market and the non-U.S. holder holds no more than 5 percent of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable Treasury regulations, equals or exceeds 50 percent of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above.

Backup withholding and information reporting

We (or the applicable paying agent) must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. A non-U.S. holder may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above in “Distributions on our common stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker.

Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them. Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is filed with the IRS in a timely manner.

Withholding and information reporting requirements—FATCA

Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act, FATCA, generally impose a U.S. federal withholding tax at a rate of 30 percent on payments of dividends on, or, subject to the discussion of certain proposed U.S. Treasury regulations below, gross proceeds from the sale or other disposition of, our common stock paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” such foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” such foreign entity identifies certain of its U.S. investors, if any, or (iii) the foreign entity is otherwise exempt under FATCA. However, the U.S. Treasury released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30 percent applicable to the gross proceeds of a sale or other disposition of our common stock. In the preamble to such proposed regulations, the U.S. Treasury stated that taxpayers (including withholding agents) may generally rely on the proposed regulations until final regulations are issued. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of this withholding tax. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock and the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30 percent withholding tax under FATCA.

UNDERWRITING

We are offering the shares of common stock described in this prospectus through a number of underwriters. JonesTrading Institutional Services LLC, or Jones, is acting as the sole book-running manager of the offering and as the representative of the underwriters. We will enter into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we will agree to sell to the underwriters, and each underwriter will severally agree to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares
JonesTrading Institutional Services LLC	6,250,000
Total	6,250,000

The underwriters will be committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement will also provide that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.546 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $0.546 per share from the initial public offering price. After the initial offering of the shares to the public, if all of the shares of common stock are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

Over-Allotment Options

The underwriters will have an option to buy up to 937,500 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters will have 45 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee will be equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $0.91 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Discounts, Commissions, and Expenses

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting Discounts and Commissions paid by us (1)	$0.91	$0.91	$5,687,500	$6,540,625

(1)	Based on the initial public offering price of $13.00 per share of common stock.

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $1.7 million. We have agreed to reimburse the underwriters for out-of-pocket expenses actually incurred relating to the clearance of this offering of up to an aggregate reimbursement allowance of $300,000, including, but not limited to, legal fees related to the review by the Financial Industry Regulatory Authority, or FINRA. Such reimbursement shall be payable immediately upon (but only in the event of) the closing of the offering.

Right of First Refusal

Jones will receive a right of first refusal in connection with this offering, for a period of 12 months from the closing of the offering, to act as (i) the lead underwriter, lead initial purchaser, lead placement, selling agent, or lead arranger, as the case may be, on any financing by us through the issuance of debt or equity securities or (ii) the financial advisor on any disposition of or acquisition of any business units or on the acquisition of a majority of our outstanding securities or on any exchange or tender offer or any merger, consolidation or other business combination or any recapitalization, reorganization, restructuring or other similar transaction, including, without limitation, an extraordinary dividend or distributions or a spin-off or split-off in which we are involved, or the Right of First Refusal. In the event that Jones exercises its Right of First Refusal, we and Jones will negotiate in good faith the terms of Jones’ engagement in a separate agreement, which agreement would set forth, among other matters, customary terms and conditions to be mutually agreed upon and shall not be inconsistent with the terms of FINRA Rule 5110(g). In compliance with FINRA Rule 5110(g)(5)(B), the Right of First Refusal granted hereunder may be terminated by us for “Cause,” which shall mean a material breach by Jones of the underwriting agreement or a material failure by Jones to provide the services as contemplated by the underwriting agreement.

Tail Financing

In the event the offering is not consummated, Jones will also be entitled to compensation calculated in the manner set forth in the underwriting agreement with respect to any public or private offering or other financing or capital-raising transaction, or the Tail Financing, to the extent that such financing is provided to our company by investors whom Jones contacted during the term of their engagement and with whom Jones has had discussions regarding a potential investment in our company, if such Tail Financing is consummated at any time during the 12-month period following the expiration or termination of our engagement with Jones dated as of December 11, 2025; provided, however, that we are not required to pay Jones such fee if Jones is terminated for Cause by us as provided in FINRA Rule 5110(g)(5)(B) or if Jones is otherwise engaged as the placement agent for such Tail Financing in accordance with the terms negotiated for such Tail Financing.

Electronic Offer, Sale and Distribution of Common Stock

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Lock-up Agreements

We have agreed that, subject to certain exceptions, we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, loan, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of Jones for a period of 180 days after the date of this prospectus, other than the shares of our common stock to be sold in this offering.

The restrictions on our actions, as described above, do not apply to certain transactions, including (i) the issuance of shares of common stock or securities convertible into or exercisable for shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) that are outstanding on the date of the underwriting agreement and described in this prospectus; (ii) grants of stock options, stock awards, restricted stock, restricted stock units, or other equity awards and the issuance of shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing of this offering and described in this prospectus; (iii) the issuance of up to 10% of the outstanding shares of our common stock, or securities convertible into, exercisable for, or which are otherwise exchangeable for, our common stock, immediately following the closing of this offering, in acquisitions or other similar strategic transactions, provided that for (i)-(iii) such recipients enter into a lock-up agreement with the underwriters; or (iv) our filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of the underwriting agreement and described in this prospectus or any assumed benefit plan pursuant to an acquisition or similar strategic transaction.

Our directors and executive officers and substantially all of our stockholders, or such persons, the lock-up parties, have entered into lock-up agreements with the underwriters pursuant to which each lock-up party, with limited exceptions, for a period of 180 days after the date of this prospectus, or such period, the restricted period, will not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of Jones, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant, or collectively with the common stock, the lock-up securities, (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any lock-up securities, or (4) publicly disclose the intention to do any of the foregoing. Such persons or entities will be required to acknowledge that these undertakings will preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (by any person or entity, whether or not a signatory to such agreement) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of lock-up securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including transfers of lock-up securities: (i) as bona fide gifts, as a charitable contribution, or for bona fide estate planning purposes, (ii) by will or intestacy or any other testamentary document, (iii) to any trust for the direct or indirect benefit of the lock-up party or its immediate family, or if the lock-up party is a trust, to a trustor, trustee (or co-trustee) or beneficiary of the trust or to the estate of a beneficiary of such trust (for purposes hereof, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin), (iv) to a corporation, partnership, limited liability company, investment fund or other entity (A) of which the lock-up party and/or its immediate family are the legal and beneficial owner of all of the outstanding equity securities or similar interests or (B) controlled by, or under common control with, the lock-up party or the immediate family of the lock-up party, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv), (vi) if the lock-up party is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or its affiliates (including, for the avoidance of doubt, where the lock-up party is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to limited partners, members or stockholders of the lock-up party, (vii) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement, (viii) to us from an employee upon death, disability or termination of employment, in each case, of such employee, (ix) as part of a transaction related to lock-up securities acquired in open market transactions following this offering, (x) to us in connection with the vesting, settlement, or exercise of restricted stock units, options, warrants or other rights to purchase shares of our common stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock units, options, warrants or rights, provided that any such shares of our common stock received upon such exercise, vesting or settlement shall be subject to the restrictions similar to those in the immediately preceding paragraph, and provided further that any such restricted stock units, options, warrants or rights are held by the lock-up party pursuant to an agreement or equity awards granted under a stock incentive plan or other equity award plan, each such agreement or plan which is described in this prospectus, (xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors and made to all stockholders involving a change in control, provided that if such transaction is not completed, all such lock-up securities would remain subject to the restrictions in the immediately preceding paragraph (xii) to an immediate family member of the lock-up party, or (xiii) to us in connection with the transfer of shares pursuant to option agreements relating to the early exercise by the lock-up party of unvested options issued pursuant to our equity incentive plans, which plans are in each case described in this Registration Statement, under which we have the right to repurchase such shares and only to the extent we elect to exercise such right.; provided that (A) in the case of any transfer or distribution pursuant to clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (xii) of this paragraph, such transfer shall not involve a disposition for value and each donee, devisee, transferee or distributee shall execute and deliver to the representatives of the underwriters a lock-up letter in the form of the lock-up agreement, (B) in the case of any transfer or distribution pursuant to clauses (iii), (iv), (v), (vi) and (ix) of this paragraph, no filing by any party (donor, donee, devisee, transferor, transferee, distributer or distributee) under the Exchange Act, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 or a filing required pursuant to Section 13 of the Exchange Act and the rules and regulations promulgated thereunder made after the expiration of the restricted period) and (C) in the case of any transfer or distribution pursuant to clauses (i), (ii), (vii), (viii), (x) and (xiii) of this paragraph it shall be a condition to such transfer that no public filing, report or announcement shall be voluntarily made and if any filing under Section 16(a) of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of our common stock in connection with such transfer or distribution shall be legally required during the restricted period, such filing, report or announcement shall clearly indicate in the footnotes thereto the nature and conditions of such transfer. For the avoidance of doubt, nothing in the lock-up agreements shall prohibit (a) exercise of the options, settlement of RSUs or other equity awards, or the exercise of warrants granted pursuant to plans described in this prospectus, provided that any lock-up securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding paragraph; (b) the conversion of outstanding preferred stock, warrants to acquire preferred stock, or convertible securities into shares of our common stock or warrants to acquire shares of our common stock, provided that any common stock or warrant received upon such conversion would be subject to restrictions similar to those in the immediately preceding paragraph; (c) the establishment or modification by lock-up parties of trading plans under Rule 10b5-1 under the Exchange Act for the transfer of lock-up securities, provided that such plans do not provide for the transfer of lock-up securities during the restricted period; or (d) the sale of our common stock pursuant to the terms of the underwriting agreement.

Jones, in its sole discretion, may release the securities subject to any of the lock-up agreements to be entered with the underwriters as described above, in whole or in part at any time.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Exchange Listing

Our common stock has been approved for listing on the Nasdaq Capital Market under the symbol “VOGX.”

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our common stock. The initial public offering price has been determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters have considered a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;
•	our prospects and the history and prospects for the industry in which we compete;
•	an assessment of our management;
•	our prospects for future earnings;
•	the general condition of the securities markets at the time of this offering;
•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our shares of common stock, or that the shares will trade in the public market at or above the initial public offering price.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling restrictions

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no shares of our common stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of our common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of shares of common stock may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of common stock shall require the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with our company and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

Our company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to prospective investors in the United Kingdom

In relation to the United Kingdom (the “UK”) no shares of our common stock have been offered or will be offered pursuant to the offering to the public in the UK prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the Financial Conduct Authority in the UK in accordance with the UK Prospectus Regulation and the FSMA, except that offers of shares of common stock may be made to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation and the FSMA:

a)	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

c)	at any time in other circumstances falling within section 86 of the FSMA,

provided that no such offer of shares of common stock shall require the Issuer or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

Each person in the UK who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with our company and the underwriters that it is a qualified investor within the meaning of the UK Prospectus Regulation.

In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the UK to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

Our company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our common stock, the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, and the expression “FSMA” means the Financial Services and Markets Act 2000.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the UK, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to prospective investors in Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in Switzerland

The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or six or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of common stock, or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, our company, the shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”) and the offer of shares of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of common stock.

Notice to prospective investors in Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong), or CO, or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares of common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to prospective investors in Singapore

Each joint book-running manager has acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each joint book-running manager has represented and agreed that it has not offered or sold any shares of common stock or caused the shares of common stock to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares of common stock or cause the shares of common stock to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock, whether directly or indirectly, to any person in Singapore other than:

(a)	to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b)	to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares of common stock, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the shares of common stock are ’‘prescribed capital markets products’’ (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to prospective investors in Japan

The shares of common stock have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares of common stock nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to prospective investors in the United Arab Emirates

The shares of common stock have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to prospective investors in Israel

In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728—1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728–1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728—1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. We have not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728—1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our shares of common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728—1968. In particular, we may request, as a condition to be offered shares of common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728—1968 and the regulations promulgated thereunder in connection with the offer to be issued shares of common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728—1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728—1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

Notice to prospective investors in Australia

This prospectus:

(a)	does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

(b)	has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”) as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

(c)	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The shares of common stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares of common stock may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares of common stock may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares of common stock, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares of common stock under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares of common stock you undertake to us that you will not, for a period of 12 months from the date of issue of the shares of common stock, offer, transfer, assign or otherwise alienate those shares of common stock to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to prospective investors in China

This prospectus will not be circulated or distributed in the PRC and the shares of common stock will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.

Notice to prospective investors in Korea

The shares of common stock have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”) and the shares of common stock have been and will be offered in Korea as a private placement under the FSCMA. None of the shares of common stock may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). Furthermore, the purchaser of the shares of common stock shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares of common stock. By the purchase of the shares of common stock, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares of common stock pursuant to the applicable laws and regulations of Korea.

Notice to prospective investors in Saudi Arabia

This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority (the “CMA”), pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended (the “CMA Regulations”). The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the shares of common stock offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.

Notice to prospective investors in the Dubai International Financial Centre (“DIFC”)

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (the “DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The shares of common stock to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of common stock offered should conduct their own due diligence on the securities. If you do not understand the contents of this document, you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to prospective investors in Bermuda

Shares of common stock may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Notice to prospective investors in the British Virgin Islands

The shares of common stock are not being and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of us. The shares of common stock may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands) (BVI Companies), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

Notice to prospective investors in Taiwan

The shares of common stock have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares of common stock in Taiwan.

Notice to prospective investors in South Africa

Due to restrictions under the securities laws of South Africa, no “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the South African Companies Act), is being made in connection with the issue of the shares of common stock in South Africa. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. The shares of common stock are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions stipulated in section 96 (1) applies:

Section 96 (1) (a) the offer, transfer, sale, renunciation or delivery is to:

(i)	persons whose ordinary business, or part of whose ordinary business, is to deal in securities, as principal or agent;

(ii)	the South African Public Investment Corporation;

(iii)	persons or entities regulated by the Reserve Bank of South Africa;

(iv)	authorized financial service providers under South African law;

(v)	financial institutions recognized as such under South African law;

(vi)	a wholly owned subsidiary of any person or entity contemplated in (iii), (iv) or (v), acting as agent in the capacity of an authorized portfolio manager for a pension fund, or as manager for a collective investment scheme (in each case duly registered as such under South African law); or

(vii)	any combination of the person in (i) to (vi); or

Section 96 (1) (b) the total contemplated acquisition cost of the shares of common stock, for any single addressee acting as principal is equal to or greater than ZAR1,000,000 or such higher amount as may be promulgated by notice in the Government Gazette of South Africa pursuant to section 96(2)(a) of the South African Companies Act.

Information made available in this prospectus should not be considered as “advice” as defined in the South African Financial Advisory and Intermediary Services Act, 2002.

Notice to prospective investors in Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the shares of common stock has been or will be registered with the Securities Commission of Malaysia (the “Commission”), for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the shares of common stock, as principal, if the offer is on terms that the shares of common stock may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares of common stock is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Notice to prospective investors in Qatar

The shares of common stock described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Raleigh, North Carolina. In connection with this offering, Sichenzia Ross Ference Carmel LLP, New York, New York, is acting as counsel to the underwriters.

EXPERTS

The financial statements of Vogenx, Inc. (the Company) as of December 31, 2025 and 2024 and for each of the two years in the period ended December 31, 2025 included in this prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern, and relating to the Company’s restatement of its financial statements.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (File Number 333-297487) under the Securities Act with respect to the common stock we are offering by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Upon the completion of the offering, we will be subject to the informational requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov. We also maintain a website at https://www.vogenx.com, and upon completion of the offering, you may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.

Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors

Vogenx, Inc.

Raleigh, North Carolina

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Vogenx, Inc. (the “Company”) as of December 31, 2024 and 2025, the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2025, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has not generated positive cash flows from operations which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement of Previously Issued Financial Statements

As discussed in Note 2 to the financial statements, the 2024 and 2025 financial statements have been restated to correct a misstatement.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, P.C.

We have served as the Company’s auditor since 2023.

Raleigh, North Carolina

February 20, 2026, except for the effects of the restatement discussed in Note 2, as to which the date is April 2, 2026, and except for the effects of the reverse stock split discussed in Note 3, as to which the date is July 29, 2026.

Vogenx, Inc.

Balance Sheets

	December 31,
	2024	2025
Assets
Current assets:
Cash and cash equivalents	$962,923	$601,010
Prepaid expenses and other current assets	7,475	80,160
Total current assets	970,398	681,170
Total assets	$970,398	$681,170
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$109,207	$62,964
Accrued expenses	286,500	709,818
Convertible promissory notes payable, related party	-	816,300
Total current liabilities	395,707	1,589,082
Long-term liabilities:
Warrant liability	65,107	11,323
Total liabilities	460,814	1,600,405
Commitments and contingencies
Stockholders’ equity (deficit):
Series A convertible preferred stock, $0.0001 par value; 15,000,000 shares authorized; 5,661,422 shares issued and outstanding as of December 31, 2024 and 2025, respectively	$566	$566
Common shares, $0.0001 par value; 50,000,000 shares authorized; 5,263,158 shares issued and outstanding as of December 31, 2024 and 2025, respectively	1,579	1,579
Additional paid-in capital	9,903,506	9,920,290
Accumulated deficit	(9,396,067)	(10,841,670)
Total stockholders’ equity (deficit)	509,584	(919,235)
Total liabilities and stockholders’ equity (deficit)	$970,398	$681,170

See accompanying notes to financial statements.

Vogenx, Inc.

Statements of Operations

	Year Ended December 31,
	2024 (As Restated)	2025 (As Restated)
Operating expenses:
Research and development	$1,316,525	$571,965
General and administrative	984,309	867,153
Total operating expenses	2,300,834	1,439,118
Other income (expense)
Change in fair value of warrant liability	58,030	53,784
Change in fair value of convertible promissory notes payable, related party	-	(5,800)
Loss on issuance of convertible promissory notes payable, related party	-	(60,500)
Interest income	39,213	6,031
Total other income (expense)	97,243	(6,485)
Net loss	$(2,203,591)	$(1,445,603)
Net loss per common share – basic and diluted	$(0.40)	$(0.27)
Weighted average common shares outstanding – basic and diluted	5,451,873	5,451,873

See accompanying notes to financial statements.

Vogenx, Inc.

Statements of Stockholders’ Equity (Deficit)

	Series A Convertible				Additional		Total Stockholders’
	Preferred Stock		Common Stock		Paid-in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance, December 31, 2023	5,661,422	$566	5,263,158	$1,579	$9,816,205	$(7,192,476)	$2,625,874
Stock-based compensation					87,301		87,301
Net loss						(2,203,591)	(2,203,591)
Balance, December 31, 2024	5,661,422	566	5,263,158	1,579	9,903,506	(9,396,067)	509,584
Stock-based compensation					16,784		16,784
Net loss						(1,445,603)	(1,445,603)
Balance, December 31, 2025	5,661,422	$566	5,263,158	$1,579	$9,920,290	$(10,841,670)	$(919,235)

See accompanying notes to financial statements.

Vogenx, Inc.

Statements of Cash Flows

	Year ended December 31,
	2024	2025
Operating activities:
Net loss	$(2,203,591)	$(1,445,603)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	87,301	16,784
Change in fair value of convertible promissory notes payable, related party	-	5,800
Change in fair value of warrant liability	(58,030)	(53,784)
Loss on issuance of convertible promissory notes payable, related party	-	60,500
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	72,752	(72,685)
Accounts payable	(229,179)	(46,243)
Accrued expenses	(10,625)	423,318
Net cash used in operating activities	(2,341,372)	(1,111,913)
Financing activities:
Proceeds from issuance of convertible promissory notes payable, related party	-	750,000
Net cash provided by financing activities	-	750,000
Net decrease in cash and cash equivalents	(2,341,372)	(361,913)
Cash and cash equivalents, beginning of year	3,304,295	962,923
Cash and cash equivalents, end of year	$962,923	$601,010

See accompanying notes to financial statements.

VOGENX, INC.

NOTES TO THE FINANCIAL STATEMENTS

1. Organization and Description of Business

Business and Organization

Vogenx, Inc. (the “Company”), was incorporated in the State of Delaware on February 5, 2021. The Company is a clinical-stage life science and drug development company focused on the discovery and development of novel therapeutics for the treatment of serious metabolic and gastrointestinal diseases associated with dysfunctions in human metabolism and high unmet medical needs. The Company’s lead product candidate, mizagliflozin, is an orally administered, minimally absorbed, small molecule drug candidate being developed for the treatment of post-bariatric hypoglycemia (“PBH”), gastroparesis and GIP-induced Cushing’s Syndrome.

2. Restatement of Previously Issued Financial Statements

Subsequent to the issuance of the Company’s financial statements as of and for the years ended December 31, 2024 and 2025, an error was identified in weighted average common shares outstanding – basic and diluted. Upon further evaluation, the Company determined that the inclusion of Series A Convertible Preferred Stock in the weighted average common shares outstanding – basic and diluted calculation was not accurate as the holders are not contractually obligated to share in the losses of the Company. As such, adjustments were necessary to accurately reflect the Company’s net loss per common share – basic and diluted. The calculation was updated to remove the Series A Convertible Preferred Stock from the weighted average common shares-outstanding – basic and diluted, and the resulting net loss per common share – basic and diluted was updated.

The Company assessed the impact of the error on its previously issued financial statements and determined it to be material to 2024 and 2025. The error has been corrected in the accompanying statements of operations.

The following tables summarize the effect of the error on the Company’s statements of operations for the years ended December 31, 2024 and 2025 (as adjusted for the reverse stock split, as described in Note 3):

	For the year ended December 31, 2024
	As Previously Reported	Adjustments	As Restated
Net loss per common share – basic and diluted	$(0.30)	$(0.10)	$(0.40)
Weighted average common shares outstanding	7,339,017	(1,887,144)	5,451,873

	For the year ended December 31, 2025
	As Previously Reported	Adjustments	As Restated
Net loss per common share – basic and diluted	$(0.20)	$(0.07)	$(0.27)
Weighted average common shares outstanding	7,339,017	(1,887,144)	5,451,873

3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (GAAP).

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company continues to incur losses and, as of December 31, 2025, the Company had an accumulated deficit of approximately $10.8 million. Since inception, the Company has financed its activities principally from the proceeds from the issuance of equity securities and convertible notes.

The Company’s ability to continue as a going concern is dependent upon the Company’s ability to raise additional debt and equity capital. There can be no assurance that such capital will be available in sufficient amounts or on terms acceptable to the Company. These factors raise substantial doubt about the Company’s ability to continue as a going concern one year from the date of these financial statements are available to be issued. The accompanying financial statements do not include any adjustments relating to the recoverability of the recorded assets or the classification of liabilities that may be necessary should the Company be unable to continue as a going concern.

The Company does not have sufficient capital to fund its operations beyond the next twelve months after these financial statements are available to be issued. In order to address the Company’s capital needs, including its planned clinical trials, the Company is actively pursuing additional financing in the form of public or private equity, debt or a combination thereof. If the Company is unable to obtain additional financing in sufficient amounts or on acceptable terms under such circumstances, the Company’s operating results and prospects will be adversely affected.

At December 31, 2025 the Company had cash and cash equivalents of approximately $601 thousand. Based upon the Company’s current business plans, management believes that the Company’s current cash on hand will be insufficient to fully execute its plans. Commencement of planned future clinical trials is subject to the Company’s successful pursuit of opportunities that will allow it to establish the clinical infrastructure and financial resources necessary to successfully initiate and complete its plan. The Company will be required to obtain additional funding in order to continue the development of its current product candidates within the anticipated time periods (including initiation of its planned future clinical trials), if at all, and to continue to fund operations. Currently, the Company does not have commitments from any third parties to provide it with capital. Potential sources of financing include strategic relationships, public or private sales of equity or debt and other sources. The Company cannot provide assurance that additional funding will be available on favorable terms or at all. If the Company fails to obtain additional funding for its clinical trials, whether through the sale of securities or a partner or collaborator, and otherwise when needed, it will not be able to execute its business plan as planned and will be forced to cease certain development activities (including initiation of planned clinical trials) until funding is received and its business will suffer, which would have a material adverse effect on its financial position, results of operations and cash flows.

Reverse Stock Split

On July 21, 2026 the Company's board of directors approved a one-for-three reverse stock split, which was effected on July 28, 2026, of its issued and outstanding shares of common stock. Accordingly, all issued and outstanding share and per share amounts of common stock and stock option awards for all periods presented in the accompanying financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this reverse stock split. The par value of the common stock and preferred stock was not adjusted as a result of the reverse stock split. The number of authorized shares has not changed.

VOGENX, INC.

NOTES TO THE FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant items subject to such estimates and assumptions include stock compensation, warrant liability, convertible promissory notes payable and accrued expenses. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company’s cash is held at one U.S. commercial bank. The Company maintains cash deposits with this financial institution that regularly exceeds the Federal Deposit Insurance Corporation’s (FDIC) insurance limit of $250,000. The Company has not experienced any losses to date related to its cash and cash equivalents. The Company performs periodic evaluations of the relative credit standing of the bank. As of December 31, 2024, and 2025, the Company had $712,923 and $351,010, respectively, on deposit that exceeded FDIC limits.

The Company considers all short-term investments with an original maturity of three months or less at each reporting date to be cash equivalents. The Company had cash equivalents on December 31, 2024 and 2025 of $762,441 and $33,404, respectively.

Concentrations of Credit Risk

The Company’s principal financial instruments subject to potential concentration of credit risk are cash. The Company places cash deposits with a federally insured financial institution. The Company maintains its cash at a financial institution it considers to be of high credit quality; however, the Company’s cash deposits may at times exceed the FDIC insured limit. Balances in excess of federally insured limitations may not be insured. The Company has not experienced losses on these accounts, and management believes that the Company is not exposed to significant risks on such accounts.

Prepaid Expenses and other current assets

As of December 31, 2024 and 2025, the Company had prepaid expenses and other current assets of $7,475 and $80,160, respectively. At December 31, 2024, prepaid expenses and other assets consisted of $7,475 in prepaid software subscription and service. At December 31, 2025, the prepaid expenses and other current assets consist primarily of $63,363 in deferred offering costs related to the Company’s initial public offering (“IPO”) and $16,797 in prepaid insurance.

Segment Information

The Company operates as a single reportable segment engaged in the discovery and development of treatments for serious metabolic and gastrointestinal diseases. The Company has not generated revenues since inception. The Company’s chief operating decision maker (“CODM”) is its Chief Executive Officer. The CODM reviews the Company’s performance on an aggregate basis; thus the segment’s loss is the Company’s net loss, as reported on accompanying statements of operations, and the segment’s assets are the Company’s total assets, as reported on the accompanying balance sheets. Significant expenses provided to the CODM include research and development and general and administrative expenses, as reported on the accompanying statements of operations.

The CODM uses the information primarily to evaluate the Company’s performance and allocate resources. The CODM’s evaluation includes reviewing key financial metrics such as budget versus actual expenditures and assessing overall cash flow and liquidity to ensure the continuity of operations. This approach allows the CODM to monitor the Company’s performance and make strategic adjustments as needed to support its operational and financial goals.

The Company’s operations and all long-lived assets are located in the United States.

The following table presents the measure of segment loss and the significant expense categories regularly provided to the CODM for the years ended December 31:

	2024	2025
Significant segment expenses
Research and development	$1,316,525	$571,965
General and administrative	984,309	867,153
Other segment expense (income)	(97,243)	6,485
Segment net loss	$(2,203,591)	$(1,445,603)

VOGENX, INC.

NOTES TO THE FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

Accrued Expenses

As of December 31, 2024 and 2025, the Company had accrued expenses of $286,500 and $709,818, respectively. At December 31, 2024, accrued expenses consisted of bonuses payable to the Company’s officers of $286,500. At December 31, 2025, the accrued expenses consist primarily of $363,318 in compensation payable to the Company’s officers, $286,500 for bonuses and $60,000 fees to members of its board of directors.

Debt

The Company accounts for its debt instruments, and convertible promissory notes, related party, under ASC 815, Derivatives and Hedging (“ASC 815”). Under 815-15-25, an election can be made at the inception of a financial instrument to measure the instrument at fair value (the “fair value option”) under ASC 825 as long as no part of the financial instrument is classified as a component of equity. The Company has determined all relevant criteria have been met and has made such election for its convertible promissory notes, related party because the election allows the Company to present a single liability, inclusive of embedded features which might otherwise require separate recognition. As a result, these promissory notes are required to be recorded at their initial fair value on the date of issuance and remeasured at each balance sheet date thereafter. Subsequent changes in their estimated fair value are recognized as a change in the fair value of the convertible promissory notes, related party, in the statements of operations and comprehensive income. The Company does not separately report interest attributable to financial instruments accounted for pursuant to the fair value option because such interest is included in the determination of fair value of those financial instruments and changes thereto. The change in fair value attributable to the change in the instrument-specific credit risk, if any, is presented separately in other income (expense) in the statements of operations. No such amounts were reported in other income (expense) in the statements of operations during 2024 or 2025.

Income Taxes

The Company is taxed as a corporation and is an accrual basis taxpayer. Current income tax expense is the amount of income taxes expected to be payable for the current year. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more-likely-than-not to be realized. As of December 31, 2024, and 2025, the Company’s deferred tax assets were fully reserved, and no income tax expense has been recognized.

The Company evaluates uncertain tax positions based on a more-likely-than-not recognition standard. If that threshold is met, the tax position is then measured at the largest amount that is greater than 50% likely of being realized upon ultimate settlement. If applicable, the Company records interest and penalties as a component of income tax expense. There were no accruals for uncertain tax positions at December 31, 2024, or 2025. Tax years from 2021 through the current year remain open for examination by federal and state tax authorities.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs consist primarily of salaries and related expenses for personnel, fees paid to consultants and outside service providers, and the cost of materials used in research and development.

Net Loss Per Common Share

The Company calculates net loss per common share in accordance with ASC 260, Earnings Per Share, which requires the use of the two-class method because the Series A Convertible Preferred Stock is entitled to participate in dividends. However, the Company has generated a net loss for each of the two years presented. Because the Series A Convertible Preferred Stock is not obligated to share in the Company’s losses the two-class method does not apply in the periods presented.

Basic and diluted net loss per common share was determined by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding including 188,715 pre-funded warrants issued to the Company’s placement agent. As the Company’s pre-funded warrants are issuable for little to no consideration and do not contain any conditions that must be satisfied for the holder to receive the shares, the pre-funded warrants are included in the computation of basic and diluted net loss per share. Basic and diluted net loss per share attributable to common stockholders are the same in the periods presented because the inclusion of the potentially dilutive securities would be anti-dilutive.

The following table reconciles the securities used to calculate weighted average shares outstanding:

	Year Ended December 31,
	2024 (as restated)	2025 (as restated)
Common stock	5,263,158	5,263,158
Warrants – classified as equity	188,715	188,715
Total weighted average shares outstanding	5,451,873	5,451,873

The following potentially dilutive securities were excluded from the calculation of net loss per share due to their anti-dilutive effect:

	Year Ended December 31,
	2024 (as restated)	2025 (as restated)
Series A Convertible Preferred Stock	1,887,144	1,887,144
Stock options outstanding	433,328	561,657
Warrants – classified as a liability	471,805	471,805
Total	2,792,277	2,920,606

VOGENX, INC.

NOTES TO THE FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

Fair Value Measurements

ASC 820, Fair Value Measurement, establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 – This level consists of quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 - This level consists of inputs that include quoted prices for similar assets and liabilities in active markets and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument. Fair values for these instruments are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows.

Level 3 - This level consists of inputs that are unobservable inputs for the assets or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, prepaids and other current assets, accounts payable, and accrued expenses approximate their fair values at December 31, 2024 and 2025 due to their short-term nature for these level 1 instruments and management’s conclusion that their carrying amounts approximate the amount for which the assets could be sold or the liabilities could be settled.

As of December 31, 2024, the Company’s liabilities measured at fair value on a recurring basis included the warrant liability. As of December 31, 2025, the Company’s liabilities measured at fair value on a recurring basis included the warrant liability and convertible promissory notes payable, related party which were measured using Level 3 inputs. There were no transfers between fair value hierarchy levels during the years ended December 31, 2024, and 2025.

The following table summarizes the change in fair value, as determined by the Level 3 inputs, for the warrant liability, and convertible promissory notes payable, related party using unobservable Level 3 inputs for the years ended December 31, 2024, and 2025, respectively:

	Warrant Liability	Convertible Promissory Notes Payable, Related Party
Balance as of December 31, 2023	$123,137	$-
Change in fair value	(58,030)	-
Balance as of December 31, 2024	$65,107	$-
Fair value balance as of December 8, 2025, issuance		810,500
Change in fair value	(53,784)	5,800
Balance as of December 31, 2025	$11,323	$816,300

VOGENX, INC.

NOTES TO THE FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

The following table presents quantitative information about the inputs and valuation methodologies used for the Company’s fair value measurements classified as Level 3 as of December 31, 2024, and December 31, 2025.

	As of December 31, 2024
	Valuation Methodology	Significant Input	Weighted Average (range, if applicable)
Warrant liability	Black-Scholes Option Pricing Model	Risk free interest rate	4.39%
		Annualized volatility (1)	85.00%
		Stock price	1.20
		Exercise price	5.70
		Expected term	1.97 years

	As of December 31, 2025
	Valuation Methodology	Significant Input	Weighted Average (range, if applicable)
Convertible promissory notes payable, related party	Probability Weighted Average Return Method (PWERM)	Credit spread (1)	8.9%
		Risk free rate	3.5-3.6%
		Probability (1)	0-100%
		Expected term (1)	0.5 – 1.18 years

Warrant liability	Black-Scholes Option Pricing Model	Risk free interest rate	3.73%
		Annualized volatility (1)	85.00%
		Stock price	1.14
		Exercise price	5.70
		Expected term	0.97 years

(1)	Represents significant unobservable input

Employee Stock-Based Compensation

Stock-based compensation expense for all incentive share awards granted is based on the grant date fair value estimated in accordance with ASC 718, Compensation - Stock Compensation. The Company recognizes compensation expense for share awards on a straight-line basis over the requisite service period of the award, which is typically the vesting period. The Company’s policy is to account for forfeitures in the period they occur.

The Company uses the Black-Scholes option-pricing model to measure the fair value of the share awards granted. The Black-Scholes option-pricing model requires the input of assumptions including common stock price, volatility, expected term, risk-free interest rate and dividend yield. Management does not believe there is enough data to use the estimated fair market value of the Company’s stock price to calculate volatility. Accordingly, the expected volatility is based on the historical volatilities of similar publicly traded entities’ common stock over the most recent period, commensurate with the expected term of the awards. The expected term of an award is based on the “simplified” method allowed by Staff Accounting Bulletins (SAB) Topic 14, Share-Based Payment, for employees, and the Company uses the contractual term for non-employees. The risk-free interest rate is based on the rate of U.S. Treasury zero-coupon issues with maturities consistent with the expected term of the awards. The Company does not anticipate paying a dividend in the foreseeable future and accordingly, an expected dividend yield of zero is used in the model. Changes in these assumptions can affect the estimated fair value of awards granted and the related compensation expense, which may significantly impact the Company’s results of operations in future periods.

VOGENX, INC.

NOTES TO THE FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

Recent Accounting Pronouncements and Developments

On November 2024, the FASB issued Accounting Standards Update ASU 2024-03 - Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The ASU requires more detailed disclosures about the types of expenses in commonly presented expense captions such as cost of sales, selling, general and administrative expenses and research and development expenses. This includes separate footnote disclosure for expenses such as purchases of inventory, employee compensation, depreciation, and intangible asset amortization. Public business entities are required to apply the guidance prospectively and may apply it retrospectively. The ASU’s amendments are effective for public business entities for annual periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Public business entities are required to apply the guidance prospectively and may apply it retrospectively. The Company is currently evaluating the effect of adopting this ASU.

In December 2023, the FASB issued final guidance in ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires entities to provide additional information in the rate reconciliation and disclosures about income taxes paid. For public business entities, the guidance was effective for annual periods beginning after December 15, 2024. The Company adopted this ASU on January 1, 2025, and the adoption did not have a material impact on the Company’s financial statements.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires public entities to disclose significant segment expenses regularly provided to the chief operating decision-maker. Public entities with a single reporting segment have to provide all disclosures required by Topic 280, including the significant segment expense disclosures. For public business entities, the guidance was effective for annual periods beginning after December 15, 2024. The Company adopted this standard for the Company’s fiscal year 2024 annual reporting period.

4. Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether the warrants meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrants may require—outside the Company’s control—settlement through transferring assets, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and at the time of any modification while the warrants are outstanding.

Warrants classified as equity

During December 2021 and January 2022, 188,715 pre-funded common stock warrants were issued to the Company’s placement agent in connection with the Company’s Series A Convertible Preferred Stock financing and accounted for as equity as part of the placement agent’s services. The warrants have a term of seven and one-half years from the original issuance date and an exercise price of $0.03. As of December 31, 2024, and 2025 there were 188,715 warrants outstanding with a weighted average exercise price of $0.03, a weighted average remaining contractual term of 3.5 years and a weighted average grant date fair value of $0.90. There was no change in the number of warrants during 2024 and 2025.

Warrants classified as liabilities

The Company issued 471,805 warrants to purchase common stock with an exercise price of $5.70 in connection with its Series A Convertible Preferred Stock offering in December 2021 and January 2022 and have a five year term from the original issuance date. The warrants have been recorded as liability-classified instruments at estimated fair value. The Company adjusts the liability for changes in fair value until the earlier of the exercise or expiration of the warrants. Any change in fair value of the warrant liability is recognized in the statement of operations under the change in fair value of warrant liability.

The estimated fair value of the warrants on the date of issuance was determined using Level 3 inputs on December 21, 2021 and January 28, 2022 the dates of issuance. Inherent in a Black-Scholes-Merton (“BSM”) model are assumptions related to expected share-price volatility, expected term, and risk-free interest rate. The Company estimates the volatility of its common stock based on management’s understanding of the volatility associated with instruments of other similar entities. The risk-free interest rate is based on the U.S. Treasury Constant Maturity similar to the expected remaining life of the warrants. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero. The assumptions used in calculating the estimated fair values at the end of the reporting period represent the Company’s best estimate and include the annualized volatility percentage.

However, inherent uncertainties are involved. If factors or assumptions change, the estimated fair values could be materially different.

As of December 31, 2024, and 2025 there were 471,805 warrants outstanding with a weighted average exercise price of $5.70, a weighted average remaining contractual term of 1.0 years and a weighted average grant date fair value of $0.33. There was no change in the number of warrants during 2024 and 2025.

VOGENX, INC.

NOTES TO THE FINANCIAL STATEMENTS

5. Stockholders’ Equity (Deficit)

On December 15, 2021, in connection with the filing of the first amended and restated certificate of incorporation, the Company increased the total number of authorized shares of all classes of stock to 50,000,000 shares of common stock (Common Stock) and 15,000,000 shares of preferred stock (Preferred Stock).

The holders of shares of Series A Convertible Preferred Stock have the following rights and preferences:

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A Convertible Preferred Stock are entitled to be paid out of Company assets, available for distribution to its stockholders, in preference to the holders of common stock. The holders of Series A Convertible Preferred Stock are to be paid an amount per share equal to the greater of (i) the Series Original Issue Price of $1.90 per share plus any dividends declared but unpaid or (ii) an amount per share as would have been payable had all shares of Preferred Stock been converted into common stock plus any dividends declared but unpaid. If Company assets are not sufficient to pay the holders of Series A Convertible Preferred Stock in full, they will share ratably in any distribution in proportion to the respective convertible amounts held by each holder of Preferred Stock. After the holders of Series A Convertible Preferred Stock are paid in full, the holders of common stock are entitled on a ratable basis to all remaining assets of the Company.

Mandatory Conversion

Each share of Series A Convertible Preferred Stock is mandatorily convertible upon either (i) the closing of the sale of shares of common stock to the public at a price of at least $14.25 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar reorganization with respect to the common stock) in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the Series A Convertible Preferred Stock.

Optional Conversion

Each share of Series A Convertible Preferred Stock is convertible at the option of the holder at any time into shares of common stock as determined by dividing the applicable Original Issue Price by the applicable Conversion Price (initially the applicable Original Issue Price). The Conversion Price is subject to adjustment for dilutive issuances.

Voting

The holders of Series A Convertible Preferred Stock are entitled to vote equal to the number of whole shares of Common Stock into which the shares of Preferred Stock are convertible as of the record date for determining stockholders entitled to vote on such matter. The holders of Series A Convertible Preferred Stock and common stock generally vote together as one class.

6. Stock-Based Compensation

In 2022, the Company adopted the Vogenx, Inc. 2022 Equity Incentive Plan (the 2022 Plan). A total of 585,810 shares of Common Stock are available for the grant of Awards under the Plan to employees, directors and consultants. As of December 31, 2024 and 2025, there were 152,477 and 24,153, respectively, shares of common stock available for future issuance under the 2022 Plan. During the years ended December 31, 2024, and 2025, the Company recorded stock-based compensation expense regarding its employees, directors and consultants of $87,301 and $16,784, respectively.

The Company’s 2022 Plan provides for options which generally vest over three years and have a contractual term of between five and ten years. Options granted in 2024 and 2025 had a weighted average grant date fair value of $0.90 and $0.33 per option, respectively. Options vested in 2024 and 2025 had a weighted average grant date fair value of $0.69 and $0.45 per option, respectively. The total fair value of shares vested during the years ended December 31, 2024 and 2025 was $96,561 and $18,749, respectively. Stock options outstanding at December 31, 2025, were 561,657 and had a weighted average exercise price of $1.04.

There were 433,233 stock options exercisable at December 31, 2025, and these options had a weighted average exercise price of $0.99 and a weighted average remaining contractual life of 4.3 years. The total fair value of the stock options outstanding as of December 31, 2025 was $329,240 with a weighted average remaining contractual life of 5.1 years.

VOGENX, INC.

NOTES TO THE FINANCIAL STATEMENTS

6. Stock-Based Compensation (cont.)

The following summarizes the assumptions used for estimating the fair value of stock awards granted:

	Year Ended
	2024	2025
Stock price	$1.20	$1.14 – 1.20
Exercise price	$1.20	$1.14 – 1.25
Expected volatility	85%	85%
Annual dividend rate	-	-
Risk-free interest rate	4.0%	4.2%
Expected term	6 years	5 - 6 years

The following table summarizes the stock awarded:

	Number of Options	Weighted- Average Exercise Price
Outstanding, December 31, 2023	421,662	$0.99
Granted	13,332	1.20
Forfeited	(1,666)	0.93
Outstanding, December 31, 2024	433,328	0.99
Granted	146,662	1.22
Forfeited	(18,333)	1.02
Outstanding, December 31, 2025	561,657	$1.04

Unrecognized compensation expense related to unvested stock options was $39,365 as of December 31, 2025, which is expected to be recognized over a weighted-average period of 2.2 years and will be adjusted for forfeitures as they occur. The aggregate intrinsic value of stock options outstanding and exercisable on December 31, 2024, and 2025, was zero. This amount is before applicable income taxes and represents the fair value of the Company’s stock at the balance sheet date, less the grant price, multiplied by the number of stock options that had a grant price that is less than the fair value price on the balance sheet date. This amount represents the amount that would have been received by the optionees had these stock options been exercised on that date. Cash received from option exercises under the Company’s stock-based compensation plan for the years ended December 31, 2024, and 2025, was zero.

7. Convertible Promissory Notes Payable, Related Party

On December 8, 2025, the Company issued unsecured convertible promissory notes to related parties (“Notes”) for an aggregate principal amount of $750,000 with a stated interest rate of 12% per annum to pursue fundraising and general corporate purposes. In the event of an IPO the principal amount of the Notes automatically converts in whole without any further action by the Holder into shares of the Company’s common stock at a conversion price equal to 90% of the per share price of the Company’s common stock sold in the IPO. In the event of a Qualified Financing (as defined in the Notes) the principal amount of the Notes automatically converts in whole without any further action by the holders thereof into Conversion Shares (as defined in the Notes) at a conversion price equal to 90% of the per share price of the Conversion Shares issued in such Qualified Financing. In the event of an Optional Financing (as defined in the Notes) 90% of the per-share price (or equivalent) paid by investors in such transaction or, if no such price is readily determinable, at a price per share equal to 90% of the fair market value of the Company’s common stock as reasonably determined in good faith by the Company’s board of directors.

The Notes have a maturity of 15 months and if the Company has not closed an equity financing by the date that is 10 months after the issuance date of the Notes, the rate increases to 18% per annum. Interest under the Notes is due and payable, in cash. The Notes are presented as a current liability on the balance sheet. This classification is based on management’s judgment that the Notes are expected to be converted within one year from the balance sheet date.

Because of the variable nature of the embedded conversion features, the Notes have been accounted for in accordance with ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The Notes were valued using a probability-weighted expected return method (PWERM), which estimates fair value by modeling the expected payoffs under each scenario, discounting each scenario’s payoff to the Valuation Date, and then probability-weighting the present values. The analysis considered four primary scenarios: (i) automatic conversion upon an IPO, (ii) automatic conversion upon a Qualified Financing, (iii) an optional conversion upon other financing and (iv) repayment of principal and accrued interest at Maturity in the absence of an IPO or financing events, with scenario probabilities based on discussions with management regarding anticipated financing plans and timing. Because the expected payoff under each scenario is fixed at the time of settlement and does not vary with future equity value beyond the conversion event, the instrument exhibits debt-like characteristics; accordingly, expected payoffs were discounted using a rate reflecting the obligor’s credit risk, calculated as the sum of a term-matched risk-free rate and an appropriate credit spread. At December 31, 2025, there was a difference in the aggregate fair value and the aggregate unpaid principal balance of the convertible promissory note payable, related party of $66,300.

Management will continue to measure the fair value of the Notes each reporting period through maturity date or conversion and will record the impact under ASC 815.

VOGENX, INC.

NOTES TO THE FINANCIAL STATEMENTS

8. Income Taxes

For the years ended December 31, 2024, and 2025, the differences between the amounts of income tax benefit that would result from applying domestic federal statutory income tax rates to the net loss and the expense reported is primarily related to certain nondeductible expenses.

The following table summarizes the significant components of the Company’s net deferred tax assets:

	December
	2024	2025
Deferred Tax Assets:
Net operating loss carryforward	$895,401	$2,162,949
Section 174	858,645	-
Amortization	196,030	-
General business credit	431,120	467,861
Loss on issuance of convertible promissory note payable, related party	-	15,249
Deferred compensation	65,895	163,258
Stock-based compensation	64,625	75,513
Total Deferred Tax Assets	2,511,716	2,884,830
Less: Valuation Allowance	(2,511,716)	(2,884,830)
Net Deferred Tax Assets	$-	$-

The net change in the valuation allowance during the year ended December 31, 2025 was an increase of $373,114 due to an increase in deferred tax assets.

Pursuant to the One Big Beautiful Bill Act (OBBA) §70302(b)(1), the Company elected to expense previously capitalized domestic §174 research or experimental expenditures. Following the guidance of IRS Rev. Proc. 2025-28, the previously capitalized amounts are being expensed immediately on the 2025 tax return and no additional domestic §174 expenses are expected to be capitalized in future years. No material effect on current deferred tax assets has occurred as the net operating loss tax attribute has increased in an amount equal to the reduction of the tax attribute related to the IRC §174 reduction.

The following table is a reconciliation of the U.S. federal statutory rate of 21.0% to the Company’s effective tax rate for the years ended December 31, 2024 and 2025, in accordance with ASU 2023-09:

	December 31, 2024		December 31, 2025
	Rate	Amount	Rate	Amount
Tax at U.S. statutory tax rate	21.0%	$(462,754)	21.0%	$(303,577)
State income tax benefit	2.0%	(43,521)	1.8%	(25,696)
Non-deductible expenses (Permanent Differences)	-0.3%	6,687	0.3%	(3,546)
Research and development tax credits	0.9%	(18,802)	0.5%	(7,716)
Sec. 174 R&E Expenditures	-10.6%	232,474	54.2%	(783,980)
Unvested Stock Based Compensation	-0.8%	17,490	-0.7%	9,941
Amortization - Software License	10.1%	(221,921)	12.4%	(178,984)
§461 All Events Test - Payroll	-2.7%	60,165	-6.2%	88,897
Unrealized (Gain) / Loss on Convertible Notes Payable	0.0%	-	-1.0%	13,923
Valuation Allowance	-19.5%	430,182	-82.4%	1,190,738
Effective income tax rate	0.0%	$-	0.0%	$-

The Company’s income tax provision was computed based on the federal statutory rate and the average rates, net of the related federal benefit.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

At December 31, 2024, and 2025, the Company had U.S. federal net operating loss (NOL) carryforwards of approximately $3.9 million and $9.4 million, respectively. Of this amount, $3.9 million and $9.4 million, respectively, carry forward indefinitely but may only be used to offset up to 80% of current taxable income. If not used, the general business tax credit carryforwards will expire between 2041 and 2045.

VOGENX, INC.

NOTES TO THE FINANCIAL STATEMENTS

9. License Agreement

In December 2021, the Company entered into a license agreement (the “Kissei License Agreement”) with Kissei Pharmaceutical Co., Ltd. (“Kissei”) pursuant to which the Company has been granted a royalty-bearing license for the exclusive global rights (excluding Korea, Taiwan, and Japan) under certain Kissei patent rights and know-how to make, have made, use, sell, offer to sell and import pharmaceutical products containing mizagliflozin, including patents and know-how covering this compound, for use in the treatment, palliation or prevention of human disease, including but not limited to post bariatric hypoglycemia, constipation, irritable bowel syndrome and dumping syndrome. The Kissei License Agreement requires future development and regulatory milestone payments totaling approximately $27 million. Additionally, the Kissei License Agreement includes a high single-digit royalty payment obligation (subject to reduction in certain circumstances) based upon net sales of commercialized products associated with the licensed Kissei intellectual property within the Company’s licensed territory during the relevant royalty term for each product, on a country-by-country basis. No amounts were incurred in 2024 and 2025.

10. Related Party Transactions

In December 2025, the Company issued unsecured convertible promissory notes to the Company’s Chief Financial Officer (also a director), an entity owned by another director, and an entity owned by a close relative of the Company’s Chief Scientific Officer (also a director), as more fully described in Note 7, for an aggregate total principal amount of $750,000.

11. Subsequent Events

The Company evaluated the effect of subsequent events from December 31, 2025 (the date of the most recent accompanying balance sheet) through February 20, 2026, the date the financial statements were available to be issued (except for the effects of the reverse stock split discussed in Note 3, as to which the date is July 29, 2026).

Vogenx, Inc.

Condensed Balance Sheets

	December 31, 2025	March 31, 2026
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$601,010	$250,753
Deferred offering costs	63,363	637,039
Prepaid expenses and other current assets	16,797	10,667
Total current assets	681,170	898,459
Total assets	$681,170	$898,459
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$62,964	$613,759
Accrued expenses	709,818	844,193
Convertible promissory notes payable, related party	816,300	835,800
Total current liabilities	1,589,082	2,293,752
Long-term liabilities:
Warrant liability	11,323	4,246
Total liabilities	1,600,405	2,297,998
Commitments and contingencies
Stockholders’ deficit:
Series A convertible preferred stock, $0.0001 par value; 15,000,000 shares authorized; 5,661,422 shares issued and outstanding as of December 31, 2025 and March 31, 2026, respectively	$566	$566
Common shares, $0.0001 par value; 50,000,000 shares authorized; 5,263,158 shares issued and outstanding as of December 31, 2025 and March 31, 2026, respectively	1,579	1,579
Additional paid-in capital	9,920,290	9,915,438
Accumulated deficit	(10,841,670)	(11,317,122)
Total stockholders’ deficit	(919,235)	(1,399,539)
Total liabilities and stockholders’ deficit	$681,170	$898,459

See accompanying notes to unaudited condensed financial statements.

Vogenx, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2025	2026

Operating expenses:
Research and development	$169,312	$237,909
General and administrative	202,886	225,244
Total operating expenses	372,198	463,153
Other income (expense)
Change in fair value of warrant liability	12,738	7,077
Change in fair value of convertible promissory notes payable, related party	-	(19,500)
Interest income	2,841	124
Total other income (expense)	15,579	(12,299)
Net loss	$(356,619)	$(475,452)
Net loss per common share – basic and diluted	$(0.07)	$(0.09)
Weighted average common shares outstanding – basic and diluted	5,451,873	5,451,873

See accompanying notes to unaudited condensed financial statements.

Vogenx, Inc.

Condensed Statements of Stockholders’ Deficit

(Unaudited)

	Series A Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance, December 31, 2024	5,661,422	$566	5,263,158	$1,579	$9,903,506	$(9,396,067)	$509,584
Stock-based compensation					2,621		2,621
Net loss						(356,619)	(356,619)

Balance, March 31, 2025	5,661,422	$566	5,263,158	$1,579	$9,906,127	$(9,752,686)	$155,586

	Series A Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance, December 31, 2025	5,661,422	$566	5,263,158	$1,579	$9,920,290	$(10,841,670)	$(919,235)

Stock-based compensation					(4,852)	-	(4,852)
Net loss						(475,452)	(475,452)

Balance, March 31, 2026	5,661,422	$566	5,263,158	$1,579	$9,915,438	$(11,317,122)	$(1,399,539)

See accompanying notes to unaudited condensed financial statements.

Vogenx, Inc.

Condensed Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2025	2026

Operating activities:
Net loss	$(356,619)	$(475,452)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	2,621	(4,852)
Change in fair value of convertible promissory notes payable, related party	-	19,500
Change in fair value of warrant liability	(12,738)	(7,077)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(17,875)	6,130
Deferred offering costs	-	(573,676)
Accounts payable	(18,380)	550,795
Accrued expenses	15,000	134,375
Net cash used in operating activities	(387,991)	(350,257)
Net decrease in cash and cash equivalents	(387,991)	(350,257)
Cash and cash equivalents, beginning of period	962,923	601,010
Cash and cash equivalents, end of period	$574,932	$250,753

See accompanying notes to unaudited condensed financial statements.

1.	Organization and Nature of Business

Vogenx, Inc. (the “Company”), was incorporated in the State of Delaware on February 5, 2021. The Company is a clinical-stage life science and drug development company focused on the discovery and development of novel therapeutics for the treatment of serious metabolic and gastrointestinal diseases associated with dysfunctions in human metabolism and high unmet medical needs. The Company’s lead product candidate, mizagliflozin, is an orally administered, minimally absorbed, small molecule drug candidate being developed for the treatment of post-bariatric hypoglycemia (“PBH”), gastroparesis and GIP-induced Cushing’s Syndrome.

2.	Summary of Significant Accounting Policies

Basis of presentation

The accompanying unaudited condensed financial statements as of March 31, 2026, and for the three months ended March 31, 2025, and 2026 have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) for interim financial information. Accordingly, they do not include all of the information and notes required by U.S. GAAP for complete financial statements. These unaudited condensed financial statements include only normal and recurring adjustments that the Company believes are necessary to fairly state the Company’s financial position, results of operations and cash flows. The results for the three months ended March 31, 2026, are not necessarily indicative of the results expected for the full fiscal year or any subsequent interim period. The condensed balance sheet as of December 31, 2025, has been derived from the audited financial statements at that date but does not include all disclosures required by U.S. GAAP for complete financial statements. Because all of the disclosures required by U.S. GAAP for complete financial statements are not included herein, these unaudited condensed financial statements and the notes accompanying them should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2025, included elsewhere in this prospectus.

The Company’s significant accounting policies are disclosed in the audited financial statements appearing elsewhere in this prospectus. Since the date of such audited financial statements, there have been no changes to the Company’s significant accounting policies.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company continues to incur losses and, as of March 31, 2026, the Company had an accumulated deficit of approximately $11.3 million. Since inception, the Company has financed its activities principally from the proceeds from the issuance of equity securities and convertible notes.

The Company’s ability to continue as a going concern is dependent upon the Company’s ability to raise additional debt and equity capital. There can be no assurance that such capital will be available in sufficient amounts or on terms acceptable to the Company. These factors raise substantial doubt about the Company’s ability to continue as a going concern one year from the date of these financial statements are available to be issued. The accompanying financial statements do not include any adjustments relating to the recoverability of the recorded assets or the classification of liabilities that may be necessary should the Company be unable to continue as a going concern.

The Company does not have sufficient capital to fund its operations beyond the next twelve months after these financial statements are available to be issued. In order to address the Company’s capital needs, including its planned clinical trials, the Company is actively pursuing additional financing in the form of public or private equity, debt or a combination thereof. If the Company is unable to obtain additional financing in sufficient amounts or on acceptable terms under such circumstances, the Company’s operating results and prospects will be adversely affected.

At March 31, 2026, the Company had cash and cash equivalents of approximately $251 thousand. Based upon the Company’s current business plans, management believes that the Company’s current cash on hand will be insufficient to fully execute its plans. Commencement of planned future clinical trials is subject to the Company’s successful pursuit of opportunities that will allow it to establish the clinical infrastructure and financial resources necessary to successfully initiate and complete its plan. The Company will be required to obtain additional funding in order to continue the development of its current product candidates within the anticipated time periods (including initiation of its planned future clinical trials), if at all, and to continue to fund operations. Currently, the Company does not have commitments from any third parties to provide it with capital. Potential sources of financing include strategic relationships, public or private sales of equity or debt and other sources. The Company cannot provide assurance that additional funding will be available on favorable terms or at all. If the Company fails to obtain additional funding for its clinical trials, whether through the sale of securities or a partner or collaborator, and otherwise when needed, it will not be able to execute its business plan as planned and will be forced to cease certain development activities (including initiation of planned clinical trials) until funding is received and its business will suffer, which would have a material adverse effect on its financial position, results of operations and cash flows.

Reverse Stock Split

On July 21, 2026 the Company’s board of directors approved a one-for-three reverse stock split, which was effected on July 28, 2026, of its issued and outstanding shares of common stock. Accordingly, all issued and outstanding share and per share amounts of common stock and stock option awards for all periods presented in the accompanying financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this reverse stock split. The par value of the common stock and preferred stock was not adjusted as a result of the reverse stock split. The number of authorized shares has not changed.

Reclassifications

Certain amounts reported previously have been reclassified to conform to the current period presentation with no effect on total stockholders’ deficit or net loss as previously reported.

Segment Information

The Company operates as a single reportable segment engaged in the discovery and development of treatments for serious metabolic and gastrointestinal diseases. The Company has not generated revenues since inception. The Company’s chief operating decision maker (“CODM”) is its Chief Executive Officer. The CODM reviews the Company’s performance on an aggregate basis; thus the segment’s loss is the Company’s net loss, as reported on accompanying statements of operations, and the segment’s assets are the Company’s total assets, as reported on the accompanying balance sheets. Significant expenses provided to the CODM include research and development and general and administrative expenses, as reported on the accompanying statements of operations.

The CODM uses the information primarily to evaluate the Company’s performance and allocate resources. The CODM’s evaluation includes reviewing key financial metrics such as budget versus actual expenditures and assessing overall cash flow and liquidity to ensure the continuity of operations. This approach allows the CODM to monitor the Company’s performance and make strategic adjustments as needed to support its operational and financial goals.

The Company’s operations and all long-lived assets are located in the United States.

The following table presents the measure of segment loss and the significant expense categories regularly provided to the CODM for the three months ended March 31:

	2025	2026
Significant segment expenses
Research and development	$169,312	$237,909
General and administrative	202,886	225,244
Other segment expense (income)	(15,579)	12,299
Segment net loss	$(356,619)	$(475,452)

Deferred offering costs

The Company capitalizes as deferred offering costs all direct and incremental legal, professional, accounting and other third-party fees incurred in connection with the Company’s initial public offering (“IPO”). The deferred offering costs will be offset against the IPO proceeds upon the consummation of an offering. As of December 31, 2025, and March 31, 2026, the Company had deferred offering costs of $63,363 and $637,039, respectively. As of December 31, 2025, and March 31, 2026, $45,236 and $469,919, respectively, of deferred offering costs were included in accounts payable.

Fair Value Measurements

ASC 820, Fair Value Measurement, establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 – This level consists of quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 - This level consists of inputs that include quoted prices for similar assets and liabilities in active markets and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument. Fair values for these instruments are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows.

Level 3 - This level consists of inputs that are unobservable inputs for the assets or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, prepaids and other current assets, accounts payable, deferred offering costs and accrued expenses approximate their fair values at December 31, 2025 and March 31, 2026 due to their short-term nature for these level 1 instruments and management’s conclusion that their carrying amounts approximate the amount for which the assets could be sold or the liabilities could be settled.

As of December 31, 2025, and March 31, 2026, the Company’s liabilities measured at fair value on a recurring basis included the warrant liability and convertible promissory notes payable, related party which were measured using Level 3 inputs. There were no transfers between fair value hierarchy levels during the year ended December 31, 2025, and the three months ended March 31, 2026.

The following table summarizes the change in fair value, as determined by the Level 3 inputs, for the warrant liability, and convertible promissory notes payable, related party using unobservable Level 3 inputs as of December 31, 2025, and March 31, 2026:

		Convertible
	Warrant Liability	Promissory Notes Payable, Related Party

Balance as of December 31, 2024	$65,107	$-
Fair value balance as of December 8, 2025, issuance	-	810,500
Change in fair value	(53,784)	5,800
Balance as of December 31, 2025	$11,323	$816,300
Change in fair value	(7,077)	(19,500)
Balance as of March 31, 2026	$4,246	$835,800

The following table presents quantitative information about the inputs and valuation methodologies used for the Company’s fair value measurements classified as Level 3 as of December 31, 2025, and March 31, 2026:

	As of December 31, 2025
	Valuation Methodology	Significant Input	Weighted Average (range, if applicable)
Convertible promissory notes payable, related party	Probability Weighted Average Return Method (PWERM)	Credit spread (1)	8.9%
		Risk free rate	3.5-3.6%
		Probability (1)	0-100%
		Expected term (1)	0.5 – 1.18 years

Warrant liability	Black-Scholes Option Pricing Model	Risk free interest rate	3.73%
		Annualized volatility (1)	85.00%
		Stock price	1.14
		Exercise price	5.70
		Expected term	0.97 years

	As of March 31, 2026
	Valuation Methodology	Significant Input	Weighted Average (range, if applicable)
Convertible promissory notes payable, related party	Probability Weighted Average Return Method (PWERM)	Credit spread (1)	9.9%
		Risk free rate	3.7%
		Probability (1)	0-100%
		Expected term (1)	0.25 – 0.94 years

Warrant liability	Black-Scholes Option Pricing Model	Risk free interest rate	3.67%
		Annualized volatility (1)	85.00%
		Stock price	1.14
		Exercise price	5.70
		Expected term	0.75 years

(1)	Represents significant unobservable input

Recently issued accounting pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard-setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on the accompanying financial statements and disclosures.

On November 2024, the FASB issued Accounting Standards Update ASU 2024-03 - Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The ASU requires more detailed disclosures about the types of expenses in commonly presented expense captions such as cost of sales, selling, general and administrative expenses and research and development expenses. This includes separate footnote disclosure for expenses such as purchases of inventory, employee compensation, depreciation, and intangible asset amortization. Public business entities are required to apply the guidance prospectively and may apply it retrospectively. The ASU’s amendments are effective for public business entities for annual periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Public business entities are required to apply the guidance prospectively and may apply it retrospectively. The Company is currently evaluating the effect of adopting this ASU.

3.	Accrued Expenses

As of December 31, 2025, and March 31, 2026, the Company had accrued expenses of $709,818 and $844,193, respectively. At December 31, 2025, the accrued expenses consist primarily of $363,318 in compensation payable to the Company’s officers, $286,500 for bonuses and $60,000 fees to members of its board of directors. At March 31, 2026, the accrued expenses consist primarily of $482,693 in compensation payable to the Company’s officers, $286,500 for bonuses and $75,000 fees to members of its board of directors.

4.	Convertible Promissory Notes Payable, Related Party

On December 8, 2025, the Company issued unsecured convertible promissory notes to the Company’s Chief Financial Officer (also a director), an entity owned by another director, and an entity owned by a close relative of the Company’s Chief Scientific Officer (also a director), all related parties (“Notes”), for an aggregate principal amount of $750,000 with a stated interest rate of 12% per annum to pursue fundraising and general corporate purposes. In the event of an IPO the principal amount of the Notes automatically converts in whole without any further action by the Holder into shares of the Company’s common stock at a conversion price equal to 90% of the per share price of the Company’s common stock sold in the IPO. In the event of a Qualified Financing (as defined in the Notes) the principal amount of the Notes automatically converts in whole without any further action by the holders thereof into Conversion Shares (as defined in the Notes) at a conversion price equal to 90% of the per share price of the Conversion Shares issued in such Qualified Financing. In the event of an Optional Financing (as defined in the Notes) 90% of the per-share price (or equivalent) paid by investors in such transaction or, if no such price is readily determinable, at a price per share equal to 90% of the fair market value of the Company’s common stock as reasonably determined in good faith by the Company’s board of directors.

The Notes have a maturity of 15 months and if the Company has not closed an equity financing by the date that is 10 months after the issuance date of the Notes, the rate increases to 18% per annum. Interest under the Notes is due and payable, in cash. The Notes are presented as a current liability on the balance sheet. This classification is based on management’s judgment that the Notes are expected to be converted within one year from the balance sheet date.

Because of the variable nature of the embedded conversion features, the Notes have been accounted for in accordance with ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The Notes were valued using a probability-weighted expected return method (PWERM), which estimates fair value by modeling the expected payoffs under each scenario, discounting each scenario’s payoff to the Valuation Date, and then probability-weighting the present values. The analysis considered four primary scenarios: (i) automatic conversion upon an IPO, (ii) automatic conversion upon a Qualified Financing, (iii) an optional conversion upon other financing and (iv) repayment of principal and accrued interest at Maturity in the absence of an IPO or financing events, with scenario probabilities based on discussions with management regarding anticipated financing plans and timing. Because the expected payoff under each scenario is fixed at the time of settlement and does not vary with future equity value beyond the conversion event, the instrument exhibits debt-like characteristics; accordingly, expected payoffs were discounted using a rate reflecting the obligor’s credit risk, calculated as the sum of a term-matched risk-free rate and an appropriate credit spread. At March 31, 2026, there was a difference in the aggregate fair value and the aggregate unpaid principal balance of the convertible promissory note payable, related party of $85,800.

Management will continue to measure the fair value of the Notes each reporting period through maturity date or conversion and will record the impact under ASC 815.

5. Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether the warrants meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrants may require—outside the Company’s control—settlement through transferring assets, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and at the time of any modification while the warrants are outstanding.

Warrants classified as equity

During December 2021 and January 2022, 188,715 pre-funded common stock warrants were issued to the Company’s placement agent in connection with the Company’s Series A Convertible Preferred Stock financing and accounted for as equity as part of the placement agent’s services. The warrants have a term of seven and one-half years from the original issuance date and an exercise price of $0.03. As of December 31, 2025, and March 31, 2026 there were 188,715 warrants outstanding with a weighted average exercise price of $0.03, a weighted average remaining contractual term of 3.5 and 3.25 years, respectively and a weighted average grant date fair value of $0.90. There was no change in the number of warrants during the quarter ended March 31, 2026.

Warrants classified as liabilities

The Company issued 471,805 warrants to purchase common stock with an exercise price of $5.70 in connection with its Series A Convertible Preferred Stock offering in December 2021 and January 2022 and have a five year term from the original issuance date. The warrants have been recorded as liability-classified instruments at estimated fair value. The Company adjusts the liability for changes in fair value until the earlier of the exercise or expiration of the warrants. Any change in fair value of the warrant liability is recognized in the statement of operations under the change in fair value of warrant liability.

The estimated fair value of the warrants on the date of issuance was determined using Level 3 inputs on December 21, 2021 and January 28, 2022 the dates of issuance. Inherent in a Black-Scholes-Merton (“BSM”) model are assumptions related to expected share-price volatility, expected term, and risk-free interest rate. The Company estimates the volatility of its common stock based on management’s understanding of the volatility associated with instruments of other similar entities. The risk-free interest rate is based on the U.S. Treasury Constant Maturity similar to the expected remaining life of the warrants. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero. The assumptions used in calculating the estimated fair values at the end of the reporting period represent the Company’s best estimate and include the annualized volatility percentage.

However, inherent uncertainties are involved. If factors or assumptions change, the estimated fair values could be materially different.

As of December 31, 2025, and the three months ended March 31, 2026, there were 471,805 warrants outstanding with a weighted average exercise price of $5.70, a weighted average remaining contractual term of 1.0 and 0.75 years, respectively, and a weighted average grant date fair value of $0.33. There was no change in the number of warrants during the quarter ended March 31, 2026.

6. Stockholders’ Deficit

On December 15, 2021, in connection with the filing of the first amended and restated certificate of incorporation, the Company increased the total number of authorized shares of all classes of stock to 50,000,000 shares of common stock (Common Stock) and 15,000,000 shares of preferred stock (Preferred Stock).

The holders of shares of Series A Convertible Preferred Stock have the following rights and preferences:

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A Convertible Preferred Stock are entitled to be paid out of Company assets, available for distribution to its stockholders, in preference to the holders of common stock. The holders of Series A Convertible Preferred Stock are to be paid an amount per share equal to the greater of (i) the Series Original Issue Price of $1.90 per share plus any dividends declared but unpaid or (ii) an amount per share as would have been payable had all shares of Preferred Stock been converted into common stock plus any dividends declared but unpaid. If Company assets are not sufficient to pay the holders of Series A Convertible Preferred Stock in full, they will share ratably in any distribution in proportion to the respective convertible amounts held by each holder of Preferred Stock. After the holders of Series A Convertible Preferred Stock are paid in full, the holders of common stock are entitled on a ratable basis to all remaining assets of the Company.

Mandatory Conversion

Each share of Series A Convertible Preferred Stock is mandatorily convertible upon either (i) the closing of the sale of shares of common stock to the public at a price of at least $14.25 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar reorganization with respect to the common stock) in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the Series A Convertible Preferred Stock.

Optional Conversion

Each share of Series A Convertible Preferred Stock is convertible at the option of the holder at any time into shares of common stock as determined by dividing the applicable Original Issue Price by the applicable Conversion Price (initially the applicable Original Issue Price). The Conversion Price is subject to adjustment for dilutive issuances.

Voting

The holders of Series A Convertible Preferred Stock are entitled to vote equal to the number of whole shares of Common Stock into which the shares of Preferred Stock are convertible as of the record date for determining stockholders entitled to vote on such matter. The holders of Series A Convertible Preferred Stock and common stock generally vote together as one class.

7. Net Loss Per Common Share

The Company calculates net loss per common share in accordance with ASC 260, Earnings Per Share, which requires the use of the two-class method because the Series A Convertible Preferred Stock is entitled to participate in dividends. However, the Company has generated a net loss for each of the two quarters presented. Because the Series A Convertible Preferred Stock is not obligated to share in the Company’s losses the two-class method does not apply in the periods presented.

Basic and diluted net loss per common share was determined by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding including 188,715 pre-funded warrants issued to the Company’s placement agent. As the Company’s pre-funded warrants are issuable for little to no consideration and do not contain any conditions that must be satisfied for the holder to receive the shares, the pre-funded warrants are included in the computation of basic and diluted net loss per share. Basic and diluted net loss per share attributable to common stockholders are the same in the periods presented because the inclusion of the potentially dilutive securities would be anti-dilutive.

For the three months ended March 31, 2025, and 2026, all of the Company’s Series A preferred stock, common stock options, and warrants, with the exception of the pre-funded warrants described above, issued to the Series A shareholders are anti-dilutive and therefore have been excluded from the diluted net loss per share calculations.

The following table reconciles net loss and the securities used to calculate weighted average shares outstanding:

	For the three months Ended March 31,
	2025	2026
Net loss	$(356,619)	$(475,452)

Common stock	5,263,158	5,263,158
Warrants – classified as equity	188,715	188,715
Total weighted average shares outstanding	5,451,873	5,451,873
Net loss per common share – basic and diluted	$(0.07)	$(0.09)

The following potentially dilutive securities were excluded from the calculation of net loss per share due to their anti-dilutive effect:

	For the three months Ended March 31,
	2025	2026
Series A Convertible Preferred Stock	1,887,144	1,887,144
Stock options outstanding	446,659	561,657
Warrants – classified as a liability	471,805	471,805
Total	2,805,608	2,920,606

8. Subsequent Events

The Company evaluated the effect of subsequent events from March 31, 2026 (the date of the most recent accompanying balance sheet) through June 30, 2026, the date the financial statements were available to be issued (except for the effects of the reverse stock split discussed in Note 2, as to which the date is July 29, 2026).

6,250,000 Shares

Common Stock

Prospectus

Jones

August 11, 2026

Through and including September 5, 2026 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.